As filed with the Securities and Exchange Commission on April 14, 2026

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 7 to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

flyExclusive, Inc.

Delaware	4522	86-1740840
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2860 Jetport Road

Kinston, North Carolina 28504

(252) 208-7715

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas James Segrave, Jr.

Chief Executive Officer and Chairman

2860 Jetport Road

Kinston, North Carolina 28504

(252) 208-7715

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Donald R. Reynolds, Esq. Alexander M. Donaldson, Esq. Nicholas C. Massey, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000	Kate L. Bechen, Esq. Peter F. Waltz, Esq. Dykema Gossett PLLC 111 East Kilbourn Avenue, Suite 1050 Milwaukee, Wisconsin 53202 (414) 488-7300

Approximate date of commencement of proposed offer to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

flyExclusive, Inc. (“flyExclusive”) is filing this registration statement on Form S-4 to register (a) shares of its Class A common stock, par value $0.0001 per share, that will be issued in connection with the merger of FlyX Merger Sub, Inc. (“Merger Sub”), which is a wholly owned subsidiary of flyExclusive, with and into Jet.AI SpinCo, Inc. (“SpinCo”), which is currently a wholly owned subsidiary of Jet.AI Inc. (“Jet.AI”), with SpinCo surviving the merger as a wholly owned subsidiary of flyExclusive (the “Merger”). The shares will be issued to stockholders of Jet.AI. Pursuant to the instructions on Form S-4, the proxy statement/prospectus which forms a part of this registration statement is also deemed filed pursuant to Jet.AI’s obligations under Regulation 14A in connection with its special meeting of stockholders to approve the Merger and other matters.

i

10845 Griffith Peak Dr.

Suite 200

Las Vegas, NV 89135

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF JET.AI INC.

Meeting Date	[●], 2026

Time	[●]

Place

The meeting will be held entirely online live via audio webcast, which can be accessed at [●]. If you do not have Internet capabilities, you can listen to the Special Meeting by phone by dialing [●] (toll-free) within the U.S. and Canada or [●] (standard rates apply) outside of the U.S. and Canada. When prompted enter the pin number [●].

Items of Business
(1)
To consider and vote upon a proposal to approve and adopt a series of transactions, including the Amended and Restated Agreement and Plan of Merger and Reorganization, dated May 6, 2025, as amended by Amendment No. 1 thereto dated July 30, 2025, Amendment No. 2 thereto dated October 10, 2025, Amendment No. 3 thereto dated January 13, 2026, and Amendment No. 4 thereto dated February 11, 2026 and as may be amended from time to time (the “Merger Agreement”), by and among Jet.AI Inc., a Delaware corporation (“Jet.AI”), flyExclusive, Inc., a Delaware corporation (“flyExclusive”), Jet.AI SpinCo, Inc., a Delaware corporation and wholly owned subsidiary of Jet.AI (“SpinCo”), and FlyX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of flyExclusive (“Merger Sub”), pursuant to which (i) as a condition to closing the transaction, Jet.AI will distribute all of the shares of SpinCo, on a pro rata basis, to the stockholders of Jet.AI (the “Distribution”) and (ii) the Merger Sub will merge with and into SpinCo (the “Merger” and, together with the Distribution and all other transactions contemplated under the Merger Agreement, the “Transactions”) with SpinCo surviving the Merger as a wholly owned subsidiary of flyExclusive. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A (the “Transactions Proposal”).
(2)
To approve to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals (the “Adjournment Proposal”); and
(3)
To transact any other business that properly comes before the Special Meeting and any adjournment or postponement of the Special Meeting.

Record Date	Holders of record of our capital stock on [●], 2026, are entitled to receive notice of, and to vote at, the Special Meeting and any postponement or adjournment of the Special Meeting.

Voting

Your vote is important. We encourage you to read the accompanying proxy materials and submit your vote as soon as possible. You can find information about how to cast your vote in the question-and-answer section of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus more fully describes the details of the business to be conducted at the Special Meeting. Stockholders will receive a printed set of the proxy materials by mail or an electronic set of materials by email and will have the ability to access the proxy materials at [●].

Your vote is very important. Please vote whether or not you plan to attend the Special Meeting. Your promptness in voting will assist us in ensuring that a quorum is present or represented.

By Order of the Board of Directors of Jet.AI Inc.

/s/ Michael Winston
Michael Winston
Interim Chief Executive Officer

Las Vegas, Nevada
[●], 2026

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION - DATED April 14, 2026

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Jet.AI, Inc.:

Jet.AI, Inc. (“Jet.AI”) and flyExclusive, Inc. (“flyExclusive”) have entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated May 6, 2025, as amended by Amendment No. 1 thereto dated July 30, 2025, Amendment No. 2 thereto dated October 10, 2025, Amendment No. 3 thereto dated January 13, 2026, and Amendment No. 4 thereto dated February 11, 2026 (the “Merger Agreement”), pursuant to which FlyX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of flyExclusive (“Merger Sub”), will merge with and into Jet.AI SpinCo, Inc., a Delaware corporation and wholly owned subsidiary of Jet.AI ("SpinCo") with SpinCo surviving as a wholly owned subsidiary of flyExclusive (the “Merger”). The Merger is expected to allow each company to focus on its core business, while providing flyExclusive with increased size and additional cash.

Prior to the Merger, Jet.AI will distribute all of the shares of SpinCo (the “Conversion Shares”), on a pro rata basis, to the stockholders of Jet.AI as of [●], 2026 (the “Distribution”).

The Merger will become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Jet.AI and flyExclusive and specified in the Certificate of Merger in accordance with the General Corporation Law of the State of Delaware (“DGCL”) (such date, the “Closing Date”, and such time, the “Effective Time”). At the Effective Time, the holders (the "SpinCo Holders") of common stock of SpinCo, $0.001 par value per share (“SpinCo common stock”), will have their SpinCo common stock converted on a pro rata basis into the right to receive shares (the “Merger Shares”) of Class A common stock of flyExclusive, $0.0001 par value per share (“flyExclusive Class A common stock”), based on an assumed exchange ratio which is the quotient of 4,600,000 (the “Merger Consideration Shares”) divided by the total outstanding shares of SpinCo common stock, subject to certain adjustments as described below. The assumed Merger Consideration Shares was calculated assuming, among other things, that SpinCo’s estimated net cash at closing ("Estimated Net Cash") will be $12.0 million and that the volume weighted average closing sale price of flyExclusive’s Class A common stock for the 30 trading days ending 3 trading days prior to the Closing Date (the "Parent Trading Price") is $3.00 per share. At the Effective Time, Jet.AI’s stockholders will continue to own and hold their then existing shares of Jet.AI common stock.

The number of Merger Consideration Shares will be determined at least three, but no more than 10, business days prior to the Closing. The number of Merger Consideration Shares will be determined by dividing (i) the Initial Purchase Price by (ii) the Parent Trading Price. The Initial Purchase Price will be calculated by multiplying (i) Estimated Net Cash by (ii) the Applicable Premium Percentage (as set forth in the Merger Agreement).

As an example, the total number of Merger Consideration Shares, the number of Closing Date Merger Consideration Shares to be issued at the Effective Time, the number of Reserve Shares and the maximum number of Additional Merger Consideration Shares that could be issued post-closing, would be as follows, assuming the Parent Trading Price was $3.00 per share:

Estimated Net Cash	Applicable Premium Percentage	Initial Purchase Price	Merger Consideration Shares	Closing Date Merger Consideration Shares	Reserve Shares	Maximum Additional Merger Consideration Shares

$11,999,999	110%	$13,199,999.99	4,400,000	3,520,000	880,000	880,000
$12,000,000	115%	$13,800,000.00	4,600,000	3,680,000	920,000	920,000
$14,624,999	115%	$16,818,749.99	5,606,250	4,485,000	1,121,250	1,121,250
$14,625,000	117.5%	$17,184,375.00	5,728,125	4,582,500	1,145,625	1,145,625
$17,249,999	117.5%	$20,268,749.99	6,756,250	5,405,000	1,351,250	1,351,250
$17,250,000	120%	$20,700,000.00	6,900,000	5,520,000	1,380,000	1,380,000
$20,000,000	120%	$24,000,000.00	8,000,000	6,400,000	1,600,000	1,600,000

The Initial Purchase Price will be subject to an upward or downward adjustment after Closing based on the final determination of the amount of Net Cash. The Reserve Shares and Additional Merger Consideration Shares will be used to account for any such adjustment. If there is an upward adjustment to the Initial Purchase Price (i) all of the Reserve Shares will be issued to the SpinCo Holders and (ii) an additional number of shares of flyExclusive Class A common stock with an aggregate value (based on the Parent Trading Price) equal to the amount of such upward adjustment, up to a maximum of 20% of the number of Merger Consideration Shares, will be issued to the SpinCo Holders (such additional shares, the “Additional Merger Consideration Shares”). The following table illustrates the effect of a 10% and 25% upward adjustment for each of the Initial Purchase Price scenarios set forth in the table above:

Initial Purchase Price	Upward Adjustment to Initial Purchase Price	Additional Merger Consideration Shares Issued
$13,199,999.99	10%	440,000
	25%	880,000
$13,800,000.00	10%	460,000
	25%	920,000
$16,818,749.99	10%	560,625
	25%	1,121,250
$17,184,375.00	10%	572,813
	25%	1,145,625
$20,268,749.99	10%	675,625
	25%	1,351,250
$20,700,000.00	10%	690,000
	25%	1,380,000
$24,000,000.00	10%	800,000
	25%	1,600,000

If there is a downward adjustment to the Initial Purchase Price (i) no Additional Merger Consideration Shares will be issued and (ii) an amount of Reserve Shares with a value (based on the Parent Trading Price) equal to the amount of such downward adjustment will be retained by flyExclusive, with the remaining Reserve Shares, if any, being issued to the SpinCo Holders. The following table illustrates the effect of a 10% and 25% downward adjustment for each of the Initial Purchase Price scenarios set forth in the table above:

Initial Purchase Price	Downward Adjustment to Initial Purchase Price	Reserve Shares Retained	Reserve Shares Issued
$13,199,999.99	10%	440,000	440,000
	25%	880,000	0
$13,800,000.00	10%	460,000	460,000
	25%	920,000	0
$16,818,749.99	10%	560,625	560,625
	25%	1,121,250	0
$17,184,375.00	10%	572,813	572,813
	25%	1,145,625	0
$20,268,749.99	10%	675,625	675,625
	25%	1,351,250	0
$20,700,000.00	10%	690,000	690,000
	25%	1,380,000	0
$24,000,000.00	10%	800,000	800,000
	25%	1,600,000	0

For a more complete description of what Jet.AI’s stockholders will receive in the Merger, please see the section titled “The Merger Agreement — Merger Consideration and Exchange Ratio” beginning on page 86 of this proxy statement/prospectus.

v

Immediately following the Merger, the pre-Merger stockholders of Jet.AI are expected to hold approximately [ ]% of the shares of flyExclusive Class A common stock, and the pre-Merger stockholders of flyExclusive are expected to hold approximately [ ] of the shares of flyExclusive Class A common stock, on a fully diluted basis, and subject to the assumptions described above.

The shares of flyExclusive Class A common stock are currently listed on the NYSE American LLC (“NYSE American”) under the symbol “FLYX”. FlyExclusive will file a listing application for the Merger Shares with the NYSE American pursuant to Merger Agreement to be effective upon the completion of the Merger. On April 13, 2026, the last trading day before the date of this proxy statement/prospectus, the closing sale price of flyExclusive Class A common stock was $2.36 per share.

Jet.AI is holding a special meeting of stockholders (the “Special Meeting”) in order to obtain the stockholder approval necessary to complete the Transactions, as well as other proposals to be put before the Jet.AI stockholders at the Special Meeting. At the Special Meeting, which will be held exclusively online via live audio-only webcast on [    ], 2026, at [   ] Time, unless postponed or adjourned to a later date, Jet.AI will ask its stockholders to approve (i) the Distribution, the Merger and the transactions effected in connection therewith, as described in this proxy statement/prospectus (the “Transactions Proposal”), and (ii) a postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of the proposals (the “Adjournment Proposal”).

Please refer to the various provisions of this proxy statement/prospectus for further information with respect to the business to be transacted at the Special Meeting. As described in this proxy statement/prospectus, certain of Jet.AI’s stockholders are parties to a support agreement with flyExclusive (the “Support Agreements”), whereby such stockholders have agreed to vote their shares in favor of the adoption and approval, among other things, of the Merger Agreement and the approval of the transactions contemplated therein, including the Merger, subject to the terms of the Support Agreements.

After careful consideration, Jet.AI’s Board has unanimously: (i) determined that the Transactions, including Distribution and the Merger and the transactions and actions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Jet.AI and its stockholders; (ii) authorized, approved and declared advisable the Transactions, including the Distribution and the Merger Agreement and the transactions contemplated therein, including the Merger, the issuance of shares of flyExclusive Class A common stock to the stockholders of SpinCo common stock pursuant to the terms of Merger Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the stockholders of Jet.AI vote “FOR” each of the proposals set forth in this proxy statement/prospectus.

When you consider the recommendation of the Jet.AI Board in favor of approval of the Transactions, you should keep in mind that Jet.AI’s directors and officers may have interests in the proposal that are different from, or in addition to, those of Jet.AI’s stockholders generally. These interests include a special cash bonus of $1,500,000 payable to each of Michael Winston, Jet.AI’s Executive Chairman and interim Chief Executive Officer, and George Murnane, Jet.AI’s interim Chief Financial Officer, at the effective date of a change of control transaction by Jet.AI. Jet.AI’s directors were aware of and considered these interests, among other matters, in evaluating the Transactions, and in recommending to stockholders that they approve the Transactions. Jet.AI’s Board concluded that the interests would be mitigated because (i) these interests are disclosed and included in the accompanying proxy statement/prospectus and (ii) these interests would exist with respect to a change of control transaction by Jet.AI with any other business or businesses. In addition, Jet.AI’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Jet.AI Board, the Merger Agreement. Nonetheless, stockholders should take these interests into account in deciding whether to approve the Transactions. For more information, see “The Merger — Quantification of Potential Payments and Benefits to Jet.AI’s Named Executive Officers in Connection with the Merger.”

After the consummation of the proposed Transactions, Jet.AI will continue to operate and retain its software and intellectual property assets, but will cease to hold its aircraft fractional, jet card and management assets. Jet.AI expects to continue pursuing additional business opportunities in the artificial intelligence (AI) sector utilizing its remaining assets to enhance those business operations and model. With Jet.AI’s announcement of the proposed Transactions, it also announced its entry into the AI infrastructure space. Jet.AI has entered into a joint venture with Consensus Core Technologies Inc. for its first 50-megawatt project as part of a new one-hundred-and-twenty-acre campus that is expected to allow room for the phased construction of a full gigawatt of capacity in the years ahead.

More information about Jet.AI, flyExclusive and the proposed Transactions, including the Distribution and the Merger is contained in this proxy statement/prospectus. Jet.AI urges you to read this proxy statement/prospectus carefully and in its entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 42.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [[●]], 2026 and is first being mailed to Jet.AI’s stockholders on or about [      ] 2026.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by flyExclusive, constitutes a prospectus of flyExclusive under the Securities Act of 1933, as amended the (“Securities Act”), with respect to the shares of flyExclusive Class A common stock to be issued to the stockholders of Jet.AI pursuant to the Merger Agreement. This document also constitutes a notice of a meeting and a proxy statement of Jet.AI under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting at which Jet.AI stockholders will be asked to consider and vote on the proposals set forth in this proxy statement/prospectus.

No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to Jet.AI stockholders nor the issuance by flyExclusive of flyExclusive Class A common stock in connection with the proposed Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Information contained in this proxy statement/prospectus regarding SpinCo and its business, operations, management and other matters has been provided by Jet.AI and information contained in this proxy statement/prospectus regarding flyExclusive and its business, operations, management and other matters has been provided by flyExclusive.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the proposed Merger or the proposals to be presented at the Special Meeting, please contact Jet.AI’s proxy solicitor listed below. You will not be charged for any of the documents that you request.

You may also request additional copies from the proxy solicitor using the following contact information:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (888) 742-1305

To ensure timely delivery of these documents, any request should be made no later than [    ], 2026 to receive them before the Special Meeting.

Jet.AI and flyExclusive intend to mail this proxy statement/prospectus on or about [   ], 2026 to the Jet.AI stockholders of record entitled to vote at the Special Meeting.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Neither flyExclusive nor Jet.AI intend the use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of either flyExclusive or Jet.AI by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements.” When contained in this proxy statement/prospectus, the words "believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding the expected timing and structure of the Merger, the ability of the parties to complete the Merger, the expected benefits of the Merger and the tax consequences of the Merger, are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in this proxy statement/prospectus, including the risks described under the sections titled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement/prospectus. In addition, such statements could be affected by risks and uncertainties related to:

•
the approval of the Transactions, including the Distribution and the Merger and the transactions effected in connection therewith by the Jet.AI stockholders;
•
the closing of the Merger, including the timing of the Merger, the satisfaction of the conditions to the completion of the Merger, including the Jet.AI net cash condition, and the relative ownership levels in flyExclusive as of the closing of the Merger, which will depend on Jet.AI's net cash as of closing;
•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•
the costs related to the Merger;
•
the expected benefits of and potential value created by the Merger for the stockholders of Jet.AI and flyExclusive;
•
the historical results of Jet.AI's aviation business are not necessarily representative of the results SpinCo would have achieved as a standalone company and may not be a reliable indicator of future results for flyExclusive after the closing of the Merger;
•
the ability of flyExclusive management to successfully integrate the SpinCo business;
•
flyExclusive’s ability to recognize the anticipated benefits from the Merger;
•
the ability of flyExclusive to implement business plans, forecasts, and other expectations and identify and realize additional opportunities;
•
flyExclusive’s results of operations and financial condition following the closing of the Merger;
•
risks that the Merger disrupts our current plans and operations;
•
costs related to being a public company;
•
limited liquidity and trading of flyExclusive’s Class A common stock;
•
the outcome of any legal proceedings, including any legal proceedings related to the Merger Agreement or the Merger;
•
the ability to maintain the listing of flyExclusive’s Class A common stock on the NYSE American or any other national securities exchange;

•
the possibility that the price of flyExclusive’s Class A common stock may be volatile due to a variety of factors, including changes in the competitive and highly regulated industry in which flyExclusive operates, variations in operating performance across competitors, changes in laws and regulations affecting our business and any changes in flyExclusive’s capital structure;
•
the risks associated with flyExclusive’s indebtedness and its potential impact on flyExclusive’s business and financial condition;
•
the risk of downturns in the aviation industry, including due to increases in fuel costs in light of the war in Ukraine, the Israel and Hamas conflict in Gaza, the conflict in Venezuela, the conflict in Iran and the Middle East, and other global political and economic issues;
•
a changing regulatory landscape in the highly competitive aviation industry;
•
risks associated with the overall economy, including future increases in interest rates and the potential for recession; and
•
other risks and uncertainties set forth under the section entitled “Risk Factors.”

For a discussion of the factors that may cause Jet.AI’s or flyExclusive’s actual results, performance or achievements following closing of the proposed Merger to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, and for a discussion of risk associated with the ability of Jet.AI and flyExclusive to complete the Merger and the effect of the Merger on the respective businesses of Jet.AI and flyExclusive following the completion of the Merger, see “Risk Factors” beginning on page 42 of this proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Merger will be realized.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward- looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither Jet.AI nor flyExclusive assumes any obligation and neither intends to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Before any Jet.AI stockholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/ prospectus may adversely affect Jet.AI and flyExclusive.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

The following section provides answers to frequently asked questions about the proposed Transactions, including the Merger, and the Jet.AI Special Meeting. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the Merger?

A: Jet.AI, SpinCo, flyExclusive and Merger Sub entered into an earlier version of the Merger Agreement on February 13, 2025, which was amended and restated and entered into on May 6, 2025, and amended July 30, 2025, October 10, 2025, January 13, 2026 and February 11, 2026. The Merger Agreement contains the terms and conditions of the proposed merger transaction among SpinCo, flyExclusive and Merger Sub. Under the Merger Agreement, Merger Sub will merge with and into SpinCo, with SpinCo surviving as a wholly owned subsidiary of flyExclusive. This transaction is referred to as the Merger.

Prior to the Merger, Jet.AI will distribute all of the shares of SpinCo (the “Conversion Shares”), on a pro rata basis, to the stockholders of Jet.AI as of [___________], 2026. This transaction is referred to as the Distribution.

The Merger will become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Jet.AI and flyExclusive and specified in the Certificate of Merger in accordance with the DGCL. At the Effective Time, each share of SpinCo common stock outstanding immediately prior to the Effective Time will be automatically converted solely into the right to receive a number of shares of flyExclusive Class A common stock calculated using an exchange ratio formula described in the Merger Agreement (as more fully described in the section titled “The Transaction Agreements – Summary of the Merger Agreement — Merger Consideration” beginning on page 86).

Immediately following the Merger, the pre-Merger stockholders of Jet.AI are expected to hold approximately [___]% of the shares of flyExclusive Class A common stock and the pre-Merger stockholders of flyExclusive are expected to hold approximately [___]% of the shares of flyExclusive Class A common stock, on a fully diluted basis and subject to further adjustment. The expected post-Merger equity ownership percentages are based on the assumed Exchange Ratio of [____] and an assumed amount of Conversion Shares equal to approximately [_____________], and are subject to adjustments, as more fully described in the section titled “The Transaction Agreements – Summary of the Merger Agreement — Merger Consideration” beginning on page 86 of this proxy statement/prospectus.

Q: What is SpinCo and what is its relationship with Jet.AI?

A: SpinCo was incorporated on February 11, 2025 for the purpose of effecting the Transactions. It is a wholly owned subsidiary of Jet.AI. It has conducted no operations to date, and will not conduct any operations other than as required pursuant to the Merger Agreement and Separation and Distribution Agreement. At time of Separation Jet.AI will contribute to SpinCo working capital together with certain assets related to its aircraft fractional, jet card and management assets, including certain management contracts, aircraft leases, and rights to deposits, together with liabilities attributable to those assets. These assets comprise substantially all of the assets historically utilized Jet.AI to own and operate its charter operations. Jet.AI will then distribute all of the outstanding stock of SpinCo to the holders of outstanding Jet.AI stock.

Q: What will happen to Jet.AI if, for any reason, the Merger does not close?

A: If, for any reason, the Merger does not close, the Jet.AI Board may elect to, among other things, continue the charter business of Jet.AI or attempt to sell or otherwise dispose of the charter business of Jet.AI to another buyer. Additionally, if the Merger does not close, Jet.AI will not issue shares of SpinCo common stock to the stockholders of Jet.AI and flyExclusive will not issue shares of Class A common stock to the SpinCo stockholders as merger consideration. Under certain circumstances, Jet.AI may be obligated to pay flyExclusive a termination fee of $650,000 and/or reimburse certain expenses, as more fully described in the section titled “The Merger Agreement — Termination and Termination Fees” beginning on page 97 of this proxy statement/prospectus.

Q: Why are the two companies proposing to merge?

A: Jet.AI and flyExclusive each believes that the Merger will allow each company to focus on its core business, while providing flyExclusive with increased size and additional cash. For a detailed discussion of Jet.AI’s reasons for the Transactions, please see the section titled “The Merger — Jet.AI Reasons for the Transactions” beginning on page 82 of this proxy statement/prospectus. For a detailed discussion of flyExclusive’s reasons for the Transactions, please see the section titled “The Merger — flyExclusive Reasons for the Transactions” beginning on page 81 of this proxy statement/prospectus.

Q: What effect will the Merger have on the liquidity and capital resources of Jet.AI and of flyExclusive?

A: Upon closing the Transactions Jet.AI will cease to own and operate those assets associated with its fractional and jet card business and will also divest approximately $12.0 million of working capital to flyExclusive. However, Jet.AI will retain its iOS app CharterGPT, other software applications and related intellectual property assets. This will reduce Jet.AI’s liquidity and capital resources, but also reduce its need for cash by divesting it of its capital-intensive charter business, while retaining various of its assets and operations and pursue new opportunities in potentially high growth industries. This will also increase flyExclusive’s liquidity and capital resources. Importantly, pre-transaction Jet.AI stockholders will retain interests in both companies going forward.

Although Jet.AI will divest working capital in the Transactions, it will retain its remaining working capital and its financing arrangements will remain in place as sources of liquidity for Jet.AI. In addition, Jet.AI expects to focus on additional opportunities in the AI sector and in the data center industry. Therefore, although Jet.AI will divest of certain of its revenue generating operations and working capital assets, it believes that its remaining assets, and its in-place financing arrangements, together with other opportunities it expects to pursue, will not materially affect Jet.AI’s liquidity and capital resources in an adverse manner.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you have been identified as a holder of Jet.AI common stock as of the record date, [____], 2026.

This document serves as: (x) a proxy statement of Jet.AI used to solicit proxies for the Jet.AI Special Meeting and (y) a prospectus of flyExclusive used to offer shares of flyExclusive Class A common stock in exchange for shares of SpinCo common stock in the Merger. Information about the Special Meeting, the Merger, the Merger Agreement and the other business to be considered by Jet.AI stockholders at the Special Meeting is contained in this proxy statement/prospectus. Jet.AI stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Jet.AI stockholders to vote their shares by proxy without attending the Special Meeting.

Q: What is required to consummate the Transaction?

A: To consummate the Transaction, holders of a majority of the outstanding Jet.AI common stock must approve the Transactions Proposal (Proposal No. 1 above).

Certain of Jet.AI’s stockholders are parties to a Support Agreement with flyExclusive whereby such stockholders have agreed to vote their shares in favor of the adoption and approval, among other things, of the Merger Agreement, subject to the terms of the Support Agreement. The Jet.AI stockholders who are parties to the Support Agreement are each of the directors of Jet.AI, namely Michael D. Winston (also Executive Chairman and Interim Chief Executive Officer), George Murnane (also Interim Chief Financial Officer), Ehud Talmor, Wrendon Timothy, William Yankus, Ran David and Donald Jeffrey Woods. Pursuant to the Support Agreement, each party has agreed to (i) not sell or otherwise dispose of any of shares of Jet.AI capital stock now owned or subsequently acquired before the Merger, (ii) not commence or join in any class action proceeding against Jet.AI, SpinCo or Merger Sub, (iii) vote all shares of capital stock of Jet.AI eligible to vote at any meeting of stockholders in favor of the Transactions Proposal, and to vote against any action or agreement which would reasonably be expected to in any material respect impede, interfere with or prevent the Transactions. In addition, each of the parties agreed to be bound by the same restrictions on solicitation of a Takeover Proposal (as defined below). The parties to the Support Agreement collectively own [ ] shares of Jet.AI common stock, which represents [____]% of the [_______] shares outstanding on [ ], 2026.

In addition to the requirement of obtaining stockholder approval of the Transactions Proposal, each of the other closing conditions set forth in the Merger Agreement and Separation and Distribution Agreement must be satisfied or waived. For a complete description of the closing conditions under the Merger Agreement, refer to the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 95 of this proxy statement/prospectus.

In the event of a waiver of a condition, the Jet.AI Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of its stockholder approval is necessary. For more information, refer to the section titled “Risk Factors Related to the Merger — Jet.AI or flyExclusive may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” beginning on page 47 of this proxy statement/prospectus.

“Takeover Proposal” means a bona fide written proposal or offer by any person or group (other than flyExclusive and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving any: (a) direct or indirect acquisition of assets of Jet.AI or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of Jet.AI’s and its Subsidiaries’ consolidated assets or to which 15% or more of Jet.AI’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of Jet.AI or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of Jet.AI and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) or the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of Jet.AI; or (d) merger, consolidation, other business combination, or similar transaction involving Jet.AI or any of its Subsidiaries, pursuant to which such person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of Jet.AI, and its Subsidiaries, taken as a whole. As used herein, “Subsidiary” means, with respect to any person, a corporation or other entity of which more than 50% of the voting power of the equity securities or interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such person, or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

Q: What will Jet.AI’s stockholders receive in the Merger?

A: Pursuant to the terms of the Merger Agreement, the outstanding securities of SpinCo will be converted into the right to receive (i) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Closing Date Merger Consideration Shares, divided by (B) the total amount of shares of SpinCo common stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “Closing Date Exchange Ratio”) and (ii) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Reserve Shares, divided by (B) the total amount of shares of SpinCo common stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “Reserve Exchange Ratio”). The Reserve Shares, which represent 20% of the Merger Consideration Shares, will be reserved (out of Parent’s authorized capital stock) but not issued at Closing, and will instead be issued post-closing, if at all, upon determination of any upward or downward adjustment to the Initial Purchase Price. See below for a fuller description of the Reserve Shares.

Prior to the Merger, Jet.AI common stockholders will, on a pro rata basis, outstanding will receive shares of SpinCo common stock pursuant to the Distribution and at the Effective Time of the Merger each share of SpinCo common stock will be converted into the right to receive a number of shares of flyExclusive Class A common stock calculated using the Closing Date Exchange Ratio and Reserve Exchange Ratio. The Reserve Shares, which represent 20% of the Merger Consideration Shares, will be reserved (out of Parent’s authorized capital stock) but not issued. See below for a fuller description of the Reserve Shares.

The number of shares to be issued to Jet.AI stockholders at closing will be based on the Closing Exchange Ratio which will be the quotient of the Closing Date Merger Consideration Shares divided by the total outstanding shares of SpinCo common stock, subject to certain adjustments as described below. At the Effective Time, Jet.AI’s stockholders will continue to own and hold their then existing shares of Jet.AI common stock.

“Closing Date Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the difference of (i) the Merger Consideration Shares, minus the (ii) Reserve Shares.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent” means flyExclusive, Inc., a Delaware corporation.

“Reserve Shares” means a number of shares of Parent Common Stock equal to the product of (i) the Merger Consideration Shares, multiplied by (ii) 0.20, rounded up to the nearest whole share.

“Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Initial Purchase Price, divided by (ii) Parent Trading Price.

“Parent Trading Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Common Stock as reported on NYSE American for a period of 30 consecutive trading days ending on the trading day three trading days prior to the day of the Closing Date (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock).

“Initial Purchase Price” means an amount equal to the product of (i) the Applicable Premium Percentage, multiplied by (ii) Estimated Net Cash.

The “Applicable Premium Percentage” is (i) 110%, if Net Cash (as may be adjusted) is less than or equal to $11,999,999.99; (ii) 115%, if Net Cash is equal to or greater than $12,000,000.00 but less than or equal to $14,624,999.99, (iii) 117.5%, if Net Cash is equal to or greater than $14,625,000.00 but less than or equal to $17,249,999.99 and (iv) 120%, if Net Cash is equal to or greater than $17,250,000.00.

Estimated Net Cash will be determined at least three, but no more than 10, business days prior to the Closing Date, whereby Jet.AI and SpinCo will prepare and deliver to flyExclusive a statement that contains an estimated balance sheet of SpinCo as of 11:59 p.m. Eastern Time on the Closing Date and that sets forth in reasonable detail and accompanied by reasonably detailed backup documentation Jet.AI's and SpinCo's good-faith estimate of Net Cash as of that time.

As an example, the total number of Merger Consideration Shares, the number of Closing Date Merger Consideration Shares to be issued at the Effective Time and the number of Reserve Shares would be as follows, assuming the Parent Trading Price were $3.00 per share, which is the assumed volume weighted average closing sale price of flyExclusive's Class A common stock for the 30 trading days ending 3 days prior to April 14, 2026:

Estimated Net Cash	Initial Purchase Price	Applicable Premium Percentage	Merger Consideration Shares	Closing Date Merger Consideration Shares	Reserve Shares

$11,999,999	$13,199,999	110%	4,400,000	3,520,000	880,000
$12,000,000	$13,800,000	115%	4,600,000	3,680,000	920,000
$14,624,999	$16,818,749	115%	5,606,250	4,485,000	1,121,250
$14,625,000	$17,184,375	117.5%	5,728,125	4,582,500	1,145,625
$17,249,999	$20,268,749	117.5%	6,756,250	5,405,000	1,321,250
$17,250,000	$20,700,000	120%	6,900,000	5,520,000	1,380,000
$20,000,000	$24,000,000	120%	8,000,000	6,400,000	1,600,000

As another example, the number of Merger Consideration Shares to be issued would be as follows, assuming the Parent Trading Price were $2.50 per share:

Estimated Net Cash	Initial Purchase Price	Applicable Premium Percentage	Merger Consideration Shares	Closing Date Merger Consideration Shares	Reserve Shares

$11,999,999	$13,199,999	110%	5,280,000	4,224,000	1,056,000
$12,000,000	$13,800,000	115%	5,520,000	4,416,000	1,104,000
$14,624,999	$16,818,749	115%	6,727,500	5,382,000	1,345,500
$14,625,000	$17,184,375	117.5%	6,873,750	5,499,000	1,374,750
$17,249,999	$20,268,749	117.5%	8,107,500	6,486,000	1,621,500
$17,250,000	$20,700,000	120%	8,280,000	6,624,000	1,656,000
$20,000,000	$24,000,000	120%	9,600,000	7,680,000	1,920,000

As another example, the number of Merger Consideration Shares to be issued would be as follows, assuming the Parent Trading Price were $4.00 per share:

Estimated Net Cash	Initial Purchase Price	Applicable Premium Percentage	Merger Consideration Shares	Closing Date Merger Consideration Shares	Reserve Shares

$11,999,999	$13,199,999	110%	3,300,000	2,640,000	660,000
$12,000,000	$13,800,000	115%	3,450,000	2,760,000	690,000
$14,624,999	$16,818,749	115%	4,204,687.50	3,363,750	840,937.50
$14,625,000	$17,184,375	117.5%	4,296,094	3,436,875	859,219
$17,249,999	$20,268,749	117.5%	5,067,187	4,053,750	1,013,437
$17,250,000	$20,700,000	120%	5,175,000	4,140,000	1,035,000
$20,000,000	$24,000,000	120%	6,000,000	4,800,000	1,200,000

The Initial Purchase Price will be subject to an upward or downward adjustment after Closing based on the final determination of the amount of Net Cash. The Reserve Shares and Additional Merger Consideration Shares will be used to account for any such adjustment. If there is an upward adjustment to the Initial Purchase Price (i) all of the Reserve Shares will be issued to the SpinCo Holders and (ii) an additional number of shares of flyExclusive Class A common stock with an aggregate value (based on the Parent Trading Price) equal to the amount of such upward adjustment, up to a maximum of 20% of the number of Merger Consideration Shares, will be issued to the SpinCo Holders (such additional shares, the “Additional Merger Consideration Shares”). Using the Initial

Purchase Price scenarios calculated in the table above for a $3.00 Parent Trading Price, the following table illustrates the effect of a 10% and 25% upward adjustment:

Initial Purchase Price	Upward Adjustment to Initial Purchase Price	Additional Merger Consideration Shares Issued
$13,199,999.99	10%	440,000
	25%	880,000
$13,800,000.00	10%	460,000
	25%	920,000
$16,818,749.99	10%	560,625
	25%	1,121,250
$17,184,375.00	10%	572,813
	25%	1,145,625
$20,268,749.99	10%	675,625
	25%	1,351,250
$20,700,000.00	10%	690,000
	25%	1,380,000
$24,000,000.00	10%	800,000
	25%	1,600,000

If there is a downward adjustment to the Initial Purchase Price (i) no Additional Merger Consideration Shares will be issued and (ii) an amount of Reserve Shares with a value (based on the Parent Trading Price) equal to the amount of such downward adjustment will be retained by flyExclusive, with the remaining Reserve Shares, if any, being issued to the SpinCo Holders. Using the Initial Purchase Price scenarios calculated in the table above for a $3.00 Parent Trading Price, the following table illustrates the effect of a 10% and 25% downward adjustment:

Initial Purchase Price	Downward Adjustment to Initial Purchase Price	Reserve Shares Retained	Reserve Shares Issued
$13,199,999.99	10%	440,000	440,000
	25%	880,000	0
$13,800,000.00	10%	460,000	460,000
	25%	920,000	0
$16,818,749.99	10%	560,625	560,625
	25%	1,121,250	0
$17,184,375.00	10%	572,813	572,813
	25%	1,145,625	0
$20,268,749.99	10%	675,625	675,625
	25%	1,351,250	0
$20,700,000.00	10%	690,000	690,000
	25%	1,380,000	0
$24,000,000.00	10%	800,000	800,000
	25%	1,600,000	0

For a more complete description of what Jet.AI’s stockholders will receive in the Merger, please see the section titled “The Merger Agreement — Merger Consideration and Exchange Ratio” beginning on page 86 of this proxy statement/prospectus.

Q: What are the material differences between the rights of holders of Jet.AI’s common stock and those of holders of flyExclusive common stock?

A: Jet.AI and flyExclusive are both incorporated under the laws of the State of Delaware. The rights of Jet.AI stockholders and flyExclusive stockholders are generally governed by the Delaware General Corporation Law (“DGCL”). Upon completion of the Merger, Jet.AI stockholders will retain their Jet.AI stock and also become flyExclusive stockholders. Their rights as flyExclusive stockholders will be governed by the DGCL, the bylaws of flyExclusive (the “flyExclusive Bylaws”) and the flyExclusive Certificate

of Incorporation (the “flyExclusive Certificate”). Jet.AI stockholders will experience no change in their ownership of Jet.AI common stock as a result of the Merger.

The material differences between the current rights of Jet.AI stockholders under Jet.AI’s certificate of incorporation, as amended (the “Jet.AI Certificate”), and bylaws (the “Jet.AI Bylaws”) and their rights as flyExclsuive stockholders, after the Merger, under flyExclusive’s Certificate of Incorporation and its bylaws, both as will be in effect immediately following the completion of the Merger, include:

	Jet.AI Governing Documents	flyExclusive Governing Documents
Authorized Shares	The Jet.AI Certificate authorizes the issuance of up to 200,000,000 shares of common stock, $0.0001 par value per share[1] , and 4,000,000 shares of preferred stock, $0.0001 par value per share.

The flyExclusive Certificate authorizes the issuance of 325,000,000 shares, of which 200,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 100,000,000 shares are shares of Class B common stock, par value $0.0001 per share, and 25,000,000 shares are shares of preferred stock, par value $0.0001 per share.

Removal of Directors

The Jet.AI Bylaws provide that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from Jet.AI’s board of directors (the “Jet.AI Board”) except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Jet.AI entitled to vote generally in the election of directors voting together as a single class.

Unless otherwise restricted by statute, by the flyExclusive Certificate or by the flyExclusive Bylaws, any director or the entire board of directors of flyExclusive (the “flyExclusive Board”) may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, that, whenever the holders of any class or classes of stock, or series thereof, are entitled to elect one or more directors by the provisions of the flyExclusive Certificate, removal of any directors elected by such class or classes of stock, or series thereof, shall be by the holders of a majority of the shares of such class or classes of stock, or series of stock, then entitled to vote at an election of directors.

[1] At Jet.AI’s annual meeting of stockholders held on December 19, 2025 the stockholders of Jet.AI approved an amendment to the Jet.AI Certificate to increase the authorized number of shares of Jet.AI common stock to 1.0 billion shares. As of the date of this proxy statement/prospectus Jet.AI has not yet amended the Jet.AI Certificate to effect this amendment, but, reserves the right to do so.

Voting Stock

Subject to the rights of any holders of any series of preferred stock, the Jet.AI Certificate provides that every stockholder shall be entitled to one vote for each share of common stock of Jet.AI held of record by them on each matter submitted to a vote of stockholders.

The holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A common stock and Class B common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Stockholder Action by Written Consent

The Jet.AI Certificate provides that, subject to the rights of any series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of Jet.AI must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

The flyExclusive Bylaws provide that, unless otherwise provided in the flyExclusive Certificate, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special Stockholder Meetings

The Jet.AI Certificate provides that a special meeting of the stockholders may be called only by the chairperson of the Jet.AI Board, the chief executive officer, or the Jet.AI Board acting pursuant to a resolution adopted by a majority of the directors then in office, and may not be called by any other person or persons.

The flyExclusive Bylaws provide that a special meeting of stockholders may be called, at any time for any purpose or purposes, by the flyExclusive Board or by such person or persons as may be authorized by the flyExclusive Certificate or flyExclusive Bylaws, or by such person or persons duly designated by the flyExclusive Board whose powers and authority, as expressly provided in a resolution of the Board, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

Amendment of Certificate of Incorporation

The Jet.AI Board and stockholders may amend, alter, change or repeal any provision of Jet.AI’s Certificate in a manner prescribed by statue; provided, however, that the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Jet.AI entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.2 and 3.1 of Article IV, or Article V, Article VII, Article VIII, Article IX, Article X or Section 1 of Article XI (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the directors then in office have approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Jet.AI entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

Subject to the Stockholders’ Agreement (for so long as it remains in effect) and subject to any limitation imposed by law and the rights of any series of preferred stock, flyExclusive reserves the right to amend, alter, change or repeal any provision contained in the flyExclusive Certificate, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders.

Amendment of Bylaws

Under the Jet.AI Certificate and Bylaws, the Jet.AI Board is expressly authorized to adopt, amend or repeal any or all of Jet.AI’s Bylaws. The Jet.AI Bylaws further provide that the Bylaws may be adopted, amended or repealed by the vote of the holders of two-thirds of the stock entitled to vote at a meeting, voting together as a single class; provided that if two-thirds of the directors then in office have approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Jet.AI entitled to vote generally in the election of directors, voting together as a single class,

The flyExclusive Certificate and flyExclusive Bylaws provide that the flyExclusive Board is expressly empowered to adopt, amend or repeal the flyExclusive Bylaws. The flyExclusive Certificate and flyExclsuive Bylaws also provide that the flyExclusive stockholders shall also have power to adopt, amend or repeal the flyExclusive Bylaws; provided, however, that any adoption, amendment or repeal of the flyExclusive Bylaws may only be done in accordance with the flyExclusive Certificate, the Stockholders’ Agreement and the Delaware General Corporation Law.

shall be required to adopt, amend or repeal any provision of the Bylaws.

The foregoing description of the material differences between the rights of Jet.AI stockholders and flyExclusive stockholders is only a summary of certain material provisions of the governing documents of each company. See “Comparison of Rights of Holders of Jet.AI Common Stock and flyExclusive Class A Common Stock”” for a more detailed description of the material rights of stockholders of each of the companies.

Q: What are the implications of flyExclusive’s multi-class capital structure?

A: As of March 31, 2026, Thomas James Segrave Jr. beneficially owned approximately 55.4% of flyExclusive’s Class A Common Stock and 100% of its Class B Common Stock outstanding representing a combined voting power of approximately 55.4% (assuming that all LGM Common Units are exercised or exchanged for one share of Class A common stock, which would result in the forfeiture of all outstanding shares of Series B common stock), even on a fully diluted basis assuming exercise and/or conversion of all outstanding convertible securities. Accordingly, Segrave Jr. is able to control or exert substantial influence over all matters submitted to flyExclusive stockholders, including the election of directors and amendments of organization documents. Segrave Jr. may have interests that differ from those of the other stockholders and may vote in a way with which the other stockholders disagree and which may be adverse to their interests. This concentrated control may have the effect of delaying, preventing or deterring a change of control, could deprive stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the company, and might ultimately affect the market price of shares of Class A common stock.

In addition, flyExclusive’s multi-class structure could result in a lower or more volatile market price of its Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, flyExclusive’s multi-class capital structure would make it ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not be investing in flyExclusive Class A common stock. It is possible that these policies may depress valuations compared to those of other similar companies that are included in such indices. Because of flyExclusive’s multi-class structure, flyExclusive will likely be excluded from certain of these indices and no assurance can be given that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of flyExclusive’s Class A Common Stock less attractive to other investors. As a result, the market price of shares of flyExclusive’s Class A Common Stock could be adversely affected.

Q: What will flyExclusive’s stockholders receive in the Merger?

A: flyExclusive stockholders will not receive anything in the Merger. At the Effective Time, flyExclusive’s stockholders will continue to own and hold their existing shares of flyExclusive.

After completion of the Merger, existing flyExclusive stockholders will own less of a percentage of flyExclusive Class A Common Stock. Assuming (i) the Parent Trading Price were $3.00 per share, which is the assumed volume weighted average closing sale price of flyExclusive's Class A common stock for the 30 trading days ending 3 days prior to April 14, 2026, (ii) the estimated net cash was $11,999,999, and (iii) the applicable premium percentage was 110%, an aggregate of 4,400,000 shares of Class A Common Stock would be issuable to Jet.AI stockholders (assuming all Reserve Shares are issued). Based on the shares of Class A Common Stock outstanding on March 31, 2026, this would decrease the existing ownership of Class A Common Stock by existing flyExclusive stockholders from 100% to 91%. Assuming (i) the Parent Trading Price were $3.00 per share, which is the assumed volume weighted average closing sale price of flyExclusive's Class A common stock for the 30 trading days ending 3 days prior to April 14, 2026, (ii) the estimated net cash was $20,000,000, and (iii) the applicable premium percentage was 120%, an aggregate of 8,000,000 shares of Class A Common Stock would be issuable to Jet.AI stockholders (assuming all Reserve Shares are issued). Based on the shares of Class A Common Stock outstanding on March 31, 2026, this would decrease the existing ownership of Class A Common Stock by existing flyExclusive stockholders from 100% to 85%.

Q: Who will be the directors of flyExclusive following the Merger?

A: At the Effective Time, the board of directors of flyExclusive will consist of the current directors of flyExclusive, namely Thomas James Segrave, Jr., Gary Fegel, Gregg S. Hymowitz, Michael S. Fox, Peter B. Hopper, Frank B. Holding, Jr., and Thomas J. Segrave, Sr. flyExclusive will continue to have its audit committee, compensation committee and nominating and corporate governance committee, all with their current members and in accordance with the rules of the NYSE American. Immediately prior to the Effective Time, the board of directors of SpinCo will consist of the current directors of Jet.AI, namely Michael D. Winston, George Murnane, William Yankus, Wrendon Timothy, Lt. Col Ran David, Donald Jeffrey Woods, and Ehud Talmor. All of SpinCo’s current directors and officers will resign from their positions as directors and officers of SpinCo, effective upon the Effective Time, and flyExclusive will appoint replacements. No Jet.AI directors or officers will become directors of flyExclusive, SpinCo or any other flyExclusive subsidiary. For a more complete description of the flyExclusive Board, please see the section titled “Management Following the Merger” beginning on page 34 of this proxy statement/prospectus.

Q: Who will be the executive officers of flyExclusive following the Merger?

A: Immediately following the Merger, the executive management team of flyExclusive will be comprised of the following individuals, all of whom currently serve in the capacities shown below:

Name	Current Position at flyExclusive
Thomas James Segrave, Jr.	Chief Executive Officer and Chairman
Matthew Lesmeister	Chief Operating Officer
Bradley G. Garner	Chief Financial Officer
Zachary M. Nichols	Chief Accounting Officer
Michael Guina	Chief Commercial Officer

No Jet.AI directors of officers will become officers of flyExclusive, SpinCo or any other flyExclusive subsidiary.

Q: What will SpinCo’s relationship be with Jet.AI following the Separation and Distribution?

A: After the Separation and Distribution, SpinCo and Jet.AI will be separate companies with separate management teams and separate boards of directors. SpinCo and Jet.AI have entered into a Separation and Distribution Agreement to effect the Separation and Distribution and a Merger Agreement to effect the Merger of Merger Sub with and into SpinCo. Jet.AI will not retain any of the issued and outstanding shares of SpinCo common stock after the Merger. All shares of SpinCo common stock will be distributed, on a pro rata basis, to Jet.AI’s stockholders. In addition, flyExclusive and SpinCo do not expect to depend on Jet.AI to conduct any of SpinCo’s business following the completion of the Separation, Distribution, and Merger.

Q: What will Jet.AI’s business be following the consummation of the Transactions?

A: After the consummation of the proposed Transactions, Jet.AI will continue to operate and retain its software and intellectual property assets, but will cease to hold its aircraft fractional, jet card and management assets. Jet.AI expects to continue pursuing additional business opportunities in the artificial intelligence (AI) sector utilizing its remaining assets to enhance those business operations and model. With Jet.AI’s announcement of the proposed Transactions, it also announced its entry into the AI infrastructure space. Jet.AI has entered into a joint venture with Consensus Core Technologies Inc. (“Consensus Core”) for its first 50-megawatt project as part of a new one-hundred-and-twenty-acre campus that will allow room for the phased construction of a full gigawatt of capacity in the years ahead.

On June 26, 2025, Jet.AI and Consensus Core entered into a Joint Venture Agreement (the “JV Agreement”), pursuant to which the parties agreed to enter into a joint venture to collaborate in developing data centers. The JV Agreement provided certain terms of the joint venture, including: (i) the parties would enter into a Contribution Agreement (the “Contribution Agreement”) with a joint venture limited liability company outlining the full terms of the joint venture; (ii) the joint venture limited liability company would be organized under the laws of the State of Delaware prior to any initial closing under the Contribution Agreement, which would initially be wholly owned by Consensus Core; and (iii) the joint venture limited liability company would establish separate subsidiaries for each data center project to be contributed to the joint venture.

On July 2, 2025, Jet.AI entered into the Contribution Agreement with Consensus Core and Convergence Compute LLC, a Delaware limited liability company (“Convergence Compute”), pursuant to which Jet.AI contributed $300,000 to Convergence Compute in the first closing of the transactions contemplated by the JV Agreement. As consideration for its contribution, Jet.AI acquired a 0.5% equity interest in Convergence Compute. Upon the completion of certain data center project milestones, as described in more detail below, each of Jet.AI and Consensus Core will make additional contributions to Convergence Compute and will receive additional equity interests in Convergence Compute and its subsidiaries.

Jet.AI will contribute up to an aggregate $20 million to Convergence Compute in five tranches, which are each tied to specific project development milestones. Consensus Core will contribute 100% of the equity interests of its Midwest data center project to Convergence Compute at the second closing under the Contribution Agreement and will contribute 100% of the equity interests of its Maritime data center project to Convergence Compute at the third closing under the Contribution Agreement. In consideration for such contributions, Jet.AI and Consensus Core will each receive a 17.5% equity interest in the Midwest project upon the second closing and a 17.5% equity interest in the Maritime project upon the third closing. Jet.AI will also receive an additional 0.5% equity interest in Convergence Compute upon each additional closing, for an aggregate equity interest of up to 2.5% if all five tranches are consummated.

The project development milestones and additional cash contributions to be made by Jet.AI are outlined in the table below.

Closing Event	Midwest Milestones	Maritime Milestones	Contribution Amount by Jet.AI

Initial(1)	Signing Definitive Agreement.	Signing Definitive Agreement.	$300,000

Second(2)	The contribution by Consensus Core as set forth in the Contribution Agreement. The release of any mortgage liens on the property owned by the Midwest data center project. The execution by Convergence Compute of a letter of intent to acquire at least 100 additional acres of property adjacent or proximate to the existing property owned by the Midwest data center project.	Completion of Jet.AI inspection.	$1,700,000

Third	The submission by Convergence Compute of a Transmission Power Load Study application with respect to the Midwest data center project. Confirmation from natural gas utility or other supplier or reseller that they are willing to supply sufficient flow to operate up to the six proposed turbines.	The contribution by Consensus Core as set forth in the Contribution Agreement. Execution of a letter of intent by Convergence Compute with a power producer to acquire power from their proposed wind farm for use by the Maritime data center project (the “Wind Power Project”).	$2,000,000

Fourth	Obtaining of any necessary environmental permits or studies. Delivery of site plans for establishment of utility/energy generation to the Midwest data center project property, including any gas lines.	Obtaining of any necessary environmental permits or studies. Delivery of site plans for establishment of utility/energy generation to the Maritime data center project property, including any gas lines. Execution of a definitive agreement with respect to the Wind Power Project.	$4,000,000

Fifth	Execution of a hyperscale tenant letter of intent or execution of letter of intent for project financing to self-fund the Midwest data center project. Execution of letter of intent or purchase order to acquire up to six turbines.	Execution of a hyperscale tenant letter of intent or execution of letter of intent for project financing to self-fund the Maritime data center project.	$12,000,000

Total			$20,000,000

(1) The initial closing occurred on July 2, 2025.

(2) On November 7, 2025, Jet.AI announced that the milestones associated with the second closing had been substantially completed, and the parties subsequently completed that closing in January 2026 following Jet.AI’s funding of this milestone.

Q: What interests do Jet.AI’s current officers and directors have in the Transactions?

A: When you consider the recommendation of the Jet.AI Board in favor of approval of the Transactions, you should keep in mind that Jet.AI’s directors and officers may have interests in the proposal that are different from, or in addition to, those of Jet.AI’s stockholders generally. Jet.AI’s directors were aware of and considered these interests, among other matters, in evaluating the Transactions, and in recommending to stockholders that they approve the Transactions. Jet.AI’s Board concluded that the interests would be mitigated because (i) these interests are disclosed and included in the accompanying proxy statement/prospectus and (ii) these interests would exist with respect to a change of control transaction by Jet.AI with any other business or businesses. In addition, Jet.AI’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Jet.AI Board, the Merger Agreement. Nonetheless, stockholders should take these interests into account in deciding whether to approve the Transactions. These interests include, among other things:

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Michael Winston, Jet.AI’s Executive Chairman and interim Chief Executive Officer, and George Murnane, Jet.AI’s interim Chief Financial Officer, would each receive a special cash bonus of $1,500,000 payable at the effective date of a change of control transaction by Jet.AI;
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Jet.AI's executive officers, including its interim Chief Executive Officer, and its interim Chief Financial Officer were each granted PSU Awards (as defined below) for which the vesting of any unvested PSUs (as defined below) is expected to be accelerated upon the closing of the Transactions;
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Jet.AI's officers and directors are stockholders of Jet.AI; and
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Jet.AI’s officers and directors will continue to serve Jet.AI in their current roles after the consummation of the Transactions.

For more information, see “The Merger — Quantification of Potential Payments and Benefits to Jet.AI’s Named Executive Officers in Connection with the Merger.”

Q: What risks should I consider in deciding whether to vote in favor of the Jet.AI Proposals?

A: You should carefully review the section titled “Risk Factors,” beginning on page 42 of this proxy statement/prospectus.

Q: When do you expect the Merger to be consummated?

A: We anticipate that the Merger will be consummated during the first half of 2026, soon after the Jet.AI Special Meeting to be held on [   ], 2026, but we cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 95 of this proxy statement/prospectus.

Q: What are the material U.S. federal income tax consequences to Jet.AI stockholders resulting from the Distribution and the Merger?

A: The consummation of the Distribution is not conditioned upon the receipt of the Tax Opinion (as defined in “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—Treatment of the Distribution”) or other opinion of counsel. Nevertheless, subject to the limitations and qualifications set forth in the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—Treatment of the Distribution”, assuming that the Distribution, together with certain related transactions, qualifies as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), then, in general, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger”) of Jet.AI common stock upon the receipt of SpinCo common stock in the Distribution. If the Distribution does not qualify as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, then, in general, for U.S. federal income tax purposes, the Distribution will be treated as a taxable distribution under Code Section 301 to Jet.AI stockholders, and taxable income might be recognized by U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger”) of Jet.AI common stock upon the receipt of SpinCo common stock.

The consummation of the Merger is not conditioned upon the receipt of any ruling from the Internal Revenue Service (the “IRS”) or the receipt by Jet.AI and flyExclusive of an opinion from any counsel to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. On the basis that the Merger so qualifies, in general, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of SpinCo common stock upon the receipt of shares of flyExclusive Class A common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of flyExclusive Class A common stock. However, there can be no assurance that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in which case gain or loss will be recognized by, and an amount of any such gain will be includable in the taxable income of, U.S. holders of SpinCo common stock upon the receipt of shares of flyExclusive Class A common stock in the Merger.

Tax matters are complicated, and the tax consequences of the Distribution, Merger and related transactions to a particular Jet.AI stockholder will depend on the facts of such stockholder’s situation. See “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” for additional information on the tax consequences of the Distribution, Merger and related transactions.

Stockholders are urged also to consult their tax advisors as to the specific tax consequences of the Distribution and the Merger to them.

Stockholders of flyExclusive will not receive anything in the Merger and related transactions and therefore will not have any U.S. federal income tax consequences.

Q: What do I need to do now?

A: Jet.AI and flyExclusive urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Merger affects you.

If you are a common stockholder of Jet.AI, please vote your shares as soon as possible so that your shares will be represented at the Jet.AI Special Meeting. Please follow the instructions set forth on the enclosed Jet.AI proxy card or on the voting instruction form provided by the record holder of your shares if your shares are held in the name of your bank, broker or other nominee.

Q: Should Jet.AI’s stockholders send in their stock certificates now, to the extent they have any?

A: No. The shares of Jet.AI outstanding at the time of the Merger will not be affected by the Merger. Jet.AI will not issue shares of SpinCo common stock to its stockholders. Instead, those stockholders of record will receive an account credited with their shares of SpinCo to be issued as a dividend prior to the Merger. These shares will automatically convert to shares of flyExclusive Class A common stock at the Effective Time of the Merger. Shares of flyExclusive Class A common stock due the SpinCo stockholders as a result of the Merger will be distributed in accordance with those account credits as soon as possible after the Merger. Each SpinCo stockholder who otherwise would be entitled to receive a fractional share of flyExclusive Class A common stock will be entitled to receive cash in lieu of fractional shares.

Q: Who can help answer my questions?

A: If you are a stockholder of Jet.AI and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact Laurel Hill Advisory Group, Jet.AI’s proxy solicitor, by telephone, toll-free, at (888) 742-1305. Banks and brokers should call (516) 933-3100.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following section provides answers to frequently asked questions about the Jet.AI Special Meeting. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections. Unless the context otherwise requires, all references in this “Questions and Answers about the Special Meeting” section of this proxy statement/prospectus to “we,” “us” and “our” refer to Jet.AI.

General Information

What is this document?

This document is the proxy statement of Jet.AI Inc. for the Special Meeting of Stockholders, or the “Special Meeting,” to be held at [●], on [●], 2026.

What is the date and time of the Special Meeting?

The Special Meeting is scheduled to be held at [●], on [●], 2026.

How do I access and attend the Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast. No physical in-person meeting will be held. The online Special Meeting will begin promptly at [●], on [●], 2026. We encourage you to access the Special Meeting prior to the start time, leaving ample time to check in. You will be able to attend the Special Meeting online and vote by visiting [●].

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, or “Continental” (i.e., you are the stockholder of record), please follow the instructions sent to you, which contain the URL address ([●]), along with your control number. You will need your control number included in the notice sent to you or, if you requested printed copies be sent to you by mail, on your Proxy Card or in the instructions that accompanied your proxy materials, to access and attend the Special Meeting virtually via the Internet. If you do not have your control number, please contact Continental at the phone number or e-mail address below.

If your shares are held in the name of your broker, bank or other nominee, you must contact your broker, bank or other nominee and obtain a legal proxy. Once you obtain your legal proxy, please contact Continental to have a control number generated for the Special Meeting:

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By telephone at [●]; or
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By email at [●].

Can I ask questions at the virtual Special Meeting?

Stockholders who attend our virtual Special Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the Special Meeting. You must have your control number provided in the notice sent to you or obtained by following the instructions above.

What is a proxy?

It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as our proxy is also called a proxy, or a “Proxy Card.”

Who is paying the costs to solicit my proxy?

We will pay all expenses in connection with the solicitation of the proxies related to the Special Meeting.

Who is soliciting my proxy, and will anyone be compensated to solicit my proxy?

We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Laurel Hill Advisory Group to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Laurel Hill Advisory Group a fee of $[●], plus disbursements. We will reimburse Laurel Hill Advisory Group for reasonable out-of-pocket expenses and will indemnify Laurel Hill Advisory Group and its affiliates against certain claims, liabilities, losses, damages and expenses. Proxies may also be solicited by our officers and employees by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We may also reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Where is Jet.AI's common stock traded?

Jet.AI's common stock is traded on Nasdaq under the symbol “JTAI”.

Will Jet.AI’s directors be in attendance at the Special Meeting?

We encourage, but do not require, our directors to attend Special Meetings of stockholders, recognizing that from time-to-time scheduling conflicts may occur that will prevent a director from attending. We expect that all of our directors will attend the Special Meeting, if possible.

Voting Matters

Who is entitled to attend and vote at the Special Meeting?

Only Jet.AI's stockholders of record at the close of business on the record date, [●], 2026, are entitled to receive notice of the Special Meeting and to vote the shares for which they are stockholders of record on that date at the Special Meeting, or any postponement or adjournment of the Special Meeting. A list of Jet.AI's stockholders will be open to the examination of any stockholder, for any purpose germane to the Special Meeting, at our principal executive office during ordinary business hours for a period of ten days prior to the Special Meeting. Please contact George Murnane at (702) 747-4000 to coordinate your review.

On [●], 2026, Jet.AI had [●] shares of common stock issued and outstanding.

Stockholders of Record: If at the close of business on [●], 2026, your shares were registered directly in your name with Continental, then you are a stockholder of record. As a stockholder of record, you may submit your vote online at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to authorize a proxy to vote your shares by following the instructions in this proxy statement/prospectus to ensure that your vote is counted.

Beneficial Owner: If at the close of business on [●], 2026, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on and what does the Board recommend?

You will be asked to vote on the following items:	Our Board recommends that you vote:

Proposal 1: To consider and vote upon a proposal to approve and adopt the Transactions, including the Distribution and the Merger Agreement, pursuant to which Jet.AI will distribute all of the shares of SpinCo, on a pro rata basis, to the stockholders of Jet.AI, after which Merger Sub will merge with and into SpinCo, with SpinCo surviving the Merger as a wholly owned subsidiary of flyExclusive, and the transactions to be effected in connection therewith.

“FOR” Proposal 1 – the Transactions Proposal

Proposal 2: To approve to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.

“FOR” Proposal 2 – the Adjournment Proposal.

May other matters be raised at the Special Meeting? How will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Special Meeting other than the proposals described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Special Meeting unless proper notice has been given to us by the stockholders. If other business is properly raised, your proxies have authority to vote in their discretion, including to adjourn the Special Meeting.

The chairman of the Special Meeting has broad authority to conduct the Special Meeting so that the business of the Special Meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the Special Meeting. The chairman of the Special Meeting is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Special Meeting proceeds in a manner that is fair to all participants.

Do any of the Proposals entitle me to a dissenter’s right of appraisal?

Our stockholders are not entitled to dissenters’ rights in connection with any of the proposals to be voted on at the Special Meeting. Furthermore, we do not intend to independently provide our stockholders with any such rights.

How do I vote?

For each proposal, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: If you are a stockholder of record, you may vote online at the Special Meeting, vote by proxy on the Internet, or by using a Proxy Card that you may request. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and submit your vote online even if you have already voted by proxy.

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To vote at the Special Meeting, follow the instructions above to attend and submit your vote.
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To authorize a proxy to vote your shares using a Proxy Card, simply complete, sign and date the Proxy Card that may be delivered and return it promptly in the envelope provided. To request a Proxy Card, follow the instructions in this proxy statement/prospectus. If you return your signed Proxy Card to us before the Special Meeting, we will vote your shares as you direct.
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You can choose to vote your shares at any time using the Internet site identified on the notice. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on your notice. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to the Internet voting site. Your vote must be received by [●] on [●], 2026 to be counted.

Beneficial Owner: If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a notice and voting instructions from that organization, rather than from us. Simply follow the instructions in that notice to ensure that your vote is counted. Alternatively, you may vote over the Internet as instructed by your broker or bank. To vote at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee and contact Continental to have a control number generated for the Special Meeting by following the instructions set forth above under “How do I access and attend the Special Meeting?”

What if I return a Proxy Card or otherwise vote but do not make specific choices?

Stockholder of Record: If you are a stockholder of record and return a signed and dated Proxy Card or otherwise vote without marking any voting selections, your shares will be voted as follows:

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“FOR” the approval and adoption of the Transactions, including the Distribution and the Merger Agreement, pursuant to which Jet.AI will distribute all of the shares of SpinCo, on a pro rata basis, to the stockholders of Jet.AI, after which Merger Sub will merge with and into SpinCo, with SpinCo surviving the Merger as a wholly owned subsidiary of flyExclusive, and approve the transactions to be effected in connection therewith; and
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“FOR” the approval of adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.

If any other matter is properly presented at the Special Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares as recommended by our Board or, if no recommendation is given, will vote your shares using such individual’s best judgment.

Beneficial Owner: If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee and you do not provide that organization with voting instructions, that organization will determine if it has the discretionary authority to vote on the particular matter. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. We believe none of the proposals are considered to be routine matters. Your broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, we expect broker non-votes on all proposals. Accordingly, if you own shares through your broker, bank or other nominee, please be sure to instruct that organization how to vote to ensure that your vote is counted on all of the proposals.

Can I change my mind and revoke my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

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You may submit another properly completed proxy bearing a later date;
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You may send a written notice that you are revoking your proxy to [●]; or
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You may attend and vote online at the Special Meeting.

The last submitted vote will be the one recorded for the holder. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by that organization to revoke your proxy.

What if I receive more than one notice?

Multiple notices mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004-1561, and can be reached at [●].

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes with respect to all proposals. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Transactions Proposal, but they will not affect the outcome of the vote on the other proposals.

What is the vote required for each proposal?

The Transactions Proposal requires the affirmative vote of a majority of the outstanding shares of Jet.AI common stock entitled to vote on the proposal.

Each of the other proposals requires the affirmative vote of at least a majority of the shares present or represented by proxy at the Special Meeting, entitled to vote, and actually casting votes thereon.

How many shares must be present to constitute a quorum for the Special Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least one third of the outstanding shares entitled to vote are represented by stockholders present at the Special Meeting or by proxy. On [●], 2026, the record date, there were [●] shares of common stock issued and outstanding and entitled to vote. Based on our bylaws as in effect as of the date of this proxy statement/prospectus, at least [●] shares must be represented by stockholders present at the Special Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Special Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the Special Meeting or represented by proxy at the Special Meeting may adjourn the Special Meeting to another date.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final results are expected to be published in a Current Report on Form 8-K filed by Jet.AI with the Securities and Exchange Commission, or the “SEC,” on or before the fourth business day following the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days following the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Jet.AI special meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information” beginning on page [___] of this proxy statement/prospectus.

The Companies

SpinCo

SpinCo was incorporated on February 11, 2025 as a Delaware corporation and a wholly owned subsidiary of Jet.AI solely for the purpose of effecting the Transactions. It has not conducted any operations and will not conduct any operations other than as required pursuant to the Merger Agreement and Separation and Distribution Agreement.

SpinCo’s address is 10845 Griffith Peak Dr., Suite 200, Las Vegas, NV 89135.

flyExclusive

We are a premier owner/operator of private jet aircraft to provide jet passengers experiences dedicated to surpassing expectations for quality, convenience and safety. We are the fifth largest private jet operator in the United States, based on 2024 flight hours. We are headquartered in Kinston, North Carolina with services provided across North America, the Caribbean, Central America, South America, and Europe. Our mission is to be the world’s most vertically integrated private aviation company, offering a full range of industry services.

On December 27, 2023 (the “Business Combination Closing Date”), EG Acquisition Corp., a Delaware corporation (“EGA”), completed a business combination (the “Business Combination”) pursuant to that certain Equity Purchase Agreement, dated as of October 17, 2022 (as amended on April 21, 2023, the “Equity Purchase Agreement”), with LGM Enterprises, LLC, a North Carolina limited liability company (“LGM”) and the parent company of Exclusive Jets, LLC d/b/a “flyExclusive” (“flyExclusive”), the existing equityholders of LGM (the “Existing Equityholders”), EG Sponsor LLC, a Delaware limited liability company (“Sponsor”) and Thomas James Segrave, Jr. (“Segrave Jr.”) in his capacity as Existing Equityholder Representative.

As a result of the Business Combination, our Company is organized in an umbrella partnership-C corporation (“Up-C”) structure in which substantially all of our operating assets are held by LGM, and our Company’s only assets are its equity interests in LGM. LGM is a North Carolina limited liability company. The members of LGM are EGA, Segrave Jr. and Segrave Jr. as custodian for his four children. The managing member of LGM is EGA. Pursuant to the Amendment and Restated Operating Agreement, dated December 27, 2023 (the “Operating Agreement”), by and among LGM, EGA and the other members of LGM, the business and affairs of LGM are managed by and under our Company’s direction. We have full, exclusive discretion to manage and control the business and affairs of LGM. No member of LGM, as such, other than our Company, will take part in the day-to-day management and operation of LGM.

Pursuant to the Operating Agreement, we may not transfer all or any part of our ownership interest in LGM without the consent of the other members of LGM holding at least a majority of the aggregate units of ownership interest in LGM (the "LGM Common Units") then outstanding and held by such members. In addition, to the fullest extent permitted by law, the members of LGM are restricted from transferring all or any part of such member’s ownership interests in LGM without the prior written consent of our Company, which consent may be given or withheld in our sole discretion. However, members of LGM may transfer their shares to certain permitted persons.

We were formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. As such, we were a blank check company. On December 27, 2023, we merged with LGM Enterprises, LLC, a North Carolina limited liability company (“LGM”). LGM was formed on October 3, 2011. LGM became fully operational in April of 2015 upon the expiration of Segrave Jr.’s non-compete agreement with Delta Airlines. flyExclusive is a premier owner/operator of jet aircraft to provide private jet passengers experiences dedicated to surpassing expectations for quality, convenience, and safety. Our subsidiary, Exclusive Jets, LLC, was formed as a limited liability company in North Carolina on June 4, 2013.

Our address is 2860 Jetport Road, Kinston, North Carolina 28504 and our telephone is (252) 208-7715.

Recent Developments - flyExclusive

Volato Amendment and Share Issuance

On September 2, 2024, the Company entered into an Aircraft Management Services Agreement (the “Volato Agreement”) with Volato Group, Inc. (“Volato”), the largest HondaJet operator in the United States. Pursuant to the Volato Agreement, Volato engaged the Company as an independent contractor to provide certain aircraft management services and agreed that the Company will be the exclusive provider of such services to Volato. Under the terms of the Volato agreement, the Company will manage flight operations, sales, and expenses of Volato’s fleet.

On October 1, 2025, the Company and Volato entered into a Fourth Amendment to Aircraft Management Services Agreement (the “Amendment”). Pursuant to the Amendment, Volato granted the Company the right to purchase from Volato certain aviation-related assets and assume certain obligations of Volato related to aviation-related assets (the “flyExclusive Option”), and the Company granted Volato the right to sell to the Company certain aviation-related assets and assign certain obligations of Volato (the “Volato Option,” and collectively with the flyExclusive Option, the “Asset Options”). On March 6, 2026, the Company exercised the flyExclusive Option and entered into an Asset Purchase Agreement with Volato (the “Asset Purchase Agreement”) to purchase certain of Volato’s assets in exchange for $1,333,333, which consisted of 451,901 shares of the Company’s common stock, as calculated pursuant to the terms of the Asset Purchase Agreement.

The Transactions

The Transactions to be effected by, and contemplated under the Merger Agreement will be accomplished by way of the following transaction steps:

•
The Separation will be effected, whereby Jet.AI will, among other things and subject to the terms and conditions of the Separation and Distribution Agreement, transfer the SpinCo Business to SpinCo;
•
The Distribution will be effected, whereby Jet.AI will distribute to Jet.AI stockholders 100% of the SpinCo common stock, par value $0.001 per share; and
•
Following the above steps, the Merger will be effected, whereby Merger Sub will merge with and into SpinCo, with SpinCo continuing as the surviving company in the Merger and a wholly-owned subsidiary of flyExclusive.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the outstanding securities of SpinCo will be converted into the right to receive (i) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Closing Date Merger Consideration Shares, divided by (B) the total amount of shares of SpinCo common stock, par value $0.001 per share (“SpinCo Common Stock”) issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “Closing Date Exchange Ratio”) and (ii) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Reserve Shares, divided by (B) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “Reserve Exchange Ratio”). For further details, see “The Merger Agreement- Merger Consideration”.

At Closing, the Reserve Shares, which represent 20% of the Merger Consideration Shares, will be reserved (out of Parent’s authorized capital stock) but not issued. The number of Reserve Shares to be issued to the SpinCo Holders post-closing, if any, will be based upon final determination of the purchase price. If the final purchase price is less than the initial estimated purchase price at Closing, a portion of the Reserve Shares equal to the difference between the final purchase price and the initial estimated purchase price will not be issued and such portion will be deemed to have been forfeited by the SpinCo Holders. If the final purchase price is more than the initial estimated purchase price at Closing, (i) all of the Reserve Shares will be issued to the SpinCo Holders and (ii) an additional number of shares of Parent Common Stock, equal to the amount by which the final purchase price exceeds the initial estimated purchase price, will be issued to the SpinCo Holders (such additional shares, if any, the “Additional Merger Consideration Shares”); provided, however, that the number of Additional Merger Consideration Shares will be capped at an amount equal to 20% of the Merger Consideration Shares.

Reasons for the Transactions

flyExclusive expects the Transactions will, upon completion, provide flyExclusive with additional cash on hand to pursue its business plans, as well as have an increased aviation fleet, providing it with greater financial and operational flexibility to pursue acquisitions and other growth opportunities.

Jet.AI believes that the Transactions, upon completion, will allow Jet.AI will retain various of its assets and operations and pursue new opportunities in potentially high growth industries, while providing Jet.AI stockholders an equity interest in flyExclusive, which is expected to have greater financial and operational flexibility to pursue acquisitions and other growth opportunities in its current areas of focus, including charter aviation, and in complementary areas, than could Jet.AI on a standalone basis.

Opinion of Jet.AI’s Financial Advisor

Jet.AI retained Newbridge Securities Corporation (“Newbridge”) to act as its financial advisor in connection with the Merger. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Jet.AI selected Newbridge to act as its financial advisor in connection with the Merger on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On February 13, 2025, at a meeting of the Jet.AI Board held to evaluate the Merger, Newbridge delivered to the Jet.AI Board an oral opinion, which was confirmed by delivery of a written opinion, dated February 14, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Share Exchange Consideration (as defined in the Newbridge Opinion attached as Annex B) to be received by the stockholders of Jet.AI in the Merger is fair, from a financial point of view, to Jet.AI's stockholders.

The full text of Newbridge’s written opinion to the Jet.AI Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Jet.AI Board for the benefit and use of the Jet.AI Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for Jet.AI, or the underlying business decision of Jet.AI whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

●	considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions, and business and securities valuations generally;

●	reviewed various drafts of the Merger Agreement;

●	reviewed Jet.AI’s publicly available last seven fiscal quarters of historical financial results;

●

reviewed publicly available financial information of Jet.AI filed with the U.S. Securities & Exchange Commission, including its Forms 10-K and 10-Q, and certain reports on material events filed on Forms 8-K between January 1, 2023 and February 7, 2025;

●

conducted discussions with Jet.AI’s management team to better understand Jet.AI’s recent business history, an overview of the business proposed to be transferred into SpinCo and, an overview of certain operating assets remaining in Jet.AI, as well as to review their corporate presentation and near-term financials;

●	reviewed flyExclusive’s publicly available last seven fiscal quarters of historical financial results (prior to the date of the report);

●

reviewed publicly available financial information of flyExclusive filed with the U.S. Securities & Exchange Commission, including its Forms 10-K and10-Q and certain reports on material events filed on Forms 8-K between January 1, 2023, and February 7, 2025;

●

performed a Public Company Comparable analysis of similar companies to flyExclusive, that included variables such as companies trading on a U.S., Stock Exchanges, and have businesses in the “Fractional Asset Ownership”” sector to attain Last Twelve Month (LTM) Enterprise Value / Revenue multiples;

●	reviewed the transaction’s impact on the future use Net Operating Losses on remaining Jet.AI operations and concluded that they were not material; and

●

included an analysis of the dilutive impact to Jet.AI’s shareholders for payment of the change of control bonuses and issuance of the shares of common stock underlying the PSU Awards (as defined below) to certain members of the Jet.AI management team after the closing of the Transaction.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of flyExclusive that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not (i) assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of flyExclusive, (ii) been furnished with any such valuation or appraisal, and (iii) has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of flyExclusive.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of flyExclusive and its successors. Further, Newbridge expressed no opinion as to what the value of flyExclusive Class A common stock actually will be when the Merger is consummated or the prices at which flyExclusive Class A common stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analysis reviewed by the Jet.AI Board and performed by Newbridge in connection with its opinion. The financial analysis summarized below include information presented in tabular format. In order to fully understand the financial analysis performed by Newbridge, the information presented in a table must be read together with the text of each summary. The table alone does not constitute a complete description of the financial analysis performed by Newbridge. Considering the data set forth in the table below without considering the full narrative description of the financial analysis , including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of the financial analysis performed by Newbridge.

Valuation Methodology

Newbridge employed a comparable public company analysis to analyze the range of values of flyExclusive. Newbridge did not exclude any companies or transactions that it believed met the respective selection criteria described below for each analysis. Although Newbridge conducted significant research to perform a comparable precedent mergers and acquisitions transaction analysis, it was unable to find enough consistent datapoints for such valuation methodology. Newbridge chose not to conduct a discounted cash flow analysis as there was no visibility into possible near-term mergers and acquisitions activity in a rapidly evolving sector that could dramatically affect cashflow variability and growth.

Comparable Public Company Analysis

To calculate the implied equity value of flyExclusive, Newbridge first obtained the average enterprise value to revenue ("EV/Revenue") multiples from a total of nine (9) comparable public companies identified by Newbridge that most resembled flyExclusive’s business and applied it to flyExclusive’s Last Twelve Months (LTM) revenue. The comparable public companies were selected using the following criteria: (i) listed on a major stock exchange in the United States, (ii) in the “Fractional Asset Ownership & Rental” sector, and (iii) generated revenue during the previous twelve months. In determining which companies were appropriate for the comparable public company analysis, Newbridge sought to include companies that had similar characteristics as flyExclusive, primarily similar business models. Accordingly, the public comparable dataset presented have a similar business model in that they operate within the “Fractional Asset Ownership & Rental” sector of the aviation, vacation rentals, and ride-sharing industries and trade on a major United States stock exchange.

The market capitalizations of the public comparable dataset chosen by Newbridge (which ranged from a low of $77.9 million to a high of $162 billion) were higher than the market capitalization of flyExclusive, which as of February 12, 2025, was approximately $58.2 million. The public companies in the dataset also had a more extensive history of operations, and higher last twelve month revenues (of between a low of $118.2 million and a high of $43.9 billion) than that of flyExclusive. While the history of operations, size of the market capitalization, and sales of the public companies in the dataset are all higher than that of flyExclusive’s, Newbridge concluded that the companies chosen had several key characteristics in common with flyExclusive that made them appropriate comparable public companies, including that they had a U.S. national securities exchange listing, had a similar business model, and the fact that there were no other similar companies with smaller equity values and sales compared to flyExclusive.

The average of the EV/Revenue multiple for the public comparable dataset was 1.9x, compared to flyExclusive’s currently EV/Revenue multiple of 1.5x. Applying the average EV/Revenue multiple for the public comparable dataset of 1.9x, flyExclusive’s implied equity valuation would be $72.3 million. Jet.AI would receive shares of flyExclusive Class A common stock at between a 15% to 20% discount under the Merger Agreement. However, using the average of the EV/Revenue multiple for the public comparable dataset of 1.9x and flyExclusive’s resulting implied equity valuation of $72.3, Jet.AI would receive shares of flyExclusive Class A common stock at between a 26% and 31% implied intrinsic value discount, when also factoring in approximately $4.0 million in transaction expenses.

The table below summarizes certain observed historical financial performance and enterprise value to revenue multiples of the selected public companies that were sourced from S&P Capital IQ data as of February 12, 2025.

Fractional Asset Ownership & Rental	February 11, 2025		Balance Sheet		Income Statement	Valuation Multiples
		Stock	Market	Enterprise	Revenue	EV/Revenue
Company Name	Symbol	Price	Capitalization	Value	LTM	LTM

Uber Technologies, Inc.	NYSE:UBER	$77.0	$162,034.3	$165,951.3	$43,978.0	3.8x
Lyft, Inc.	NasdaqGS:LYFT	$14.4	$5,969.2	$5,118.2	$5,786.0	0.9x
Hilton Grand Vacations Inc.	NYSE:HGV	$41.4	$4,081.4	$10,603.4	$4,238.0	2.5x
Travel + Leisure Co.	NYSE:TNL	$55.3	$3,779.3	$9,249.3	$3,829.0	2.4x
Marriott Vacations Worldwide Corporation	NYSE:VAC	$83.9	$2,928.7	$8,138.7	$3,194.0	2.5x
Wheels Up Experience Inc.	NYSE:UP	$1.4	$997.9	$1,184.6	$833.7	1.4x
Bristow Group Inc.	NYSE:VTOL	$36.5	$1,044.3	$1,751.1	$1,367.9	1.3x
Blade Air Mobility, Inc.	NasdaqCM:BLDE	$3.6	$278.4	$165.8	$241.8	0.7x
Surf Air Mobility Inc.	NYSE:SRFM	$4.9	$77.9	$171.3	$118.2	1.4x
($ in millions)					AVERAGE	1.9x

Miscellaneous

The discussion set forth above is a summary of the material financial analysis presented by Newbridge to the Jet.AI Board in connection with its opinion and is a comprehensive description of all analysis undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that selecting portions of its analysis and the factors considered, or focusing on information presented in tabular format, without considering the factors or the narrative description of the analysis, could create a misleading or incomplete view of the processes underlying Newbridge’s analysis and opinion.

The estimates of the future performance of flyExclusive in or underlying Newbridge’s analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analysis. The analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the valuations estimates resulting from, the analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the flyExclusive Class A common stock.

Conclusion

The value derived from the comparable public company analysis that Newbridge used shows that Jet.AI will receive Class A common stock in flyExclusive at an implied intrinsic value discount of between 26% and 31%. The implied intrinsic value discount is the difference between the public comparable dataset (of EV/Revenue of 1.9x) versus the existing valuation of flyExclusive (of EV/Revenue of 1.5x), plus the 15% - 20% discount already being received in the Merger transaction. Jet.AI receives the benefit of both discounts, and therefore, it is Newbridge’s opinion that, (i) the Merger Consideration is fair, from a financial point of view, to Jet.AI and Jet.AI’s stockholders.

The type and amount of consideration payable in the Merger was determined through negotiations between Jet.AI and flyExclusive, and was approved by the Jet.AI Board. The decision to enter into the Merger Agreement was solely that of the Jet.AI Board. As described above, Newbridge’s opinion and analysis was only one of many factors considered by the Jet.AI Board in its evaluation of the Merger and should not be viewed as determinative of the views of Jet.AI or flyExclusive’s management with respect to the Merger.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the Jet.AI Board, Jet.AI agreed to pay Newbridge a fee of $65,000, of which $65,000 was paid upon delivery of the Opinion. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion.

The full text of the written opinion is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. The description of the Newbridge Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Jet.AI stockholders are urged to read the written opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Newbridge in preparing the Newbridge Opinion. The Newbridge Opinion was prepared at the request of, and furnished solely to, the Jet.AI Board (in the Jet.AI Board members’ individual capacities as directors and not in any other capacity) for its information and assistance in connection with its consideration of the financial terms of the Merger, and was only one of many factors considered by the Jet.AI Board in its evaluation of the Merger. Further, the Newbridge Opinion only addresses the fairness, from a financial point of view as of the date thereof, to Jet.AI of the Exchange Ratio. The Newbridge Opinion did not address, among other things, (i) any other terms or agreements relating to the Merger or any other terms of the Merger Agreement, (ii) the relative merits of the Merger as compared to other transactions or strategies that might be available to Jet.AI, or (iii) the underlying business decision of Jet.AI to proceed with the Merger. The Newbridge Opinion was not intended to, and does not, constitute a recommendation to the Jet.AI Board, Jet.AI, any security holder of Jet.AI, or any other party as to how to vote or otherwise act with respect to the Merger or any other matter relating thereto.

Conditions to Completion of the Merger

The obligations of flyExclusive and Jet.AI to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Effective Time, of the conditions set forth in the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 95 of this proxy statement/prospectus.

Non-Solicitation

Jet.AI is subject to certain non-solicitation obligations in the Interim Period, for a more complete description of the non-solicitation provisions, please see the section titled “The Merger Agreement — Non-Solicitation” beginning on page 94 of this proxy statement/prospectus.

Termination and Termination Fees

The Merger Agreement may be terminated and the Transactions abandoned, but not later than the Closing, as follows:

•
by mutual written agreement of flyExclusive and Jet.AI;
•
by flyExclusive or Jet.AI, if the Closing shall not have occurred on or prior to April 30, 2026 (the “Outside Date”); provided, that this right to terminate the Merger Agreement shall not be available to any party whose action or failure to comply with its obligations under the Merger Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
•
by flyExclusive or Jet.AI, if any law shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Transactions, including the Distribution, by any governmental authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Transactions, and such law shall have become final and non-appealable; provided, that this right to terminate the Merger Agreement shall not be available to any party whose action or failure to perform any of its obligations under the Merger Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such law;
•
by flyExclusive upon written notice to Jet.AI, in the event of a breach of any representation, warranty, covenant or agreement on the part of Jet.AI or SpinCo, such that the related bring-down conditions would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Jet.AI or SpinCo by the earlier of: (A) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that flyExclusive shall not have this right to terminate the Merger Agreement if flyExclusive or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement to the extent such breach or breaches would give rise to the failure of a condition to Closing;
•
by Jet.AI upon written notice to flyExclusive, in the event of a breach of any representation, warranty, covenant or agreement on the part of flyExclusive or Merger Sub, such that the related bring-down conditions would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by flyExclusive by the earlier of: (A) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Jet.AI shall not have this right to terminate the Merger Agreement if Jet.AI or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement to the extent such breach or breaches would give rise to the failure of a condition to Closing;
•
by flyExclusive or Jet.AI, if the approval of the transactions contemplated by the Merger Agreement by an affirmative vote of the number of holders of Jet.AI Common Stock required to approve such transactions under applicable law and the governing documents of Jet.AI (the “Company Shareholder Approval") shall not have been obtained; and
•
by Jet. AI prior to the Registration Statement being declared effective by the SEC, in order to accept a Superior Proposal and enter into, immediately following such termination, a binding and definitive written contract with respect to such Superior Proposal, provided, that (i) Jet.AI has complied with its covenants and agreements under Section 7.9 of the Merger Agreement, (ii) Jet.AI pays an amount to flyExclusive equal to the amount of all reasonable and documented out-of-pocket fees and expenses incurred or paid by flyExclusive and its Affiliates in connection with the Merger Agreement and the Transactions, including fees and expenses of law firms, accounting firms, financial advisors, outside experts, third-party services providers and consultants (the “Parent Expenses Reimbursement Amount”), and (iii) Jet.AI pays a termination fee of $650,000 (the “Termination Fee”) to flyExclusive in accordance with the Merger Agreement.

Support Agreement

Concurrently with the execution of the Merger Agreement, each officer and director and certain other significant stockholders of Jet.AI, who collectively hold less than 1.8% of the shares eligible to vote at the Meeting (the “Specified Stockholders”), in their respective capacities as stockholders of Jet.AI, entered into a Support Agreement with flyExclusive, pursuant to which each Specified Stockholder has agreed to, among other things, vote its shares of Jet.AI stock in favor of the Transactions Proposal, not vote those shares for any alternative proposal or any other transaction, proposal, agreement, or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger, and not transfer those shares (subject to certain exceptions) to third parties.

Appraisal Rights

Jet.AI’s stockholders are not entitled to dissenters’ rights in connection with any of the proposals to be voted on at the Special Meeting. Furthermore, Jet.AI does not intend to independently provide its stockholders with any such rights.

Management Following the Merger

At the Effective Time, the board of directors of flyExclusive will consist of the current directors of flyExclusive, namely Thomas James Segrave, Jr., Gary Fegel, Gregg S. Hymowitz, Michael S. Fox, Peter B. Hopper, Frank B. Holding, Jr., and Thomas J. Segrave, Sr. All of SpinCo’s current directors and officers will resign from their positions as directors and officers of SpinCo, effective upon the Effective Time, and flyExclusive will appoint replacements. For a more complete description of the flyExclusive Board, please see the section titled “Management Following the Merger” beginning on page 34 of this proxy statement/prospectus.

Immediately following the Merger, the executive management team of flyExclusive will be comprised of the following individuals, all of whom currently serve in the capacities shown below:

Name	Current Position at flyExclusive
Thomas James Segrave, Jr.	Chief Executive Officer and Chairman
Matthew Lesmeister	Chief Operating Officer
Bradley G. Garner	Chief Financial Officer
Zachary M. Nichols	Chief Accounting Officer
Michael Guina	Chief Commercial Officer

No Jet.AI directors or officers will become directors or officers of flyExclusive, SpinCo or any other flyExclusive subsidiary.

Further, there will be no change expected to Jet.AI’s board of directors or executive officers as a result of the Merger, Separation, Distribution, or other Transactions.

Potential Payments and Benefits to Jet.AI's Named Executive Officers in Connection with the Merger

Pursuant to their respective employment agreements dated December 31, 2025, each of Mr. Winston, JetA.I’s Executive Chairman and interim Chief Executive Officer, and Mr. Murnane, Jet.AI’s interim Chief Financial Officer, is entitled to special cash bonus of $1,500,000 upon the closing of the Transactions.

As a result, if the Transactions Proposal is approved by the stockholders of Jet.AI, each of Mr. Winston and Mr. Murnane will be paid their respective special cash bonuses in connection with the consummation of the Transactions. See the section entitled “The Merger – Quantification of Potential Payments and Benefits to Jet.AI’s Named Executive Officers in Connection with the Merger.”

In addition, under parameters adopted under the Plan, each of Jet.AI’s executive officers, including its Executive Chairman and interim Chief Executive Officer, its Chief Financial Officer, and its Chief Operating Officer, were granted ten performance share units (each a "PSU") under the long-term incentive plan (the “PSU Awards”). The PSU Awards represent the right of each PSU Award holder to receive shares of Jet.AI common stock subject to, and upon, the achievement by Jet.AI of defined incremental growth milestones of Jet.AI’s market capitalization as set forth in the PSU Award agreements. The terms of the PSU Award agreements provide that the PSU Awards will be vested upon a change of control unless otherwise approved by the unanimous approval of the disinterested members of the board of directors of Jet.AI.

The number of shares of Jet.AI common stock to be delivered to each PSU Award holder is based on a formula set forth in each PSU Award agreement of which one factor is the market price of Jet.AI’s common stock and therefore, the number of shares of Jet.AI that would be delivered to each PSU Award holder after consummation of the Transactions may vary and is not determinable at this time. As of the date of this proxy statement/prospectus, one of the PSUs has vested for each recipient based on this formula and nine PSUs remain unvested for each participant.

The table below sets forth the amount of payments (on a pre-tax basis) that each of Jet.AI’s named executive officers could receive after consummation of the Transactions in the form of a special cash bonus, together with an illustration of the number of shares of Jet.AI common stock that could be delivered to each PSU Award holder under their respective PSU Award assuming (for illustration purposes) that there are 958,342 shares of Jet.AI common stock issued and outstanding immediately prior to the Effective Time and that the price per share of Jet.AI's common stock is $7.50. Values shown below do not take into account any impact of excise taxes or payment reductions imposed in connection with Sections 280G or 4999 of the Code, or any increase in compensation that may occur following the date of this filing or following the Distribution and Merger.

Named Executive Officer	Special Cash Bonus ($)	Total Number of Unvested PSUs Held	Shares Underlying Unvested PSUs (#) (1)
Michael Winston	$1,500,000	9	540,000
George Murnane	$1,500,000	9	270,000
Patrick McNulty	$0	9	54,000

(1) Assumes (i) full vesting of each PSU Award in connection with the change of control that would result from the Transactions, (ii) 958,342 shares of Jet.AI’s common stock issued and outstanding, and (iii) a price per share of $7.50.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

Based strictly on representations of Jet.AI in the representation letter delivered by Jet.AI to counsel (the “Tax Representation Letter”), and subject to the assumptions and qualifications set forth below in the section titled “Material U.S. Income Tax Consequences of the Distribution and the Merger,” the Distribution, together with certain related transactions, will qualify as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. In that case, for U.S. federal income tax purposes, gain or loss generally will not be recognized by, and an amount will not be included in the taxable income of, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger”) of Jet.AI common stock upon the receipt of SpinCo common stock.

The consummation of the Merger is not conditioned upon the receipt by Jet.AI and flyExclusive of an opinion from any tax counsel to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. However, on the basis that the Merger so qualifies, in general, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the taxable income of, U.S. Holders of SpinCo common stock upon the receipt of shares of flyExclusive Class A common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of flyExclusive Class A common stock.

Tax matters are complicated and the tax consequences of the Distribution, Merger and related transactions to you will depend on the facts of your own situation. You should read the summary in “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” and consult your own tax advisor for a full understanding of the tax consequences to you of the Distribution, Merger and related transactions.

Summary Risk Factors

Each of Jet.AI, SpinCo and flyExclusive are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders. You should carefully read this proxy statement/prospectus, including the annexes, and especially consider the material risks discussed below and these and other risks discussed in greater detail under the section titled “Risk Factors” beginning on page 42 of this proxy statement/prospectus. Jet.AI and flyExclusive encourage you to read and consider all of these risks carefully. In addition, you should read and consider the risks associated with the business of flyExclusive.

Risks Related to the Merger

•
The Merger may not be completed on the terms or timeline currently contemplated, or at all;
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Jet.AI’s net cash may be less than expected at the Closing, which would result in Jet.AI’s stockholders owning a smaller percentage of flyExclusive immediately after the Merger, and, if Jet.AI’s net cash is less than $12.0 million as of the End Date (as defined below), could even result in the termination of the Merger Agreement;
•
Failure to complete the Merger may result in Jet.AI paying a termination fee to flyExclusive and could harm the future business, financial results and common stock price of Jet.AI;

•
The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and/or other causes;
•
Some executive officers and directors of Jet.AI have interests in the Merger that are different from the stockholders of Jet.AI and that may influence them to support or approve the Merger without regard to the interests of the respective stockholders of Jet.AI;
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The market price of Jet.AI common stock and flyExclusive Class A common stock following the Merger may decline as a result of the Merger;
•
Jet.AI stockholders are expected to own approximately [ ]% of flyExclusive Class A common stock immediately after the Close of the Merger;
•
As of March 31, 2026, Thomas James Segrave, Jr., flyExclusive’s Chief Executive Officer, beneficially owned approximately 55.4% of flyExclusive’s Class A common stock (assuming that all LGM Common Units are exercised or exchanged for one share of Class A common stock, which would result in the forfeiture of all outstanding shares of Series B common stock) and 100% of its Class B common stock outstanding, representing a combined voting power of approximately 55.4%, assuming that all outstanding derivative securities that are convertible into Class A common stock are exercised or exchanged for shares of flyExclusive Class A common stock;
•
During the pendency of the Merger Agreement, Jet.AI and flyExclusive may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;
•
Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;
•
The opinion delivered by Newbridge to the Jet.AI Board prior to the entry into the Merger Agreement does not reflect changes in circumstances that may have occurred since the date of the opinion;
•
Jet.AI and flyExclusive may be targets of securities class action and derivative lawsuits which could result in substantial cost and may delay or prevent the Merger from being completed;
•
Jet.AI or flyExclusive may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval;
•
flyExclusive and Jet.AI have incurred, and will continue to incur, significant transaction and merger-related costs in connection with the Merger, which may be in excess of those anticipated by flyExclusive or Jet.AI;
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Following the Merger, flyExclusive may be unable to successfully integrate the Jet.AI charter business and realize the anticipated benefits of the Merger;
•
flyExclusive will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all;
•
The market price of flyExclusive’s Class A common stock is expected to be volatile, and the market price of the Class A common stock may drop following the Merger;
•
flyExclusive does not anticipate that it will pay any cash dividends in the foreseeable future;
•
An active trading market for the flyExclusive Class A common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all;
•
Future sales of shares by flyExclusive stockholders could cause the price of the Class A common stock to decline;
•
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about flyExclusive, its business or its market, its Class A common stock price and trading volume could decline; and
•
The information about SpinCo included in this proxy statement/prospectus may not be an indication of its impact on the financial condition or results of operations of flyExclusive following the completion of the Merger.

Risks Related to SpinCo

SpinCo’s business and operations are subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this proxy statement/prospectus summary, that represent challenges that SpinCo faces in connection with its business and operations. SpinCo currently operates a total of five aircraft solely in the “super-light” category, manages a limited number of customers’ aircraft and faces various challenges in scaling its business operations. The risks and uncertainties SpinCo faces in continuing to implement and operate its business are exacerbated by its relatively small size and limited resources when compared to various competitors in the industry.

•
Demand for SpinCo’s products and services may decline due to factors beyond its control.
•
SpinCo faces a high level of competition with numerous market participants with greater financial resources and operating experience.
•
Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on SpinCo’s business, results of operations and financial condition.
•
The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
•
The supply of pilots to the airline industry is limited and may negatively affect SpinCo’s operations and financial condition. Increases in labor costs may adversely affect SpinCo’s business, results of operations and financial condition.
•
Pilot attrition may negatively affect SpinCo’s operations and financial condition.
•
SpinCo is exposed to operational disruptions due to maintenance.
•
Significant increases in fuel costs could have a material adverse effect on SpinCo’s business, financial condition and results of operations.
•
If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, SpinCo may not be able to attract or retain members, and its operating results may be adversely affected.
•
Any failure to offer high-quality customer support may harm SpinCo’s relationships with its customers and could adversely affect SpinCo’s reputation, brand, business, financial condition and results of operations.
•
The demand for SpinCo’s services is subject to seasonal fluctuations.
•
Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect SpinCo’s business, investments and results of operations.
•
SpinCo’s business is dependent on its ability to attract and retain highly qualified personnel.

Risks Relating to Jet.AI after the Closing of the Transactions

After the Transactions Jet.AI will continue to operate and retain its software and intellectual property assets, but will cease to hold its aircraft fractional, jet card and management assets and expects to seek to pursue additional business opportunities in the artificial intelligence (AI) sector utilizing its remaining assets to enhance those business operations and model. Pursuing broader opportunities in the broader AI sector otherwise will subject Jet.AI to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” that is a part of this proxy statement/prospectus summary.

•
In the Transactions Jet.AI will divest substantially all of its aviation focused assets, together with associated working capital and thereafter adopt a business strategy that focuses on expanding its AI operations and those decisions may have a material adverse effect on Jet.AI’s future operations, financial position and cash flows, and pose further risks to the successful operation of Jet.AI’s business over the short and long-term;
•
The AI sector in which Jet.AI expects to primarily focus after the Transactions is subject to significant risks;

•
Jet.AI may not achieve some or all of the expected benefits of the Transactions, and the Transactions may adversely impact Jet.AI’s business;
•
After the Transactions Jet.AI’s success will be dependent on its ability to successfully develop new services, platforms and solutions that utilize AI and enhance or compliment its existing services, platforms and solutions; and
•
Jet.AI may not be able to obtain additional capital when desired, on favorable terms or at all.

Risks Related to flyExclusive

flyExclusive’s business and securities are subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this proxy statement/prospectus summary, that represent challenges that flyExclusive faces in connection with the successful implementation of its strategy and the growth of its business. In particular, the following considerations, among others, may offset flyExclusive’s competitive strengths or have a negative effect on its business strategy, which could cause a decline in the price of shares of its Class A common stock and result in a loss of all or a portion of your investment.

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We might not be able to successfully implement our growth strategies;
•
Our operating results are expected to be difficult to predict based on a number of factors that could affect our long-term performance;
•
To achieve our projected growth rate, we will require additional liquidity and capital resources that might not be available at terms that are favorable to us, or at all;
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We might not be able to grow our complementary products and service offerings through opportunistic acquisitions or otherwise as part of our growth strategy. Any failure to adequately integrate future acquisitions into our business could have a material adverse effect on us;
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We are exposed to the risk of a decrease in demand for private aviation services;
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The loss of key personnel upon whom we depend to operate our business or the inability to attract additional qualified personnel could adversely affect our business;
•
The supply of pilots to the airline industry is limited and may negatively affect our operations and financial condition;
•
Pilot attrition may negatively affect our operations and financial condition;
•
Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations, and financial condition;
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Significant reliance on Gulfstream, Textron and Bombardier aircraft and spare parts poses risks to our business and prospects;
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Significant reliance on third-party aircraft engine manufacturers and engine management companies poses risks to our owned and leased aircraft and operations;
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We are exposed to operational disruptions due to maintenance;
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Our transition to in-house maintenance, repair, and overhaul activities could prove unsuccessful or impact key relationships;
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Significant increases in fuel costs could have a material adverse effect on our business, financial condition, and results of operations;
•
Cybersecurity breaches and other incidents involving the unauthorized disclosure of personal or confidential information could materially adversely affect our business and operating results;
•
Our obligations in connection with our indebtedness and other contractual obligations could impair our liquidity and harm our business, results of operations and financial condition;
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We are subject to significant governmental regulations;

•
We may become involved in litigation that may materially adversely affect us;
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Our only significant asset is our ownership interest in LGM and such ownership might not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations;
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We are a “controlled company” within the meaning of the NYSE American listing standards and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements which would not provide you the same protections afforded to stockholders of companies that are subject to such requirements;
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The multi-class structure of our Common Stock has the effect of concentrating voting power with our Chief Executive Officer, which will limit other stockholders’ ability to influence the outcomes of important transactions, including a change of control;
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Our multi-class structure might result in a lower or more volatile market price of our securities or in adverse publicity or other adverse consequences;
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We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected;
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There can be no assurance that we will be able to comply with the continued listing standards of NYSE American, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions;
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If securities or industry analysts do not publish or cease publishing research or reports about our Company, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline; and
•
Substantial future sales of our Class A common stock that are registered for resale by certain stockholders could cause the market price of our Class A common stock to decline.

Regulatory Approvals

In the United States, (A) flyExclusive must comply with applicable federal and state securities laws and the rules and regulations of the NYSE American in connection with (i) the issuance of shares of flyExclusive Class A common stock to SpinCo’s stockholders in connection with the transactions contemplated by the Merger Agreement and (ii) the filing of this proxy statement/prospectus with the SEC, and (B) Jet.AI must comply with (i) applicable federal and state securities laws in connection with the issuance of shares of SpinCo to the Jet.AI stockholders in connection with the transactions contemplated by the Merger Agreement and (ii) the filing of this proxy statement/prospectus with the SEC. flyExclusive does not intend to seek any regulatory approval from antitrust authorities to consummate the Contemplated Transactions.

NYSE American Listing Application

Shares of flyExclusive Class A common stock are currently listed on the NYSE American under the symbol “FLYX.” flyExclusive will file a listing of additional shares application with the NYSE American pursuant to its rules. Under the Merger Agreement, each of flyExclusive’s and Jet.AI’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of flyExclusive Class A common stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on the NYSE American as of the closing of the Merger. The terms of the Merger Agreement permit that this condition may be waived by agreement among flyExclusive, Jet.AI and Merger Sub, without recirculation or resolicitation of this proxy statement/prospectus.

Description of Jet.AI Common Stock and flyExclusive Class A Common Stock

Both Jet.AI and flyExclusive are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Jet.AI stockholders will also become flyExclusive stockholders, and their rights as flyExclusive stockholders will be governed by the DGCL, the Bylaws of flyExclusive and the Second Amended and Restated Certificate of Incorporation of flyExclusive. The rights of Jet.AI stockholders contained in Jet.AI’s Certificate of Incorporation, as amended, and Bylaws, differ from the rights of flyExclusive stockholders under flyExclusive’s Second Amended and Restated Certificate of Incorporation and Bylaws, as more fully described under the section titled “Comparison of Rights of Holders of Jet.AI Common Stock and flyExclusive Class A Common Stock” beginning on page 165 of this proxy statement/prospectus.

Jet.AI Special Meeting

The Jet.AI Special Meeting will be held exclusively online via audio-only webcast on [    ], 2026 at          Time, unless postponed or adjourned to a later date. The Special Meeting can be accessed by visiting           , where you will be able to vote your shares and submit questions during the Special Meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at        Eastern Time, and Jet.AI encourages you to allow ample time for the online check-in procedures. Please note that you will not be able to attend the Special Meeting in person. For more information on the Special Meeting, see the section titled “The Special Meeting of Jet.AI’s Stockholders” beginning on page 75 of this proxy statement/prospectus.

flyExclusive Class A Common Stock Market Price and Dividend Information

Prior to December 27, 2023, flyExclusive’s publicly traded units, Class A common stock and publicly traded warrants were listed on NYSE under the symbols “EGGFU,” “EGGF,” and “EGGFW,” respectively. Upon the closing of the merger with EGA on December 27, 2023, flyExclusive’s Class A common stock and publicly traded warrants are now listed on the NYSE American under the symbols “FLYX” and “FLYX.WS,” respectively.

As of March 31, 2026, there were 2,519,869 publicly traded warrants, 4,333,333 private placement warrants, and 49,930,000 LGM Common Units outstanding, all of which are convertible into an aggregate of 56,783,202 shares of flyExclusive Class A common stock.

On April 13, 2026, the closing price of our Class A common stock was $2.36.

flyExclusive has never paid any cash dividends on its Class A common stock. The payment of cash dividends by flyExclusive in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends will be within the discretion of the flyExclusive board of directors and the board of directors will consider whether or not to institute a dividend policy. The flyExclusive board of directors currently anticipates that the company will retain all of its earnings, if any, for use in its business and operations and, accordingly, the flyExclusive board of directors does not anticipate declaring any dividends in the foreseeable future.

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement/prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

Emerging Growth Company and Controlled Company

In April 2012, Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” flyExclusive has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, flyExclusive’s audited financial statements might not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

flyExclusive has chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” flyExclusive is not required to, among other things, (i) provide an auditor’s attestation report on its system of internal control over financial reporting pursuant to Section 404 of SOX, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. flyExclusive may remain an “emerging growth company” until December 31, 2028. However, if certain events occur prior to such date, including if flyExclusive becomes a “large accelerated filer,” its annual gross revenue equals or exceeds $1.235 billion or it issues more than $1.0 billion of non-convertible debt in any three-year period, it will cease to be an “emerging growth company” prior to December 31, 2028.

By virtue of the combined voting power of the Existing Equityholders of more than 50% of the total voting power of the shares of flyExclusive’s capital stock, flyExclusive qualifies as a “controlled company” within the meaning of the corporate governance standards of the NYSE American. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of flyExclusive’s Board consist of independent directors, (ii) it have a compensation committee that is composed entirely of independent directors and (iii) it have a nominating/corporate governance committee that is composed entirely of independent directors.

flyExclusive is relying on all of these exemptions. As a result, its Board does not consist of a majority of independent directors, it does not have a compensation committee consisting entirely of independent directors and it does not have a nominating/corporate governance committee that is composed entirely of independent directors. Going forward, flyExclusive may also rely on the other exemptions so long as it qualifies as a “controlled company.” To the extent flyExclusive relies on any of these exemptions, holders of its Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American.

RISK FACTORS

An investment in flyExclusive Class A common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. flyExclusive’s business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to it or that it currently considers immaterial. The trading price of flyExclusive’s Class A common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting their respective business operations, flyExclusive and Jet.AI are each exposed to a variety of risks. These risks are generally inherent to the private commercial aviation industry. Any of the risk factors described below have affected or could materially adversely affect their respective businesses, financial condition and results of operations.

Failure to complete the Merger could have a negative adverse impact on the business and operations of Jet.AI as described below. In addition, SpinCo faces various risks and uncertainties in continuing to implement and operate its business as described below.

Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Merger

The Merger may not be completed on the terms or timeline currently contemplated, or at all.

The consummation of the Merger is subject to numerous conditions, including (1) the effectiveness of the Registration Statement, (2) the approval by Jet.AI’s stockholders of the Transactions Proposal, and (3) other customary closing conditions and there can be no assurance that the Merger will be consummated. See the section “The Merger Agreement — Conditions to the Completion of the Merger” on page 95 of this proxy statement/prospectus.

If the Merger is not completed for any reason, the price of Jet.AI’s common stock or flyExclusive’s Class A common stock may decline to the extent that the market price of Jet.AI’s common stock or flyExclusive’s Class A common stock reflects or previously reflected positive market assumptions that the Merger would be completed and the related benefits would be realized. In addition, Jet.AI and flyExclusive have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Merger. These expenses must be paid regardless of whether the Merger is consummated.

Jet.AI’s net cash may be less than expected at the Closing, which would result in Jet.AI’s stockholders owning a smaller percentage of flyExclusive immediately after the Merger, and, if Jet.AI’s net cash is less than $12.0 million as of the End Date, could even result in the termination of the Merger Agreement.

For purposes of the Merger Agreement, net cash is subject to certain reductions, including, without limitation, for payments made in connection with the sale, transfer, license, assignment or other divestiture of its intellectual property and other assets and technology in existence on the date of the Merger Agreement on or about the anticipated Closing, accounts payable, accrued expenses (except those related to the Merger), current liabilities payable in cash, unpaid expenses related to the Merger and certain other unpaid obligations. In the event the amount of Jet.AI’s cash is smaller or such reductions are greater than anticipated, Jet.AI stockholders could hold a significantly smaller portion of flyExclusive immediately after the Merger. For more information on the calculation of shares to be issued at Closing, see “Questions and Answers About the Transactions – Q. What will Jet.AI’s stockholders receive in the Merger?”

Failure to complete the Merger may result in Jet.AI paying a termination fee to flyExclusive and could harm the common stock price of Jet.AI.

Upon termination of the Merger Agreement, prior to the Registration Statement being declared effective by the SEC, in order to accept a Superior Proposal (as defined in the Merger Agreement) and enter into, immediately following such termination, a binding and definitive written contract with respect to such Superior Proposal, provided, that (i) Jet.AI has complied with its covenants and agreements under Section 7.9 of the Merger Agreement, (ii) Jet.AI pays an amount to be required to pay flyExclusive a termination fee of $650,000 and the reimbursement of flyExclusive’s expenses, which could significantly impact Jet.AI’s liquidity and ability to fund its business.

For these purposes, a “Superior Proposal” means a bona fide written proposal or offer by any third party involving any:

(a) direct or indirect acquisition of assets of Jet .AI or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 50% or more of the fair market value of Jet.AI’s and its subsidiaries’ consolidated assets or to which 50% or more of their net revenues or net income on a consolidated basis are attributable;

(b) direct or indirect acquisition of 50% or more of the voting equity interests of Jet.AI or any of its subsidiaries whose business constitutes 50% or more of the consolidated net revenues, net income, or assets of Jet.AI and its subsidiaries, taken as a whole;

(c) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 50% or more of the voting power of Jet.AI; or

(d) merger, consolidation, other business combination, or similar transaction involving Jet.AI or any of its subsidiaries, pursuant to which a third party would own 50% or more of the consolidated net revenues, net income, or assets of Jet.AI and its subsidiaries, taken as a whole;

in each case that the Jet.AI Board determines in good faith is more favorable from a financial point of view to the holders of Jet.AI Common Stock than the transactions contemplated by the Merger Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account the terms and conditions and prospects for completion of such Superior Proposal and of the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by flyExclusive within 2 business days of receiving notice from Jet.AI).

Jet.AI has agreed not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate the submission of any proposal for any of the transactions described above (with all the percentages reduced for these purposes to 15%) nor to change its Board’s recommendation that the Jet.AI stockholders approve the Merger, except as described below. It can, however, negotiate what it believes constitutes or would reasonably be expected to result in a Superior Proposal, as long as it promptly (i) notifies flyExclusive (but in no event later than 48 hours) after receipt of such a proposal, (ii) keeps flyExclusive reasonably informed of material developments affecting the status and material terms of any such proposal, and (iii) provides flyExclusive with any non-public information provided to any third party. Prior to the receipt of shareholder approval of the Merger, Jet.AI’s Board may change its recommendation or agree to a Superior Proposal if it gave flyExclusive written notice of the Superior Proposal at least two business days ahead of time and that proposal is still a Superior Proposal taking into account changes to the Merger Agreement proposed by flyExclusive.

In addition, if the Merger is not completed, each of Jet.AI and flyExclusive is subject to the following risks:

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the parties have incurred, and will continue to incur, significant expenses related to the Merger, such as legal, financial advisor and accounting fees, which must be paid even if the Merger is not completed; and
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the price of Jet.AI’s common stock or the price of flyExclusive’s Class A common stock may decline and remain volatile.

In addition, if the Merger Agreement is terminated and the Jet.AI Board or flyExclusive Board determines to seek another business combination, there can be no assurance that either Jet.AI or flyExclusive will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger or any partner at all. Please see “The Merger Agreement — Termination and Termination Fee” beginning on page 97 of this proxy statement/prospectus.

Failure to complete the Merger could negatively impact the price of shares of flyExclusive Class A common stock and the price of shares of Jet.AI common stock, as well as flyExclusive’s and Jet.AI’s respective future businesses and financial results.

The Merger Agreement may be terminated by either flyExclusive or Jet.AI if the Merger is not completed by the Outside Date, except that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any material covenant or agreement under the Merger Agreement is the primary cause of or resulted in the failure of the transactions to be consummated on or before that date. flyExclusive and Jet.AI can also mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval is obtained. In addition, flyExclusive and Jet.AI may elect to terminate the Merger Agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement—Termination”.

If the transactions contemplated by the Merger Agreement are not completed for any reason, flyExclusive’s and Jet.AI’s respective ongoing businesses and financial results may be adversely affected and, without realizing any of the benefits of having completed the transactions, flyExclusive and Jet.AI will be subject to a number of risks, including the following:

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flyExclusive and Jet.AI will be required to pay their respective costs relating to the transactions, which are substantial, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;
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time and resources committed by flyExclusive’s and Jet.AI’s management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;
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flyExclusive and Jet.AI may experience negative reactions from financial markets, including negative impacts on the prices of their common stock, including to the extent that the current market price reflects a market assumption that the transactions will be completed;
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flyExclusive and Jet.AI may experience negative reactions from employees, customers or vendors; and
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since the Merger Agreement restricts the conduct of flyExclusive’s and Jet.AI’s business prior to completion of the Merger, flyExclusive and Jet.AI may not have been able to take certain actions during the pendency of the Merger that would have benefited it as an independent company and the opportunity to take such actions may no longer be available.

If the Merger Agreement is terminated and the Jet.AI Board seeks another merger or business combination, Jet.AI may not be able to find a party willing to offer equivalent or more attractive consideration than the consideration flyExclusive has agreed to provide in the Merger, or such other merger or business combination may not be completed. If the Merger Agreement is terminated under specified circumstances, Jet.AI may be required to pay flyExclusive a termination fee of $650,000. If the Merger Agreement is terminated because of a failure of flyExclusive’s or Jet.AI’s stockholders to approve the Transactions Proposal required to complete the Merger, flyExclusive and Jet.AI, as applicable, may be required to reimburse the other party for its transaction expenses. In addition, any delay in completing the Merger may significantly reduce the synergies and other benefits that flyExclusive and Jet.AI expect to achieve if they successfully complete the Merger within the expected timeframe and integrate their respective businesses.

If the conditions to the closing of the Merger are not met, the Merger may not occur.

Even if the Transactions Proposal is approved by the Jet.AI stockholders, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 95 of this proxy statement/prospectus. Jet.AI and flyExclusive cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or will be delayed, and Jet.AI and flyExclusive each may lose some or all the intended benefits of the Merger.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and/or other causes.

In general, either Jet.AI or flyExclusive can refuse to complete the Merger if there is a flyExclusive Material Adverse Effect (as defined in the Merger Agreement) or a Jet.AI Material Adverse Effect (as defined in the Merger Agreement), as applicable, between February 13, 2025, the date of the initial Merger Agreement, and the closing of the Merger. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Jet.AI or flyExclusive, including:

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general business, political or economic conditions generally affecting the industry in which flyExclusive or Jet.AI operate;
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acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions;
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changes in financial, banking or securities markets;
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any change in the stock price or trading volume of Exclusive Class A common stock (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of flyExclusive Class A common stock may be taken into account in determining whether a material adverse effect with respect to flyExclusive has occurred, unless such effects are otherwise excepted from the definition of flyExclusive material adverse effect);
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any change in, or any compliance with or action taken for the purpose of complying with, any applicable law or GAAP (or interpretations of any applicable law or GAAP);
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the announcement of the Merger Agreement; or
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the taking of any action required to be taken by the Merger Agreement.

If a material adverse change occurs with respect to either party or both parties and Jet.AI and flyExclusive still complete the Merger, the price of flyExclusive Class A common stock following the closing of the Merger may suffer and may reduce the value of the Merger to the stockholders of Jet.AI, flyExclusive or both.

The structure of the transaction not including the acquisition of any pre-existing Jet.AI entity or employees introduces certain integration risks that could have a material adverse effect on flyExclusive’s financial condition, results of operations and/or stock price.

Because flyExclusive will not acquire a pre-existing Jet.AI entity, nor any Jet.AI employees, flyExclusive might encounter more difficulties in identifying, transferring title to and integrating all desired assets into flyExclusive’s business than it would if the transaction were structured otherwise. These difficulties could result in flyExclusive spending more money than anticipated to recognize the anticipated benefits of the acquisition, or not recognizing those benefits in full or at all, any of which could have a material negative impact on flyExclusive’s financial condition, results of operations and/or stock price.

flyExclusive and Jet.AI have incurred, and will continue to incur, significant transaction and merger-related costs in connection with the Merger, which may be in excess of those anticipated by flyExclusive or Jet.AI.

Each of flyExclusive and Jet.AI has incurred and expects to continue to incur a number of non-recurring costs associated with the Merger, many of which are payable regardless of whether or not the Merger is completed. These fees and costs have been, and will continue to be, substantial. These costs include, among others, employee retention costs, fees paid to legal, accounting and financial advisors, severance and benefit costs, filing fees and printing and mailing fees. flyExclusive and Jet.AI will also incur transaction fees and costs related to the integration of the companies, which may be substantial. Moreover, each company may incur additional unanticipated expenses in connection with the Mergers and the integration, including costs associated with any shareholder litigation related to the Merger.

The costs described above, as well as other unanticipated costs and expenses, could have an adverse effect on the financial condition and operating results of flyExclusive, Jet.AI or, following the completion of the Merger, the combined company.

Some executive officers and directors of Jet.AI have interests in the Transactions that are different from the respective stockholders of Jet.AI and that may influence them to support or approve the Transactions without regard to the interests of the stockholders of Jet.AI.

Some of Jet.AI’s directors and officers may have interests in the Transactions that are different from, or in addition to, those of Jet.AI’s stockholders generally. These interests include:

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Michael Winston, Jet.AI’s Executive Chairman and interim Chief Executive Officer, and George Murnane, Jet.AI’s interim Chief Financial Officer, each would receive a special cash bonus of $1,500,000 payable at the effective date of a change of control transaction by Jet.AI; and
•
Jet.AI’s executive officers, including its interim Chief Executive Officer, interim Chief Financial Officer, and Chief Operating Officer, were each granted PSU Awards under Jet.AI’s long-term incentive plan for which the vesting of any unvested PSUs is expected to be accelerated upon the closing of the Transactions.

Jet.AI’s directors were aware of and considered these interests, among other matters, in evaluating the Transactions, and in recommending to stockholders that they approve the Transactions. Jet.AI’s Board concluded that the interests would be mitigated because (i) these interests are disclosed and included in the accompanying proxy statement/prospectus and (ii) these interests would exist with respect to a change of control transaction by Jet.AI with any other business or businesses. In addition, Jet.AI’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Jet.AI Board, the Merger Agreement. Nonetheless, stockholders should take these interests into account in deciding whether to approve the Transactions. For more information, see “The Merger — Quantification of Potential Payments and Benefits to Jet.AI’s Named Executive Officers in Connection with the Merger.”

The market price of Jet.AI common stock and of flyExclusive Class A common stock following the Merger may decline as a result of the Merger.

The market price of Jet.AI common stock or flyExclusive Class A common stock may decline as a result of the Merger for a number of reasons, including if:

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investors react negatively to the prospects of Jet.AI’s or flyExclusive’s business and prospects following the closing of the Merger;

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the effect of the Merger on the business and prospects of Jet.AI or flyExclusive following the closing of the Merger is not consistent with the expectations of financial or industry analysts; or
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Jet.AI or flyExclusive does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by stockholders or financial or industry analysts, or at all.

Jet.AI stockholders will have a materially reduced ownership and voting interest in, and will exercise less influence over the management of, flyExclusive following the closing of the Merger as compared to their current ownership and voting interest in Jet.AI.

Immediately following the Merger, the pre-Merger stockholders of Jet.AI are expected to hold approximately [ ]% of the outstanding shares of flyExclusive Class A common stock, on a fully diluted basis (subject to further adjustment as further described below), subject to certain adjustments, including based upon SpinCo's Net Cash at Closing. The calculation of Jet.AI Net Cash at Closing includes, among other things, cash, accounts receivable, other current assets, right-of-use lease assets and deposits net of SpinCo liabilities. The Net Cash Condition means that SpinCo Net Cash must be no less than $12.0 million in order for flyExclusive to be required to complete the Merger. For a more complete description of the Merger, please see the section titled “The Merger Agreement — Merger Consideration and Exchange Ratio” beginning on page 86 of this proxy statement/prospectus.

Currently, Jet.AI stockholders have the control over the Jet.AI charter business to the same extent as their current ownership in Jet.AI.

In addition, as of March 31, 2026, Thomas James Segrave, Jr., flyExclusive’s Chief Executive Officer, beneficially owned approximately 55.4% of flyExclusive’s Class A Common Stock and 100% of its Class B common stock outstanding, representing a combined voting power of approximately 55.4% (assuming that all LGM Common Units are exercised or exchanged for one share of Class A common stock, which would result in the forfeiture of all outstanding shares of Series B common stock), assuming that all outstanding derivative securities that are convertible into Class A common stock are exercised or exchanged for shares of flyExclusive Class A common stock.

During the pendency of the Merger Agreement, Jet.AI and flyExclusive may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Jet.AI and flyExclusive to make acquisitions, subject to specified exceptions relating to fiduciary duties, or complete other mergers, sales of assets or other business combinations pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party, subject to specified exceptions, even if any such transaction could be favorable to such party’s stockholders. For a more complete description of the restrictions on pursuing alternative transactions please see the section titled “The Merger Agreement” beginning on page 86 of this proxy statement/prospectus.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Jet.AI and flyExclusive from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances for Jet.AI when (i) the Jet.AI Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that an unsolicited competing proposal constitutes, or is reasonably likely to result in, a superior competing proposal and, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Jet.AI Board, or (ii) when such takeover proposal is a Subsequent Takeover Proposal as defined in Amendment No. 4 to the Merger Agreement. Even in such circumstances, while the Jet.AI Board may change its recommendation to Jet.AI stockholders, Jet.AI will remain obligated to hold a stockholder vote on the Required Transactions Proposal and may not terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Offer. In addition, if Jet.AI or flyExclusive terminate the Merger Agreement under specified circumstances, including terminating because of a decision of the Jet.AI Board to recommend a superior competing proposal, Jet.AI may be required to pay flyExclusive a termination fee of $650,000 and expense reimbursements as described under “The Merger Agreement — Termination and Termination Fee.” This termination fee may discourage third parties from submitting competing proposals to Jet.AI or its stockholders and may cause the Jet.AI Board or the flyExclusive Board, as the case may be, to be less inclined to recommend a competing proposal.

The Newbridge Opinion delivered by Newbridge to the Jet.AI Board prior to the entry into the Merger Agreement does not reflect changes in circumstances that may occur after the date thereof.

The Jet.AI Board has not obtained an updated opinion either as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of the Newbridge Opinion from Newbridge, Jet.AI’s financial advisor. Changes in circumstances, including without limitation the operations and prospects of Jet.AI or flyExclusive, stock prices, general market and economic conditions and other factors, some or all of which may be beyond the control of Jet.AI and flyExclusive, are not reflected in the Newbridge Opinion. The Newbridge Opinion does not speak as of any date other than the date thereof.

flyExclusive and Jet.AI may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Mergers from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on flyExclusive’s and Jet.AI’s respective liquidity and financial condition. Lawsuits that may be brought against the parties to the Merger Agreement or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. If a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect flyExclusive’s and Jet.AI’s respective business, financial position and results of operation.

One of the conditions to the Closing is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the Closing. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect flyExclusive’s and Jet.AI’s respective business, financial position and results of operations.

Jet.AI or flyExclusive may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.

Conditions to Jet.AI’s or flyExclusive’s obligations to complete the Merger may be waived, in whole or in part, to the extent permitted by law, in certain circumstances unilaterally or by agreement of Jet.AI and flyExclusive. In the event of a waiver of a condition, the Jet.AI Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of stockholder approval is necessary.

In the event that the Jet.AI Board, in its own reasonable discretion, determines any such waiver is not significant enough to require recirculation of this proxy statement/prospectus and re-solicitation of its stockholders, it will have the discretion to complete the Merger without seeking further stockholder approval, which decision may have a material adverse effect on the Jet.AI stockholders. For example, if Jet.AI and flyExclusive agree to waive the requirement that the shares of flyExclusive Class A common stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on the NYSE American as of the closing of the Merger, and their respective boards of directors elect to proceed with the closing of the Merger, the NYSE American may notify flyExclusive of its determination to delist the company’s securities based upon the failure to timely and properly list the Merger Shares on the NYSE American. flyExclusive may appeal the determination to a hearings panel but such appeal may not satisfy the NYSE American, in which event the flyExclusive Class A common stock would be delisted.

The NYSE American may delist flyExclusive’s Class A common stock from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the company to additional trading restrictions.

Currently, flyExclusive’s Class A common stock is publicly traded on the NYSE American. In connection with the proposed Merger, flyExclusive will file a listing application with the NYSE American for the Merger Shares.

If flyExclusive fails to meet the NYSE American listing requirements and the respective boards of flyExclusive and Jet.AI choose to close the merger without the NYSE American’s approval, then the NYSE American may notify flyExclusive of its determination to delist the company’s Class A common stock based upon the failure to timely and properly satisfy the listing requirements. For more information, refer to the section titled “Risk Factors Related to the Merger — Jet.AI or flyExclusive may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” beginning on page 47 of this proxy statement/prospectus.

In addition, we cannot assure you that flyExclusive will be able to continue to meet the NYSE American listing requirements in the future. In order to continue listing its securities on the NYSE American following the proposed Merger, flyExclusive will be required to maintain certain financial and stock price levels. If the NYSE American were to delist flyExclusive’s Class A common stock from trading on its exchange at any time after the closing of the Merger and flyExclusive is not able to list its Class A common stock on another national securities exchange or regain compliance with the NYSE American, flyExclusive’s Class A common stock could be quoted on an over-the-counter market. If this were to occur, flyExclusive could face significant material adverse consequences, including:

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a limited availability of market quotations for its Class A common stock;
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reduced liquidity for its Class A common stock;
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a determination that flyExclusive’s Class A common stock is a “penny stock” which would require brokers trading in flyExclusive’s Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities; and
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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Since shares of flyExclusive’s Class A common stock are listed on the NYSE American, they are covered securities. Although states are preempted from regulating the sale of covered securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. If flyExclusive was no longer listed on the NYSE American or any other national securities exchange, its Class A common stock would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

The market price of shares of flyExclusive Class A common stock after the Merger may be affected by factors different from those currently affecting the price of shares of Jet.AI common stock.

Upon completion of the Merger, Jet.AI’s stockholders will become holders of shares of flyExclusive Class A common stock. Upon completion of the Merger, flyExclusive’s results of operations will depend upon the performance of flyExclusive, which is affected by factors that are different from those currently affecting the results of operations of Jet.AI.

If the Distribution does not qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 of the Code, including as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of shares of Jet.AI, flyExclusive or SpinCo, then Jet.AI and/or Jet.AI shareholders that received SpinCo common stock in the Distribution could be required to pay substantial U.S. federal income taxes.

The consummation of the Distribution is not conditioned upon the receipt by Jet.AI of an opinion from counsel regarding the tax treatment of the Distribution. In general, if the Separation and Distribution, taken together, were determined not to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes each U.S. Holder who receives SpinCo common stock would generally be treated as receiving a taxable distribution equal to the fair market value of the SpinCo common stock received by the U.S. Holder.

In addition, if the Separation and Distribution, taken together, were determined not to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes, Jet.AI generally would recognize taxable gain with respect to the transfer of SpinCo common stock in the Distribution, which could result in significant tax to Jet.AI.

Even if the Separation and Distribution, taken together, otherwise qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, the Distribution would nonetheless be taxable to Jet.AI (but not to U.S. Holders of Jet.AI common stock) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Jet.AI or SpinCo, directly or indirectly (including through acquisitions of the stock of flyExclusive after the Merger), as part of a plan or series of related transactions that includes the Distribution. For purposes of Section 355(e) of the Code, any acquisitions of Jet.AI or SpinCo stock, directly or indirectly, within the period beginning two years before the Distribution and ending two years after the Distribution are generally presumed to be part of such a plan, although Jet.AI may, depending on the facts and circumstances, be permitted to rebut that presumption. Further, for purposes of this test, the Merger will be treated as part of a plan that includes the Distribution, so it is expected that the Merger, standing alone, will cause the Distribution to be taxable to Jet.AI under Section 355(e) of the Code because holders of SpinCo common stock will own less than 50% of the common stock of flyExclusive following the Merger. Such plan may result in the recognition of a significant amount of taxable gain by Jet.AI (but not by Jet.AI stockholders) for U.S. federal income tax purposes under Section 355(e) of the Code. See “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—Treatment of the Distribution.”

Risks Relating to Jet.AI after the Closing of the Transactions

In determining whether you should approve the proposals contained in this proxy statement/prospectus, you should carefully read the following risk factors related to Jet.AI after completion of the Transactions in addition to the risks described above and below.

In the Transactions Jet.AI will divest substantially all of its aviation focused assets, together with associated working capital and thereafter adopt a business strategy that focuses on expanding its AI operations. Any or all of these decisions if incorrect may have a material adverse effect on the results of Jet.AI’s operations, financial position and cash flows, and pose further risks to the successful operation of Jet.AI’s business over the short and long-term.

There are substantial risks associated with divesting a portion of our legacy assets and operations in the Transaction and thereafter focusing primarily upon on opportunities in the AI sector, including the loss of working capital and the loss of revenue associated with divesting our aviation centric assets. After the Transactions, Jet.AI management expects the company to focus on opportunities in the AI sector or that are complimentary to that sector, and leverage Jet.AI’s remaining assets in that process. While Jet.AI management has experience in the software development and artificial intelligence sectors (including from its existing booking platform and iOS Apps (such as CharterGPT)) there is no guarantee that Jet.AI’s chosen strategy will be successful. Further, Jet.AI’s business operations after the Transaction will be significantly dependent on its ability to further penetrate the AI sector and identify and execute upon business opportunities that are complimentary to that sector, and the future market acceptance and sale of its existing or new AI focused applications, and implementing its business model, which, in some cases are neither fully developed nor in qualification stages. There can be no assurance that Jet.AI will be successful in addressing these or any other significant risks it may encounter after the divestment of certain assets to flyExclusive or the expansion of its AI focused strategy.

The AI sector in which Jet.AI expects to primarily focus after the Transactions is subject to significant risks, including rapid growth and volatility, capital requirements, dependence on rapidly changing underling technologies, market and political risks and uncertainties and extreme competition. Jet.AI cannot guarantee that it will be able to anticipate or overcome any or all of these risks and uncertainties, especially as a small company operating in an environment that includes many large, well-capitalized competitors with substantially more resources.

Developing and then commercializing AI focused technologies, services and products is subject to significant barriers to entry and operational fluctuations. In order to become and then remain competitive, Jet.AI will incur substantial costs associated with research and development, qualification, prototype production capacity and sales and marketing activities in connection with its products and services. Jet.AI may also need to acquire new assets, or enter new agreements, to facilitate its entry into certain opportunities in the greater AI sector. In addition, the rapidly changing industry, the length of time between developing and introducing a product to market, frequent changing customer (or market driven) specifications for Apps and products, customer cancellations of products and general down cycles in the industry, among other things, make our future prospects difficult to evaluate. As a result of these factors, it is possible that we may not (i) generate sufficient positive cash flow from operations; (ii) raise funds through the issuance of equity, equity-linked or convertible debt securities; or (iii) otherwise have sufficient capital resources to meet our future capital or liquidity needs. There are no guarantees Jet.AI will be able to generate additional financial resources beyond its existing balances.

Jet.AI may not achieve some or all of the expected benefits of the Transactions, and the Transactions may adversely impact Jet.AI’s business.

Jet.AI may not realize the strategic, financial, operational or other benefits from the Transactions it hopes to achieve. Jet.AI is seeking to divest certain assets and operations that have historically operated at a net loss, and thereafter primarily focus on the AI sector while leveraging its remaining intellectual property and software assets and expertise. Jet.AI cannot predict with certainty if or when anticipated benefits from the Transactions will occur or the extent to which they will be achieved. Following the completion of the Transactions Jet.AI’s operational and financial profile will change, and it will face new risks. Following the completion of the Transactions, Jet.AI will initially be a smaller and less-diversified company compared to Jet.AI prior to the Transactions, and, may be more vulnerable to changing market conditions. The business opportunities that Jet.AI expects to pursue will likely require it to identify and execute on additional sources of liquidity and are in industries or business sectors where Jet.AI faces barriers to entry and competition. While Jet.AI believes that the Transactions will allow Jet.AI to focus on business opportunities that it can more readily scale and capitalize on, and, will help position Jet.AI to capitalize on its remaining assets and pursue other business opportunities in high growth industries, Jet.AI cannot assure you that following the Transactions it will be able to successfully identify any such opportunities or effect and capitalize on those business opportunities.

Particularly after the Transactions Jet.AI’s success will be dependent on its ability to successfully develop new services, platforms and solutions that utilize AI and enhance or complement its existing services, platforms and solutions, and market acceptance of these offerings.

Although Jet.AI will retain various of its software and intellectual property assets after the Transactions and continue to offer its existing Apps that utilize AI, the software and AI industries are characterized by rapid technological change, evolving industry standards, changing customer preferences, new product and service introductions and the emergence of new developers and vendors with lean cost and flexible cost models. Jet.AI’s future success will depend on its ability to successfully develop services, platforms and solutions that utilize AI that build upon or differ from its legacy aircraft fractional, jet card and management operations and keep pace with changes in Jet.AI’s addressable markets, and the acceptance of these services, platforms and solutions by existing and target customers. Jet.AI cannot guarantee that it will be successful in developing new applications, services, platforms and solutions, addressing evolving technologies on a timely or cost-effective basis or, if these services, platforms and solutions are developed, that Jet.AI will be successful in the marketplace. Jet.AI also cannot guarantee that it will be able to compete effectively with new developers or vendors offering lean cost and flexible cost models, or that products, services or technologies developed by others will not render our services, platforms and solutions non-competitive or obsolete. Jet.AI’s failure to address these developments could have a material adverse effect on our business, results of operations and financial condition.

Jet.AI may not be able to obtain additional capital when desired, on favorable terms or at all.

The industry, products and markets in which Jet.AI expects to focus after the Transaction are markets that make Jet.AI’s prospects difficult to evaluate and, to enter these industry sectors and thereafter remain competitive, Jet.AI expects to be required to make continued investments in equipment, facilities and technology. Jet.AI expects that substantial capital will be required to pursue certain business opportunities in sectors that are complimentary to AI focused business operations, and to also continue technology and product development, and to fund working capital for anticipated growth. If Jet.AI does not generate sufficient cash flow from operations or otherwise have the capital resources to meet its future capital needs, we may need additional financing to implement our business strategy.

Jet.AI expects that it will need to raise additional capital in the future to fund more rapid expansion, respond to competitive pressures, potentially acquire complementary assets, businesses or technologies or take advantage of unanticipated opportunities, and it may seek to do so through public or private financing, strategic relationships or other arrangements. The ability of Jet.AI to secure any required financing will depend in part upon prevailing capital market conditions and business success. There can be no assurance that Jet.AI will be successful in its efforts to secure any additional financing on terms satisfactory to management or at all. Even if such funding is available, Jet.AI cannot predict the size of future issues of common shares or securities convertible into common shares or the effect, if any, that future issues and sales of common shares will have on the price of Jet.AI’s common shares.

Additionally, the aggregate $3.0 million in special cash bonuses and $12.0 million minimum cash condition, each described elsewhere in this proxy statement/prospectus, could require Jet.AI to raise additional cash through financing arrangements that would likely cause substantial dilution to Jet.AI’s existing stockholders due to corresponding issuances of securities pursuant to its existing financing arrangements or pursuant to potential additional equity financing arrangements on terms that are substantially similar to those of Jet.AI’s existing financing arrangements.

If Jet.AI raises additional capital through the issuance of equity securities, the percentage ownership of Jet.AI’s existing shareholders may be reduced, and such existing shareholders may experience additional dilution in net book value per share. Any such newly-issued equity securities may also have rights, preferences or privileges senior to those of the holders of the common shares. If additional funds are raised through the incurrence of indebtedness, such indebtedness may involve restrictive covenants that impair the ability of Jet.AI to pursue its growth strategy and other aspects of its business plan, expose Jet.AI to greater interest rate risk and volatility, require Jet.AI to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital and capital expenditures, increase Jet.AI’s vulnerability to general adverse economic and industry conditions, place Jet.AI at a competitive disadvantage compared to its competitors that have less debt, and limit Jet.AI’s ability to borrow additional funds,. In connection with any such future capital raising transactions, whether involving the issuance of equity securities or the incurrence of indebtedness, Jet.AI may be required to accept terms that restrict its ability to raise additional capital for a period of time, which may limit or prevent Jet.AI from raising capital at times when it would otherwise be opportunistic to do so.

The Transactions could give rise to disputes or other unfavorable effects, which could materially and adversely affect Jet.AI’s business, financial position or results of operations.

After the Transactions Jet.AI will have decreased working capital and will have divested certain of its revenue producing assets and operations. However, Jet.AI will continue to own and operate certain other of its legacy assets and continue to have operational expenses and overhead (including the costs and expenses associated with being a publicly reporting company with a class of securities listed on NASDAQ), of both a nonrecurring and a recurring nature, and certain of these expenses and costs are related to arrangements made between Jet.AI and certain of its existing vendors and strategic partners. Disputes with third parties could also arise out of these transactions, and Jet.AI could experience unfavorable reactions to any separation from employees, financing partners or other interested parties. These increased expenses, changes to operations, disputes with third parties or other effects could materially and adversely affect Jet.AI’s business, financial position or results of operations.

Risks Relating to SpinCo

SpinCo currently operates a total of five aircraft solely in the “super-light” category, manages a limited number of customers’ aircraft and faces various challenges in scaling its business operations. The risks and uncertainties SpinCo faces in continuing to implement and operate its business are exacerbated by its relatively small size and limited resources when compared to various competitors in the industry.

Demand for SpinCo’s products and services may decline due to factors beyond its control.

Demand for private jet charters may be negatively impacted by factors affecting air travel generally, such as adverse weather conditions, an outbreak of a contagious disease and other natural events, terrorism and increased security screening requirements. If travel remains in a general decline for a significant period of time, SpinCo may be unable to compete with more established operators and may not be able to achieve profitability in the medium term or at all.

More broadly, business jet travel is highly correlated to the performance of the economy, and an economic downturn, such as the current economic environment, which has been adversely affected by high rates of inflation, increasing interest rates, and low consumer sentiment, is likely to have a direct impact on the use of business jets. SpinCo’s customers may consider private air travel through its products and services to be a luxury item, especially when compared to commercial air travel. As a result, any economic downturn which has an adverse effect on SpinCo’s customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than SpinCo’s products and services. For example, beginning in 2008 and in connection with weakened macroeconomic conditions, the corporate and executive jet aviation industry, and companies that utilize corporate jets, experienced intensified political and media scrutiny. It is likely that macro-economic volatility or any future economic downturn will impact demand for private jet travel for some time.

Any of these factors that cause the demand for private jet travel to decline may also result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel, which represents our primary market currently. Delays also frustrate passengers, affecting SpinCo’s reputation and potentially reducing fleet utilization and charter bookings as a result of flight cancellations and increase costs. SpinCo may experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of its aircraft or an aircraft booked through our platform or any actual or alleged misuse of its platform or aircraft by customers in violation of law. Demand for SpinCo’s product and services may also decline due to actions that increase the cost of private air charter travel versus other forms of transportation, particularly efforts aimed at addressing climate change such as carbon tax initiatives or other actions. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact the ability to operate SpinCo’s business profitably.

SpinCo faces a high level of competition with numerous market participants with greater financial resources and operating experience.

The private air travel industry is extraordinarily competitive. Factors that affect competition in this industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. SpinCo competes against private jet charter and fractional jet companies as well as business jet charter companies. Both the private jet charter companies and the business jet charter companies have numerous competitive advantages that enable them to attract customers. SpinCo’s access to a smaller aircraft fleet and regional focus puts it at a competitive disadvantage, particularly with respect to its appeal to business travelers who want to travel overseas.

Fractional private jet companies and many of other business jet charter companies have access to larger and more diversified fleets of aircraft and have greater financial resources, which would permit them to more effectively service customers. Due to SpinCo’s relatively small size, its product and service offerings are more limited and it is more susceptible to their competitive activities, which could prevent SpinCo from scaling its operations and sources of revenue and attaining the level of sales required to achieve and then sustain profitable operations.

Recent consolidation in the industry, and increased consolidation in the future could further intensify the competitive environment SpinCo faces.

There can be no assurance that SpinCo’s competitors will not be successful in capturing a share of its present or potential customer base. The materialization of any of these risks could adversely affect SpinCo’s business, financial condition and results of operations.

Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on SpinCo’s business, results of operations and financial condition.

Like other aviation companies, SpinCo’s business is affected by factors beyond its control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, natural disasters, adverse weather conditions, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, or the outbreak of disease. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect SpinCo’s business.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect SpinCo to a greater degree than its competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on SpinCo’s business, results of operations and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on SpinCo’s business, results of operations and financial condition.

The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. SpinCo may experience accidents in the future. These risks could endanger the safety of its customers, personnel, third parties, equipment, cargo and other property (both SpinCo’s and that of third parties), as well as the environment. If any of these events were to occur, SpinCo could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of SpinCo’s fleet and suspension or revocation of its operating authorities) and damage to its reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft SpinCo operates or charters, SpinCo could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of SpinCo’s insurance coverage available in the event of such losses would be adequate to cover such losses, or that SpinCo would not be forced to bear substantial losses from such events, regardless of its insurance coverage.

Moreover, any aircraft accident or incident, even if fully insured, and whether involving SpinCo or other private aircraft operators, could create a public perception that SpinCo is less safe or reliable than other private aircraft operators, which could cause customers to lose confidence and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving SpinCo or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by customers.

SpinCo incurs considerable costs to maintain the quality of (i) its safety program, (ii) its training programs and (iii) its fleet of aircraft. SpinCo cannot guarantee that these costs will not increase. Likewise, SpinCo cannot guarantee that its efforts will provide an adequate level of safety or an acceptable safety record. If SpinCo is unable to maintain an acceptable safety record, SpinCo may not be able to retain existing customers or attract new customers, which could have a material adverse effect on its business, financial condition and results of operations.

The supply of pilots to the airline industry is limited and may negatively affect SpinCo’s operations and financial condition. Increases in labor costs may adversely affect SpinCo’s business, results of operations and financial condition.

SpinCo’s pilots are subject to stringent pilot qualification and crew member flight training standards , which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots would require SpinCo to further increase its labor costs, which would result in a material reduction in its earnings. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for SpinCo’s operations.

In addition, SpinCo’s operations and financial condition may be negatively impacted if it is unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven, in part, by the flight hours requirements under the FAA qualification standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of SpinCo’s pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support SpinCo’s operational needs.

Pilot attrition may negatively affect SpinCo’s operations and financial condition.

In recent years, management of SpinCo has observed significant volatility in pilot attrition as a result of pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. If attrition rates are higher than the availability of replacement pilots, SpinCo’s operations and financial results could be materially and adversely affected.

SpinCo is exposed to operational disruptions due to maintenance.

SpinCo’s fleet requires regular maintenance work, which may cause operational disruption. SpinCo’s inability to perform timely maintenance and repairs can result in its aircraft being underutilized which could have an adverse impact on its business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on SpinCo. Moreover, as SpinCo’s aircraft base increases, maintenance costs could potentially increase.

Significant increases in fuel costs could have a material adverse effect on SpinCo’s business, financial condition and results of operations.

Fuel is essential to the operation of SpinCo’s aircraft and to SpinCo’s ability to carry out its transport services. Fuel costs are a key component of SpinCo’s operating expenses. A significant increase in fuel costs, such as has recently occurred due to the war in Iran, may negatively impact SpinCo’s revenue, margins, operating expenses and results of operations, especially if such increase is prolonged. While SpinCo may be able to pass increases in fuel costs on to its customers, increased fuel surcharges may affect SpinCo’s revenue and retention if a prolonged period of high fuel costs occurs. To the extent there is a significant increase in fuel costs that affects the amount SpinCo’s customers choose to fly, it may have a material adverse effect on SpinCo’s business, financial condition and results of operations.

If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, SpinCo may not be able to attract or retain members, and its operating results may be adversely affected.

SpinCo must continue to build and maintain strong brand identity for its products and services, which have expanded over time. SpinCo believes that strong brand identity will continue to be important in attracting members. If SpinCo’s efforts to promote and maintain its brand are not successful, SpinCo’s operating results and its ability to attract members and other customers may be adversely affected. From time to time, SpinCo’s members and other customers may express dissatisfaction with its products and service offerings, in part due to factors that could be outside of SpinCo’s control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with SpinCo’s products and services is widespread or not adequately addressed, SpinCo’s brand may be adversely impacted and its ability to attract and retain members may be adversely affected. With respect to any potential expansion of SpinCo’s product and service offerings, SpinCo will also need to establish its brand and to the extent it is not successful, SpinCo’s business in new markets would be adversely impacted.

Any failure to offer high-quality customer support may harm SpinCo’s relationships with its customers and could adversely affect SpinCo’s reputation, brand, business, financial condition and results of operations.

Through SpinCo’s marketing, advertising, and communications with its customers, SpinCo has sought to set the tone for its brand as aspirational but also within reach. SpinCo’s strives to create high levels of customer satisfaction through the experience provided by its team and representatives. The ease and reliability of its offerings, including its ability to provide high-quality customer support, helps SpinCo attract and retain customers. SpinCo’s ability to provide effective and timely support is largely dependent on its ability to attract and retain skilled employees who can support SpinCo’s customers and are sufficiently knowledgeable about SpinCo’s product and services. As SpinCo continues to grow its business and seek to improve its platform, it will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that SpinCo does not maintain high-quality support, could adversely affect SpinCo’s reputation, brand, business, financial condition and results of operations.

The demand for SpinCo’s services is subject to seasonal fluctuations.

Demand for SpinCo’s services will fluctuate over the course of the year and is higher in the summer season and during holiday periods. During periods of higher demand, SpinCo’s ability to provide agreed upon levels of service to its customers may deteriorate, which could have a negative impact on SpinCo’s reputation and its ability to succeed.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect SpinCo’s business, investments and results of operations.

SpinCo is subject to laws and regulations enacted by national, regional and local governments. SpinCo’s business is subject to significant regulation by the FAA, the TSA (Transportation Security Administration) as well as “know your customer” obligations and other laws and regulations. The laws and regulations concerning the selling of SpinCo’s product or services may change and if they do then the selling of SpinCo’s product or service may no longer be possible or profitable. In addition, SpinCo is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SpinCo’s business and results of operations.

SpinCo’s failure to attract and retain highly qualified personnel in the future could harm its business.

SpinCo believes that its future success will depend in large part on its ability to retain or attract highly qualified management, technical and other personnel. SpinCo may not be successful in retaining key personnel or in attracting other highly qualified personnel. If SpinCo is unable to retain or attract significant numbers of qualified management and other personnel, SpinCo may not be able to grow and expand its business.

Risks Relating to flyExclusive

Unless the context otherwise requires, references in this section “Risks Relating to flyExclusive” to ‘we,” “us,”, “our” and “the Company” refer to flyExclusive.

Risks Relating to flyExclusive’s Business and Industry

We might not be able to successfully implement our growth strategies.

Our growth strategies include, among other things, expanding our addressable market by opening up private aviation to non-members through our marketplace, expanding into new domestic and international markets and developing adjacent businesses. We face numerous challenges in implementing our growth strategies, including our ability to execute on market, business, product/service, and geographic expansions. Our strategies for growth are dependent on, among other things, our ability to expand existing products and service offerings and launch new products and service offerings. Although we devote significant financial and other resources to the expansion of our products and service offerings, including increasing our access to available aircraft supply, these efforts might not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, market, and sell new or improved products and services in these changing marketplaces. Our inability to successfully implement our growth strategies could have a material adverse effect on our business, financial condition, and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

Our operating results are expected to be difficult to predict based on a number of factors that also will affect our long-term performance.

We expect our operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside our control and difficult to predict. As a result, period-to-period comparisons of our operating results might not be a good indicator of our future or long-term performance. The following factors may affect us from period-to-period and may affect our long-term performance:

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we may fail to successfully execute our business, marketing and other strategies;
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we may fail to complete or recognize any of the anticipated benefits of the Proposed Merger;
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we may require additional capital to finance strategic investments and operations, pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available or at reasonable prices and terms;
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we may be unable to attract new customers and/or retain existing customers;

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we may be unable to obtain the foreign authorizations and permits necessary to operate in some international markets, and we are limited by international cabotage laws from operating point-to-point within most countries, including the European Union and the United Kingdom;
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we may be impacted by changes in consumer preferences, perceptions, spending patterns and demographic trends;
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we may be impacted by general economic conditions, including inflation and increasing commodity and material prices, especially fuel;
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our historical growth rates might not be reflective of our future growth;
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our business and operating results may be significantly impacted by actual or potential changes to the international, national, regional and local economic, business and financial conditions, the health of the global private aviation industry and risks associated with our aviation assets including recession, inflation and higher interest rates;
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litigation or investigations involving us could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations;
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existing or new adverse regulations or interpretations thereof applicable to our industry may restrict our ability to expand or to operate our business as we wish and may expose us to fines and other penalties;
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the occurrence of geopolitical events such as war, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have an adverse effect on travel behaviors and our business;
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some of our potential losses might not be covered by insurance, and we may be unable to obtain or maintain adequate insurance coverage; and
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we are potentially subject to taxation-related risks in multiple jurisdictions, and changes in tax laws could have a material adverse effect on our business, cash flow, results of operations or financial condition.

Our growth strategy requires additional liquidity and capital resources that might not be available on terms that are favorable to us, or at all.

To accomplish our growth strategy, we will need to acquire and pay for the additional aircraft we have on order. Our growth strategy assumes that we will raise sufficient capital to support our projections and provide the necessary working capital needed to grow per our projections. However, we currently do not have the available cash to provide us with adequate liquidity for the purchase of the additional aircraft. There is no assurance that we will be able to raise this additional capital or generate sufficient future cash flow to fund the purchases of these additional aircraft. If the amount of capital we are able to raise, together with any income from future operations, is not sufficient to add the number of planes needed under our projections, growth would be adversely impacted.

Our ability to obtain necessary financing, whether in the form of equity, debt (asset-backed or otherwise) and/or hybrid financings, may be impaired by factors such as the health of and access to capital markets and our limited track record as a public company, and may be on terms that are unfavorable to us, if available at all. Any additional capital raised through the sale of additional shares of our capital stock, convertible debt or other equity may dilute the ownership percentage of our stockholders.

We might not be able to grow our complementary products and service offerings through opportunistic acquisitions or otherwise as part of our growth strategy. Any failure to adequately integrate future acquisitions into our business could have a material adverse effect on us.

From time to time, we may consider opportunities to acquire other companies, products or technologies that may enhance our products and service offerings or technology, expand the breadth of our markets or customer base, or advance our business strategies. Any such transaction could be material to our business and could take any number of forms, including mergers, joint ventures and the purchase of equity interests. The consideration for such transactions may include, among other things, cash, common stock or our equity interests, and in conjunction with a transaction we might incur indebtedness. If we elect to pursue an acquisition, our ability to successfully implement such transaction would depend on a variety of factors. If we need to obtain any third parties’ consent prior to an acquisition, they may refuse to provide such consent or condition their consent on our compliance with additional restrictive covenants that limit our operating flexibility.

Acquisition transactions involve risks, including, but not limited to:

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insufficient revenue to offset liabilities assumed;
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inadequate return of capital;
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regulatory or compliance issues, including securing and maintaining regulatory approvals;
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unidentified issues not discovered in due diligence;
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those associated with integrating the operations or (as applicable) separately maintaining the operations;
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financial reporting;
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managing geographically dispersed operations resulting from an acquisition;
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the diversion of management’s attention from current operations;
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potential unknown risks associated with an acquisition;
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unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;
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the potential loss of key employees, customers or partners of an acquired business; or
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the tax effects of any such acquisitions.

We might not successfully integrate any future acquisitions and might not achieve anticipated revenue and cost benefits relating to any such transactions. Realizing the benefits of acquisitions depends in part on the integration of operations and personnel. If we do not complete an announced acquisition transaction or integrate an acquired business successfully and in a timely manner, we might not realize the benefits of the acquisition to the extent anticipated, and in certain circumstances an acquisition could harm our financial position. In addition, strategic transactions may be expensive, time consuming and may strain our resources. Such transactions might not be accretive to our earnings and may negatively impact our results of operations as a result of, among other things, the incurrence or assumption of indebtedness, or the impairment or write-off of goodwill and intangible assets. Furthermore, strategic transactions that we may pursue could result in dilutive issuances of equity securities. As a result of the risks inherent in such transactions, we cannot guarantee that any future transaction will be completed successfully or that it will ultimately result in the realization of our anticipated benefits or that it will not have a material adverse impact on our business, financial condition and results of operations. If we were to complete such an acquisition, investment or other strategic transaction, we may require debt financing that could result in significant indebtedness and debt service obligations.

We are exposed to the risk of a decrease in demand for private aviation services.

If demand for private aviation services were to decrease, this could result in slower jet club growth, members declining to renew their memberships and reduced interest in the fractional and partnership programs, all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, our customers may consider private air travel through our products and services to be a luxury item, especially when compared to commercial air travel. As a result, any general downturn in economic, business and financial conditions which has an adverse effect on our customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than our products and services. In addition, in cases where significant hours of private flight are needed, many of the companies and high-net-worth individuals to whom we provide products and services have the financial ability to purchase their own aircraft or operate their own corporate flight department should they elect to do so.

The private aviation industry is subject to competition.

Many of the markets in which we operate are competitive as a result of the expansion of existing private aircraft operators, expanding private aircraft ownership and alternatives such as luxury commercial airline service. We compete against a number of private aviation operators with different business models, and local and regional private operators. Factors that affect competition in our industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions and investment requirements. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect our business, financial condition and results of operations.

The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, technical, and other personnel, particularly our founder and Chief Executive Officer, Segrave Jr., our Chief Financial Officer, Bradley Garner, our Chief Operating Officer, Matthew Lesmeister, and our Chief Commercial Officer, Michael Guina. We compete against commercial and private aviation operators, including the major U.S. airlines for pilots, mechanics, and other skilled labor and some of the airlines may offer wage and benefit packages which exceed ours. As we grow our fleet and/or more pilots approach retirement age, we may be affected by a pilot shortage. See “Pilot attrition may negatively affect our operations and financial condition.” We might not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations, and financial condition.

The supply of pilots to the airline industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations and financial condition.

Our pilots are subject to stringent pilot qualification and crew member flight training standards (“FAA Qualification Standards”), which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots would require us to further increase our labor costs, which would result in a material reduction in our earnings. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for our operations.

In addition, we plan to transition the majority of our pilot-training in-house and our operations and financial condition may be negatively impacted if we are unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. Future changes to FAA regulations and requirements could also prohibit or materially restrict our ability to train pilots in-house. As a result of the foregoing, the training of our pilots might not be accomplished in a cost-efficient manner or in a manner timely enough to support our operational needs.

Due to the flexibility on the types of aircraft and routes we offer, we might not have access to a qualified pilot at the departure location for a particular flight. We rely on commercial airlines to fly our pilots to the departure location when our pilots come onto a work rotation or when there is a grounded aircraft or other maintenance event where there is a need for a pilot to switch planes. Any disruption to such commercial airline activity may cause us to delay or cancel a flight and could adversely affect our reputation, business, results of operation and financial condition. Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; any of which could have a material adverse effect on our business, results of operations and financial condition.

Pilot attrition may negatively affect our operations and financial condition.

In recent years, we have experienced significant volatility in our attrition, including volatility resulting from training delays, pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. In prior periods, these factors, at times, caused our pilot attrition rates to be higher than our ability to hire and retain replacement pilots. If our attrition rates are higher than our ability to hire and retain replacement pilots, our operations and financial results could be materially and adversely affected.

We may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of our pilots, maintenance workers and inflight crewmembers could result in increased labor costs.

Our business is labor intensive and while our employees, particularly our pilots and our maintenance workers, are not currently represented by labor unions, we may, in the future, experience union organizing activities of our pilots, maintenance workers or other crewmembers. Such union organization activities could lead to work slowdowns or stoppages, which could result in loss of business. In addition, union activity could result in demands that may increase our operating expenses and adversely affect our business, financial condition, results of operations and competitive position. Any of the different groups or classes of our crewmembers could unionize at any time, which would require us to negotiate in good faith with the crew member group’s certified representative concerning a collective bargaining agreement. In addition, we may be subject to disruptions by unions protesting the non-union status of our other crewmembers. Any of these events would be disruptive to our operations and could harm our business.

We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.

In accordance with applicable accounting standards, we are required to test our indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment. In addition, we are required to test certain of our other assets for impairment where there is any indication that an asset may be impaired, such as our market capitalization being less than the book value of our equity. We may be required to recognize losses in the future due to, among other factors, extreme fuel price volatility, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets, such as aircraft, unfavorable trends in historical or forecasted results of operations and cash flows, and an uncertain economic environment, as well as other uncertainties.

We can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period. The value of our aircraft could also be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from the grounding of aircraft. See also “The residual value of our aircraft may be less than estimated in our depreciation policies.”

An impairment loss could have a material adverse effect on our financial condition and operating results.

The residual value of our aircraft may be less than estimated in our depreciation policies.

As of December 31, 2025, we had $3.4 million of aircraft classified as held for sale and $223.7 million of property and equipment and related assets, net of accumulated depreciation, of which $218.6 million related to aircraft. In accounting for these long-lived assets, we make estimates about the expected useful lives of the assets, the expected residual values of certain of these assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate. Factors indicating potential impairment include, but are not limited to, significant decreases in the market value of the long-lived assets, a significant change in the condition of the long-lived assets, and operating cash flow losses associated with the use of the long-lived assets. In the event the estimated residual value of any of our aircraft types is determined to be lower than the residual value assumptions used in our depreciation policies, the applicable aircraft type in our fleet may be impaired and may result in a material reduction in the book value of applicable aircraft types we operate or we may need to prospectively modify our depreciation policies. An impairment on any of the aircraft types we operate or an increased level of depreciation expense resulting from a change to our depreciation policies could result in a material negative impact to our financial results.

Significant reliance on Gulfstream, Textron and Bombardier aircraft and spare parts poses risks to our business and prospects.

As part of our business strategy, we have historically flown primarily Textron Aviation (“Textron”), Gulfstream Aerospace and Bombardier aircraft. All of the aircraft we currently operate are the product of those three manufacturers. We have negotiated preferred rates with Textron for line maintenance services, certain component repair services, and to purchase and exchange parts. Parts and services from our suppliers are subject to their product and workmanship warranties. If any aircraft or parts supplier fails to adequately fulfill its obligations towards us or experiences interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes, or disruption of its supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered aircraft and parts, which would adversely affect our revenue and results of operations and could jeopardize our ability to meet the demands of our program participants. Although we could choose to operate aircraft of other manufacturers or increase our reliance on third-party operators, such a change would involve substantial expense to us and could disrupt our business activities.

Significant reliance on certain third-party aircraft engine manufacturers and engine management companies poses risks to our owned and leased aircraft and operations.

As part of our business strategy, we have historically relied on Pratt & Whitney Canada Corp. (“Pratt & Whitney”), Williams International (“Williams”), and Rolls-Royce plc (“Rolls-Royce”) aircraft engines to power substantially all of our owned and leased aircraft. If any of Pratt & Whitney, Williams, or Rolls-Royce fail to adequately fulfill their obligations towards us or experience interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes, or disruption of its supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered aircraft engines and parts, which would adversely affect our revenue and profitability and could jeopardize our ability to meet the demands of our program participants.

We have entered into engine program agreements with various third-party providers, including Jet Support Services, Inc., Pratt & Whitney, Rolls-Royce, Textron, and Williams, whom we rely on to provide engine related maintenance and services. If such third-party providers terminate their contracts with us, do not provide timely or consistently high-quality service, or increase pricing to terms we do not believe to be reasonable, we might not be able to replace them in a cost-efficient manner or in a manner timely enough to support our operational needs, which could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial maintenance costs as part of our leased aircraft return obligations.

Our aircraft lease agreements may contain provisions that require us to return aircraft airframes and engines to the lessor in a specified condition or pay an amount to the lessor based on the actual return condition of the equipment. These lease return costs are recorded in the period in which they are incurred. Any unexpected increase in maintenance return costs may negatively impact our financial position and results of operations.

We are exposed to operational disruptions due to maintenance.

Our fleet requires regular maintenance work, which may cause operational disruption. Our inability to perform timely maintenance and repairs can result in our aircraft being underutilized which could have an adverse impact on our business, financial condition, and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, our operations in remote locations, where delivery of components and parts could take a significant period of time, could result in delays in our ability to maintain and repair our aircraft. We often rely on commercial airlines to deliver such components and parts. Any such delays may pose a risk to our business, financial condition, and results of operations. See “Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; any of which could have a material adverse effect on our business, results of operations and financial condition.” Moreover, as our aircraft base increases and our fleet ages, our maintenance costs could potentially increase. Additionally, certain parts may no longer be produced and adversely affect our ability to perform necessary repairs.

Our transition to in-house maintenance, repair and overhaul activities could prove unsuccessful or impact key relationships.

We entered the Maintenance, Repair, and Overhaul (“MRO”) business in the second quarter of 2021 with the opening of our electrostatic painting and coating facility. Subsequently, in the third quarter of 2021, we officially launched the MRO operation, offering a complete line of interior and exterior refurbishment services to third-party aircraft in addition to maintaining our own fleet. We began installing avionics in our mid-size fleet in the second quarter 2022. In October of 2022, we opened a new 48,000 square foot hangar dedicated to our growing MRO division. In 2025, we launched an expanded Mobile Service Unit (“MSU”) program deploying vehicles in strategic regions to deliver faster maintenance responses and higher reliability of our fleet. We plan to add additional facilities at our headquarters location in Kinston, North Carolina, and potentially other geographical locations in the future, to complement our growing MRO operations.

We may be unsuccessful in such MRO efforts, which could have an adverse effect on our business and results of operations. Additionally, the successful execution of our MRO strategy could adversely affect our relationships with vendors historically providing MRO services to us, from whom we expect to continue to require maintenance and other services. In addition, performing such services in-house would internalize the risks and potential liability for the performance of such MRO services. If maintenance is not performed properly this may lead to significant damage to aircraft, loss of life, negative publicity, and legal claims against us.

Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.

Fuel is essential to the operation of our aircraft and to our ability to carry out our transport services. Fuel costs are a significant component of our operating expenses. A significant increase in fuel costs, such as those caused by the war in Iran, may negatively impact our revenue, operating expenses, and results of operations, especially if the increase is prolonged. The majority of our contractual service obligations allow for rate adjustments to account for changes in fuel prices. Wholesale rates are non-contractual, so rates are adjusted on an ad hoc basis. Given our contractual ability to pass on increased fuel costs, in whole or in part, to certain of our customers and mitigate the risk with others, we do not maintain hedging arrangements for the price of fuel. However, increased fuel surcharges may affect our revenue and retention if a prolonged period of high fuel costs occurs. Additionally, participants in the most recent version of our Jet Club IV and Jet Club 25, were subject to fixed rates for the first 24 months of the program. A significant increase in fuel costs where we contractually have fixed rates could have a material adverse effect on our business, financial condition, and results of operations in the interim until we are able to make such jet fuel rate adjustments.

In addition, potential increased environmental regulations that might require new fuel sources (e.g., sustainable aircraft fuel) could lead to increased costs. To the extent there is a significant increase in fuel costs that affects the amount our customers choose to fly with us, it may have a material adverse effect on our business, financial condition, and results of operations.

Our insurance may become too difficult or expensive to obtain. If we are unable to maintain sufficient insurance coverage, it may materially and adversely impact our results of operations and financial position.

Hazards are inherent in the aviation industry and may result in loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. We carry insurance for aviation hull, aviation liability, premises, hangar keepers, product, war risk, general liability, workers compensation, and other insurance customary in the industry in which we operate. Insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims. However, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of accidents, as well as the number of insured losses within the aviation and aerospace industries, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. To the extent that our existing insurance carriers are unable or unwilling to provide us with sufficient insurance coverage, and if insurance coverage is not available from another source (for example, a government entity), our insurance costs may increase and may result in our being in breach of regulatory requirements or contractual arrangements requiring that specific insurance be maintained, which may have a material adverse effect on our business, financial condition, and results of operations.

Our self-insurance programs may expose us to significant and unexpected costs and losses.

Since April 1, 2022, we have maintained employee health insurance coverage on a self-insured basis. We do maintain stop loss coverage which sets a limit on our liability for both individual and aggregate claim costs. Prior to April 1, 2022, we maintained such coverage on a fully insured basis. We record a liability for our estimated cost of claims incurred and unpaid as of each balance sheet date. Our estimated liability is recorded on an undiscounted basis and includes a number of significant assumptions and factors, including historical trends, expected costs per claim, actuarial assumptions, and current economic conditions. Our history of claims activity for all lines of coverage has been and will be closely monitored, and liabilities will be adjusted as warranted based on changing circumstances. It is possible, however, that our actual liabilities may exceed our estimates of loss. We may also experience an unexpectedly large number of claims that result in costs or liabilities in excess of our projections, and therefore we may be required to record additional expenses. For these and other reasons, our self-insurance reserves could prove to be inadequate, resulting in liabilities in excess of our available insurance and self-insurance. If a successful claim is made against us and is not covered by our insurance or exceeds our policy limits, our business may be negatively and materially impacted.

If our efforts to continue to build our strong brand identity and improve member satisfaction and loyalty are not successful, we might not be able to attract or retain customers, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity for our products and services, which have expanded over time. We believe that strong brand identity will continue to be important in attracting and retaining customers.

If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain members and other customers may be adversely affected. From time to time, our members and other customers may express dissatisfaction with our products and service offerings, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain customers may be adversely affected. In connection with any expansion into additional markets, we will also need to establish our brand and to the extent we are not successful, our business in such new markets would be adversely impacted.

Any failure to offer high-quality customer support may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition and results of operations.

Through our marketing, advertising, and communications with our customers, we set the tone for our brand as one based on a high-quality of customer service and we strive to create high levels of customer satisfaction through the experience provided by our team and representatives. The ease and reliability of our offerings, including our ability to provide high-quality customer support, helps us attract and retain customers. Customers depend on our services team to resolve any issues relating to our products and services, such as scheduling changes and other updates to trip details and assistance with certain billing matters. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled employees who can support our customers and are sufficiently knowledgeable about our product and services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.

A delay or failure to identify and devise, invest in and implement certain important technology, business and other initiatives could have a material impact on our business, financial condition and results of operations.

In order to operate our business, achieve our goals, and remain competitive, we continuously seek to identify and devise, invest in, implement, and pursue technology, business, and other important initiatives, such as those relating to aircraft fleet structuring, MRO operations, business processes, information technology, initiatives seeking to ensure high quality service experience, and others.

Our business and the aircraft we maintain and operate are characterized by changing technology, introductions, and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market, and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our product and services could result in our revenues decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition, and results of operations could be negatively impacted.

We rely on third-party internet, mobile, and other products and services to deliver our mobile and web applications and flight management system offerings, and any disruption of, or interference with, our use of those services could adversely affect our business, financial condition, results of operations and customers.

Our customer-facing technology platform’s continuing and uninterrupted performance is critical to our success. That platform is dependent on the performance and reliability of internet, mobile, and other infrastructure services that are not under our control. For example, we currently host our platform, including our mobile and web-based applications, and support our operations using a third-party provider of cloud infrastructure services. While we have engaged reputable vendors to provide these products or services, we do not have control over the operations of the facilities or systems used by our third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics, and similar events or acts of misconduct. In addition, any changes in one of our third-party service provider’s service levels may adversely affect our ability to meet the requirements of our customers or needs of our employees.

We have experienced, and expect that in the future our systems will experience, interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints, or external factors beyond our control. While we have developed are in the process of developing reasonable backup and disaster recovery plans, until such plans are finalized, we may still be particularly vulnerable to such disruptions. Sustained or repeated system failures would reduce the attractiveness of our offerings and could disrupt our customers’, suppliers’, third-party vendors’ and aircraft providers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand our products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm our reputation and brand, may adversely affect the usage of our offerings, and could harm our business, financial condition, and results of operation.

We rely on third parties maintaining open marketplaces to distribute our mobile and web applications and to provide the software we use in certain of our products and offerings. If such third parties interfere with the distribution of our products or offerings, with our use of such software, or with the interoperability of our platform with such software, our business would be adversely affected.

Our platform’s mobile applications rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. There can be no assurance that the marketplaces through which we distribute our applications will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download.

We rely upon certain third-party software and integrations with certain third-party applications, including Amazon Web Services, Microsoft, and others, to provide our platform and products and service offerings. As our offerings expand and evolve, we may use additional third-party software or have an increasing number of integrations with other third-party applications, software, products, and services. Third-party applications, software, products, and services are constantly evolving, and we might not be able to maintain or modify our platform, including our mobile and web-based applications, to ensure its compatibility with third-party offerings following development changes. Moreover, some of our competitors or technology partners may take actions which disrupt the interoperability of our offerings with their own products or services, or exert strong business influence on our ability to operate our platform and provide our products and service offerings to customers.

In addition, if any of our third-party providers cease to provide access to the third-party software that we use, do not provide access to such software on terms that we believe to be attractive or reasonable, do not provide us with the most current version of such software, or modify their products, standards, or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us or gives preferential treatment to competitive products or services, we may be required to seek comparable software from other sources, which may be more expensive and/or inferior, or might not be available on a timely basis or at all. Any of these events could adversely affect our business, financial condition, and results of operations.

We may incur increased costs to comply with privacy and data protection laws, regulations, and industry standards and, to the extent we fail to comply, we could be subject to government enforcement actions, private claims and litigation, and adverse publicity.

As part of our day-to-day business operations and the services we provide, including through our website and mobile application, we receive, collect, store, process, transmit, share, and use various kinds of personal information pertaining to our employees, members and other travelers, aircraft owners and buyers, and business partners. A variety of federal, state, local, and foreign laws, regulations, and industry standards apply, or could in the future apply as our business grows and expands, to our processing of that information. The California Consumer Privacy Act of 2018, for example, requires covered companies that process personal information about California residents to make specific disclosures about their data collection, use, and sharing practices, and to allow consumers to opt out of certain types of data sharing with third parties, among other obligations. We are required to comply with the Payment Card Industry Data Security Standard (“PCI DSS”), a set of technical and operating requirements issued by payment card brands designed to protect cardholder data because we accept debit and credit cards for payment.

These laws, regulations, and industry standards are continually evolving and are subject to potentially differing interpretations, including as to their scope and applicability to our business. The interpretation of these laws, regulations, and standards can be uncertain, and they may be applied inconsistently from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices might not have complied or might not comply in the future with all such laws, regulations, and industry standards.

Compliance with current and future privacy and data protection laws, regulations, and industry standards can be costly and time-consuming, and may necessitate changes to our business practices with respect to the collection, use, and disclosure of personal information, which may adversely affect our business and financial condition. Any failure, or perceived failure, by us to comply with these laws, regulations, and industry standards could have a materially adverse impact to our reputation and brand, and may result in government investigations and enforcement actions, as well as claims for damages and other forms of relief by affected individuals, business partners, and other third parties. Any such investigations, enforcement actions, or claims could require us to change our operations, incur substantial costs and expenses in an effort to comply, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and vendors, result in the imposition of monetary penalties, and otherwise adversely affect our business, financial condition, and results of operations.

Any failure to maintain the security of personal or other confidential information that is stored in our information technology systems or by third parties on our behalf, whether as the result of cybersecurity breaches or otherwise, could damage our reputation, result in litigation or other legal actions against us, cause us to incur substantial additional costs, and materially adversely affect our business and operating results.

Our information technology systems, and those of our third-party service providers and business partners, contain personal financial and other sensitive information relating to our customers, employees, and other parties, as well as proprietary and other confidential information related to our business. Attacks against these systems, including but not limited to ransomware, malware, and phishing attacks, create a risk of data breaches and other cybersecurity incidents. Some of our systems and third-party service providers’ systems have experienced security incidents or breaches, and although those incidents did not have a material adverse effect on our operating results, there can be no assurance of a similar result in the future.

Any compromise of our information systems or of those systems used by businesses with which we interact that results in personal information or other confidential information being accessed, obtained, damaged, disclosed, destroyed, modified, lost, or used by unauthorized persons could harm our reputation and expose us to regulatory actions, customer attrition, remediation expenses, and claims from customers, employees, and other persons. Moreover, a security compromise could require us to devote significant management resources to address the problems created by the issue and to expend significant additional resources to upgrade our security measures, and could result in a disruption of our operations. To the extent a cybersecurity breach or other data security incident affects payment card information that we maintain, or we otherwise fail to comply with PCI DSS, we could also be subject to costly fines or additional fees from the payment card brands whose cards we accept or could lose the ability to accept those payment cards, which could have a material adverse effect on our business, financial condition, and results of operations.

Privacy and data protection laws can also impose liability for security and privacy breaches that affect personal information we maintain. Among other obligations, breaches affecting personal information may trigger obligations under federal and state laws to notify affected individuals, government agencies, and the media. Such breaches could also subject us to fines, sanctions, and other legal liability and harm our reputation.

Our obligations in connection with our indebtedness and other contractual obligations could impair our liquidity and thereby harm our business, results of operations and financial condition.

We have significant long-term lease obligations primarily relating to our aircraft fleet. On December 31, 2025, we had 32 aircraft under operating leases, with an average remaining lease term of approximately 9.22 years. As of December 31, 2025, future minimum lease payments due under all long-term operating leases were approximately $62.4 million. Additionally, in connection with 19 aircraft leases, various third parties have been granted a put option, which, if exercised, requires us to purchase the leased aircraft at the end of the lease term based on a predetermined exercise price. As of December 31, 2025, we were subject to up to $50.1 million in future aggregate contractual put obligations. Our ability to pay our contractual obligations will depend on our operating performance, cash flow, and our ability to secure adequate financing, which will in turn depend on, among other things, the success of our current business strategy, U.S. and global economic conditions, the availability and cost of financing, as well as general economic and political conditions and other factors that are generally beyond our control.

Additionally, as of December 31, 2025, we had approximately $108.9 million in total long-term debt outstanding. The majority of our long-term debt was incurred in connection with the acquisition of aircraft. During the year ended December 31, 2025, our principal payments of long-term debt totaled $138.6 million. On January 26, 2024, we entered into a senior secured note that covers borrowings of an aggregate principal amount of up to approximately $25.8 million, up to $25.0 million of which is to finance the purchase or refinancing of aircraft relating to the Company’s fractional ownership program, and at that time borrowed the full available $25.0 million for aircraft purchase or refinancing. Pursuant to an amendment to the senior secured note, certain terms in the senior secured note were amended, including the maturity date which was extended to January 26, 2028.

Although our cash flows from operations and our available capital, including the proceeds from financing transactions, have been sufficient to meet our obligations and commitments to date, our liquidity has been, and may in the future be, negatively affected by the risk factors discussed herein. If our liquidity is materially diminished, our cash flow available to fund working capital requirements, capital expenditures, and business development efforts may be materially and adversely affected.

Our existing indebtedness, potential for a non-investment grade credit ratings, and the availability of our assets as collateral for future loans or other indebtedness, which available collateral would be reduced under other future liquidity-raising transactions, may make it difficult for us to raise additional capital if we are required to meet our liquidity needs on acceptable terms, or at all.

Financial covenants contained in the debt borrowings mandate that the Company maintains certain financial metrics, including, but not limited to, debt service coverage ratios, fixed charge cover ratios, or cash flow cover ratios. Failure to satisfy the financial metrics constitutes a breach of the debt covenant and is considered an event of default. An event of default can result in all loans and other obligations becoming immediately due and payable, including the advance of any sums necessary to cure the event of default, allowing the lenders to seize the collateralized assets (which include aircraft) and the debt agreements being terminated. As an example, as of December 31, 2025 and 2024, the Company was not in compliance with certain financial covenants and obtained waiver request letters from the various lenders. Pursuant to the waiver letters, the lenders agreed to waive the financial covenants as of December 31, 2025 and 2024. The aggregate balances of outstanding debt obligations for which waiver letters were received was $8.9 million and $19.4 million as of December 31, 2025 and December 31, 2024, respectively. The existing financial covenants for which we were not in compliance are measured at the end of the fiscal year and the waivers we obtained as of December 31, 2025 waive compliance until December 31, 2026.

We cannot be assured that our operations will generate sufficient cash flow to make any required payments, or that we will be able to obtain financing to make capital expenditures that we believe are necessary to fulfill our strategic directives. The amount of our fixed obligations could have a material adverse effect on our business, results of operations, and financial condition.

Our ability to obtain financing or access capital markets may be limited.

There are a number of factors that may limit our ability to raise financing or access capital markets in the future, including future debt and future contractual obligations, our liquidity and credit status, our operating cash flows, the market conditions in the aviation industry, U.S. and global economic conditions, the general state of the capital markets, and the financial position of the major providers of aircraft and other aviation industry financing. We cannot assure you that we will be able to source external financing for our capital needs, and if we are unable to source financing on acceptable terms, or are unable to source financing at all, our business could be materially adversely affected. We could be forced to delay, reduce, suspend, or cease our working capital requirements, capital expenditures, and business development efforts, which would have a negative impact on our business, prospects, operating results, and financial condition. To the extent we finance our activities with debt, we may become subject to financial and other covenants that may restrict our ability to pursue our business strategy or otherwise constrain our growth and operations.

We face a concentration of credit risk.

We maintain our cash and cash equivalent balances at financial or other intermediary institutions. The combined account balances at each institution typically exceeds Federal Deposit Insurance Corporation (“FDIC”) insurance coverage of $250,000 per depositor, and, as a result, we face a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. As of December 31, 2025, substantially all of our cash and cash equivalent balances held at financial institutions exceeded FDIC insured limits. Any event that would cause a material portion of our cash and cash equivalents at financial institutions to be uninsured by the FDIC could have a material adverse effect on our financial condition and results of operations.

Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; any of which could have a material adverse effect on our business, results of operations and financial condition.

Like other aviation companies, our business is affected by factors beyond our control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, increased and changing security measures, changing regulatory and governmental requirements, and/or new or changing travel-related taxes. Factors that cause flight delays frustrate passengers, increase operating costs, and decrease revenues, which in turn could adversely affect profitability. Any general reduction in flight volumes could have a material adverse effect on our business, results of operations, and financial condition. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient, and affordable manner. The expansion of our business into international markets would result in a greater degree of interaction with the regulatory authorities of the foreign countries in which we may operate. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there have recently been proposals before Congress that could potentially lead to the privatization of the U.S. air traffic control system, which could adversely affect our business. Further, continued implementation of the Next Generation Air Transport System by the FAA could result in changes to aircraft routings and flight paths that could lead to increased noise complaints and lawsuits, resulting in increased costs.

Extreme weather, natural disasters and other adverse events could have a material adverse effect on our business, results of operations and financial condition.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms, or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control shutdowns or inefficiencies, breaches in security, or other factors may affect us to a greater degree than our competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on our business, results of operations, and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.

Climate change-related regulatory activity and developments may adversely affect our business and financial results by requiring us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise, and other climate-related events, could affect our operations, infrastructure, and financial results. Operational impacts, such as the delay or cancellation of flights, could result in loss of revenue. In addition, certain of our fixed base operators are in locations susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

Our business is primarily focused on certain targeted geographic regions, making us vulnerable to risks associated with having geographically concentrated operations.

While our customer base is located throughout the continental United States, approximately 70% of our flight demand is within two flight hours of our operations in Kinston, North Carolina. As a result, our business, financial condition, and results of operations are susceptible to certain regional factors, including state regulations and severe weather conditions, catastrophic events, or other disruptions.

The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures, and collisions, which may result in loss of life, personal injury, and/or damage to property and equipment. We may experience accidents in the future. These risks could endanger the safety of our customers, our personnel, third parties, equipment, cargo, and other property (both ours and that of third parties), as well as the environment. If any of these events were to occur, we could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of our fleet and suspension or revocation of our operating authorities), and damage to our reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft we operate or charter, we could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of our insurance coverage available in the event of such losses would be adequate to cover such losses, or that we would not be forced to bear substantial losses from such events, regardless of our insurance coverage. Moreover, any aircraft accident or incident, even if fully insured, and whether involving us or other private aircraft operators, could create a public perception that we are less safe or reliable than other private aircraft operators, which could cause our customers to lose confidence in us and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving us or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by our customers.

We incur considerable costs to maintain the quality of (i) our safety program, (ii) our training programs, and (iii) our fleet of aircraft. We cannot guarantee that these costs will not increase. Likewise, we cannot guarantee that our efforts will provide an adequate level of safety or an acceptable safety record. If we are unable to maintain an acceptable safety record, we might not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition, and results of operations. Failure to comply with regulatory requirements related to the maintenance of our aircraft and associated operations may result in enforcement actions, including revocation or suspension of our operating authorities in the United States and potentially other countries.

Any damage to our reputation or brand image could adversely affect our business or financial results.

Maintaining a good reputation is critical to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social, and environmental sustainability practices for all of our operations and activities, our impact on the environment, any failure to provide consistent and high-quality customer service, public pressure from investors or policy groups to change our policies, customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of our use of social media, or customer perceptions of statements made by us, our employees and executives, agents, or other third parties. In addition, we operate in a highly visible industry that has significant exposure on social media. Negative publicity, including as a result of misconduct by our customers, vendors, or employees, can spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.

We could suffer losses and adverse publicity stemming from any accident involving our aircraft models operated by third parties.

Certain aircraft models that we operate have experienced accidents while operated by third parties. If other operators experience accidents with aircraft models that we operate, obligating us to take such aircraft out of service until the cause of the accident is determined and rectified, we might lose revenues and might lose customers. It is also possible that the FAA or other regulatory bodies in another country could ground the aircraft and restrict it from flying. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. The value of the aircraft model might also be permanently reduced in the secondary market if the model were to be considered less desirable for future service. Such accidents, safety issues or desirability related to aircraft models that we operate could have a material adverse effect on our business, financial condition, and results of operations.

Global macroeconomic conditions, geopolitical developments and other events outside of our control could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Periods of economic uncertainty or weakness, inflationary pressures, changes in interest rates, volatility in fuel prices, reduced consumer and business confidence, and constrained credit markets can reduce demand for private air travel or alter customer purchasing patterns, including causing our customers to reduce discretionary travel, downgrade from larger to smaller aircraft, or decrease their use of premium charter and fractional services. Adverse conditions in the markets where our customers reside or conduct business, as well as disruptions in the broader aviation or travel industries, could negatively affect flight hours, aircraft utilization, pricing, and our ability to grow or maintain our fleet on acceptable terms.

Geopolitical events such as armed conflicts, terrorism or threats of terrorism, trade disputes, economic sanctions, airspace restrictions, and changes in government policies affecting cross‑border travel or aviation regulation (such as the recent FAA closure of airspace around El Paso, Texas) can disrupt flight operations, limit our ability to operate in certain regions, increase operational and insurance costs, or impair the resale value of our aircraft. In addition, public‑health crises, including epidemics and pandemics, can exacerbate these macroeconomic and geopolitical risks by causing widespread illness, labor shortages among pilots, crew and ground personnel, facility closures, disruptions at airports and in air traffic control, and significant changes in customer travel behavior. Such events may trigger or deepen economic downturns, contribute to volatility in financial and fuel markets, and lead to governmental measures such as travel bans, quarantines, operating restrictions or health‑and‑safety requirements that negatively affect our operations and those of our customers, suppliers, and other counterparties.

The extent to which any future public‑health crisis, including a resurgence of COVID‑19 or the emergence of a new contagious disease, as well as adverse macroeconomic or geopolitical developments, may impact our business will depend on numerous factors beyond our control, including the duration and severity of the event and the effectiveness of governmental, business, and individual responses. Any of these macroeconomic, geopolitical, or health‑related developments, individually or in the aggregate, could materially and adversely affect demand for our services, our ability to operate our fleet efficiently, our access to financing and, as a result, our business, financial condition, and results of operations.

We are subject to certain restrictions on our business as a result of our participation in governmental programs under the CARES Act.

In 2020, flyExclusive applied for government assistance under the Payroll Support Program (“PSP”) maintained and administered by the U.S. Department of Treasury (“Treasury”) as directed by the CARES Act and was awarded a total of $16.34 million to support ongoing operations, all of which has been received and subsequently deployed. In addition, a subsidiary of the company, Sky Night, LLC (“Sky Night”) had separately applied for assistance under the PSP, and was awarded an aggregate of $0.74 million, all of which has been received and subsequently deployed. The PSP awards are governed by the terms and conditions of the CARES Act and three consecutive Payroll Support Program Agreements (“PSAs”) with the Treasury. Neither we, nor Sky Night, were required to issue equity or other form of security to the Treasury in connection with such awards.

While we believe that we are fully compliant with all requirements of the CARES Act and the PSAs, including the requirement to use the awards only for payment of certain employment costs (i.e. wages, salaries, and benefits), if we were found to be not in compliance with such requirements, the Treasury has sole discretion to impose any remedy it deems appropriate, including requiring full repayment of the awards with appropriate interest. The imposition of any such remedy could have a material and adverse effect on our financial condition.

Between April 2020 and May 2021, each of LGM, flyExclusive, and Sky Night also received loans (the “PPP Loans”) from two lenders under the Paycheck Protection Program (“PPP”). The PPP Loans are subject to the terms and conditions applicable to loans administered by the U.S. Small Business Administration (“SBA”) under the CARES Act, which is subject to revisions and changes by the SBA and Congress. The PPP Loans have all been forgiven by the SBA. We believe that we satisfied all eligibility criteria for the PPP Loan, and that each of LGM’s, flyExclusive’s, and Sky Night’s receipt of the PPP Loan was consistent with the broad objectives of the PPP of the CARES Act. The SBA has up to six years after the date of forgiveness of a certain PPP Loan to pursue an audit of such loan. Given that flyExclusive received more than $2.0 million under its PPP Loans, it is likely that it will be subject to an SBA audit. If, despite our good-faith belief that each of LGM, flyExclusive, and Sky Night satisfied all eligibility requirements for the PPP Loans, any of the PPP Loans are later determined to have violated any of the applicable laws or governmental regulations related to the PPP Loans or it is otherwise determined that LGM, flyExclusive, and/or Sky Night was ineligible to receive the PPP Loans, we could be subject to civil, criminal, and administrative penalties or adverse publicity. Any such events could consume significant financial and management resources and could have a material adverse effect on our business, results of operations, and financial condition.

Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.

The terrorist attacks of September 11, 2001, and their aftermath have negatively impacted the aviation business in general. If additional terrorist attacks are launched against the aviation industry, there will be lasting consequences of the attacks, which may include loss of life, property damage, increased security and insurance costs, increased concerns about future terrorist attacks, increased government regulation, and airport delays due to heightened security. We cannot provide any assurance that these events will not harm the aviation industry generally or our operations or financial condition in particular.

We lease our corporate headquarters and operations facilities from third-party affiliates and a failure to renew such leases could adversely affect our business.

Certain subsidiaries of LGM Ventures, LLC (“LGMV”), which is owned by our Chief Executive Officer, Thomas James Segrave Jr., lease to us a substantial portion of our headquarters and maintenance and operations facilities. During the year ended December 31, 2025, rental payments under the leases related to LGMV were $4.2 million. While the majority of these leases have terms greater than 10 years, we have no assurance that these related parties will renew the lease agreements after expiration or that any renewal offered to us will be on terms that we find acceptable. If we cannot renew the leases, we will be required to move a substantial portion of our headquarters and operations, which may adversely affect our reputation, financial condition, and results of operation.

It may ultimately be determined that we did not qualify for the Employee Retention Credit and we may be required to repay the ERC amounts received, which could have a material adverse effect on our business, results of operations and financial condition.

As of December 31, 2025, we had applied (in 2020) for $9.5 million and received the Employee Retention Credit (“ERC”) in the total amount of $9.0 million. Our legal counsel has issued a legal opinion that we, more likely than not, qualified for the ERC. However, it remains uncertain whether we meet the qualifications required to receive the ERC. If we are ultimately required to repay the ERC it may materially adversely affect our financial condition and results of operations.

Legal and Regulatory Risks Relating to flyExclusive’s Business

We are subject to significant governmental regulation and changes in government regulations imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

All FAA certified air carriers, including us, are subject to regulation by the DOT, the FAA, and other governmental agencies, including the DHS, the TSA, the CBP, and others. The laws and regulations enforced by these and other agencies impose substantial costs on us, may reduce air travel demand, and also may restrict the manner in which we conduct our business now or in the future, resulting in a material adverse effect on our operations. In April 2024, the FAA issued a new rule that expanded the requirement for a safety management system to all certificate holders operating under FAA Part 135, which increased our regulatory compliance costs. We also incur substantial costs in maintaining our current certifications and otherwise complying with the laws to which we are subject. An adverse decision by a federal agency may have a material adverse effect on our operations, such as an FAA decision to ground, or require time consuming inspections of or maintenance on, all or any of our aircraft. Our business may also be affected if government agencies shut down for any reason or if there is significant automation or another operational disruption, such as those attributed to Air Traffic Control or weather.

In addition, as described under the caption entitled “Foreign Ownership,” we are subject to restrictions imposed by federal law on the maximum amount of foreign ownership of U.S. airlines and oversight by the DOT in maintaining our status as a “citizen of the United States” (as defined at 49 U.S.C. Section 40102(a)(15) and administrative interpretations thereof issued by the DOT or its predecessor or successors, or as the same may be from time to time amended). A failure to comply with or changes to these restrictions may materially adversely affect our business and force a divestiture of any foreign investment in excess of the applicable thresholds.

If applicable in the future, compliance with foreign ownership regulations could adversely impact our business.

Under DOT regulations and federal law, we must be owned and controlled by U.S. citizens. The restrictions imposed by federal law and regulations currently require that at least 75% of our voting stock must be owned and controlled, directly and indirectly, by persons or entities who are U.S. citizens, as defined in the Federal Aviation Act, that our president and at least two-thirds of the members of our Board of Directors and other managing officers be U.S. citizens, and that we be under the actual control of U.S. citizens. In addition, at least 51% of our total outstanding stock must be owned and controlled by U.S. citizens and no more than 49% of our stock may be held, directly or indirectly, by persons or entities who are not U.S. citizens and are from countries that have entered into “open skies” air transport agreements with the U.S. which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. We are currently in compliance with these ownership provisions, but a failure in the future to comply with these provisions could adversely affect our business.

Revocation of permits, approvals, authorizations, and licenses may adversely affect us.

Our business also requires a variety of federal, state and local permits, approvals, authorizations, and licenses. Our business depends on the maintenance of such permits, approvals, authorizations, and licenses. Our business is subject to regulations and requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or if changes in applicable regulations or requirements occur.

We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations and financial condition.

We are subject to increasingly stringent federal, state, local, and foreign laws, regulations, and ordinances relating to the protection of the environment and noise, including those relating to emissions to the air, discharges (including storm water and de-icing fluid discharges) to surface and subsurface waters, safe drinking water, and the use, management, disposal, and release of, and exposure to, hazardous substances, oils, and waste materials.

We are subject to existing laws and regulations and might be subject to future laws and regulations that may have a direct effect (or indirect effect through our third-party relationships or airport facilities at which we operate) on our operations. Any such existing or future laws and regulations could have an adverse impact on our business, results of operations, and financial condition.

Similarly, we are subject to environmental laws and regulations that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint, and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of wastes directly attributable to us.

Environmental regulation and liabilities, including new or developing laws and regulations, or our initiatives in response to pressure from our stakeholders may increase our costs of operations and adversely affect us.

In recent years, governments, customers, suppliers, employees, and other of our stakeholders have increasingly focused on climate change, carbon emissions, and energy use. Laws and regulations that curb the use of conventional energy or require the use of renewable fuels or renewable sources of energy, such as wind or solar power, could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations, or taxes that increase the cost of such fuels, thereby decreasing demand for our services and also increasing the costs of our operations. Other laws or pressure from our stakeholders may adversely affect our business and financial results by requiring, or otherwise causing, us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs. More stringent environmental laws, regulations, or enforcement policies, as well as motivation to maintain our reputation with our key stakeholders, could have a material adverse effect on our business, financial condition, and results of operations

The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations and financial condition.

Our owned and leased fleet is comprised of a limited number of aircraft types, including the Citation CJ3 / CJ3+, Citation Excel / XLS / XLS+, Citation Encore+, Citation Sovereign, Citation X, HondaJet, and Challenger 300/350 aircraft. The issuance of FAA or manufacturer directives restricting or prohibiting the use of any one or more of the aircraft types we operate could have a material adverse effect on our business, results of operations and financial condition.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including employment, commercial, product liability, class action, whistleblower, and other litigation and claims, and governmental and other regulatory investigations and enforcement proceedings. Such matters can be time-consuming, divert management attention and resources, cause us to incur significant expenses or liability, and/or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, the results of any of these actions may have a material adverse effect on our business, results of operations, and financial condition.

Risks Relating to flyExclusive’s Organization and Structure

Our only significant asset is our ownership interest in LGM and such ownership might not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A common stock or satisfy our other financial obligations.

We have no direct operations and no significant assets other than our ownership of LGM. We depend on LGM for distributions, loans, and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends, if declared, on our Class A Common Stock or any payments we are required to pay under the Tax Receivable Agreement, dated as of December 27, 2023, by and among LGM, the Existing Equityholders and the TRA Holder Representative and EGA (the “Tax Receivable Agreement”) which is discussed in further detail in Item 13—Certain Relationships and Related Transactions, and Director Independence. The financial condition and operating requirements of LGM may limit our ability to obtain cash from LGM. The earnings from, or other available assets of, LGM might not be sufficient to allow the payment of dividends or make distributions or loans to enable us to declare and pay any dividends on the Class A Common Stock or satisfy our other financial obligations.

We are a “controlled company” within the meaning of the NYSE American listing standards and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

As of March 31, 2026, the existing equityholders of LGM, including Segrave Jr. (the "Existing Equityholders”) held a majority of our Class B Common Stock and as a result, control a majority of the voting power of the Company. As a result of the Existing Equityholders’ holdings, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE American. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our Board consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors, and (iii) we have a nominating/corporate governance committee that is composed entirely of independent directors.

We rely on certain of these exemptions. As a result, we are not required to have a compensation committee consisting entirely of independent directors and we do not have a nominating/corporate governance committee that is composed entirely of independent directors. We may also rely on the other exemptions so long as we qualify as a “controlled company.” To the extent we rely on any of these exemptions, holders of Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American.

The multi-class structure of our Common Stock has the effect of concentrating voting power with our Chief Executive Officer, which will limit other stockholders’ ability to influence the outcomes of important transactions, including a change of control.

As of March 31, 2026, Jim Segrave Jr. beneficially owned approximately 55.4% of our Class A Common Stock and 100% of our Class B Common Stock outstanding representing a combined voting power of approximately 55.4%, assuming that all LGM Common Units, all of our publicly traded warrants (“Public Warrants”) and all of the privately placed warrants we issued in connection with our IPO (the “Private Placement Warrants”) are exercised or exchanged for shares of our Class A Common Stock and that such shares are deemed issued and outstanding. Accordingly, Segrave Jr. is able to control or exert substantial influence over all matters submitted to our stockholders for approval, including the election of directors and amendments of our organization documents. Segrave Jr. may have interests that differ from those of the other stockholders and may vote in a way with which the other stockholders disagree and which may be adverse to their interests. This concentrated control may have the effect of delaying, preventing, or deterring a change of control of the Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Company, and might ultimately affect the market price of shares of our Class A Common Stock and our Public Warrants.

We cannot predict the impact our multi-class structure may have on the stock price of our Class A Common Stock.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow to be included in their indices most newly public companies utilizing dual or multi-class capital structures if the unrestricted stockholders hold less than 5% of the total voting rights.

Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. We were added to the Russell 2000 in September 2025. Under the announced policies, our multi-class capital structure could make us ineligible for inclusion in certain indices depending on the ownership of our Common Stock, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices would not be investing in our stock. If we failed to continue to meet the inclusion criteria for the Russell 2000, it could depress the valuation of our Class A Common Stock as compared to those of other similar companies that are included in the Russell 2000 or other such indices. If we were excluded from the Russell 2000, we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our Class A Common Stock less attractive to other investors. As a result, the market price of shares of our Class A Common Stock could be adversely affected.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX"), (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders might not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO (December 31, 2028), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, SOX, the Dodd- Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American, and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we cease to be an “emerging growth company.” SOX requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Based upon management’s evaluation, we concluded that our internal control over financial reporting was not effective as of December 31, 2025, due primarily to: a failure to design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures, including controls over the preparation and review of account reconciliations and journal entries; and a failure to maintain a sufficient complement of personnel possessing the appropriate technical accounting competency, training, and experience to address, review, and record financial reporting transactions under U.S. GAAP.

Our efforts to remediate these material weaknesses might not be effective or prevent any future material weaknesses or significant deficiency in our internal control over financial reporting. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis. In fact, we did not timely file a Form 10-Q for the quarter ended September 30, 2023, a Form 10-K for the year ended December 31, 2023, or a Form 10-Q for the quarter ended March 31, 2024. We might not be able to file timely reports in the future, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of our securities to decline.

The Tax Receivable Agreement will require us to make cash payments to the Existing Equityholders in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may (i) exceed any actual tax benefits the Tax Group realizes or (ii) be accelerated.

At the closing of the Business Combination, we, LGM, the Existing Equityholders, and the TRA Holder Representative entered into the Tax Receivable Agreement, dated as of December 27, 2023. Pursuant to the Tax Receivable Agreement, we will generally be required to pay the Existing Equityholders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e., us and our applicable consolidated, unitary, or combined subsidiaries) realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

tax basis adjustments resulting from the repurchase by LGM of LGM Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) in accordance with the terms of the Equity Purchase Agreement.

tax basis adjustments resulting from taxable exchanges of LGM Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) acquired by us from an Existing Equityholder pursuant to the terms of the A&R Operating Agreement; and

tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the Existing Equityholders will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such Existing Equityholder will be applied against and reduce any future cash payments otherwise required to be made by us to the applicable Existing Equityholders under the Tax Receivable Agreement, if any, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by the Tax Group might not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of the Tax Group’s actual savings in respect of the Tax Attributes.

Moreover, the Tax Receivable Agreement provides that, in certain Early Termination Events (as defined in the Tax Receivable Agreement), we will be required to make a lump-sum cash payment to all the Existing Equityholders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Tax Group to fully utilize the Tax Attributes over certain specified time periods and that all LGM Common Units that had not yet been exchanged for our Class A Common Stock or cash are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Tax Group realizes subsequent to such payment. In a scenario where there is a redemption of all LGM common units, we estimate that the payment made to Existing Equityholders would be approximately $6.1 million. This estimate is based on a blended federal and state tax rate of 25.0% and financial information as of December 31, 2025.

Payments under the Tax Receivable Agreement are our obligations and not obligations of LGM. Any actual increase in our allocable share of LGM and its relevant subsidiaries’ tax basis in relevant assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the our Class A Common Stock at the time of an exchange of LGM Common Units by an Existing Equityholder pursuant to the terms of the A&R Operating Agreement, and the amount and timing of the recognition of the Tax Group’s income for applicable tax purposes. While many of the factors that will determine the amount of payments that we will be required to make under the Tax Receivable Agreement are outside of our control, we expect that the aggregate payments we will be required to make under the Tax Receivable Agreement could be substantial and, if those payments substantially exceed the tax benefit we realize in a given year or in the aggregate, could have an adverse effect on our financial condition, which may be material.

Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the Tax Receivable Agreement. Increases in income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect our, LGM’s, or its subsidiaries’ business, financial condition, or results of operations.

Risks Related to flyExclusive’s Securities

There can be no assurance that we will be able to comply with the continued listing standards of NYSE American, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are currently listed on NYSE American. However, we cannot assure you that our securities will continue to be eligible for listing on NYSE American in the future. For example, in April and May 2024, respectively, we received a delinquency letter from NYSE American because we did not file our Annual Report on Form 10-K for the year ended December 31, 2023, or our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 on a timely basis, although we subsequently filed each of those reports within the NYSE American grace period. If NYSE American delists our securities from trading and we are not able to list our securities on another national securities exchange, our securities could be quoted on an over-the-counter-market, and we could face significant material adverse consequences, including:

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a limited availability of market quotations for our securities;
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reduced liquidity for our securities;

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a determination that the Class A common stock is a “penny stock” which will require brokers trading in the Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
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a limited amount of news and analyst coverage; and
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a decreased ability to issue additional securities or obtain additional financing in the future.

If we raise capital in the future by issuing shares of common or preferred stock or other equity or equity-linked securities, convertible debt, or other hybrid equity securities, our then existing stockholders may experience dilution, such new securities may have rights senior to those of our common stock, and the market price of our common stock may be adversely effected.

If we raise capital in the future, our then existing stockholders may experience dilution. The Company’s Second Amended and Restated Certificate of Incorporation (the "Certification of Incorporation") provides that preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, or other special rights and any qualifications, limitations, and restrictions thereof, applicable to the shares of each series. As previously reported, our Board has used this authority to issue shares of non-convertible non-voting Series A preferred stock and shares of convertible non-voting Series B preferred stock. Our Board may in the future, without stockholder approval, issue other preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of Class A Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management. The issuance of any such securities may adversely affect the market price of our Class A Common Stock. For example, we issued shares of our Class A Common Stock in a public offering in January 2026 at $6.65 per share and the market price decreased significantly shortly thereafter.

The Company’s Certificate of Incorporation contains forum limitations for certain disputes between us and our stockholders that could limit the ability of stockholders to bring claims against us or our directors, officers and employees in jurisdictions preferred by stockholders.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative lawsuit brought on our behalf, (ii) any lawsuit against our current or former directors, officers, or employees asserting a breach of a fiduciary duty owed by any such person to us or our stockholders, creditors, or other constituents, (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws (as each may be amended from time to time), (iv) any action asserting a claim against us or any director or officer or other employee governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

The foregoing forum provisions do not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. The Company’s Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The foregoing forum provisions may prevent or limit a stockholder’s ability to file a lawsuit in a judicial forum that it prefers for disputes with us or our directors, officers, or employees, which may discourage such lawsuits, make them more difficult or expensive to pursue, and result in outcomes that are less favorable to such stockholders than outcomes that may have been attainable in other jurisdictions, although stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

There is uncertainty as to whether a court would enforce such forum selection provisions as contained in the Company’s Certificate of Incorporation in connection with claims arising under the Securities Act because Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act claims.

In addition, notwithstanding the inclusion of the foregoing forum provisions in the Company’s Certificate of Incorporation, courts may find the foregoing forum provisions to be inapplicable or unenforceable in certain cases that the foregoing forum provisions purport to address, including claims brought under the Securities Act. If this were to occur in any particular lawsuit, we may incur additional costs associated with resolving such lawsuit in other jurisdictions or resolving lawsuits involving similar claims in multiple jurisdictions, all of which could harm our business, results of operations, and financial condition.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Class A Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares of our Class A Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If securities or industry analysts do not publish or cease publishing research or reports about our Company, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about our Company, our business, market, or competitors. Securities and industry analysts do not currently, and may never, publish research on our Company. If any of the analysts who may cover our Company change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the market price of our securities would likely decline. If any analyst who may cover our Company were to cease coverage of our Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our securities to decline.

Substantial future sales of our Class A common stock by existing stockholders could cause the market price of our Class A common stock to decline.

We have filed registration statements to register shares of our Class A Common Stock for resale by existing stockholders (including shares owned by Jim Segrave, Jr., our CEO and Chairman, and EG Sponsor LLC) that as of March 31, 2026 represented 91.9% of our total shares of Class A Common Stock outstanding on a fully diluted basis.

Now that the registration statements for the resale of such shares are effective and until such time that they are no longer effective, the resale of these securities will be permitted pursuant to the respective registration statement. The resale, or expected or potential resale, of a substantial number of our shares of Class A Common Stock in the public market could adversely affect the market price for our Class A Common Stock and make it more difficult for you to sell your shares of Class A Common Stock at such times and at such prices that you deem desirable. Furthermore, we expect that because of the large number of securities registered pursuant to the registration statements, those existing selling stockholders will continue to offer the securities covered by the registration statements for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statements may continue for an extended period of time. In addition, the market reaction to such sales of our Class A Common Stock could also negatively affect the price of our Public Warrants.

SPECIAL MEETING OF JET.AI

Unless the context otherwise requires, all references in this “Special Meeting of Jet.AI” section of this proxy statement/prospectus to “we,” “us” and “our” refer to Jet.AI.

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the Jet.AI Board for use at the Special Meeting to be held at [●] on [●], 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [●], 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting. All stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting. Stockholders of record will need to visit [●] in order to attend the Special Meeting and vote upon the proposals.

Date, Time and Place

The Special Meeting is scheduled to be held at [●], on [●], 2026. The meeting will be held entirely online live via audio webcast, which can be accessed at [●]. If you do not have Internet capabilities, you can listen to the Special Meeting by phone by dialing [●] (toll-free) within the U.S. and Canada or [●] (standard rates apply) outside of the U.S. and Canada. When prompted enter the pin number [●].

Voting Power; Record Date

Only stockholders of record at the close of business on the record date, [●], 2026, are entitled to receive notice of the Special Meeting and to vote the shares for which they are stockholders of record on that date at the Special Meeting, or any postponement or adjournment of the Special Meeting. You have one vote for every share of our common stock that you own or that you have the right to acquire upon the conversion of any Series A Preferred Stock or Series B Preferred Stock that you own (subject to the limitations set forth in the governing documents of each series of preferred stock). If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On [●], 2026, the record date, there were [●] shares of common stock outstanding and entitled to vote as well as approximately [●] shares of common stock underlying Jet.AI’s preferred stock that are entitled to one vote per share of common stock.

Vote of Jet.AI's Directors and Officers

The Jet.AI's directors and officers have agreed to vote any shares of common stock owned by them in favor of the Transactions (which is inclusive of the Merger), and the other proposals. Currently, they own less than 1% of our issued and outstanding shares of common stock, in the aggregate, all of which are subject to an agreement to vote in favor of each proposal.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least one third of the outstanding shares entitled to vote are represented by stockholders present at the Special Meeting or by proxy. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.

The Transactions Proposal requires the affirmative vote of a majority of the outstanding shares of Jet.AI common stock entitled to vote on the proposal. Each of the other proposals requires the affirmative vote of at least a majority of the shares present or represented by proxy at the Special Meeting, entitled to vote, and actually casting votes thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Transactions Proposal, but they will not affect the outcome of the vote on any of the other proposals.

Recommendation to Jet.AI Stockholders

After careful consideration, the Jet.AI Board recommends that our stockholders vote “FOR” each proposal being submitted to a vote of the stockholders at the Special Meeting.

For a more complete description of our reasons for the approval of the Transactions and the recommendation of the Jet.AI Board, see the subsection entitled “The Merger - Jet.AI Reasons for the Merger.”

Voting Your Shares

For each proposal, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote online at the Special Meeting, vote by proxy on the Internet, or by using a Proxy Card that you may request. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and submit your vote online even if you have already voted by proxy.

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To vote at the Special Meeting, follow the instructions above to attend and submit your vote.
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To authorize a proxy to vote your shares using a Proxy Card, simply complete, sign and date the Proxy Card that may be delivered and return it promptly in the envelope provided. To request a Proxy Card, follow the instructions in this proxy statement/prospectus. If you return your signed Proxy Card to us before the Special Meeting, we will vote your shares as you direct.
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You can choose to vote your shares at any time using the Internet site identified in this proxy statement/prospectus. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on your notice. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to the Internet voting site. Your vote must be received by [●] on [●], 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a notice and voting instructions from that organization, rather than from us. Simply follow the instructions in that notice to ensure that your vote is counted. Alternatively, you may vote over the Internet as instructed by your broker or bank. To vote at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee and contact Continental to have a control number generated for the Special Meeting by following the instructions set forth under “How do I access and attend the Special Meeting?”

Revoking Your Proxy

You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

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You may submit another properly completed proxy bearing a later date;
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You may send a written notice that you are revoking your proxy to [●]; or
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You may attend and vote online at the Special Meeting.

The last submitted vote will be the one recorded for the holder. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by that organization to revoke your proxy.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote, you may call [●] at [●].

Appraisal Rights

Our stockholders are not entitled to dissenters’ rights in connection with any of the proposals to be voted on at the Special Meeting. Furthermore, we do not intend to independently provide our stockholders with any such rights.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Laurel Hill Advisory Group to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Laurel Hill Advisory Group a fee of $[●], plus disbursements. We will reimburse Laurel Hill Advisory Group for reasonable out-of-pocket expenses and will indemnify Laurel Hill Advisory Group and its affiliates against certain claims, liabilities, losses, damages and expenses. Proxies may also be solicited by our officers and employees by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We may also reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

THE TRANSACTIONS

THE MERGER

Structure of the Transactions

The Transactions will be accomplished by way of the following transaction steps:

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The Separation will be effected, whereby Jet.AI will, among other things and subject to the terms and conditions of the Separation and Distribution Agreement, transfer the SpinCo Business to SpinCo;
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The Distribution will be effected, whereby Jet.AI will distribute to Jet.AI stockholders 100% of the SpinCo Common Stock; and
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Following the above steps, the Merger will be effected, whereby Merger Sub will merge with and into SpinCo, with SpinCo continuing as the surviving company in the Merger and a wholly owned subsidiary of flyExclusive.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the outstanding securities of SpinCo will be converted into the right to receive (i) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Closing Date Merger Consideration Shares, divided by (B) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “Closing Date Exchange Ratio”) and (ii) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Reserve Shares, divided by (B) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “Reserve Exchange Ratio”).

At Closing, the Reserve Shares, which represent 20% of the Merger Consideration Shares, will be reserved (out of Parent’s authorized capital stock) but not issued. The number of Reserve Shares to be issued to the SpinCo Holders post-closing, if any, will be based upon final determination of the purchase price. If the final purchase price is less than the initial estimated purchase price at Closing, a portion of the Reserve Shares equal to the difference between the final purchase price and the initial estimated purchase price will not be issued and such portion will be deemed to have been forfeited by the SpinCo Holders. If the final purchase price is more than the initial estimated purchase price at Closing, (i) all of the Reserve Shares will be issued to the SpinCo Holders and (ii) an additional number of shares of Parent Common Stock, equal to the amount by which the final purchase price exceeds the initial estimated purchase price, will be issued to the SpinCo Holders (such additional shares, if any, the “Additional Merger Consideration Shares”); provided, however, that the number of Additional Merger Consideration Shares will be capped at an amount equal to 20% of the Merger Consideration Shares.

For further details, see “The Merger Agreement- Merger Consideration”.

The Background of the Transactions

In connection with Jet.AI’s ongoing evaluation of its long-term prospects, Jet.AI’s senior management, represented by Chief Executive Officer, Michael Winston and Chief Financial Officer, George Murnane (collectively, “Jet.AI Management”) and members of the Jet.AI board of directors collectively assessed the company’s business objectives and strategies, in light of several factors, including Jet.AI’s liquidity and financial resources, results of operations, prospects macroeconomic and industry climate and expectations, all with the goal of enhancing long-term value for Jet.AI’s stockholders. As a part of this review, Jet.AI’s senior management and board of directors considered and evaluated various strategic alternatives, including performance improvement, capital allocation, organic growth, acquisitions and business combination transactions.

To date, Jet.AI has operated at a net loss and Jet.AI management has continued to take actions intended to expand the company’s access to capital and means to expand company operations and grow its revenues. In particular, Jet.AI senior management have sought means to scale Jet.AI’s charter operations and assets, otherwise those business assets and operations were likely to continue to operate at a loss. To expand, broaden and scale Jet.AI’s charter aviation operations and assets likely would have involved the acquisition of an FAA Part 135 charter operation and expanding its aircraft fleet both in terms of quantity and types (i.e. size) of aircraft. This would require, among other things, access to significant outside capital. Similarly, as part of its on-going analysis of the company’s aviation assets Jet.AI management has sought means to increase utilization of its existing aircraft, but outside factors, such as on-going pilot shortages and a lack of direct operational control of its aircraft limited (and likely would continue to limit) Jet.AI’s means to boost utilization.

Given the challenges Jet.AI faces to grow and scale its jet card and fractional jet aviation assets and operations, during 2024 Jet.AI management determined that to increase the company’s operations and revenues would likely require conveying the aircraft Jet.AI operates to a new and larger operator with greater assets, access to available pilots, and a larger customer base. In the late summer of 2024, Jet.AI explored a potential strategic relationship with another charter aviation focused company, but, ultimately that company entered into a transaction and relationship with a third party with greater scale and resources than those of Jet.AI. Then starting in September 2024 Jet.AI management began preliminary discussions with representatives of flyExclusive about potential synergies between the two companies. During this time Jet.AI management separately took steps to explore means for Jet.AI to grow its operations through asset acquisitions or other transactions, such as speaking with brokers who specialize in transactions involving companies that have been certified by the FAA to operate non-scheduled air charter services under Part 135. The company learned that FAA Part 135 operations that were certified to allow ten or more passengers per aircraft and that already had super-mid and heavy jets on their Part 135 certificate were most profitable and desirable in general. However, at any given time such mature operations were limited in terms of both number of targets and willingness of seller. After various initial evaluations of acquisition targets and counterparties Jet.AI did not elect to move forward with the targets and counterparties it had identified or were introduced to.

In October 2024, Jet.AI Management and Jim Segrave, Chairman and Chief Executive Officer from flyExclusive met at an industry conference. During the course of the conference, the management teams of both companies privately met to discuss Jet.AI’s fractional and jet card business and the underlying assets supporting the business. Jet.AI’s fractional and jet card business features jet aircraft fractions, jet cards, on-fleet charter, management and buyer’s brokerage. Jet.AI operates a small fleet of HondaJets and Textron aircraft with apparent synergies to flyExclusive’s current fleet. flyExclusive believes it is well-positioned to realize synergies by leveraging its current operations and deliver value for Jet.AI’s customer base and shareholders. Starting in November 2024, Jet.AI Management, Jim Segrave and Brad Garner, flyExclusive's Chief Financial Officer (collectively, "flyExclusive Management") began having more targeted discussions regarding a potential transaction or strategic relationship between the two companies, and general terms and structures were verbally conveyed. During these discussions, both parties identified several strategic advantages to a potential transaction. In addition to the shared aircraft types and flyExclusive’s ability to rapidly increase fleet utilization by incorporating Jet.AI’s aircraft into its existing pilot pool and network operations, Jet.AI maintained a financing arrangement with Ionic Ventures LLC. This relationship presented the possibility of securing additional net working capital for flyExclusive as part of the transaction. Such net working capital would likely require a true-up mechanism, subsequently incorporated into the merger agreement.

Maxim Group LLC (“Maxim”) has provided business services to Jet.AI as its investment banker since August 10 2023, when Jet.AI (formerly known as Jet Token Inc.) completed its business combination with Oxbridge Acquisition Corp., a SPAC underwritten by Maxim. Through this relationship, on November 10, 2024 Maxim became aware of discussions between Jet.AI Management and flyExclusive Management about a transaction involving Jet.AI’s fractional and jet card business assets.

On December 2, 2024, Michael Winston emailed Jim Segrave the first draft non-binding letter of intent for the acquisition by flyExclusive of the Jet.AI fractional and jet card business assets and operations. The draft letter of intent outlined the preliminary transaction terms which included a “purchase price formula” equal to the quotient of (i) the sum of (x) $21,500,000 plus (y) a net cash amount (as described below), divided by (ii) the five-day average VWAP of the flyExclusive Class A common stock for the five trading days immediately prior to the Effective Date. The net cash amount proposed was defined as being equal to the amount by which Jet.AI’s cash on hand (after giving consideration to working capital needs and other fixed obligations as mutually agreed, including but not limited to any change of control bonuses triggered by the closing of the Business Combination) exceeds $17,000,000.

On December 4, 2024, Jet.AI engaged Maxim as its exclusive financial advisor, pursuant to which Maxim agreed to render sell-side M&A advisory services to Jet.AI.

From the initial delivery of the letter of intent, up until December 4, 2024, JetAI Management and flyExclusive Management continued an open dialogue and discussed changes to certain terms found in the letter of intent. On December 4, 2025, Jet.AI Management, together with Maxim’s assistance, created and sent flyExclusive Management an initial transaction analysis spreadsheet which reflected those ongoing discussions. The changes included adjustments to the total expected cash on the balance sheet at closing, the purchase price premium placed on the Jet.AI price per common share, and the assumption of additional capital being added to the Jet.AI balance sheet throughout the Transaction process. On December 5, 2024, Jet.AI Management, representatives of Maxim, and flyExclusive Management met via conference call to discuss the potential transaction. flyExclusive Management made further revisions to the transaction spreadsheet reflecting the discussions on that call and returned the spreadsheet to representatives of Maxim and Jet.AI Management on December 6, 2025. On December 9, 2024, the parties held another call to discuss the transaction sources and uses. On December 10, 2024, Jet.AI Management had a call with representatives of Maxim and Jet.AI’s counsel on the remaining negotiating points, after which Jet.AI Management delivered a revised letter of intent to flyExclusive Management. The key business changes to this version of the letter of intent focused on the purchase price formula. Additional terms and considerations were addressed, including: the premium paid to Jet.AI stockholders relative to the balance of accretion and dilution experienced by flyExclusive stockholders; the synergies flyExclusive could expect from moving the Jet.AI charter assets to higher levels of utilization as a result of the larger pilot pool and customer base of flyExclusive, assumption of the fleet purchase agreement with Textron

Aviation for three CJ4 Gen 2 aircraft and the related obligation (including consent from Textron Aviation as a closing condition); the retention of technology assets by Jet.AI as Jet.AI will continue as a stand-alone entity post close, and the means to minimize tax effects of the Transactions which contributed to the parties decision to structure the transaction in steps with the Merger being preceded by the Separation and Distribution in lieu of a sale of assets to and assumption of certain liabilities by flyExclusive, which may have resulted in a greater tax burden on the parties and stockholders (the anticipated tax effects of the Transactions are further described elsewhere in this proxy statement/prospectus, including under “question and answer” entitled “What are the material U.S. federal income tax consequences to Jet.AI stockholders resulting from the Distribution and the Merger?” and under the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”.) As it related to Jet.AI, a more traditional asset sale structure that the parties contemplated would have involved a sale of the SpinCo Assets from Jet.AI to flyExclusive in consideration for shares of flyExlcusive Class A common stock, and then in lieu of holding those shares, Jet.AI would have subsequently distributed them to its stockholders. The parties believe that transaction structure would likely have resulted in tax consequences for both Jet.AI in connection with the asset sale and also for the Jet.AI stockholders in connection with their receipt of a subsequent distribution of flyExlcusive Class A common stock from Jet.AI to its stockholders.

On December 12, 2024, flyExclusive Management, Jet.AI Management and representatives of Maxim had another call to discuss the previously delivered draft letter of intent sent on December 10, 2024. Both companies agreed that in both categories of assets, aviation assets and liquid capital, flyExclusive’s approximately 100-aircraft platform was better positioned than Jet.AI to generate attractive economic returns. Jet.AI initially proposed applying a fixed premium to any remaining net working capital at closing, whereas flyExclusive preferred a sliding scale structure designed to incentivize Jet.AI to deliver the highest possible level of net assets at closing. At the time, flyExclusive was actively divesting older, maintenance-intensive aircraft that frequently experienced downtime while awaiting replacement parts, as part of a broader strategy to improve average fleet utilization and enhance overall financial performance. Any additional net working capital delivered as part of the transaction could be deployed to support the operating costs associated with this transition to a younger, more efficient, fleet offering higher profit potential. After the call, Representatives of Maxim and Jet.AI’s counsel discussed changing the purchase price structure, and on December 13, 2024, Jet.AI Management sent these revisions to flyExclusive Management.

On December 16, 2024, Jet.AI Management, flyExclusive Management, Jet.AI’s counsel and representatives of Maxim held another conference call to discuss the previous round of redlines. After the call, representatives of Maxim provided a proposed transaction timeline to flyExclusive Management outlining the expected sequence of events to occur once the letter of intent was executed.

On December 20, 2024, flyExclusive Management sent the Jet.AI Management a redline copy of the letter of intent that addressed certain items including the premium, the termination fee, potential purchase price adjustments, indemnification parameters, the payment of transaction related fees and related expenses. On December 22, 2024, Jet.AI’s counsel sent a revised letter of intent to flyExclusive Management which addressed the changes described above.

On January 9, 2025, flyExclusive sent Jet.AI a revised letter of intent which addressed two final outstanding points that the parties had mutually agreed to, including a flat 10% premium on any cash below $12,000,000 and a change to the indemnification language. On January 10, 2025, flyExclusive Management signed the non-binding letter of intent with Jet.AI Management. On January 13, 2025, flyExclusive Management, Jet.AI Management, representatives of Maxim Group, representatives of Jet.AI’s counsel and representatives of flyExclusive’s counsel held a teleconference to establish communications and discuss timing and elements of the Transaction that were critical to each party.

flyExclusive’s audit committee held a meeting on January 21, 2025, to review the proposed merger and unanimously recommended that the transaction be brought before the full board. The board of directors of flyExclusive reviewed the terms of the letter of intent and on January 31, 2025, the board unanimously confirmed and approved the letter of intent and directed the Company to negotiate a definitive agreement consistent with the executed letter of intent.

On January 28, 2025, flyExclusive's counsel provided a draft Merger Agreement to Jet.AI's counsel. Thereafter, the parties continued to negotiate the terms of the definitive agreement for the Transaction, including the termination fee provision set out in the letter of intent, with flyExclusive's counsel sending a draft to Jet.AI's counsel on January 28, 2025. Negotiation of the definitive agreement terms continued through February 13, 2025. The ongoing negotiations on the Merger Agreement and related definitive documents included the following conversations and meetings among the parties: (i) on January 31, 2025, counsel for flyExclusive and Jet.AI held a teleconference to discuss the initial draft of the Merger Agreement previously provided by flyExclusive's counsel, with such discussion focusing on Jet.AI’s proposal that flyExclusive provide a more robust set of representations and warranties in the Merger Agreement; (ii) on February 4, 2025, counsel for flyExclusive and Jet.AI held a teleconference to negotiate certain provisions within both the Merger Agreement and Separation Agreement with respect to the scope of assets to be included in the Transactions; (iii) on February 7, 2025, counsel for flyExclusive and Jet.AI held a teleconference to further discuss the scope of assets to be included in the Transactions, the scope of the indemnification provisions within the Merger Agreement and the purchase price adjustment mechanisms, including discussion and negotiation related to flyExclusive’s proposal to include certain caps on the upward post-closing merger consideration adjustment so as to avoid a situation where flyExclusive could be obligated to issue an uncapped amount of shares; (iv) on February 13, 2025, flyExclusive, Jet.AI, and their respective counsels held a teleconference to discuss the tax treatment of the Transactions; and (v) on February 13, 2025, there were multiple teleconference calls held between the parties and their advisors to come to final negotiation terms on a number of items, including the following: (a) negotiation of the scope of assets included in the Transactions, (b) negotiation with respect to the interim operating covenants in the definitive documents with a particular focus on whether Jet.AI would be required to seek amendments to certain contracts in the interim period prior to Closing, (c) negotiation of the definition of “Net Cash” in the Merger Agreement and which assets would be included or excluded from such definition and (d) negotiation with respect to the scope of the termination fee with a focus on negotiating the circumstances under which flyExclusive could terminate the agreement that would trigger a termination fee payment from Jet.AI. The parties executed the Merger Agreement on February 13, 2025.

On May 6, 2025, the parties executed an Amended and Restated Agreement and Plan of Merger and Reorganization, amending the Merger Agreement to provide for the concept that 20% of the Merger Consideration Shares (the “Reserve Shares”) will not be issued at Closing, but will instead be issued post-closing, if any, upon final determination of the purchase price. Previously, the Merger Agreement contemplated all of the Merger Consideration Shares being issued at Closing, with 20% of such Merger Consideration Shares being “Restricted Shares” subject to potential post-closing claw back upon determination of the final purchase price. This change in structure was necessitated by certain practical and administrative limitations of issuing shares at Closing that would be subject to potential future claw back. Given that the majority of the SpinCo common stock will be held in street name through DTC (as a result of the fact that the majority of Jet.AI common stock is held in street name), flyExclusive’s transfer agent advised that they would not be able to issue “Restricted Shares” as originally contemplated by the Merger Agreement. As a result, the parties had to develop an alternative structure that provided the SpinCo Holders the right to receive contingent consideration. The parties considered issuing 20% of the Merger Consideration Shares to an escrow account at Closing, but it was ultimately determined that the administrative cost of such option outweighed the benefits. Ultimately, the parties decided to amend the Merger Agreement to provide for the concept of “Reserve Shares” that would be issued, if at all, following the final determination of the purchase price. In making this decision, the parties concluded that the SpinCo Holders would likely not experience any material adverse harm as a result of revising the structure to provide for the concept of “Reserve Shares”.

The Amended and Restated Agreement and Plan of Merger and Reorganization also amended the Merger Agreement to replace the closing condition in Section 8.2(f) with a condition necessitating that Jet.AI will have executed a securities purchase agreement with a third-party investor, pursuant to which Jet.AI will have issued such third-party investor a warrant to purchase up to $50 million worth of shares of Jet.AI’s newly-designated Series Convertible Preferred Stock under terms, condition and structure generally similar to the agreement, dated March 28, 2024, between Jet.AI and Ionic Ventures, LLC. In February 2025 Jet.AI entered into a non-binding term sheet for a transaction of this nature to satisfy this closing condition, however, the parties did not enter into definitive agreements for the financing transaction, and do not expect to enter into such agreements. On February 11, 2026 the parties entered into Amendment No. 4 to the Amended and Restated Agreement and Plan of Merger and Reorganization to, among other things eliminate this closing condition. Jet.AI believes that its current liquid assets together with its existing liquidity sources will be sufficient to satisfy the closing cash condition.

On July 30, 2025, the parties executed Amendment No. 1 to the Amended and Restated Agreement and Plan of Merger and Reorganization to extend the Outside Date from June 30, 2025 to October 31, 2025. On October 10, 2025, the parties executed Amendment No. 2 to the Amended and Restated Agreement and Plan of Merger and Reorganization to extend the Outside Date from October 31, 2025 to December 31, 2025. On January 13, 2026, the parties executed Amendment No. 3 to the Amended and Restated Agreement and Plan of Merger and Reorganization to extend the outside date from December 31, 2025 to April 30, 2026. On February 11, 2026, the parties executed Amendment No. 4 to the Amended and Restated Agreement and Plan of Merger and Reorganization to eliminate the closing condition that would have required Jet.AI to execute a new securities purchase agreement with a third-party investor, pursuant to which Jet.AI would have issued the investor a warrant to purchase up to $50 million worth of shares of a newly-designated series of preferred stock of Jet.AI. Additionally, Amendment No. 4 permitted Jet.AI to explore and negotiate potential transactions, provided that any such transaction must be (i) conditioned upon the closing of the Transactions, and (ii) consummated after the consummation of the Transactions.

FlyExclusive Reasons for the Transactions

The flyExclusive board of directors has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of flyExclusive and its stockholders. In reaching its determination, the flyExclusive board of directors consulted with flyExclusive’s senior management, as well as with its legal advisors, and considered numerous factors, including the following material factors (the order in which the following factors appear does not reflect any relative importance):

•
the flyExclusive board of directors reviewed the terms of the Merger Agreement with the flyExclusive executive management and its legal advisors, and concluded that the Merger is in the best interests of flyExclusive’s stockholders;
•
the flyExclusive board and executive management believe that flyExclusive, following the Merger, would have additional cash on hand to pursue its business plans, as well as have an increased aviation fleet, providing it with greater financial and operational flexibility to pursue acquisitions and other growth opportunities;
•
the Merger does not involve the acquisition of any Jet.AI entity or employees, minimizing risks that could otherwise be involved in integrating the Jet.AI charter business because flyExclusive will not be assuming any unknown liabilities, nor needing to transition and integrate new employees into its organization (although subjecting flyExclusive to other risks described below);
•
the Merger does not involve the acquisition of any Jet.AI entity or employees, minimizing the risks of integrating the Jet.AI charter business;
•
Jet.AI stockholders would receive approximately 5% of the flyExclusive Class A common stock of flyExclusive on a fully diluted post-Merger basis, which flyExclusive believes is minimally dilutive in comparison to the assets being acquired in the Merger;
•
the amount of flyExclusive Class A common stock to be issued in the Merger might increase the public float of flyExclusive such that the Class A common stock might qualify for certain stock index membership including but not limited to the Russell 2000;
•
the issuance of the flyExclusive Class A common stock in the Merger might increase the liquidity of the Class A common stock;
•
the exchange ratio in the Merger Agreement will fluctuate in the event that the market price of flyExclusive Class A common stock increases relative to the market price of Jet.AI common stock between the date of the Merger Agreement and the closing of the Merger, but is subject to a cap;
•
the anticipated financial impact of the Transactions on flyExclusive, including an improved balance sheet, which the management of flyExclusive believes will allow flyExclusive to become profitable once it completes the anticipated divestiture of underperforming, older, aircraft by the end of the first quarter of 2025;
•
the complementary aspects of the businesses and cultures of flyExclusive and the Jet.AI charter business; and
•
the fact that the Merger Agreement includes certain provisions that prohibit Jet.AI from soliciting alternative transactions and from taking certain actions in response to unsolicited proposals for alternative transactions.

In addition, the flyExclusive board of directors considered the risks of the Merger, including the following:

•
the risk that the integration of the Jet.AI charter business after the Merger disrupts that business, including the potential loss of those former Jet.AI customers;
•
potential difficulties in identifying, transferring title to and integrating all desired assets into flyExclusive’s business without having purchased a Jet.AI entity or any employees to help manage the transition;
•
the risk that the closing conditions to the Merger might not be satisfied, which could delay or prevent the completion of the Merger;
•
the risk that anticipated benefits from the Merger might not be realized in a timely manner or at all; and

•
flyExclusive’s obligation to pay the transaction expenses of Jet.AI in certain circumstances, as described in the section titled “The Merger Agreement—Termination Fee”.

In reaching its conclusion, the flyExclusive board of directors determined that it was impractical to assign, and did not assign, a relative weight to the various factors that were considered. All of the information presented to and reviewed by the flyExclusive board, including the risks, benefits, advantages and disadvantages posed by the Merger, was considered by the flyExclusive board in the aggregate rather than separately. After this deliberation, the flyExclusive board determined that the potential benefits and advantages of the Merger outweighed the potential risks and disadvantages posed by the Merger and unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The foregoing discussion, while not an exhaustive presentation of every detail, discloses all of the material factors considered by the flyExclusive board in its determination to approve the Merger. These factors should be considered in light of the risks and other information set out in the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Jet.AI Reasons for the Transactions

The Jet.AI board of directors has determined that the Distribution, Merger Agreement and the transactions contemplated by the Merger Agreement are in the best interests of Jet.AI and its stockholders. In reaching its determination, the Jet.AI board of directors consulted with Jet.AI’s senior management, as well as with Jet.AI’s financial and legal advisors, and considered numerous factors, including the following material factors (the order in which the following factors appear does not reflect any relative importance):

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the review undertaken by the Jet.AI board or directors with the assistance of outside financial and legal advisors, and the Jet.AI board of directors’ firm belief that the Distribution and subsequent merger with flyExclusive was the best option available to Jet.AI and its stockholders;
•
Jet.AI stockholders would own approximately [ ]% of flyExclusive on a fully diluted pro forma basis, allowing Jet.AI’s stockholders to participate in the equity value of the combined company, which will include the benefits of future growth and expected synergies resulting from the Transactions;
•
the fact that the Distribution did not involve all of Jet.AI's assets, and that, after the Transactions, Jet.AI will retain various of its assets and operations and pursue new opportunities in potentially high growth industries and Jet.AI stockholders will continue to have an equity interest in Jet.AI and its future operations and prospects;
•
a review of the prospects and risks of Jet.AI continuing to operate its charter focused business as a stand-alone entity, the challenges it faced in scaling that business on a standalone basis, and challenges accompanying personnel uncertainty and risks of the current and anticipated operating environment;
•
the belief of the Jet.AI board of directors that flyExclusive, following the Transactions, would be well positioned to achieve further growth and advance its business plans, which could generate returns for Jet.AI’s stockholders, including: the expectation that flyExclusive, after the Transactions, would have greater financial and operational flexibility to pursue acquisitions and other growth opportunities in its current areas of focus, and in complementary areas, as compared to Jet.AI on a standalone basis; and flyExclusive has a larger asset base than Jet.AI, is a more diversified company and could generate greater revenue than Jet.AI, and also have improved access to capital to support and grow its operations.
•
the stock component of the merger consideration, which provides Jet.AI stockholders with a publicly-traded, security and the opportunity to participate, after the Transactions, as stockholders of flyExclusive, which would be a larger, more diversified owner and operator of jet aircraft, which could positively impact earnings and provide growth opportunities for flyExclusive;
•
the stock component of the merger consideration may allow flyExclusive to increase its public share float such that the company qualifies for certain stock index membership including but not limited to the Russell 2000; and any such index inclusion(s) of flyExclusive may improve the overall trading liquidity of the flyExclusive Class A common stock;
•
the anticipated financial impact of the Merger on flyExclusive, including greater potential for future profitability and the balance sheet and liquidity profile of the combined company; although flyExclusive currently operates at a loss, management expects the company to return to profitability once it completes the divestiture of underperforming, older, aircraft by the end of the first quarter of 2025;
•
the complementary aspects of the businesses and cultures of flyExclusive and the Jet.AI charter business contributed to SpinCo;

•
no other potential counterparties to a strategic transaction made any formal business combination proposal to Jet.AI and the belief of the Jet.AI board of directors, following consultation with Jet.AI management and Jet.AI’s financial advisors, that it was unlikely that an alternative bidder, could offer a transaction with a similar consideration mix or on terms, adjusted for risk, that would be superior in value, including delivering the potential upside expected to be provided in connection with the Transactions;
•
the ability of the Jet.AI board of directors to change its recommendation that Jet.AI stockholders vote in favor of approval of the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and that in the event of such recommendation change, the Support Agreement will be automatically terminated and stockholders and the directors subject to the Support Agreement will be released from their obligation to vote in favor of approval and adoption of the Merger Agreement;
•
the financial analysis presented by Newbridge and the oral opinion of Newbridge, dated February 13, 2025, to the Jet.AI board of directors, which was subsequently confirmed by delivery of a written opinion, dated February 14, 2025, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in such opinion, the merger consideration to be paid to the holders of Jet.AI common stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below under the section entitled “Opinion of Jet.AI’s Financial Advisor,” the full text of which opinion is attached to this proxy statement/prospectus as Annex B; and
•
the terms of the Merger Agreement, including the expected tax treatment of the Transactions, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

The Jet.AI board of directors also considered a variety of risks and other potentially negative factors concerning the Merger, including the following material factors:

•
that the aggregate number of shares of flyExclusive Class A common stock to be received by the Jet.AI stockholders may vary based on the Net Cash of SpinCo at the Effective Time and the market price of shares of flyExclusive Class A common stock over a thirty-day period prior to the Effective Time;
•
the possibility that the Merger and the related integration process after the Merger closes could result in the disruption of Jet.AI’s charter business, and in the loss of customers for flyExclusive after completion of the Merger;
•
the fact that the Merger Agreement requires SpinCo to have a minimum amount of cash at the time of closing, and at the time Jet.AI agreed to this $12.0 million minimum cash condition it had approximately $5.6 million of cash on hand with the ability to raise up to an additional $8.5 million through its financing arrangement with Ionic Ventures LLC, which was subsequently funded to Jet.AI on February 27, 2025, and other customary external financing tools, including but not limited to the $35.0 million remaining on its equity line of credit arrangement with GEM;
•
the fact that the aggregate $3.0 million in special cash bonuses and $12.0 million minimum cash condition would require Jet.AI to raise additional cash through financing arrangements that would likely cause substantial dilution to Jet.AI’s existing stockholders due to corresponding issuances of securities pursuant to the financing arrangements with Ionic Ventures, LLC and GEM, or pursuant to potential additional equity financing arrangements on terms that are substantially similar to those of Jet.AI’s existing financing arrangements;
•
the fact that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied and, as a result, that the Merger might not be consummated or may be subject to delay;
•
the fact that Jet.AI’s officers and employees would have to focus on actions required to complete the Merger, which could divert their attention from Jet.AI’s day-to-day business, and that Jet.AI will incur substantial transaction costs even if the Merger is not consummated;
•
the risk that potential benefits sought in the Merger might not be realized, or might not be realized within the expected time period;
•
the risk that after the Merger Jet.AI’s immediate sources of revenue will significantly decrease, and it may not be successful in implementing its new business plan;
•
the restrictions on the conduct of Jet.AI’s business prior to the completion of the Merger;

•
the fact that the Merger Agreement includes certain provisions that prohibit Jet.AI from soliciting alternative transactions and from taking certain actions in response to unsolicited proposals for alternative transactions;
•
Jet.AI’s obligation to pay flyExclusive’s transaction expenses in certain circumstances and discussed further under the section titled “The Merger Agreement—Termination Fee”; and
•
the interests of certain of Jet.AI’s directors and executive officers in the Merger that are different from or in addition to those of Jet.AI stockholders generally, as more fully described under the section titled “— Interests of Jet.AI’s Directors and Executive Officers in the Merger.”

In reaching its conclusion, the Jet.AI board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the Jet.AI board of directors may have given different weight to different factors. The Jet.AI board of directors considered all of the information and factors presented, including the potential risks, uncertainties, advantages and disadvantages associated with the Merger, in the aggregate rather than separately, and determined the benefits of the Merger to outweigh the potential risks, uncertainties, and disadvantages associated with the Merger and to be favorable to and support its determination.

The foregoing information is not intended to be exhaustive, but discloses all of the material factors considered by the Jet.AI board of directors in its consideration of the Merger Agreement and the transactions contemplated thereby. The Jet.AI board of directors concluded that the benefits, advantages and opportunities arising from the Distribution and Merger, as described above, outweighed the uncertainties and risks described above. After considering these and other factors, the Jet.AI board of directors unanimously approved the Merger Agreement, the Distribution, the Merger and the other transactions contemplated by the Merger Agreement, and, recommended that the Jet.AI stockholders approve the Transactions Proposal.

This explanation of the reasoning of the Jet.AI board of directors and all other information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Quantification of Potential Payments and Benefits to Jet.AI’s Named Executive Officers in Connection with the Merger

On December 31, 2025 each of Michael Winston, Jet.AI’s Executive Chairman and Interim Chief Executive Officer and George Murnane, Jet.AI’s Interim Chief Financial Officer entered into an Amended and Restated Employment Agreement with Jet.AI. In the event of a Change of Control (as defined in each employment agreement), any then-unvested outstanding restricted common stock and options previously granted to either Mr. Winston or Mr. Murnane, under Jet.AI’s equity incentive plans will become fully vested. Further, each employment agreement expressly provides that Mr. Winston and Mr. Murnane are entitled to receive a special cash bonus of $1,500,000 upon the closing of the Transactions.

As a result, each of Mr. Winston and Mr. Murnane will be paid their respective one time special bonus in connection with the consummation of the Transactions.

In addition, under the long-term incentive program under the Plan previously approved by the Jet.AI board of directors and its compensation committee each of Jet.AI’s executive officers, including its Executive Chairman and interim Chief Executive Officer, its Chief Financial Officer, and its Chief Operating Officer were each granted PSU Awards. The PSU Awards represent the right of each PSU Award holder to receive shares of Jet.AI common stock subject to, and upon, the achievement by Jet.AI of defined incremental growth milestones of Jet.AI’s market capitalization being the delivery of shares of Jet.AI common stock to each PSU Award holder for each $5.0 million increase in Jet.AI’s market capitalization that is achieved and maintained over sixty trading days (each, a “Hurdle”), subject to a cap at a $50 million growth in the market capitalization. Upon the achievement of each Hurdle each PSU Award holder is entitled to receive a number of shares of Jet.AI common stock based on a formula, being: the amount of Jet.AI’s market capitalization at each Hurdle divided by the then current market price of a share of Jet.AI common stock and with that product then multiplied by a percentage assigned to each PSU Award holder. Because the number of shares of Jet.AI common stock to be delivered to each PSU Award holder will be based on this formula with one factor being the market price of Jet.AI’s common stock, the number of shares of Jet.AI that would be delivered to each PSU Award holder on the consummation of the Merger may vary and is not determinable at this time.

The terms of the PSU Award agreements provide that the PSU Awards will be vested upon a change of control unless otherwise approved by the unanimous approval of the disinterested members of the board of directors of Jet.AI. The Separation, Distribution and Merger, together, constitute a change of control and the PSU Awards are expected to accelerate in connection with the closing (absent a later determination of the Jet.AI board of directors to the contrary).

The table below sets forth the amount of payments (on a pre-tax basis) that each of Jet.AI’s named executive officers could receive upon the closing of the Merger in the form of a special cash bonus, together with an illustration of the number of shares of Jet.AI common stock that could be delivered to each PSU Award holder under their respective PSU Award assuming (for illustration purposes) that there are 958,342 shares of Jet.AI common stock issued and outstanding immediately prior to the Effective Time and that the price per share of Jet.AI's common stock is $7.50. Values shown below do not take into account any impact of excise taxes or payment reductions imposed in connection with Sections 280G or 4999 of the Code, or any increase in compensation that may occur following the date of this filing or following the Distribution and Merger.

Named Executive Officer	Special Cash Bonus	Total Number of Unvested PSUs Held	Shares Underlying Unvested PSUs (#) (1)
Michael Winston	$1,500,000	9	540,000
George Murnane	$1,500,000	9	270,000
Patrick McNulty	$0	9	54,000

(1) Assumes (i) full vesting of each PSU Award in connection with the change of control that would result from the Transactions, (ii) 958,342 shares of Jet.AI’s common stock issued and outstanding, and (iii) a price per share of $7.50.

In addition to the potential payments and benefits outlined above, Mr. Winston will continue to serve Jet.AI as its Executive Chairman and interim Chief Executive Officer and Mr. Murnane will continue to serve Jet.AI as a director and its interim Chief Financial Officer. There will be no change made to Jet.AI’s board of directors or executive officers as a result of the Merger, Separation, Distribution, or other Transactions.

THE TRANSACTION AGREEMENTS

Summary of the Merger Agreement

A summary of the material provisions of the Merger Agreement is set forth below and elsewhere in this proxy statement/prospectus. You are urged to carefully read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Transactions and the principal terms of the Merger Agreement.

Closing of the Transactions

The Closing is expected to take place three (3) business days following the satisfaction or waiver of the conditions described below under the subsection entitled “- Conditions to Closing,” unless Jet.AI and flyExclusive agree in writing to another time or unless the Merger Agreement is terminated. The Merger is expected to be consummated promptly after the approval of Jet.AI’s public shareholders at the extraordinary general meeting of such shareholders described in this proxy statement/prospectus.

The Merger Agreement provides that the Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the parties may specify in such certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the Effective Time, each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares held by SpinCo as treasury stock), will be cancelled and extinguished and automatically converted into the right to receive (i) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Closing Date Merger Consideration Shares, divided by (B) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “ Closing Date Exchange Ratio”) and (ii) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Reserve Shares, divided by (B) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date (the “Reserve Exchange Ratio”). The Reserve Shares, which represent 20% of the Merger Consideration Shares, will be reserved (out of Parent’s authorized capital stock) but not issued at Closing, and will instead be issued post-closing, if at all, upon determination of any upward or downward adjustment to the Initial Purchase Price. See below for a fuller description of the Reserve Shares.

“Closing Date Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the difference of (i) the Merger Consideration Shares, minus the (ii) Reserve Shares.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent” means flyExclusive, Inc., a Delaware corporation.

“Reserve Shares” means a number of shares of Parent Common Stock equal to the product of (i) the Merger Consideration Shares, multiplied by (ii) 0.20, rounded up to the nearest whole share.

“Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Initial Purchase Price, divided by (ii) Parent Trading Price.

“Parent Trading Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Common Stock as reported on NYSE American for a period of 30 consecutive trading days ending on the trading day three trading days prior to the day of the Closing Date (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock).

“Initial Purchase Price” means an amount equal to the product of (i) the Applicable Premium Percentage, multiplied by (ii) Estimated Net Cash.

“Applicable Premium Percentage” means (i) 110%, if Net Cash (as adjusted by the Adjustment Amount, as applicable) is less than or equal to $11,999,999.99; (ii) 115%, if Net Cash is equal to or greater than $12,000,000.00 but less than or equal to $14,624,999.99, (iii) 117.5%, if Net Cash is equal to or greater than $14,625,000.00 but less than or equal to $17,249,999.99 and (iv) 120%, if Net Cash is equal to or greater than $17,250,000.00.

Estimated Net Cash will be determined at least three, but no more than 10, business days prior to the Closing, whereby Jet.AI and SpinCo will prepare and deliver to flyExclusive a statement that contains an estimated balance sheet of SpinCo as of 11:59 p.m. Eastern Time on the Closing Date and that sets forth in reasonable detail and accompanied by reasonably detailed backup documentation Jet.AI's and SpinCo's good-faith estimate of Net Cash as of that time.

As an example, the total number of Merger Consideration Shares, the number of Closing Date Merger Consideration Shares to be issued at the Effective Time and the number of Reserve Shares would be as follows, assuming the Parent Trading Price were $3.00 per share, which is the assumed volume weighted average closing sale price of flyExclusive's Class A common stock for the 30 trading days ending 3 days prior to April 14, 2026:

Estimated Net Cash	Initial Purchase Price	Applicable Premium Percentage	Merger Consideration Shares	Closing Date Merger Consideration Shares	Reserve Shares

$11,999,999	$13,199,999	110%	4,400,000	3,520,000	880,000
$12,000,000	$13,800,000	115%	4,600,000	3,680,000	920,000
$14,624,999	$16,818,749	115%	5,606,250	4,485,000	1,121,250
$14,625,000	$17,184,375	117.5%	5,728,125	4,582,500	1,145,625
$17,249,999	$20,268,749	117.5%	6,756,250	5,405,000	1,321,250
$17,250,000	$20,700,000	120%	6,900,000	5,520,000	1,380,000
$20,000,000	$24,000,000	120%	8,000,000	6,400,000	1,600,000

As another example, the number of Merger Consideration Shares to be issued would be as follows, assuming the Parent Trading Price were $2.50 per share:

Estimated Net Cash	Initial Purchase Price	Applicable Premium Percentage	Merger Consideration Shares	Closing Date Merger Consideration Shares	Reserve Shares

$11,999,999	$13,199,999	110%	5,280,000	4,224,000	1,056,000
$12,000,000	$13,800,000	115%	5,520,000	4,416,000	1,104,000
$14,624,999	$16,818,749	115%	6,727,500	5,382,000	1,345,500
$14,625,000	$17,184,375	117.5%	6,873,750	5,499,000	1,374,750
$17,249,999	$20,268,749	117.5%	8,107,500	6,486,000	1,621,500
$17,250,000	$20,700,000	120%	8,280,000	6,624,000	1,656,000
$20,000,000	$24,000,000	120%	9,600,000	7,680,000	1,920,000

As another example, the number of Merger Consideration Shares to be issued would be as follows, assuming the Parent Trading Price were $4.00 per share:

Estimated Net Cash	Initial Purchase Price	Applicable Premium Percentage	Merger Consideration Shares	Closing Date Merger Consideration Shares	Reserve Shares

$11,999,999	$13,199,999	110%	3,300,000	2,640,000	660,000
$12,000,000	$13,800,000	115%	3,450,000	2,760,000	690,000
$14,624,999	$16,818,749	115%	4,204,687.50	3,363,750	840,937.50
$14,625,000	$17,184,375	117.5%	4,296,094	3,436,875	859,219
$17,249,999	$20,268,749	117.5%	5,067,187	4,053,750	1,013,437
$17,250,000	$20,700,000	120%	5,175,000	4,140,000	1,035,000
$20,000,000	$24,000,000	120%	6,000,000	4,800,000	1,200,000

Within ninety (90) days following the Closing Date, flyExclusive shall prepare and deliver to Jet.AI a written statement setting forth, in reasonable detail and accompanied by reasonably detailed backup documentation, flyExclusive’s calculation of (i) Net Cash and (ii) the Purchase Price resulting therefrom. As set forth in the Merger Agreement, Jet.AI will have the opportunity to review such statement and flyExclusive’s calculation of the final amount of Net Cash. If Jet.AI disagrees with such calculations, the Merger Agreement provides for a dispute mechanism through which such disagreement will be resolved and a final Net Cash amount will be determined. The purpose of determining the final amount of Net Cash is to measure any differences between the amount of Estimated Net Cash used in the calculation of the Initial Purchase Price and to determine any upward or downward adjustment to the Initial Purchase Price resulting therefrom.

The Reserve Shares and Additional Merger Consideration Shares will be used to account for any upward or downward adjustment to the Initial Purchase Price. If there is an upward adjustment to the Initial Purchase Price (i) all of the Reserve Shares will be issued to the SpinCo Holders and (ii) an additional number of shares of flyExclusive Class A common stock with an aggregate value (based on the Parent Trading Price) equal to the amount of such upward adjustment, up to a maximum of 20% of the number of Merger Consideration Shares, will be issued to the SpinCo Holders (such additional shares, the “Additional Merger Consideration Shares”). Using the Initial Purchase Price scenarios calculated in the table above for a $3.00 Parent Trading Price, the following table illustrates the effect of a 10% and 25% upward adjustment:

Initial Purchase Price	Upward Adjustment to Initial Purchase Price	Additional Merger Consideration Shares Issued
$13,199,999.99	10%	440,000
	25%	880,000
$13,800,000.00	10%	460,000
	25%	920,000
$16,818,749.99	10%	560,625
	25%	1,121,250
$17,184,375.00	10%	572,813
	25%	1,145,625
$20,268,749.99	10%	675,625
	25%	1,351,250
$20,700,000.00	10%	690,000
	25%	1,380,000
$24,000,000.00	10%	800,000
	25%	1,600,000

If there is a downward adjustment to the Initial Purchase Price (i) no Additional Merger Consideration Shares will be issued and (ii) an amount of Reserve Shares with a value (based on the Parent Trading Price) equal to the amount of such downward adjustment will be retained by flyExclusive, with the remaining Reserve Shares, if any, being issued to the SpinCo Holders. Using the Initial Purchase Price scenarios calculated in the table above for a $3.00 Parent Trading Price, the following table illustrates the effect of a 10% and 25% downward adjustment:

Initial Purchase Price	Downward Adjustment to Initial Purchase Price	Reserve Shares Retained	Reserve Shares Issued
$13,199,999.99	10%	440,000	440,000
	25%	880,000	0
$13,800,000.00	10%	460,000	460,000
	25%	920,000	0
$16,818,749.99	10%	560,625	560,625
	25%	1,121,250	0
$17,184,375.00	10%	572,813	572,813
	25%	1,145,625	0
$20,268,749.99	10%	675,625	675,625
	25%	1,351,250	0
$20,700,000.00	10%	690,000	690,000
	25%	1,380,000	0
$24,000,000.00	10%	800,000	800,000
	25%	1,600,000	0

Representations and Warranties

The Merger Agreement contains representations and warranties of Jet.AI relating, among other things, to:

1.
corporate organization;
2.
the authorization and enforceability of the Merger Agreement and Transaction Documents;
3.
governmental consents;

4.
no conflict;
5.
litigation and proceedings;
6.
brokers’ fees
7.
sufficiency of the SpinCo Assets;
8.
internal controls; and
9.
tax matters.

The Merger Agreement contains representations and warranties by Jet.AI in respect of SpinCo and the SpinCo Business relating, among other things, to:

1.
corporate organization;
2.
the authorization and enforceability of the Merger Agreement and Transaction Documents;
3.
capitalization of SpinCo;
4.
the absence of any SpinCo subsidiaries;
5.
governmental consents;
6.
no conflict;
7.
sufficiency of the SpinCo Assets;
8.
Net Cash and no SEC filing requirements;
9.
no undisclosed liabilities;
10.
litigation and proceedings;
11.
real property;
12.
tax matters;
13.
absence of changes;
14.
material contracts;
15.
compliance with law, permits;
16.
intellectual property;
17.
environmental matters;
18.
affiliate matters;
19.
brokers' fees
20.
proxy statement, registration statement;
21.
board and shareholder approval;
22.
no ownership of flyExclusive capital stock;
23.
compliance with aviation laws;
24.
data privacy;

25.
anti-bribery, anti-corruption and anti-money laundering; and
26.
sanctions, import and export controls;

The Merger Agreement contains representations and warranties of flyExclusive and Merger Sub relating, among other things, to:

1.
corporate organization of flyExclusive and Merger Sub;
2.
the authorization and enforceability of the Merger Agreement and the Transaction Documents;
3.
capital stock and other matters;
4.
governmental consents;
5.
no conflict;
6.
litigation and proceedings;
7.
brokers' fees; and
8.
SEC filings

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Jet.AI, flyExclusive and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Material Adverse Effect – Jet.AI

Pursuant to the Merger Agreement, a material adverse effect with respect to Jet.AI means any change, event, development, condition, occurrence or effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of Jet.AI to perform its obligations under the Merger Agreement or under the other Transaction Documents or to consummate the Transactions, including the Separation and the Distribution, or prevent it from performing such obligations or consummating such Transactions (a “Jet.AI Material Adverse Effect”).

Material Adverse Effect - flyExclusive

Pursuant to the Merger Agreement, a material adverse effect with respect to flyExclusive means any change, event, development, condition, occurrence or effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of flyExclusive to perform its obligations under the Merger Agreement or under the other Transaction Documents or to consummate the Transactions, or prevent it from performing such obligations or consummating such Transactions (a “flyExclusive Material Adverse Effect”).

Material Adverse Effect - SpinCo

Pursuant to the Merger Agreement, a material adverse effect with respect to SpinCo means any change, event, development, condition, occurrence or effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of SpinCo to perform its obligations under the Merger Agreement or under the other Transaction Documents or to consummate the Transactions, including the Separation and the Distribution, or prevent it from performing such obligations or consummating such Transactions (a “SpinCo Material Adverse Effect”).

Covenants of flyExclusive and Merger Sub

flyExclusive and Merger Sub made certain covenants under the Merger Agreement. Prior to the Effective Time, flyExclusive will, and will cause its subsidiaries (including Merger Sub) to:

(i)
conduct its operations in the ordinary course of business in all material respects;
(ii)
to comply with, and continue performing under, as applicable, the governing documents of flyExclusive;
(iii)
not seek any approval from the flyExclusive Shareholders to amend, modify, restate, waive, rescind or otherwise change the governing documents of flyExclusive or Merger Sub;

(iv)
not make or declare any dividend or distribution to the flyExclusive Shareholders or make any other distributions in respect of any of flyExclusive’s equity interests or Merger Sub capital stock, share capital or equity interests, split, combine, reclassify or otherwise amend any terms of any shares or series of flyExclusive’s equity interests or Merger Sub capital stock or equity interests; and
(v)
not enter into any agreement to do any action prohibited under Section 7.1 of the Merger Agreement.

Conduct of Business of Jet.AI and SpinCo

Jet.AI and SpinCo made certain covenants under the Merger Agreement, with respect to SpinCo or the SpinCo Business. Prior to the Effective Time, Jet.AI and SpinCo will:

(i)
conduct the SpinCo Business in the ordinary course of business in all material respects;
(ii)
use commercially reasonable efforts to manage the SpinCo Business’ working capital and maintain the books and records related to the SpinCo Business consistent with past practice;
(iii)
use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and governmental authorities (in each case, as related to the SpinCo Business);
(iv)
not amend, modify, restate, waive, rescind or otherwise change the governing documents of SpinCo, other than an amendment to the certificate of incorporation of SpinCo to increase the number of authorized or outstanding shares of SpinCo Common Stock in connection with the Distribution in accordance with the Merger Agreement and the Transaction Documents;
(v)
other than as required for the Distribution, (A) not declare, set aside or pay any dividends on or make other distributions in respect of any of the Interests of SpinCo (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of Interests of SpinCo that is wholly owned directly or indirectly by SpinCo, (B) not split, combine, subdivide, reduce, or reclassify any of the Interests of SpinCo or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, Interests of SpinCo and (C) not redeem, repurchase or otherwise acquire, or permit any subsidiary to redeem, repurchase or otherwise acquire, any Interests (including any securities convertible or exchangeable into such Interests) (except for the acquisition by Jet.AI or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Jet.AI or its Subsidiaries in connection with the forfeiture of any Company Equity Awards, in each case, in accordance with their respective terms as in effect as of the date of the Merger Agreement);
(vi)
other than as contemplated by the Distribution, not issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of SpinCo or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock in SpinCo, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of SpinCo;
(vii)
not sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any lien or encumbrance on (other than certain permitted liens and encumbrances) or otherwise dispose of any SpinCo assets (excluding certain intellectual property);
(viii)
not purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any intellectual property owned by SpinCo or intellectual property licensed to SpinCo (other than with respect to (A) immaterial or obsolete intellectual property owned by SpinCo or (B) the grant of non-exclusive licenses of intellectual property owned by SpinCo in the ordinary course of business consistent with past practice) or disclose any material Trade Secrets of the SpinCo Business to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by adequate and enforceable use restrictions and confidentiality obligations with respect to such Trade Secrets);
(ix)
not receive, collect, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any personal information (or fail to do any of the foregoing, as applicable) in material violation of any Privacy Requirements;
(x)
not merge, combine or consolidate (pursuant to a plan of merger or otherwise) SpinCo with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SpinCo;

(xi)
not acquire (including by merger, consolidation, or acquisition of shares or assets), lease or license, (i) any interest in any Person or (ii) any assets of any Person that would be an asset of SpinCo at the Effective Time, other than, in the case of clause (ii), (A) in the ordinary course of business with respect to assets having a value not exceeding $10,000, individually, or $50,000, in the aggregate, the purchase price for which will be paid by the Company or any of its Subsidiaries prior to the Distribution Date;
(xii)
not repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;
(xiii)
not make any material loans to, material capital contributions or material investments in, or advances of money to, in each case, in excess of $10,000 individually or $20,000 in the aggregate, any Person, in each case except for (A) advances to employees or officers of SpinCo for expenses incurred in the ordinary course of the SpinCo Business consistent with past practice or (B) extended payment terms for customers in the ordinary course of the SpinCo Business consistent with past practice;
(xiv)
not (A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any material SpinCo contract or (B) enter into any contract that if entered into prior to the date of the Merger Agreement would be required to be listed on Section 5.6 or Section 5.14(a) of the SpinCo Disclosure Schedule;
(xv)
not (A) adopt or enter into any SpinCo Benefit Plan, (B) grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any employee or service provider of SpinCo, or that would result in any material liability to SpinCo, (C) hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of SpinCo, or (D) terminate (without cause) the employment of any SpinCo employee or engagement of any SpinCo independent contractor;
(xvi)
except as required by GAAP, not make any material change to any financial accounting principles, methods or practices of SpinCo or with respect to the SpinCo Business;
(xvii)
not waive, release, settle, compromise or otherwise resolve any action, litigation or other proceedings;
(xviii)
not (A) make, change or revoke any material tax election in respect of the SpinCo Business that would bind SpinCo for periods following the Effective Time (other than an election reasonably required in connection with the Separation) or (B) settle or compromise any material tax liability for which SpinCo would be responsible under any Transaction Document;
(xix)
not make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $20,000;
(xx)
not disclose or agree to disclose to any Person (other than flyExclusive or any of its representative) any material trade secret or any other material confidential or proprietary information, know-how or process of Jet.AI or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations or fiduciary or professional duty to maintain the confidentiality thereof;
(xxi)
not terminate without replacement, or fail to use reasonable best efforts to maintain, any license or permit that is material to the conduct of the business of Jet.AI and its Subsidiaries, taken as a whole;
(xxii)
not waive the restrictive covenant obligations of any current officer of Jet.AI or SpinCo;
(xxiii)
not (A) limit the right of SpinCo to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Jet.AI or SpinCo, taken as a whole;
(xxiv)
not terminate without replacement or amend in a manner materially detrimental to Jet.AI and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or SpinCo; and
(xxv)
not authorize or enter into any contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.

Preparation of the Registration Statement

flyExclusive, Jet.AI and SpinCo agreed to, within fourteen (14) Business Days, jointly prepare and flyExclusive agreed to file with the SEC, the registration statement on Form S-4 of which this proxy statement/prospectus is a part (the “Form S-4”) to effect the registration under the Securities Act of the issuance of the Parent Common Stock that will be issued to SpinCo Holders pursuant to the Merger, as well as shares of Parent Common Stock equal to twenty (20%) of the Merger Consideration Shares that may be issued to SpinCo Holders as Additional Merger Consideration Shares pursuant to the Merger Agreement. Each of flyExclusive, Jet.AI and SpinCo agreed to use their reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after such filings (including by responding to comments of the SEC) and to keep such registrations statements effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of this proxy statement/prospectus, each of FlyExclusive, Jet.AI and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) to be taken under any applicable securities laws in connection with the issuance of shares of Parent Common Stock and the Distribution.

No Solicitation

The Merger Agreement provides that Jet.AI shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Jet.AI or any of its Subsidiaries that was furnished by or on behalf of Jet.AI and its Subsidiaries to return or destroy (and confirm destruction of) all such information. During the Interim Period, Jet.AI shall not, and shall cause its subsidiaries not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to certain exceptions: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Jet.AI or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of Jet.AI or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; or (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, the solicitation, initiation, negotiation or execution of Subsequent Takeover Proposals (as defined below) or Company Acquisition Agreements related to a Subsequent Takeover Proposal shall not be deemed violations of the foregoing non-solicitation provisions nor the interim operating covenants of Jet.AI and SpinCo. Jet.AI shall not effect a Company Adverse Recommendation Change as a result of, arising from or in connection with any discussions, negotiations, or agreements with any party to a Subsequent Takeover Proposal or any Company Acquisition Agreement related to a Subsequent Takeover Proposal.

The Merger Agreement provides that Jet.AI must notify flyExclusive promptly (but in no event later that 48 hours) after receipt by Jet.AI (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to Jet.AI or any of its Subsidiaries or for access to the business, properties, assets, books, or records of Jet.AI or any of its Subsidiaries by any third party. In such notice, Jet.AI shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. Jet.AI shall keep Parent reasonably informed of material developments affecting the status and material terms of any such Takeover Proposal, indication or request. Jet.AI shall promptly provide flyExclusive with a list of any non-public information concerning Jet.AI’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to flyExclusive, copies of such information.

The Merger Agreement provides that, prior to the receipt of the Company Shareholder Approval, the Jet.AI Board, directly or indirectly through any Representative, may, subject to the terms of Section 7.10(c) and Section 7.10(d) of the Merger Agreement: (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Jet.AI Board believes in good faith, after consultation with outside legal counsel and its other professional advisors (and, if necessary, contact with such third party to clarify the terms and conditions of such Takeover Proposal), constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement); (ii) thereafter furnish to such third party non-public information relating to Jet.AI or any of its Subsidiaries pursuant to an executed confidentiality agreement; (iii) following receipt of and on account of a Superior Proposal, withdraw or modify its recommendation that the Jet.AI stockholders vote in favor of adoption of the Merger Agreement and Transactions and instead recommend such Superior Proposal; and (iv) take any action that any court of competent jurisdiction orders Jet.AI to take (which order remains unstayed).

The Merger Agreement provides that, at any time prior to the receipt of the Company Shareholder Approval, Jet.AI may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if (i) Jet.AI promptly notifies flyExclusive, in writing, at least two (2) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Jet.AI has received a Takeover Proposal, that the Jet.AI Board intends to declare a Superior Proposal and that the Jet.AI Board intends to effect a Company Adverse Recommendation Change or Jet.AI intends to enter into a Company Acquisition Agreement; (ii) Jet.AI includes in such notice a description in reasonable detail of such Superior Proposal and the identity of the third party making such Superior Proposal; (iii) Jet.AI shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with flyExclusive in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if flyExclusive, in its discretion, proposes to make such adjustments; and (iv) the Jet.AI Board determines in good faith, after consulting with outside legal counsel and its other professional advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by flyExclusive during the Superior Proposal Notice Period in the terms and conditions of the Merger Agreement.

The Merger Agreement further provides that Jet.AI may effect a Company Adverse Recommendation Change prior to the receipt of the Company Shareholder Approval, if (i) prior to effecting the Company Adverse Recommendation Change, the Jet.AI Board determines in good faith, after consulting with outside legal counsel and its other professional advisors, that the failure to effect such Company Adverse Recommendation Change, would be reasonably likely to result in a violation of its fiduciary duties under applicable law, (ii) the Jet.AI Board shall notify flyExclusive, in writing, at least five (5) Business Days before taking such action of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination and (iii) at the end of such notice period, the Jet.AI Board takes into account any amendment or modification to the Merger Agreement proposed by flyExclusive and determines in good faith, after consulting with outside legal counsel and its other professional advisors, that the failure to effect such Company Adverse Recommendation Change, would, nevertheless, be reasonably likely to result in a violation of its fiduciary duties under applicable law.

“Company Adverse Recommendation Change” means the Jet.AI Board: (i) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to flyExclusive, its recommendation that the stockholders of Jet.AI vote in favor of adoption of the transactions contemplated by the Merger Agreement and the transaction documents; (b) recommending a Takeover Proposal; (c) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Jet.AI Common Stock within ten (10) business days after the commencement of such offer; or (d) resolving or agreeing to take any of the foregoing actions.

Other Covenants and Agreements

The Merger agreement contains other covenants and agreements, including covenants related to:

•
the intended tax treatment of the transactions contemplated by the Merger Agreement and certain other specified tax matters;
•
flyExclusive, Jet.AI and each of their respective Subsidiaries using their reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the Transactions, as promptly as practicable and in any event prior to the Outside Date;
•
flyExclusive and Jet.AI providing each other with reasonable access to the properties, books and records and appropriate senior-level officers and employees of each respective party and their Subsidiaries, and furnishing such other party and its representatives with their accounting (including accountants’ work papers), financial and operating data and other information concerning their affairs, in each case, as such party and its representatives may reasonably request for the purposes of furthering the transactions or for purposes of preparing for the operation of flyExclusive and the surviving corporation post-closing;
•
confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;
•
procedures and obligations of each party in connection with litigation relating to the Merger Agreement;
•
SpinCo taking all actions necessary to authorize the issuance of a number of, or stock split of, shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Jet.AI Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement; and
•
flyExclusive using its reasonable best efforts to maintain the listing of the flyExclusive Class A common stock on the NYSE American, and, if required, preparing and submitting to NYSE American a listing application for the flyExclusive Class A common stock issuable in the Merger

Conditions to Closing

General Conditions

Consummation of the Merger is conditioned on the approval of the Transactions Proposal as described in this proxy statement/prospectus.

In addition, the consummation of the Merger is conditioned upon, among other things, the following mutual conditions to closing, among other things:

•
all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;
•
the Separation and Distribution and the other transactions contemplated by the Separation and Distribution Agreement shall have been consummated in accordance with the Separation and Distribution Agreement;
•
this registration statement shall have become effective;
•
the applicable notice periods required by applicable stock exchange rules or securities laws in connection with the Distribution, if any, shall have expired;
•
each of the Company Shareholder Approval and SpinCo Shareholder Approval shall have been obtained;
•
no governmental authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Transaction; and
•
the shares of flyExclusive Class A common stock issuable pursuant to the transactions contemplated by the Merger Agreement shall have been approved for listing on NYSE American.

Jet.AI and SpinCo Conditions to Closing

The obligations of Jet.AI and SpinCo to consummate or cause to be consummated the Transactions are subject to, among other things, the satisfaction of the following additional conditions:

•
each of flyExclusive and Merger Sub shall have each performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time;
•
the accuracy of all representations and warranties made by flyExclusive and Merger Sub (subject to customary bring-down standards);
•
no flyExclusive Material Adverse Effect shall have occurred between the date of the Merger Agreement and the Closing;
•
flyExclusive shall have delivered to Jet.AI a certificate dated as of the Closing signed by an authorized officer of flyExclusive certifying that (i) the conditions relating to the bring-down of flyExclusive’s and Merger Sub’s respective representations and warranties and compliance by flyExclusive and Merger Sub with their respective covenants have been satisfied and (ii) no flyExclusive Material Adverse Effect shall have occurred between the date of the Merger Agreement and the Closing Date that is continuing

flyExclusive and Merger Sub Conditions to Closing

The obligations of flyExclusive and Merger Sub to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, among other things:

•
Jet.AI and SpinCo shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time;
•
the accuracy of all representations and warranties made by Jet.AI and SpinCo (subject to customary bring-down standards);
•
no SpinCo Material Adverse Effect or Jet.AI Material Adverse Effect shall have occurred between the date of the Merger Agreement and the Closing;

•
as of the Closing Date and after payment in full of any Unpaid Transaction Expenses, SpinCo must have Net Cash of at least $12,000,000;
•
each of the Stockholder Support Agreement delivered concurrently with the execution and delivery of the Merger Agreement shall be in full force and effect as of the Closing and shall not have been rescinded or otherwise terminated;
•
each officer and director of SpinCo shall resign, effective as of the Effective Time, from each of his or her positions as on officer or director of SpinCo;
•
the board of directors of flyExclusive must not have made a determination that the Transactions are not in the best interests of the stockholders of flyExclusive; and
•
Jet.AI shall have delivered to flyExclusive a certificate dated as of the Closing signed by an authorized officer of Jet.AI certifying that (i)the Separation and Distribution shall have been consummated, (ii) the conditions relating to the bring-down of Jet.AI’s and SpinCo’s respective representations and warranties and compliance by Jet.AI and SpinCo with their respective covenants have been satisfied, (iii) no Jet.AI Material Adverse Effect or SpinCo Material Adverse Effect shall have occurred between the date of the Merger Agreement and the Closing Date that is continuing and (iv) as of the Closing Date and after payment in full of any Unpaid Transaction Expenses, SpinCo will have Net Cash of at least $12,000,000.

Waiver

Any party of the Merger Agreement may, at any time prior to the Closing of the Merger Agreement, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement by an agreement in writing executed in the same manner as the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, but not later than the Closing, as follows:

•
by mutual written agreement of flyExclusive and Jet.AI;
•
by flyExclusive or Jet.AI, if the Closing shall not have occurred on or prior to April 30, 2026 (the “Outside Date”); provided, that this right to terminate the Merger Agreement shall not be available to any party whose action or failure to comply with its obligations under the Merger Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
•
by flyExclusive or Jet.AI, if any law shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Transactions, including the Distribution, by any governmental authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Transactions, and such law shall have become final and non-appealable; provided, that this right to terminate the Merger Agreement shall not be available to any party whose action or failure to perform any of its obligations under the Merger Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such law;
•
by flyExclusive upon written notice to Jet.AI, in the event of a breach of any representation, warranty, covenant or agreement on the part of Jet.AI or SpinCo, such that the related bring-down conditions would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Jet.AI or SpinCo by the earlier of: (A) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that flyExclusive shall not have this right to terminate the Merger Agreement if flyExclusive or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement to the extent such breach or breaches would give rise to the failure of a condition to Closing;
•
by Jet.AI upon written notice to flyExclusive, in the event of a breach of any representation, warranty, covenant or agreement on the part of flyExclusive or Merger Sub, such that the related bring-down conditions would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by flyExclusive by the earlier of: (A) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Jet.AI shall not have this right to terminate the Merger Agreement if Jet.AI or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement to the extent such breach or breaches would give rise to the failure of a condition to Closing;

•
by flyExclusive or Jet.AI, if the Company Shareholder Approval shall not have been obtained; and
•
by Jet. AI prior to the Registration Statement being declared effective by the SEC, in order to accept a Superior Proposal and enter into, immediately following such termination, a binding and definitive written contract with respect to such Superior Proposal, provided, that (i) Jet.AI has complied with its covenants and agreements under Section 7.10 of the Merger Agreement, (ii) Jet.AI pays an amount to flyExclusive equal to the amount of all reasonable and documented out-of-pocket fees and expenses incurred or paid by flyExclusive and its Affiliates in connection with the Merger Agreement and the Transactions, including fees and expenses of law firms, accounting firms, financial advisors, outside experts, third-party services providers and consultants (the “Parent Expenses Reimbursement Amount”), and (iii) Jet.AI pays a termination fee of $650,000 (the “Termination Fee”) to flyExclusive in accordance with the Merger Agreement.

Effect of Termination

In the event of proper termination by flyExclusive or Jet.AI, the Merger Agreement will become void and have no effect, except that (i) no termination shall relieve a party from any liability or damages resulting from actual fraud or willful breach of the Merger Agreement, and (ii) the following obligations and provisions will survive:

•
except with respect to the Parent Expense Reimbursement Amount, if applicable, the parties’ obligations to pay any expenses they have incurred; and
•
obligations and provisions related to, among other things, governing law and jurisdiction, notices, interpretation, amendments and waivers, assignment and third party rights, specific performance, waiver of jury trial, severability, execution by counterparts, and disclosure schedules.

Fees and Expenses

In general, except with respect to the Parent Expense Reimbursement Amount or Termination Fee, as applicable, all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses, whether or not the Merger is consummated.

Waiver

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party may, at any time prior to the Closing, by action taken by its board of directors or authorized officers, waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or any document or certificate executed pursuant thereto, and any of the terms or conditions therein, by an agreement in writing executed in the same manner as the Merger Agreement. No waiver by a party of any breach is deemed to extend to any prior or subsequent breach, or affect in any way any rights arising by virtue of any prior or subsequent breach.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Governing Law; Consent to Jurisdiction

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement are governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All legal actions and proceedings arising out of or relating to the Merger Agreement will be heard and determined exclusively in any Delaware Chancery Court; or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof. The parties submit to the exclusive jurisdiction of the aforesaid courts and agree not to commence any such action or proceeding arising out of or relating to the Merger Agreement except in the courts described above in the State of Delaware. Notice as provided in the Merger Agreement will constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any such action or proceeding arising out of or relating to the Merger Agreement or the Transactions, any claim (a) that it is not subject to the personal jurisdiction of the courts in Delaware as described in the Merger Agreement or (b) that any action or proceeding in any such court is brought in an inconvenient forum.

Summary of the Separation and Distribution Agreement

A summary of the material provisions of the Separation Agreement is set forth below and elsewhere in this proxy statement/prospectus. You are urged to carefully read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Transactions and the principal terms of the Separation Agreement.

Transfer of Assets and Assumption of Liabilities

The Separation Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to SpinCo as part of the Separation and describes when and how these transfers, assumptions and assignment will occur. In particular, the Separation Agreement provides that, subject to the terms and conditions contained in the Separation Agreement:

•
the “SpinCo Assets” (as defined in the Separation Agreement), including, but not limited to, Jet.AI’s rights under certain aircraft leases and management agreements related to Jet.AI’s jet charter business, all “Information” (as defined in the Separation Agreement) exclusively related to, or exclusively used in, the SpinCo Business, all goodwill exclusively related to the SpinCo Business, and an amount of cash equal to the “Available Cash Amount”(as defined in the Separation Agreement), will be transferred to SpinCo;
•
SpinCo will assume, as of immediately before the Distribution Time, (i) all liabilities and obligations under the “SpinCo Contracts” (as defined in the Separation Agreement) to be discharged or performed following the Distribution Time, but only to the extent that such liabilities and obligations do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Jet.AI on or prior to the Contribution, and (ii) all liabilities and obligations under each SpinCo Permit to be discharged or performed following the Distribution Time, but only to the extent that such liabilities and obligations do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Jet.AI on or prior to the Contribution (the liabilities in the foregoing (i) and (ii), the “SpinCo Liabilities”); and
•
other than the SpinCo Liabilities, SpinCo will not assume any liabilities of Jet.AI.

Representations and Warranties

The Separation Agreement contains representations and warranties of Jet.AI relating, among other things, to:

1.
organization;
2.
the authorization and enforceability of the Separation Agreement, Contribution and Distribution;
3.
governmental consents;
4.
no conflict
5.
litigation and proceedings
6.
brokers fees; and
7.
sufficiency of the SpinCo Assets

Termination and Amendment

The Separation Agreement may not be terminated, modified or amended except by an agreement in writing signed by each of Jet.AI, SpinCo and flyExclusive. However, the Separation Agreement will terminate immediately upon termination of the Merger Agreement if the Merger Agreement is terminated in accordance with its terms prior to the Distribution.

Governing Law; Consent to Jurisdiction

The Separation Agreement, and all claims or causes of action based upon, arising out of, or related to the Separation Agreement are governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All legal actions and proceedings arising out of or relating to the Separation Agreement will be heard and determined exclusively in any Delaware Chancery Court; or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof. The parties submit to the exclusive jurisdiction of the aforesaid courts and agree not to commence any such action or proceeding arising out of or relating to the Separation Agreement except in the courts described above in the State of Delaware. Notice as provided in the Separation Agreement will constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any such action or proceeding arising out of or relating to the Separation Agreement, any claim (a) that it is not subject to the personal jurisdiction of the courts in Delaware as described in the Separation Agreement or (b) that any action or proceeding in any such court is brought in an inconvenient forum.

Summary of Stockholder Support Agreement

Concurrently with the execution of the Merger Agreement, each officer and director and certain other significant stockholders of Jet.AI, who collectively hold less than 1% of the shares eligible to vote at the Meeting (the “Specified Stockholders”), in their respective capacities as stockholders of Jet.AI, entered into a Support Agreement with flyExclusive, pursuant to which each Specified Stockholder has agreed to, among other things, vote its shares of Jet.AI stock in favor of the adoption of the Merger Agreement not vote those shares for any alternative proposal or any other transaction, proposal, agreement, or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger, and not transfer those shares (subject to certain exceptions) to third parties. The Support Agreement provides that it will terminate upon the termination of the Merger Agreement in accordance with its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER

The following discussion is a summary of the material U.S. federal income tax consequences applicable to Jet.AI and Jet.AI stockholders as a result of the Distribution and the Merger (together, the “Transactions”). This summary is based on the Code, the U.S. Treasury Regulations promulgated thereunder, and judicial and administrative interpretations of those authorities, in each case as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary assumes that the Transactions will be consummated in accordance with the Separation Agreement and the Merger Agreement and as described in this proxy statement/prospectus. This summary applies only to Jet.AI stockholders that are U.S. Holders holding their shares of Jet.AI common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

Stockholders of flyExclusive will not receive anything in the Transactions and therefore will not have any U.S. federal income tax consequences.

The discussion of the material U.S. federal income tax consequences of the Distribution is based solely upon statements and representations (which statements and representations have neither been investigated nor verified) made by Jet.AI (the “Tax Representations”). If any of the Tax Representations is untrue for any reason, the material U.S. federal income tax consequences of the Distribution as described below may be adversely affected.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Jet.AI common stock that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or a resident of the United States;
•
a corporation (or other entity or arrangement subject to tax as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

This summary does not discuss all tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the consequences to U.S. Holders subject to special treatment under the U.S. federal income tax laws, such as:

•
U.S. expatriates and former citizens or long-term residents of the United States;
•
dealers or brokers in securities, commodities or currencies;
•
tax-exempt organizations;
•
banks, insurance companies or other financial institutions;
•
mutual funds;
•
regulated investment companies and real estate investment trusts;
•
corporations that accumulate earnings to avoid U.S. federal income tax;
•
U.S. Holders who hold their Jet.AI common stock in individual retirement or other tax-deferred accounts;
•
U.S. Holders who acquired Jet.AI common stock pursuant to the exercise of stock options, pursuant to the settlement of restricted stock units, or otherwise as compensation;
•
U.S. Holders who own, or are deemed to own, at least 10% or more of Jet.AI common stock by vote or value;

•
U.S. Holders who hold Jet.AI common stock as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction, or other risk reduction transaction;
•
traders in securities who elect to apply a mark-to-market method of accounting;
•
U.S. Holders who have a functional currency other than the U.S. dollar;
•
U.S. Holders who are subject to the alternative minimum tax;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Jet.AI common stock being taken into account in an applicable financial statement;
•
partnerships or other pass-through entities or owners in such entities; or
•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

Moreover, this discussion does not address any U.S. state or local or non-U.S. tax consequences, any tax consequences arising under the unearned income Medicare contribution tax pursuant to Code Section 1411 or the provisions of Code Sections 1471-1474 (colloquially known as Foreign Account Tax Compliance Act), including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement, or any aspect of U.S. federal non-income tax law, such as gift or estate tax laws.

If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Jet.AI common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the tax consequences of the Distribution and the Merger to it.

EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR, PARTICULARLY AS TO THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO SUCH STOCKHOLDER, WHICH MAY VARY FOR STOCKHOLDERS IN DIFFERENT TAX SITUATIONS, AND THE OTHER TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, OR, LOCAL OR NON-U.S. TAX LAWS AND CHANGES IN SUCH TAX LAWS.

Treatment of the Distribution

The Distribution is not conditioned upon the receipt by Jet.AI of any ruling from the Internal Revenue Service (“IRS”) or an opinion of Jet.AI’s tax counsel. However, an opinion of counsel has been filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is a part with respect to the disclosure and summaries included in this section “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” (the “Tax Opinion”). The Tax Opinion is based on, among other things, certain representations and assumptions as to factual matters made by Jet.AI. The failure of any representations or assumptions to be true, correct and complete in all material respects could adversely affect the validity of the Tax Opinion. The Tax Opinion represents counsel’s judgment, it will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in such opinion. In addition, the Tax Opinion is based on current law, and cannot be relied on if current law changes with retroactive effect.

Based upon and subject to the foregoing, the Separation and Distribution, taken together, qualify as a “reorganization” for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, and, assuming that the Tax Opinion continues to be valid and in full force and effect, then, for U.S. federal income tax purposes:

•
Jet.AI is expected to recognize gain on the Distribution pursuant to Section 355(e) of the Code, as well as taxable income or gain possibly arising as a result of certain intercompany transactions;
•
a U.S. Holder will not recognize any gain or loss and will not include any amount in income for U.S. federal income tax purposes as a result of the receipt of SpinCo common stock pursuant to the Distribution;
•
the basis of the Jet.AI common stock and the SpinCo common stock in the hands of a U.S. Holder immediately after the Distribution will be the same as the basis of the Jet.AI common stock immediately before the distribution, and will be allocated between the shares of SpinCo common stock and shares of the Jet.AI common stock with respect to which such SpinCo common stock was issued in proportion to their relative fair market values on the date of the Distribution; and
•
the holding period of shares of the SpinCo common stock received by a U.S. Holder will include the holding period of the Holder’s Jet.AI common stock with respect to which the SpinCo common stock shares were issued, provided that such Jet.AI common stock shares are held as a capital asset on the date of the Distribution.

A U.S. Holder that acquired different blocks of shares of Jet.AI common stock at different times or at different prices should consult its tax advisors regarding the determination of its adjusted basis in, and its holding period of, shares of SpinCo common stock received in the Distribution.

If the Separation and Distribution, taken together, were determined not to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, each U.S. Holder that receives shares of SpinCo common stock in the Distribution would generally be treated as receiving a taxable distribution equal to the fair market value of the SpinCo common stock received by the U.S. Holder in the Distribution. In such event, a U.S. Holder will be taxed, without reduction for any portion of the U.S. Holder’s basis in Jet.AI common stock, as a dividend for U.S. federal income tax purposes to the extent of the U.S. Holder’s pro rata share of Jet.AI’s current and accumulated earnings and profits, including earnings and profits resulting from Jet.AI’s recognition of gain on the Distribution. To the extent the Distribution exceeds the earnings and profits of Jet.AI, the Distribution will constitute a non-taxable return of capital and will first reduce the U.S. Holder’s basis in its Jet.AI common stock, but not below zero, and then any remaining value of the distributed SpinCo common stock shares will be treated as capital gain from the sale or exchange of the Jet.AI common stock.

Jet.AI anticipates having a negative amount of earnings and profits through the end of its 2025 taxable year. Without taking into account the Distribution and any potential taxable gain to Jet.AI, if the Distribution were to be a taxable event, Jet.AI could have positive current-year earnings and profits for calendar year 2026. If the value of the distributed SpinCo common stock is less than Jet.AI’s current earnings and profits through the end of the year of the Distribution, including any taxable gain to Jet.AI by reason of the Distribution, Jet.AI’s earnings and profits for the year of the Distribution will be as great as the value of the distributed SpinCo common stock, in which event the entire value of a taxable Distribution generally would be taxable as a dividend. If, on the other hand, the value of the distributed SpinCo common stock were to exceed Jet.AI’s earnings and profits as computed through the end of the year of Distribution, only a portion of the Distribution would be taxable as a dividend, and the balance of the distributed stock’s value would be treated, first, as a tax free return of basis in Jet.AI shares, with any excess distributed value taxable as a capital gain.

Even if the Separation and Distribution, taken together, otherwise qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, the Distribution would be taxable to Jet.AI (but not to U.S. Holders of Jet.AI common stock) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Jet.AI or SpinCo, directly or indirectly (including through acquisitions of the stock of flyExclusive after the Merger), as part of a plan or series of related transactions that includes the Distribution. For purposes of Section 355(e) of the Code, any acquisitions of Jet.AI or SpinCo stock, directly or indirectly, within the period beginning two years before the Distribution and ending two years after the Distribution are generally presumed to be part of such a plan, although Jet.AI may, depending on the facts and circumstances, be able to rebut that presumption. Further, for purposes of this test, the Merger will be treated as part of a plan that includes the Distribution, so it is expected that the Merger, standing alone, will cause the Distribution to be taxable to Jet.AI under Section 355(e) of the Code because holders of SpinCo common stock will own less than 50.0% of the common stock of flyExclusive immediately following the Merger.

Treatment of the Merger

The obligations of Jet.AI, SpinCo, flyExclusive and Merger Sub to consummate the Merger are not conditioned on Jet.AI’s and flyExclusive’s receipt of an IRS ruling or tax opinions from any tax counsel to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. However, subject to the qualifications and limitations set forth above, the Tax Opinion was delivered to Jet.AI and has been filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is a part. The Tax Opinion is based on, among other things, the Tax Representations and certain representations and assumptions as to factual matters made by Jet.AI. The failure of any representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the Tax Opinion. The Tax Opinion represents counsel’s judgment, it will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in the Tax Opinion. In addition, the Tax Opinion is based on current law, and cannot be relied on if current law changes with retroactive effect.

Immediately following the receipt by a U.S. Holder of SpinCo common stock in the Distribution, the shares of SpinCo common stock so received will be exchanged for flyExclusive Class A common stock pursuant to the Merger. Based upon and subject to the limitations and assumptions set forth in the preceding paragraph, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, and as such:

•
U.S. Holders of SpinCo common stock will not recognize gain or loss, and will not include any amount in income for U.S. federal income tax purposes, upon the receipt of flyExclusive Class A common stock pursuant to the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of flyExclusive Class A common stock;
•
the aggregate tax basis in the shares of flyExclusive Class A common stock received by a U.S. Holder of SpinCo common stock pursuant to the Merger (including fractional shares deemed received) will be equal to such holder’s aggregate tax basis in its SpinCo common stock surrendered in exchange for the flyExclusive Class A common stock;
•
a U.S. Holder’s holding period for the flyExclusive Class A common stock received in the Merger (including fractional shares deemed received) will include the holding period for the SpinCo common stock surrendered in the Merger; and
•
a U.S. Holder that receives cash in lieu of a fractional share of flyExclusive Class A common stock generally will be treated as having received a fractional share pursuant to the Merger and then as having sold such fractional share for cash and, accordingly, will recognize gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the portion of the holder’s aggregate adjusted basis in the SpinCo common stock surrendered which is allocable to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for its SpinCo common stock, as described above, exceeds one year at the effective time of the Merger. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

A U.S. Holder that acquired different blocks of shares of Jet.AI common stock at different times or at different prices should consult its tax advisors regarding the determination of its adjusted basis in, and its holding period of, shares of SpinCo common stock received in the Distribution, and the flyExclusive Class A common stock received in exchange therefor in the Merger.

Information Reporting and Backup Withholding

Treasury Regulations generally require persons who own at least five percent of the total outstanding stock of Jet.AI (by vote or value) and receive SpinCo common stock pursuant to the Distribution, as well as persons who own at least one percent (by voting power or value) of the total outstanding stock of SpinCo and receive flyExclusive Class A common stock pursuant to the Merger, to attach to their U.S. federal income tax return for the year in which the Distribution and the Merger occur a detailed statement setting forth certain information relating to the tax-free nature of the Distribution and the Merger, as the case may be. Holders of Jet.AI common stock should consult their tax advisors to determine whether they are required to provide the foregoing statement.

In addition, payments of cash to a U.S. Holder of SpinCo common stock in lieu of a fractional share of flyExclusive Class A common stock in the Merger may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 24%) unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax and may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO CERTAIN U.S. HOLDERS UNDER CURRENT LAW. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY ARISE UNDER A U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, OR ALL TAX CONSEQUENCES THAT MAY ARISE UNDER ANY APPLICABLE U.S. FEDERAL NON-INCOME, STATE OR LOCAL OR NON-U.S. TAX LAWS, OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH JET.AI STOCKHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR, PARTICULARLY AS TO THE PERSONAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO SUCH STOCKHOLDER, WHICH MAY VARY FOR STOCKHOLDERS IN DIFFERENT TAX SITUATIONS, AND THE OTHER TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN SUCH TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES TO SUCH STOCKHOLDER.

MATTERS BEING SUBMITTED TO JET.AI STOCKHOLDERS

PROPOSAL NO. 1 — THE Transactions PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Transactions, including the Distribution and the Merger. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Separation and Distribution Agreement and the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Merger” and “The Merger Agreement” for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Transactions only if it is approved by the affirmative vote of a majority of the holders entitled to vote thereon at the Special Meeting.

Effect of Proposal on Current Stockholders

If the Transactions Proposal is approved, Jet.AI will effect the Distribution whereby Jet.AI will distribute to Jet.AI stockholders 100% of the SpinCo Common Stock. And, pursuant to the terms of the Merger Agreement, the outstanding securities of SpinCo will be converted into the right to receive (i) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Closing Date Merger Consideration Shares, divided by (B) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date and (ii) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (A) the Reserve Shares, divided by (B) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date.

Vote Required for Approval

The approval of the Transactions Proposal (and consequently, the Merger Agreement and the Transactions) requires the affirmative vote of a majority of the outstanding shares of Jet.AI common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Transactions Proposal.

Our directors and officers have agreed to vote any shares of common stock owned by them in favor of the Transactions, including the Merger, and the other proposals. Currently, they own less than 1% of our issued and outstanding shares of common stock, in the aggregate, all of which are subject to an agreement to vote in favor of each proposal.

Recommendation of the Jet.AI Board

THE JET.AI BOARD RECOMMENDS THAT JET.AI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSACTIONS PROPOSAL AS DESCRIBED IN THIS PROPOSAL NO 1.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

Overview

We are asking our stockholders to allow the Jet.AI Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals. This Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals presented at the meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the Jet.AI Board may not be able to adjourn the Special Meeting to a later date or dates in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.

Vote Required for Approval

To be approved, this proposal must be approved by a majority in voting power of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a stockholder votes to “ABSTAIN,” it is not counted as a vote cast and has no effect as a vote on the outcome of this proposal. No broker non-votes are expected because this Proposal No. 2 is a routine matter.

Recommendation of the Jet.AI Board

THE JET.AI BOARD RECOMMENDS THAT JET.AI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL AS DESCRIBED IN THIS PROPOSAL NO 2.

ABOUT SPINCO

SpinCo was incorporated on February 11, 2025 for the purpose of effecting the Transactions. It has conducted no operations to date, and will not conduct any operations other than as required pursuant to the Merger Agreement and Separation and Distribution Agreement. At time of Separation Jet.AI will contribute to SpinCo working capital together with certain assets related to its aircraft fractional, jet card and management assets, including certain management contracts, aircraft leases, and rights to deposits, together with liabilities attributable to those assets. These assets comprise substantially all of the assets historically utilized Jet.AI to own and operate its charter operations.

ABOUT FLYEXCLUSIVE

Unless the context otherwise requires, all references in this proxy statement/prospectus to “flyExclusive,” the “Company,” “PubCo,” “we,” “us” and “our” in this proxy statement/prospectus refer to the parent entity formerly named EG Acquisition Corp., after giving effect to the Business Combination, and as renamed flyExclusive, Inc., and where appropriate, our consolidated subsidiaries, Exclusive Jets, LLC, Jetstream Aviation, LLC and LGM Enterprises, LLC.

BUSINESS OF FLYEXCLUSIVE

Overview of the Business

flyExclusive is a premier owner/operator of jet aircraft to provide private jet passengers experiences dedicated to surpassing expectations for quality, convenience, and safety. flyExclusive’s mission is to be the world’s most vertically integrated private aviation company, offering a full range of industry services.

Since 2015, flyExclusive has grown from two LGM/partner owned jets to 82 owned and leased aircraft, and is currently the third largest private jet operator in the United States (based on departures from the first half of 2025). We operate a selected fleet of Cessna Citation, HondaJet, and Challenger aircraft to service customers flying domestically and internationally. As one of the nation’s largest Citation operators, flyExclusive has curated a versatile fleet of Citation CJ3 / CJ3+, Citation Excel / XLS / XLS+, Citation Encore+, Citation Sovereign, Citation X, and Challenger 350 aircraft. flyExclusive’s purposeful focus on the acquisition of a limited number of manufacturers’ aircraft enables flyExclusive to operate and maintain fewer types of aircraft than most competitors. Our maintenance crews are more efficient given the recurrent nature of their work, which in turn improves dispatch availability of our fleet.

Operations are centered at flyExclusive’s corporate headquarters in Kinston, North Carolina. Located within the North Carolina Global TransPark (NCGTP), flyExclusive leases 145,000 square feet of office and hangar space from the NCGTP’s 2,500-acre multimodal industrial park, which boasts an 11,500-foot runway. Because Kinston is within two hours of approximately 70% of flyExclusive flights, our location is ideal for organizational synergy and for cost-effective, strategic growth.

In the second half of 2020, flyExclusive launched its jet club, which earned the Robb Report’s “Best of the Best” in 2022. With its efficient pricing model and bespoke, customer-centered approach, the jet club has experienced significant growth, offering multi-tiered membership options.

Consistent with flyExclusive's vertical integration mission in the private aviation industry, flyExclusive officially launched its Maintenance, Repair, and Overhaul (“MRO”) operation in the third quarter of 2021, offering interiors and exterior refurbishment services to third parties in addition to maintaining its own fleet. flyExclusive began installing avionics in its mid-size fleet in the second quarter of 2022. This significantly reduced aircraft-on-ground due to avionics-related issues, which was the primary reason for grounded aircraft. Also, in the third quarter of 2022, flyExclusive opened a new 48,000 square foot hangar, dedicated to its growing MRO division, which substantially expanded its capacity for avionics, maintenance, paint, and interior work.

In 2025, flyExclusive was named a certified dealer and installer for Starlink’s high-speed, low-latency aviation connectivity system. As an authorized dealer and installer, flyExclusive will also provide Starlink sales, installation, and support services to third-party aircraft owners and operators, expanding the Company’s growing MRO capabilities. flyExclusive plans to install avionics in its entire fleet on an as-needed basis. In 2025, flyExclusive launched an expanded Mobile Service Unit (“MSU”) program deploying vehicles in strategic regions to deliver faster maintenance responses and higher reliability of the Company’s fleet.

Management’s vision for a capital-efficient, asset-light channel to complete customer offerings became a reality in the second quarter of 2022 with the introduction of flyExclusive’s fractional ownership program. Fractional members purchase or place a deposit towards a fractional share and have immediate access to flyExclusive’s light, mid, and super-mid fleets through separate operating deposits. Under the fractional program flyExclusive realizes a profit on the sale, amortized over the life of the contract, while maintaining control of the aircraft and providing a superior customer experience with no monthly management fees, no blackout dates, and minimal peak days.

With the introduction of the fractional program in the second quarter of 2022, flyExclusive ordered five CJ3+ aircraft from Textron Aviation. flyExclusive expanded its fractional fleet into the Super-Mid aircraft category with the addition of Challenger 350 aircraft in late 2024.

On September 2, 2024, the Company entered into an Aircraft Management Services Agreement (the “Volato Agreement”) with Volato Group, Inc. (“Volato”), the largest HondaJet operator in the United States. Pursuant to the Volato Agreement, Volato engaged the Company as an independent contractor to provide certain aircraft management services and agreed that the Company will be the exclusive provider of such services to Volato. Under the terms of the Volato agreement, the Company will manage flight operations, sales, and expenses of Volato’s fleet.

On October 1, 2025, the Company and Volato entered into an amendment to the Volato Agreement (the “Amendment”). Pursuant to the Amendment, Volato granted the Company the right to purchase from Volato certain aviation-related assets and assume certain obligations of Volato related to aviation-related assets (the “flyExclusive Option”), and the Company granted Volato the right to sell to the Company certain aviation-related assets and assign certain obligations of Volato (the “Volato Option,” and collectively with the flyExclusive Option, the “Asset Options”). The Volato Option is exercisable by Volato beginning on the effective date of the Amendment and ends on the earlier of (i) the end of the Term (defined below), (ii) the day immediately prior to the beginning of the exercise period of the flyExclusive Option, and (iii) the completion of the Merger Option. The flyExclusive Option is exercisable by the Company beginning six months following the completion of any change of control of Volato and will expire simultaneously with the end of the Term (as defined below). The Volato Merger (as defined below), if consummated, would constitute a change of control under the Amendment, triggering the beginning of the exercise date of the flyExclusive Option as March 31, 2026. In addition, the term of the Volato Agreement (the “Term”) was extended to end on the sooner of (i) September 1, 2026, (ii) the consummation of the asset purchase agreements applicable to the Asset Options, subject to an exercise of either of the Asset Options or (iii) the consummation of the merger (or any substantially similar transaction) of Volato and M2i Global, Inc. (the “Volato Merger”) pursuant to an Agreement and Plan of Merger among them, dated as of July 28, 2025, subject to the exercise of the Merger Option.

flyExclusive’s Values

The culture at flyExclusive is based on a commitment to safety that permeates flyExclusive's values:

1.
Safety First – flyExclusive is committed to delivering safety beyond the industry standard, with conscientious crew training, meticulous jet maintenance, and third-party safety consultant verification, operating an Aviation Research Group United States (“ARGUS”) Platinum Rated fleet and exceeding all FAA standards.
2.
Minutes Matter – flyExclusive demands safety, efficiency, cost control, and accuracy throughout all operations, with a dedicated focus on making employee minutes matter to make moments matter for customers.
3.
Team of Humble Professionals – Professionals at flyExclusive use decades of flying experience, private aviation industry knowledge, and fleet logistics expertise to deliver premium experiences for customers. flyExclusive teams strive to collaborate and communicate effectively and efficiently; our success is attributable to all department levels from support to management.
4.
Winning Attitude – Within the private aviation competitive space, flyExclusive continuously pursues excellence through hard work, hustle, and a commitment to achieve with an “all-in,” winning attitude.
5.
Part of a Larger Cause – flyExclusive dedicates time, talents, and resources to provide relief to a variety of local, regional, and national organizations. flyExclusive professionals deliver premium experiences not only to customers, but also to neighbors and communities in need.

Strategy

flyExclusive’s vertical integration mission is to strategically grow into a full-service private aviation company with essentially all its operations based in Kinston, North Carolina. Key initiatives include the following:

1.
Program Growth – flyExclusive maintains an industry-leading private aviation platform with 95%+ of customers’ flights fulfilled by the flyExclusive fleet. Affiliate lift is an expensive solution to aircraft availability in the private jet charter industry. Most operators are unable to fulfill their demand using their fleets alone, so they must outsource flights to a third party, which can be costly. flyExclusive has had very little affiliate lift (less than 5%) since we maximize efficiency around scheduling – requiring 4 or 5 days of advance trip notice instead of hours as do many of our competitors. Our customers can still schedule with only a few hours’ notice, but they pay a premium to do so.

2.
Aircraft Control – With the introduction of fractional ownership and continued development of the jet club and its unique, industry leading pricing model, flyExclusive can meet a variety of customer needs using capital-efficient programs.
3.
Dispatch Availability – In 2021, flyExclusive opened an MRO facility to paint, refurbish, and maintain aircraft. The MRO initiative addresses consistent maintenance shortages industry-wide caused by high demand, and flyExclusive has modeled a transition from approximately 20% in-house maintenance to a targeted 80% in-house maintenance. Currently, flyExclusive’s MRO facility handles approximately 70% of aircraft maintenance in-house, including 10% dedicated to refurbishments focused on Wi-Fi and Avionics upgrades. Efforts are ongoing to increase in-house capacity to the target of 80%. This continued push to expand in-house capabilities aims to further improve reliability, and efficiency, and substantially reducing costs while providing new revenue streams from third parties for future growth.
4.
Modernized Fleet – With an on-site paint facility and refurbishment center, flyExclusive works to ensure a modernized, uniform exterior and interior of its aircraft, providing customers a better overall experience on a consistently branded and upgraded aircraft. flyExclusive controls the entire customer experience with our consistent brand of jets, exteriors, interiors, and pilots.
5.
In-House Pilot Training – On-campus pilot training and new simulator facilities are meant to ensure the timing and availability of both new pilot hires and recurring training. While our competitors are subject to third-party availability for training classes, we will be in control of our training program and expect it to produce consistent, reliable results, aimed to remove what we believe is the greatest bottleneck to growth within the aviation industry, resulting in faster on-boarding of pilots by reducing training wait times and lowering costs.

flyExclusive’s charter business has evolved from primarily ad hoc non-contractual wholesale business prior to 2020 to a focus on serving retail customers. flyExclusive’s wholesale and retail ad hoc customers are non-contractual and have decreased as a percentage of total charter revenue with the increase of flyExclusive’s jet club, fractional, and partner contracts. The evolution of flyExclusive’s charter business from non-contractual wholesale operations to servicing contractual retail customers provides flyExclusive with significant customer and revenue visibility.

Most flight revenue is pre-paid and is recognized upon completion of the flight. Contractual programs outline pricing premiums for peak and high demand days, and for reservation notices within the agreed to number of days.

flyExclusive’s required flight notice periods for contractual members and partners are purposefully designed to be longer in length than industry standards. The increased notice period allows flyExclusive to dispatch its aircraft more efficiently. Flights are scheduled logistically according to geographical location to minimize repositioning of aircraft and maximize revenue-producing legs. flyExclusive leverages this multi-day lead time to optimize scheduling, reduce the need to use third-party affiliate aircraft, and maintain a lean customer-to-aircraft ratio. We fly more than 95% of our customers on the flyExclusive fleet, establishing what we believe is the industry-leading customer experience.

Competitive Advantages and Strengths

We believe flyExclusive has an optimal business model that differentiates flyExclusive from its competitors. The following points outline management’s view on flyExclusive’s key competitive advantages and strengths:

1.
Asset Growth – flyExclusive focuses on aircraft acquisition versus operator acquisition. With the launching of the fractional program in 2022 and signing the Textron aircraft acquisition agreement, as well as the expansion of the Challenger 350 fleet that began in 2023, flyExclusive plans to expand its fleet with brand new aircraft that are fully leased and purchased at the end of the lease. The repurchase opens a second opportunity to sell the aircraft to owners/partners.

flyExclusive also plans to continue acquiring used aircraft that can be fully renovated with our value-add process, and then sold to owners/partners at market rates. These dual channels will maximize our consistent, organic growth.
2.
Customer Fulfillment – More than 95% of our customers fly on flyExclusive’s fleet, avoiding the need for us to rely on third-party operators to fulfill demand. flyExclusive maintains a sharp focus on managing a lean customer-to-aircraft ratio, which contributes to operational efficiencies and what we believe is an industry-leading customer experience.
3.
Operational Profitability – flyExclusive invests heavily in aircraft, infrastructure, technology, and people to deliver a premium experience for customers, while executing with efficient operations to drive consistent operational profitability.
4.
Aircraft Control – With a mix of owned and leased aircraft in its fleet, flyExclusive structures partnerships to maintain operational control of its aircraft. We operate our “floating fleet” to minimize non-revenue producing flights. flyExclusive’s dispatch availability metric is not dependent on other operators’ fleets to fulfill customer flight demand.
5.
Customer Experience – When a customer flies with flyExclusive, they can depend on its jets, pilots, interiors, and exteriors to ensure a leading customer experience. Our proprietary customer and pilot apps are designed to ensure the customers’ experience is as convenient and flawless as possible.
6.
Customer/Jet Ratio – flyExclusive maintains the lowest customer-to-aircraft ratio among its direct competitors. This number is key to the success of the business as flyExclusive’s leadership is able to use and forecast membership growth to plan aircraft acquisition with foresight into capacity. This stands in clear opposition to our competitors who are regularly challenged to fulfill over-committed demand with flights on third-party aircraft.
7.
Maintenance / Refurbishment – With the launch of its MRO operations, flyExclusive transitioned to a higher percentage of in-house maintenance as opposed to relying on third parties for more costly work and extended wait times. Our MRO operations also provide a revenue stream from third-party fleet operators. Our in-house refurbishment capabilities offer a value-add opportunity for used aircraft purchased, added to the fleet and then sold to our partner/owners.
8.
Jet Branding – flyExclusive’s aggressive branding campaign to refurbish its entire fleet shows a commitment to providing a reliable and enhanced experience for customers who show appreciation with positive feedback, continued business, and referrals.
9.
Location – Headquartered in Kinston, North Carolina, the cost of flyExclusive’s geographical footprint, labor, and overall operations are lower than competitors who maintain fragmented locations in higher-cost areas. flyExclusive’s position on the vast acreage at the NCGTP allows not only for cost efficiency, but also for organizational synergy and the opportunity for additional strategic infrastructure projects to continue flyExclusive’s vertical integration mission within the private aviation industry.
10.
Spend – flyExclusive spends money on its fleet, customers, and IT initiatives dedicated to improving the private jet experience. Sales are largely generated based on referrals, and flyExclusive’s marketing budget is lean and not spent on brand or “sizzle” in comparison to other competitors in the industry.
11.
Lead Time – four-to-five-day lead times are contractual among flyExclusive’s partners, jet club, and fractional members. flyExclusive leverages this opportunity to position its fleet according to geographical location, maintenance, and crew availability to meet demand and optimize dispatch availability. Wholesale and ad hoc retail bookings are scheduled based on the same qualifications, but with advance notice that flyExclusive uses to backfill demand at higher rates as opposed to competitors who may be challenged to fulfill trips within hours of notice.
12.
Pilot Training – Private aviation consistently views pilot hiring as one of the biggest bottlenecks to the industry, whereas flyExclusive management maintains that outsourcing pilot training is the largest hurdle. When pilots are hired, they onboard and often wait for weeks before they are able to train and fly. In 2023 flyExclusive determined to bring the majority of its training in-house with a new facility and simulators. The Company expects to break ground on the new facility in 2028. This strategic initiative is expected to result in cost savings and efficient scheduling with minimal delay, contributing to more uptime for our aircraft and increased dispatch availability.

Product

Charter Channels

Wholesale and Retail Ad Hoc Customers

Wholesale customers are third-party affiliates who need aircraft to service their own customers’ flight needs. Retail ad hoc customers are individuals or entities who are not members in any of flyExclusive’s programs and who book their private air travel directly with flyExclusive. Typically sold within three days of the flight, wholesale and retail ad hoc sales are used to optimize revenue through the use of available and otherwise unused aircraft. These services are also used to reposition aircraft to locations where other customers have reserved flights, improving operational efficiencies. Wholesale and retail ad hoc customers are quoted and pay based on a proprietary pricing model that considers daily and hourly rates, plus incidental costs.

Jet Club

Since its inception in 2020, flyExclusive’s jet club has experienced significant membership growth. Typically requiring reservations be made four days in advance of the flight, flyExclusive’s jet club is divided into five different program types, with the most recent program introduced in January 2025.

Jet Club Program Types:

Fly Club and Exclusive Club are two legacy jet club programs that are no longer sold. However, existing customers can elect to add funds to their account to prepay their travel costs, and continue their membership under these programs. The Fly Club rates are calculated hourly with segment length minimums and there is no annual fee. The Exclusive Club rates are calculated hourly with segment length minimums plus an annual fee.

Jet Club I, II, and III are also legacy clubs that are no longer sold. However, existing customers can elect to add funds to their account to prepay their travel costs, and continue their membership under these programs. Jet club flight revenue is calculated based on daily and hourly rates with a monthly fee. Jet Club I, II and III rates are calculated based on the North American Jet Fuel A price per barrel at contract signing. Rate adjustments are calculated in increments based on a sliding scale according to jet fuel pricing and for jet Club I and II adjust (if applicable) on January 1st and July 1st of each year or for Jet Club III adjust (if applicable) monthly. The Platinum Jet Club program that was introduced in March of 2023 is also a legacy club offering that is no longer sold, but existing customers can add funds to their account. Under the Platinum Jet Club, customers pay for memberships in deposits based on two different levels. Rates are fixed with a longer call-out period, no peak or high-demand days, and no membership fee. Platinum Jet Club memberships have a 12-month term.

The Jet Club IV and the most recent jet club program, Jet Club 25, are active programs where customers pay a deposit based on the membership level they choose or at their contracted tier. In addition to daily and hourly rates, members pay a monthly membership fee. The membership has a 24-month term, with rates adjusted after the first anniversary based on changes in aircraft operating costs and fuel prices.

Partner

flyExclusive’s partnership program provides a valuable service to aircraft owners while cost-effectively growing the fleet. flyExclusive purchases and upfits the aircraft, then sells it at a premium and leases it back thereby retaining control of the aircraft. flyExclusive assumes responsibility for maintenance and operations via a triple net lease. Partner benefits include tax depreciation and flights at owner’s rates, which can optimize cash flow for owners. Partner travel is typically sold within five days of a flight at which time partners are quoted, agree to, and then pay based on partner rates plus incidentals or other additional costs according to individual contracts. In some cases, partners elect to receive flight credits in lieu of lease payments.

GRP

GRP revenue is a contractual agreement for flyExclusive to provide a certain number of aircraft to another charter business. The program is based on contract rates for light, mid, and super-mid aircraft. Revenue is billed weekly and guaranteed based on the number of designated aircraft flying at a minimum number of hours per aircraft for each aircraft assigned to the GRP customer over a minimum number of days per quarter to allow for maintenance of the aircraft. Each designated aircraft requires a deposit that is recorded in other non-current liabilities on the balance sheet. Contract terms allow for ancillary revenue to be billed or reduced based on given circumstances of a flight. Hourly rates are revised each quarter to account for changes in fuel cost. flyExclusive does not currently have any GRP contracts in place. The Company did not recognize any GRP revenue in 2025 or 2024.

Fractional

Fractional ownership is sold in percentage increments. Owners have the option to pay for their portion of the aircraft as a partial deposit or full payment. Fractional members pay separate deposits for the use of flight services.

MRO

flyExclusive has invested heavily in its maintenance, paint, interiors, and avionics program through the launch of its MRO program and facilities. Key components of the MRO operation include multiple shifts of 24/7 maintenance and the build out of on-site infrastructure dedicated to reducing downtime and improving uptime for the fleet, and to generate third-party revenue.

Aircraft Management Services

We charge fixed monthly management fees charged to third-party aircraft owners for whom we manage aircraft.

Other

flyExclusive also receives income in the form of aircraft sales commissions, the gain/(loss) on sales of investments, and charter services.

Government Regulation

We are subject to government regulation at local, state, federal and international levels. The scope of these regulations is broad, covering a wide range of subjects that include, but are not limited to, those summarized below.

Principal Domestic Regulatory Authorities

The following paragraphs summarize the roles of some of the most prominent domestic regulators of our business.

The Federal Aviation Administration (“FAA”) is the principal regulator of civil aviation safety matters. As applied to our business, flyExclusive possesses an air carrier certificate issued by the FAA in accordance Title 14 of the Code of Federal Regulations (“14 C.F.R.”) Part 119, an Operations Specification issued pursuant to 14 C.F.R. Part 135, authorizing flyExclusive to engage in on-demand air-taxi operations, and a Repair Station Operator certificate issued pursuant to 14 C.F.R. Part 145, authorizing flyExclusive to perform maintenance, repair, paint, interior, and avionics services on aircraft. The FAA’s regulations touch on many aspects of civil aviation, including:

•
Certification and oversight of air carriers;
•
Aircraft inspection, maintenance, repair, and registration;
•
Flight crewmember and maintenance technician training, certification, and surveillance;
•
Monitoring drug and alcohol testing for safety-sensitive personnel;
•
Airport and airport facility design, construction, and maintenance;
•
Air traffic control system oversight, management, training, and maintenance;

There are many FAA regulations that may impact our operations and business. They include but are not limited to the following Parts found in Title 14 of the C.F.R.

“Part 43” contains the regulations for aircraft maintenance, preventative maintenance, rebuilding, and alteration. This Part prescribes the requirements to perform all aircraft maintenance, including the documentation, inspection, and applicable processes and standards.

“Part 91” contains the general operating rules for flight safety. These rules govern all flight operations, including private and commercial operations, except to the extent that the commercial operations are subject to additional rules found in other parts of the FAA regulations.

“Part 119” contains rules that govern air carriers. This Part prescribes air carrier certificate requirements, requirements for management personnel employed by an air carrier (i.e. Director of Operations, Director of Maintenance, etc.), and it states which operations are not required to be conducted under Part 135.

“Part 120” contains drug and alcohol testing requirements for Part 135 air carriers and Part 145 repair stations. This Part also contains requirements for record keeping and addressing positive alcohol and drug testing results.

“Part 135” contains additional rules that apply to commercial “on-demand” operations, including crew member rest and duty requirements. “On-demand” operations include flights where the departure location, departure time, and arrival location are specifically negotiated with the customer or the customer’s representative.

“Part 145” contains the rules that govern aircraft maintenance, repair, and overhaul (“MRO”) operations at certificated repair stations. These repair stations are also referred to as MRO facilities. This Part prescribes the requirements to receive Part 145 certification, facility requirements for performing inspection and maintenance work, personnel qualifications, and the type of repair or inspection work that the facility is authorized to conduct.

As the operator of our nation’s air traffic control system, the FAA is responsible for air traffic management. From time to time, the FAA may restrict certain airspace for safety or national security concerns. For example, the FAA may implement a Temporary Flight Restriction (“TFR”) after a natural disaster to reserve certain airspace for emergency response aircraft. TFRs and other airspace restrictions may impact our ability to takeoff or land at certain airports and may also require us to select alternate flight routes. Most TFRs and other airspace restrictions are temporary and have little to no impact on our flight operations.

The U.S. Department of Transportation (“DOT”) is the principal regulator of economic matters in the aviation industry. DOT oversees the operations of flyExclusive, which operates as an air taxi under a DOT 14 C.F.R. Part 298 exemption that provides certain exemptions from some economic regulatory provisions of Subtitle VII of Title 49, and provides regulations related to various consumer protections applicable to flyExclusive. These regulations include economic authority to conduct business as an air carrier, as well as consumer protection and insurance requirements that apply to our air carrier business operations.

DOT also enforces U.S. laws governing the citizenship of air carriers. We must ensure that we meet DOT’s citizenship requirements so that flyExclusive can maintain its air carrier certificate. This means that flyExclusive must be under the actual control of U.S. citizens (as defined in 49 U.S.C. Section 40102(a)(15)), and must satisfy certain other requirements, including that its president/chief executive officer and at least two-thirds of its board of directors and other managing officers are U.S. citizens, and that at least 75% of its voting stock is owned and controlled, directly and indirectly, by U.S. citizens. The amount of non-voting stock that may be owned or controlled by non-U.S. citizens is limited as well.

National Transportation Safety Board (“NTSB”) is an independent agency that oversees aircraft accident investigations. NTSB regulations governing accident notification are contained in 14 CFR Part 830. NTSB does not regulate aviation, but it does have the authority to issue subpoenas in conjunction with accident investigations. NTSB may, at its discretion, delegate accident investigation duties to the FAA.

The Transportation Security Administration (“TSA”) is an agency under the Department of Homeland Security (“DHS”). TSA is the principal regulator of security in aviation. This includes security in commercial air transportation and at airports. Because of the type of aircraft that we operate and because we operate under Part 135, our passengers undergo security screening by flyExclusive. We are required to have twelve-five standard security program which is reviewed and accepted by TSA. TSA may require us to make certain updates to our security program from time to time. Because of security considerations, we are prohibited from disclosing the contents of our program.

Customs and Border Protection (“CBP”), also an agency of DHS, is the principal regulator of customs and immigration matters. CBP also enforces certain public health matters affecting the aviation industry. When our operations include an international flight, we must provide CBP with an advance disclosure of passenger information, facilitate CBP’s inspection of baggage, and help ensure the proper disposal of any foreign-originating refuse on the aircraft. CBP also oversees entry and clearance into the U.S. This includes importing a foreign-based aircraft into the U.S. for purchase, issuing international arrival clearances for landing in the U.S., and issuing overflight permits for certain international flight arrivals.

The Occupational Safety and Health Administration (“OSHA”) is the principal federal regulator of safety in the workplace. OSHA governs safety requirements in our aircraft maintenance operations. For example, employees may be required to wear a safety harness and certain personal protective equipment when performing maintenance-related tasks.

The International Civil Aviation Organization (“ICAO”) was founded by the Chicago Convention (1944) and is funded and directed by 193 national governments, including the U.S. While it is not a global regulator, it does adopt standards once a diplomatic consensus is reached among its stakeholders. On October 7, 2022, ICAO adopted a long-term global aspirational goal of net-zero carbon emissions by 2050. On September 23, 2022, U.S. Secretary of Energy Jennifer M. Granholm announced the Sustainable Aviation Fuel Grand Challenge Roadmap, a comprehensive plan that outlines a government-wide strategy for scaling up new technologies to produce sustainable aviation fuels (SAFs) across the U.S. airline industry. This project includes collaboration with the Environmental Protection Agency (“EPA”) and the FAA, designed to enable the U.S. to meet a clean energy goal of a net-zero carbon economy by 2050. In January 2021, the EPA promulgated new rules relating to the greenhouse gas emissions from carbon fuels used in aircraft engines. These areas of regulation are not yet settled and are subject to change based on domestic and foreign political considerations and advancements in technology, making it impossible to say how these developments might impact our business in the future.

Most airports where we operate are owned and operated by state and local government entities. These airport authorities have the right to impose certain safety, security, and other regulations so long as they do not conflict with federal law. Airport authorities also have extensive property rights that empower them to impose conditions on airport facility use and airport property and building leases, including passenger facility charges and related fees. Airports that accept federal funds are required to adhere to certain grant assurance requirements (contracts) with the federal government. Airport tenants are required to adhere to certain grant assurance requirements, and sometimes terms in airport lease agreements are less favorable than would be customary for real estate or other transactions outside of an airport environment.

Foreign Regulatory Authorities

Most foreign countries have their own regulatory authorities that parallel those in the U.S. The complexity of interaction with the foreign regulators can be magnified by differences in language, culture, legal and social norms, tax and budgetary practices, and perspective on economic development and competition.

Privacy and Data Protection

As part of our day-to-day business operations and the services we provide, including through our website and mobile application, we receive collect, store, process, transmit, share, and use various kinds of personal information pertaining to our employees, members and other travelers, aircraft owners and buyers, and business partners. A variety of federal, state, local, and foreign laws and regulations apply, or could in the future apply as our business grows and expands, to our processing of that personal information, depending on the nature of the information we process and the locations of the individuals to whom it pertains, among other factors.

These laws and regulations are continually evolving and are subject to potentially differing interpretations, including as to their scope and applicability to our business. They may include, but are not limited to, comprehensive consumer privacy and data protection laws such as the California Consumer Privacy Act of 2018 and the European Union’s General Data Protection Regulation and state data security and data breach notification laws that apply to certain sensitive categories of personal information, such as government-issued identification numbers and personal financial and health information.

When and to the extent these laws and regulations apply they can impose a range of obligations on our business. Those obligations can include, among other requirements, providing individuals with privacy notices and giving them an opportunity to opt in or out of our processing or sharing of their personal information; offering, and fulfilling individuals’ requests to exercise, various rights with respect to our use, disclosure, and retention of the personal information we maintain; implementing physical, technical, and organizational security measures to safeguard personal information; and notifying individuals and regulatory authorities in the event personal information is subject to unauthorized access or disclosure. Violations of these laws and regulations can give rise to enforcement actions by governmental agencies, and to private lawsuits for damages and other forms of relief.

Properties

LGM’s operations are centered at flyExclusive’s corporate headquarters in Kinston, North Carolina. Located within the North Carolina Global TransPark (NCGTP), flyExclusive leases approximately 145,000 square feet of office and hangar space from the NCGTP’s 2,500-acre multimodal industrial park, which boasts an 11,500-foot runway. Kinston is within two hours of approximately 70% of flyExclusive flights.

A third-party affiliate, LGM Ventures, LLC ("LGMV") which is owned by Segrave Jr., lease to us a substantial portion of our headquarters and maintenance and operations facilities that are not part of the NCGTP. The majority of the leases have terms greater than 10 years.

Legal Proceedings

Wheels Up Partners LLC v. Exclusive Jets, LLC

On June 30, 2023, Exclusive Jets, LLC (“flyExclusive”) served Wheels Up Partners, LLC (“WUP”) a Notice of Termination of the parties’ Fleet Guaranteed Revenue Program Agreement, dated November 1, 2021 (the “GRP Agreement”) following material breaches of the GRP Agreement by WUP, including WUP’s failure to pay outstanding amounts owed to flyExclusive under the GRP Agreement. Subsequently, on July 5, 2023, WUP filed a lawsuit against flyExclusive in the United States District Court for the Southern District of New York (the “Initial Lawsuit”), alleging that flyExclusive breached the GRP Agreement and the implied duty of good faith and fair dealing therein by wrongfully terminating the GRP Agreement. WUP contends that flyExclusive did not have a right to terminate the GRP Agreement, that the termination was thus ineffective, and instead constituted a material breach of the GRP Agreement. WUP alleges this gave WUP the right to terminate the GRP Agreement, which WUP alleges it has done. WUP seeks compensatory damages in an unspecified amount and attorney’s fees and costs.

On August 23, 2023, prior to flyExclusive filing a responsive pleading in the Initial Lawsuit, WUP voluntarily dismissed the Initial Lawsuit. That same day, WUP re-filed the same lawsuit against flyExclusive in the Supreme Court of the State of New York, County of New York (the “State Lawsuit”). On September 12, 2023, flyExclusive removed the State Lawsuit to the Southern District of New York (the “Court”), where the lawsuit is currently pending as case number 1:23-cv-08077-VSB. On September 19, 2023, flyExclusive filed a motion to dismiss for lack of personal jurisdiction or, in the alternative, motion to transfer the lawsuit to the U.S

District Court for the Eastern District of North Carolina (“Motion to Dismiss”). On October 9, 2023, WUP filed a motion to remand the State Lawsuit back to state court (“Motion to Remand”) contending that the Court lacks subject matter jurisdiction because there is not complete diversity of citizenship between the parties. WUP’s Motion to Remand and flyExclusive’s Motion to Dismiss are pending before the Court.

On October 31, 2024, Exclusive filed an answer denying that WUP is entitled to any of the relief sought by WUP, and also filed a counterclaim for breach of contract against WUP seeking damages in excess of $75,000. On March 28, 2025, WUP’s Motion to Remand was granted and Exclusive’s Motion to Dismiss was denied as moot. The action accordingly was remanded to and reinstated in the New York Supreme Court (Commercial Division) as Index No. 654094/2023 (“NY State Lawsuit”). Exclusive re-filed its counterclaim for damages against WUP and re-filed its motion to dismiss WUP’s complaint for lack of personal jurisdiction over Exclusive. On July 23, 2025, WUP filed an Amended Complaint in the NY State Lawsuit.

WUP asserted six new claims in the Amended Complaint: (1) breach of contract based on Exclusive’s alleged failure to comply with WUP’s purported audit rights under Section 18 of the GRP Agreement; (2) Unfair and Deceptive Trade Practices under N.C.G.S. § 75-1.1 based on Exclusive’s alleged wrongful termination of the GRP Agreement and retention of deposits paid by WUP; (3) fraudulent misrepresentation that Exclusive would return a significant portion of WUP’s deposits arising from Thomas J. Segrave, Jr.’s (“Mr. Segrave”) allegedly false statement that Exclusive would apply a certain portion of WUP’s deposits towards future invoices per month; (4) conversion of WUP’s deposits; (5) money had and received based on Exclusive’s alleged wrongful retention of WUP’s deposits; and (6) piercing the corporate veil of Exclusive to hold Mr. Segrave liable for Exclusive’s alleged liabilities. On September 9, 2025, Exclusive and Mr. Segrave filed their Answer to WUP’s Amended Complaint, re-filed Exclusive’s counterclaim, and filed a motion to dismiss the Amended Complaint for lack of personal jurisdiction over Exclusive and Mr. Segrave. On December 2, 2025, Exclusive’s and Mr. Segrave’s motion to dismiss for lack of personal jurisdiction was granted. On December 23, 2025, Exclusive and WUP stipulated to a dismissal of all claims in the NY State Lawsuit without prejudice.

On December 30, 2025, WUP filed a complaint (“NC Complaint”) against Exclusive and Mr. Segrave in the Superior Court Division of the General Courts of Justice of Wake County, North Carolina (“NC State Lawsuit”). The NC Complaint alleges the same claims as the Amended Complaint in the NY State Lawsuit. The NC State Lawsuit is currently pending as case number 25CV047093-910.

Other Litigation

The Company is subject to certain claims and contingent liabilities that arise in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position, or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.

Corporate Information

We were formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses or entities. As such, we were a blank check company. On December 27, 2023, we merged (the “Business Combination”) with LGM Enterprises, LLC, a North Carolina limited liability company (“LGM”), pursuant to an Equity Purchase Agreement, dated as of October 17, 2022 (as amended on April 21, 2023, the “Equity Purchase Agreement”), with LGM, the then existing equityholders of LGM (the “Existing Equityholders”), EG Sponsor LLC, a Delaware limited liability company (“Sponsor”), and Thomas James Segrave, Jr. (“Segrave Jr.”) in his capacity as Existing Equityholder Representative. Upon the closing of the Business Combination, LGM became our wholly owned subsidiary. LGM was formed on October 3, 2011. LGM became fully operational in April of 2015 upon the expiration of a non-compete agreement between our Chief Executive Officer, Segrave Jr., and Delta Airlines. Our subsidiary, Exclusive Jets, LLC, was formed as a limited liability company in North Carolina on June 4, 2013.

Quantitative and Qualitative Disclosures About Market Risk

In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel costs.

Interest Rates

We are subject to market risk associated with changing interest rates on certain of our borrowings, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. Through December 31, 2025, we had not purchased any derivative instruments to protect against the effects of changes in interest rates.

As of December 31, 2025, we had $2.8 million of variable rate debt, excluding VIE debt, including current maturities. The variable rate debt balance as of December 31, 2025 excluded VIE related borrowings. A hypothetical 100-basis points increase in market interest rates for the period would have resulted in approximately $10 thousand of additional interest expense in our consolidated statements of operations and comprehensive loss for the year ended December 31, 2025.

Aircraft Fuel

We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the year ended December 31, 2025 represented approximately 23% of our total cost of revenue. A hypothetical 10% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $7.2 million for the year ended December 31, 2025. Through December 31, 2025, we had not purchased any derivative instruments to protect against the effects of changes in fuel, although we are somewhat protected from increases because our variable agreements allow for rate adjustments for changes in fuel prices. See Item 1A, "Risk Factors — Risks Relating to Our Business and Industry — Significant increases in fuel costs could have a material adverse effect on our business, financial condition, and results of operations” for additional information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this proxy statement/prospectus. Management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations, and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify these forward-looking statements. These forward-looking statements are subject to risks and uncertainties including those under “Risk Factors” that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the filing date of this proxy statement/prospectus.

Overview of Our Business

flyExclusive is a premier owner and operator of curated private aviation experiences dedicated to surpassing passenger expectations for quality, convenience, and safety. Our mission is to be the world’s most vertically integrated private aviation company through capital-efficient program growth, an industry-leading pricing model, optimal dispatch availability, in-house training, and a controlled premium customer experience on modernized aircraft. As of December 31, 2025, we had 82 aircraft in our owned and leased fleet that includes light, midsize, super-midsize, and large jets. As one of the nation’s largest Citation operators, flyExclusive has curated a versatile fleet of Citation CJ3 / CJ3+, Citation Excel / XLS / XLS+, Citation Sovereign, Citation X, and Challenger 300 / 350 aircraft. We have a long track record of success and growth across a full range of industry services. Our core competitive advantage is the purpose-built, in-house control of decisions and processes needed to operate a successful private aviation company through a range of market environments.

We have a diversified and evolving business model generating charter revenue through our jet club membership program, fractional program, and maintenance, repair, and overhaul (“MRO”) program. Our chief executive officer and chief financial officer review the financial information presented on a consolidated basis, and accordingly, we operate under one reportable segment, which is private aviation services.

Jet club revenue is generated from flight operations as well as membership fees. Jet club members are guaranteed access to our fleet of light, midsize, and super-midsize aircraft. New members pay a minimum deposit of $0.1 million up to a maximum of $0.5 million depending on their level of membership. Membership levels determine the daily rate a member is charged for future flights. Membership and incidental fees are also applied against a member’s account. The initial and all subsequent deposits to replenish the member’s account are non-refundable.

Fractional ownership members purchase a fractional ownership interest in an aircraft for a contractual term of up to five years, which grants the member access to our light, midsize, and super mid-size fleets. Fractional members pay daily and hourly rates for each flight. The first stage of the fractional revenue stream is the pre-owner stage where the member signs a letter of intent and interim use agreement, which may be before the aircraft is available. At this time, the member pays two deposits: one deposit is towards the purchase of the fractional interest, and the second deposit is to have the ability to use the fleet in the interim period prior to owning the fractional interest. Upon completion of enrollment in the program, fractional members who purchase new aircraft obtain ownership when the aircraft is delivered, expected to be approximately one year from when the aircraft is ordered from the manufacturer. Fractional members have the ability to advance ownership if they purchase an interest in one of our pre-owned fractional aircraft. Once the transfer of interest in the aircraft is complete, the member becomes a fractional owner in the aircraft. With the transfer of interest, flyExclusive is still able to utilize these aircraft to service other channels, providing us with a capital-light way to grow our fleet.

Our MRO program services include 24/7 maintenance, interior, and exterior refurbishment services to third parties in addition to maintaining our own fleet. MRO revenue is recognized over time based on the cost of parts and supplies inventory consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the consolidated balance sheets.

On September 2, 2024, the Company entered into an Aircraft Management Services Agreement (the “Volato Agreement”) with Volato Group, Inc. (“Volato”). Pursuant to the Volato Agreement, Volato engaged the Company as an independent contractor to provide certain aircraft management services and agreed that the Company will be the exclusive provider of such services to Volato. As consideration payable to the Company for providing the services, the Company will be entitled to retain the excess of revenue collected over expenses in connection with its delivery of services under the Volato Agreement.

The Volato Agreement has a term of twelve months and may be terminated by the Company immediately upon a material breach of the Agreement by Volato or upon 30 days’ written notice to Volato. Volato may terminate the Agreement immediately upon a material breach of the Agreement by the Company. During the term of the Agreement, certain Volato employees will provide consulting services to the Company, including consulting services related to software development, sales, and other professional services. The cost to the Company of these consulting services will be the current salaries and benefit costs of the Volato employees engaged to provide the services, plus reasonable out-of-pocket expenses. Volato also granted the Company a non-exclusive license to Volato’s proprietary software pursuant to the terms and conditions of a software license, with a license fee equal to the documented, out-of-pocket expenses incurred by Volato with third-party vendors and only to the extent related solely and directly to the software. Under the terms of the Volato Agreement, the Company will manage flight operations, sales, and expenses of Volato’s fleet. The aircraft will remain on Volato's Federal Aviation Administration ("FAA") certificate until they are potentially moved to the Company's FAA certificate.

As part of the Volato Agreement, Volato granted the Company the right to cause Volato to merge with and into a wholly owned subsidiary of the Company (the “Option”). The term of the Option will expire twelve months from the date of the Agreement, provided, however, that the term of the Option will continue until the closing or abandonment of the merger by either or both parties. Any merger is subject to a fully executed, mutually agreed upon definitive merger agreement and any required regulatory, board of directors, and shareholder approvals for both the Company and Volato. Consideration for the merger may be in the form of the Company’s Class A Common Stock or cash, in the Company’s discretion. The purchase price for the merger would be based on the volume-weighted average price of Volato’s common stock for the 30 trading-day period prior to the earlier of the public announcement of (1) the exercise by the Company of its exercise of the Option, or (2) the signing of a definitive merger agreement.

On October 1, 2025, the Company and Volato entered into the Amendment to the Volato Agreement. Pursuant to the Amendment, Volato granted the Company the right to purchase from Volato certain aviation-related assets and assume certain obligations related to aviation-related assets (the “flyExclusive Option”), and the Company granted Volato the right to sell to the Company certain aviation-related assets and assign certain obligations of Volato (the “Volato Option,” and collectively with the flyExclusive Option, the “Asset Options”). The Volato Option is exercisable by Volato beginning on the effective date of the Amendment and ends on the earlier of (i) the end of the Term (defined below), (ii) the day immediately prior to the beginning of the exercise period of the flyExclusive Option, and (iii) the completion of the Merger Option. The flyExclusive Option is exercisable by the Company beginning six months following the completion of any change of control of Volato and will expire simultaneously with the end of the Term (as defined below). The Volato Merger (as defined below), if consummated, would constitute a change of control under the Amendment, triggering the beginning of the exercise date of the flyExclusive Option as March 31, 2026. In addition, the term of the Volato Agreement (the “Term”) was extended to the sooner of (i) September 1, 2026, (ii) the consummation of the asset purchase agreement applicable to the Asset Options, subject to an exercise of either of the Asset Options or (iii) the consummation of the merger (or any substantially similar transaction) of Volato and M2i Global, Inc. (the “Volato Merger”) pursuant to an Agreement and Plan of Merger among them, dated as of July 28, 2025, subject to the exercise of the Merger Option. In consideration for the Amendment, including the transfer of assets envisioned by the flyExclusive Option and the settlement of certain outstanding accounts between Volato and the Company, and the grant by Volato to the Company of certain additional rights, the Company will pay Volato $4.1 million, $2.1 million of which was payable on the date of the Amendment. The Company may pay, in its discretion, some or all of the consideration in cash or shares of its Class A common stock. The Company elected to pay all of the $2.1 million in shares of its Class A common stock and issued an aggregate of 432,099 shares to Volato in October 2025.

Key Factors Affecting Results of Operations

We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:

Economic Conditions

If demand for private aviation services were to decrease, it could result in slower jet club growth, members declining to renew their memberships, and reduced interest in the fractional and partnership programs, all of which could have a material adverse effect on our business, financial condition, and results of operations. In addition, our customers may consider private air travel through our products and services to be a luxury item, especially when compared to commercial air travel or not traveling by air at all. As a result, any general downturn in economic, business, and financial conditions which has an adverse effect on our customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than our products and services. In addition, in cases where significant hours of private flight are needed, many of the companies and high-net-worth individuals to whom we provide products and services have the financial ability to purchase their own aircraft or operate their own corporate flight department should they elect to do so.

Competition

Many of the markets in which we operate are competitive as a result of the expansion of existing private aircraft operators, expanding private aircraft ownership, and alternatives such as luxury commercial airline service. We compete against a number of private aviation operators with different business models, and local and regional private charter operators. Factors that affect competition in our industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment, the quality, consistency and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. Our competitors might capture a share of our present or potential customer base, which could adversely affect our business, financial condition, and results of operations.

Pilot Availability and Attrition

In recent years, we have experienced significant volatility in our attrition, including volatility resulting from training delays, pilot wage and bonus increases with other industry participants, and the growth of cargo, low-cost, and ultra-low-cost airlines. In prior periods, these factors, at times, caused our pilot attrition rates to be higher than our ability to hire and retain replacement pilots. If our attrition rates are higher than our ability to hire and retain replacement pilots, our operations and financial results could be materially and adversely affected.

Wheels Up (“WUP”) Termination

On June 30, 2023, we served WUP a Notice of Termination of the parties’ Fleet Guaranteed Revenue Program Agreement, dated November 1, 2021 (the “GRP Agreement”). As a result of the termination, the GRP program did not generate revenue following the date of the GRP Agreement’s termination, which had a material impact on the financial statements for the year ended December 31, 2023. For some time prior to the termination of the GRP Agreement we were planning, for the strategic reasons of avoiding excessive reliance on a single customer and shifting towards focusing on wholesale and contractual retail customers, to scale down business with WUP, and we had already reflected scaled down revenue accordingly in our publicly disclosed projections. However, the termination of the GRP Agreement will have a material impact on the financial statements beyond 2023 until we are able to successfully effectuate this planned strategic shift and replace the revenue lost from the termination of the GRP Agreement. Additionally, as of June 27, 2023, WUP accounted for $15.7 million in receivables, which was a significant majority of total receivables at that time. When the agreement with WUP was terminated on June 30, 2023 the receivable balances were eliminated, as allowable under relevant accounting standards, by being applied against existing deposits held under the GRP Agreement. The GRP Agreement provided for an orderly draw down period of the designated aircraft at a maximum of two aircraft per month. The Company submitted a bill for monies due under the GRP Agreement during the draw down period through July 31, 2024. Billed but unrecorded amounts through December 31, 2025 totaled $59.0 million.

See Note 22 “Commitments and Contingencies” of the notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus, for more information on the WUP termination.

Fleet Modernization

During the fourth quarter of 2023, we began the process of modernizing our fleet. Our plan is to sell a portion of our fleet that is older and replace those aircraft with newer models, which will grant our customers access to newer aircraft. In connection with this effort, in fiscal 2024, we recorded a portion of the fleet as being held for sale. We expect the fleet modernization to continue over the next year from the date of this Report and do not anticipate a material decline to revenue as we will replace sold models with the newer aircraft which offer increased availability and operating efficiency.

CARES Act

On March 27, 2020, the CARES Act was signed into law. The CARES Act provided the airline industry with up to (i) $25.0 billion in grants with assurances the support is to be used exclusively for employee salaries, wages, and benefits, and (ii) $25.0 billion in secured loans.

We applied to the Treasury for assistance under the Payroll Support Program and the Paycheck Protection Program as established by the CARES Act. We were awarded $23.6 million to support ongoing operations, all of which has been received.

The CARES Act support payments were conditioned, including certain restrictions on executive and other employee compensation and severance through April 1, 2023, and certain ongoing reporting obligations through April 1, 2023. While we believe that we are fully compliant with all requirements of the CARES Act and the Payroll Support Program Agreements, including the requirement to use the awards only for payment of certain employment costs (i.e. wages, salaries, and benefits), if we were found to be not in compliance with such requirements, the Treasury has sole discretion to impose any remedy it deems appropriate, including requiring full repayment of the awards with appropriate interest. The imposition of any such remedy could have a material and adverse effect on our financial condition.

The CARES Act also provides an Employee Retention Credit (“ERC”) program. The goal of the ERC program is to encourage employers to retain and continue paying employees during periods of pandemic-related reduction in business volume even if those employees are not actually working, and therefore, are not providing a service to the employer. Under the Act, eligible employers could take credits up to 70% of qualified wages with a limit of $7 thousand per employee per quarter for the first three quarters of calendar year 2021. In order to qualify for the ERC in 2021, organizations generally had to experience a more than 20% decrease in gross receipts in the quarter compared to the same quarter in calendar year 2019 or its operations are fully or partially suspended during a calendar quarter due to “orders from an appropriate governmental authority limiting commerce, travel, or group meetings (for commercial, social, religious, or other purposes)” due to COVID-19. The credit is taken against our share of Social Security Tax when our payroll provider files or subsequently amends the applicable quarterly employer tax filings.

As of December 31, 2025, we had applied for $9.5 million and received $9.0 million of ERC. Our legal counsel has issued a legal opinion that we, more likely than not, qualified for the ERC. However, it remains uncertain whether we meet the qualifications required to receive the ERC. Therefore, the balance was included in accrued expenses and other current liabilities in the consolidated balance sheets should we be required to potentially repay the ERC.

Non-GAAP Financial Measures

In addition to our results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("U.S. GAAP").

These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. GAAP and should not be considered as an alternative to any performance measures derived in accordance with U.S. GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information about us to investors. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest U.S. GAAP equivalents, including that they exclude significant expenses that are required by U.S. GAAP to be recorded in our financial measures. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures might not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA and Adjusted EBITDAR

We calculate Adjusted EBITDA as net income (loss) adjusted for (i) interest (income) expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) litigation costs, (v) acquisition costs, (vi) equity-based compensation, (vii) non-cash loss on assets held for sale, which represents the impairment charges recognized on assets designated for sale prior to their disposal, (viii) realized losses on aircraft sold as part of fleet modernization efforts, (ix) loss on extinguishment of debt, (x) change in fair value of warrant liabilities, and (xi) SOX control remediation. We calculate Adjusted EBITDAR as Adjusted EBITDA, as further adjusted for aircraft lease costs.

We include Adjusted EBITDA as a supplemental measure for assessing operating performance in conjunction with related U.S. GAAP amounts and for the following:

•
Strategic internal planning, annual budgeting, allocating resources, and making operating decisions.
•
Historical period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and expenses and revenue unrelated to our core ongoing business.

Adjusted EBITDAR is included as a supplemental measure because we believe it provides an alternate presentation to adjust for the effects of financing in general and the accounting effects of capital spending and acquisitions of aircraft, which may be acquired outright, acquired subject to acquisition debt, by finance lease or by operating lease, each of which may vary significantly between periods and results in a different accounting presentation.

The following table reconciles Adjusted EBITDA and Adjusted EBITDAR to net loss, the most directly comparable U.S. GAAP measure (in thousands):

	Year Ended December 31,
	2025	2024
Net loss	$(67,114)	$(101,495)
Add (deduct):
Interest income	(1,371)	(4,313)
Interest expense	21,395	21,183
Income tax expense	37	41
Depreciation and amortization	23,587	25,709
Litigation costs (1)	685	—
Acquisition costs (2)	1,746	—
Equity-based compensation	5,236	753
Non-cash loss on assets held for sale (3)	3,327	3,106
Realized losses due to fleet modernization (4)	2,423	(2,665)
Loss on extinguishment of debt	1,395	—
Change in fair value of warrant liabilities	1,430	1,467
SOX control remediation	236	—
Adjusted EBITDA	(6,988)	(56,214)
Aircraft lease costs	19,402	19,802
Adjusted EBITDAR	$12,414	$(36,412)

(1)
Relates to settlement costs associated with non-recurring litigation.
(2)
Represents legal and professional fees associated with non-routine acquisition activities.
(3)
Represents impairment losses incurred due to the decline in fair value of aircraft held for sale during the period.
(4)
Represents gains or losses incurred on sales of aircraft that the Company previously identified as part of our fleet modernization efforts that are outside of the normal course of business.

Key Operating Metrics

In addition to financial measures, we regularly review certain key operating metrics to evaluate our business, determine the allocation of resources, and make decisions regarding business strategies. We believe that these metrics can be useful for understanding the underlying trends in our business. Pursuant to the Volato Agreement, effective September 1, 2024, the Company operated certain legacy Volato aircraft under the Volato certificate. The Company also provides services to Volato legacy members and fractional owners. As a result, we have included the aircraft on Volato's certificate, hours flown on those aircraft, and the members and fractional owners in the operating metrics below for completeness.

The following table summarizes our key operating metrics:

	As of
	December 31,
	2025	2024
Ending aircraft on certificate	82	89
Aircraft operated under the Volato Agreement	—	14
Total aircraft operated	82	103

	Year Ended December 31,
	2025	2024
Members contributing to revenues	1,304	1,195
Active members	1,203	1,076
Average aircraft on certificate	92	101
Aircraft contributing to revenues	91	114
Total flight hours	74,636	66,606
Total hours per aircraft	810.1	660.9
Members per aircraft	14.3	10.5

Members contributing to revenues

We define members contributing to revenues as the number of club, fractional, and partnership members that contributed to revenues during the reporting period. We believe that membership growth is strategically correlated to aircraft additions, and the evolution of our business from non-contractual wholesale customers prior to 2020 to contractually committed members, which provides greater revenue visibility. Due to the nature of our business, we have periods of time in which not every member utilizes our services.

Active Members

We define active members as members that have taken at least one flight during the reporting period.

Average aircraft on certificate

We define average aircraft on certificate as the average number of airworthy aircraft in our fleet as certified by the Federal Aviation Administration (“FAA”) deeming the aircraft operational. We believe that our growth has been fueled by a disciplined, strategic approach to adding aircraft, either via fractional or whole ownership or via lease from a third party. The time between the purchase or lease of an aircraft and the aircraft’s certification is critical because revenue cannot be earned on the aircraft until it is certified by the FAA. Thus, we use average aircraft on certificate as a key operating metric within a given reporting period.

Ending aircraft on certificate

We define ending aircraft on certificate as the number of airworthy aircraft in our fleet as certified by the FAA at the end of a given reporting period. We use ending aircraft on certificate to measure fleet growth in comparison to historical periods.

Aircraft contributing to revenues

We define aircraft contributing to revenues as the number of aircraft on certificate that completed a customer flight leg during the reporting period. Aircraft contributing to revenues during a given reporting period is lower than the number of aircraft on certificate due to unavailable aircraft resulting from maintenance and/or refurbishment.

Total flight hours

We define total flight hours as the actual flight time from the moment of aircraft lift-off at the departure airport until it touches ground at the end of a flight. We believe total flight hours are a useful metric to measure the usage of our programs and the scale of our fleet and revenue growth.

Total hours per aircraft

We define total hours per aircraft as the total flight hours divided by the average number of aircraft on our operating certificates during the reporting period. We use total hours per aircraft to assess operational efficiency as it pertains to aircraft utilization and mitigation of downtime, which can result from maintenance and/or crew availability.

Members per aircraft

We define members per aircraft as members contributing to revenues divided by aircraft contributing to revenues. We use members per aircraft to control the customer experience through the management of our customer to aircraft ratio. For the year ended December 31, 2025, 96.9% of our customers were fulfilled on our fleet without the potential high-cost of reliance of third parties to meet demand. An optimal customer to aircraft ratio allows us to gain a competitive advantage by having sufficient aircraft available to meet member demand and be flexible to backfill unused aircraft for wholesale use.

Components of Results of Our Operations

The key components of our results of operations include:

Revenue

We derive revenue from charter flights, which include our jet club, fractional programs, wholesale, and retail. We also derive revenue from our MRO services and management fees related to the Volato Agreement.

Customers prepay us for member flights based on contractual rates depending on the type of flight. We then recognize revenue from these prepayments upon completion of a flight.

Jet club members pay an initial non-refundable flight deposit where the amount of the flight deposit impacts the contractual rates paid. We recognize this kind of revenue and membership fees monthly as the Company stands ready to provide flight services as requested by the customer, thereby satisfying our related performance obligation.

Revenue for flights and related services is recognized when such services are provided to the customers. Fluctuations in revenue during any given period in the flights and related services portion of our jet club program are directly correlated to customer demand.

We recognize fractional revenue from the sales of fractional ownership interests in aircraft over the term of the agreement. In certain contracts the customer can require us to repurchase the interest after a fixed period of time but prior to the contractual termination date of the contract. This is accounted for as a right of return. The consideration from the fractional ownership interest, as adjusted for any customer right of return, is recognized over the term of the contract on a straight-line basis. Variable consideration generated from flight services is recognized in the period of performance.

MRO services are comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs, and inspections. MRO revenue is recognized over time based on the cost of parts and supplies consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the consolidated balance sheets.

Costs and expenses

Cost of revenue

Cost of revenue primarily consists of direct expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, payroll expenses including wages and employee benefits for employees directly providing and facilitating flight services, crew travel, insurance, maintenance, subscriptions, and third-party flight costs.

Selling, general and administrative

Selling, general and administrative expense primarily consists of non-flight related employee compensation wages and benefits in our finance, executive, human resources, legal, and other administrative functions, employee training, third-party professional fees, corporate travel, advertising, and corporate related lease expenses.

Depreciation and amortization

Depreciation and amortization expense primarily consists of depreciation of capitalized aircraft. Depreciation and amortization also includes amortization of capitalized software development costs.

(Gain) loss on aircraft sales and aircraft held for sale

Consists of aircraft sales in excess (gain) or below (loss) their net book value, in addition to the recognized (loss) on aircraft classified as held for sale where the fair value less costs to sell are below (loss) their net book value.

Other income (expense)

Interest income

Interest income consists of interest earned on municipal bond funds and U.S. Treasury bills.

Interest expense

Interest expense primarily consists of interest paid or payable and the amortization of debt discounts and deferred financing costs on our loans.

Gain (Loss) on lease termination

This consists of (losses) gains that arise from the difference between the carrying amount of right-of-use assets and lease liability recorded on the consolidated balance sheets.

Change in fair value of warrant liabilities

Change in fair value of warrant liabilities reflects the non-cash change in fair value of our warrant liabilities attributed to our warrants.

Loss on extinguishment of debt

Loss on extinguishment of debt consists of loss on the exchange of the EG sponsor note in exchange for additional Series B preferred shares.

Other income (expense)

Other expense consists of dividend income, realized gain/loss on sales of investment securities, gain/loss on lease termination, and state tax payments.

Results of Operations

Results of Our Operations for the Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

The following table sets forth our results of operations for the years ended December 31, 2025 and 2024 (in thousands, except percentages):

	Year Ended December 31,		Change in
	2025	2024	$	%
Revenue	$375,877	$327,274	$48,603	14.9%
Costs and expenses
Cost of revenue	319,625	290,212	29,413	10.1%
Selling, general and administrative	82,586	91,337	(8,751)	(9.6)%
Depreciation and amortization	23,587	25,709	(2,122)	(8.3)%
(Gain) loss on aircraft sales and aircraft held for sale	(2,688)	2,795	(5,483)	(196.2)%
Total costs and expenses	423,110	410,053	13,057	3.2%
Loss from operations	(47,233)	(82,779)	35,546	(42.9)%
Other income (expense)
Interest income	1,371	4,313	(2,942)	(68.2)%
Interest expense	(21,395)	(21,183)	(212)	1.0%
(Loss) gain on lease termination	(2,468)	133	(2,601)	(1955.6)%
Change in fair value of warrant liabilities	(1,430)	(1,467)	37	(2.5)%
Loss on extinguishment of debt	(1,395)	—	(1,395)	100.0%
Other income (expense)	5,473	(471)	5,944	(1262.0)%
Total other income (expense), net	(19,844)	(18,675)	(1,169)	6.3%
Loss before income taxes	(67,077)	(101,454)	34,377	(33.9)%
Income tax expense	37	41	(4)	(9.8)%
Net loss	(67,114)	(101,495)	34,381	(33.9)%
Less: Net loss attributable to redeemable noncontrolling interests	(50,529)	(73,384)	22,855	(31.1)%
Less: Net income (loss) attributable to noncontrolling interests	1,007	(7,037)	8,044	(114.3)%
Net loss attributable to flyExclusive, Inc.	$(17,592)	$(21,074)	$3,482	(16.5)%

Revenue

	Year Ended December 31,		Change
	2025	2024	Amount	%
Jet club and charter	$325,472	$295,478	$29,994	10.2%
Fractional ownership	37,681	22,687	14,994	66.1%
Maintenance, repair, and overhaul	10,623	7,167	3,456	48.2%
Aircraft management services	2,101	1,942	159	8.2%
Total revenue	$375,877	$327,274	$48,603	14.9%

Jet club and charter revenue increased by $30.0 million, or 10.2%, to $325.5 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024. Jet club and charter flight hours increased by 8.8% and effective hourly rates increased by 1.3% during the year ended December 31, 2025 compared to the year ended December 31, 2024.

Fractional ownership revenue increased by $15.0 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024 due to fractional membership growth.

Maintenance, repair, and overhaul revenue increased by $3.5 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024 due to an increase in external services for outside customers.

Aircraft management services revenue increased by $0.2 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024 as a result of the Company providing certain aircraft management services for third-party aircraft owners under the Volato Agreement for the full 2025 fiscal year.

We expect our revenue to increase over time as a result of adding aircraft to our fleet and forecasted membership growth.

Costs and expense

Cost of revenue

Cost of revenue increased by $29.4 million, or 10.1%, for the year ended December 31, 2025 compared to the year ended December 31, 2024, primarily due to:

-
An increase of $8.9 million in overhaul program expense;
-
An increase of $8.6 million for affiliate lift expense;
-
An increase of $4.2 million for salaries and wage related expense;
-
An increase of $3.7 million for aircraft repair and maintenance;
-
An increase of $2.6 million for aircraft management expenses; and
-
An increase of $1.5 million for fuel expense.

While expenses increased for the year ended December 31, 2025 compared to the same period of 2024, gross margin improved, primarily driven by the realization of the Company's prior year fleet modernization efforts.

Selling, general and administrative

Selling, general and administrative expenses decreased by $8.8 million, or 9.6%, for the year ended December 31, 2025 compared to the year ended December 31, 2024. The decrease in selling, general and administrative expenses was primarily attributable to:

-
A decrease of $10.1 million in professional fees, advertising and marketing costs;
-
A decrease of $2.0 million in bad debt expense; and
-
An increase of $3.2 million in personnel and training-related expenses.

These positive trends reflect the Company's efforts to optimize its workforce and control costs, even as revenue grew for the period.

(Gain) loss on aircraft sales and aircraft held for sale

Gain (loss) on aircraft held for sale changed by $5.5 million, as a result of the favorable environment for selling aircraft for the year ended December 31, 2025 compared to the year ended December 31, 2024.

Other income (expense)

Interest income

Interest income decreased by $2.9 million for the year ended December 31, 2025 compared to the year ended December 31, 2024, primarily driven by a decrease in interest income from U.S. Treasury bills as well as sales of investment securities during 2025.

Gain (Loss) on lease termination

The loss on lease termination increased by $2.6 million for the year ended December 31, 2025, compared to the year ended December 31, 2024 primarily due to increased impairment on leasehold improvements during 2025 as a result of the sale of additional aircraft.

Loss on extinguishment of debt

The loss on extinguishment of debt increased by $1.4 million for the year ended December 31, 2025 compared to the year ended December 31, 2024 as a result of the exchange of the EGA Sponsor Note in exchange for additional shares of Series B Preferred Stock in the first quarter of 2025.

Other income (expense)

Other income (expense) increased by $5.9 million for the year ended December 31, 2025 compared to the year ended December 31, 2024 primarily driven by the exercise of options related to the fourth amendment to the Volato Aircraft Management Services Agreement, which was executed during the fourth quarter of 2025.

The remaining fluctuations were not individually significant.

Liquidity and Capital Resources

Sources and Uses of Liquidity

Our principal sources of liquidity have historically consisted of (i) financing activities, including proceeds from equity investments, notes payable, and (ii) operating activities, primarily from the increase in deferred revenue associated with prepaid flights. As of December 31, 2025 we had $29,340 in cash and cash equivalents. In addition, as described below, in January 2024 we entered into a senior secured note to borrow up to $25.8 million and as described below, in March 2024, we issued non-convertible redeemable Series A preferred stock that provided the Company with approximately $25.0 million of capital, and in August 2024, we issued convertible Series B preferred stock that provided the Company with approximately $25.5 million of capital. On December 31, 2025, the Series B Preferred Stock automatically converted into the Company’s Class A Common Stock. Our cash equivalents primarily consist of liquid money market funds. See Note 24, "Subsequent Events" for further information on sources of liquidity received after December 31, 2025.

We have consistently maintained a working capital deficit, in which our current liabilities exceed our current assets. We believe that the working capital deficit is common within the private aviation industry and is primarily, but not wholly, due to the nature of our deferred revenue, primarily related to prepaid flights, which are performance obligations generally for future flights. Our primary needs for liquidity are to fund working capital, debt service requirements, lease and purchase obligations, capital expenditures, and for general corporate purposes. Our cash needs vary from period to period, primarily based on the timing of aircraft purchases and the costs of aircraft engine overhauls, repairs, and maintenance.

We believe factors that could affect our liquidity include our rate of revenue growth, changes in demand for our services, competitive pricing pressures, other growth initiatives, our ability to keep increases in operating expenses in line with growth in revenues, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we would need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing shareholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any such debt could include operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we might not be able to raise funds on terms acceptable to us or at all.

The Company believes its cash and cash equivalents on hand, operating cash flows, and proceeds from the fractional program will be sufficient to fund operations, including capital expenditure requirements, for at least 12 months from the filing date of this Form 10-K. However, the Company might need additional capital to fund growth plans or as circumstances change, which it would expect to obtain through equity issuances, refinancing existing debt or new borrowings.

Cash Requirements

Our material cash requirements include the following contractual and other obligations:

Debt

See Note 15 "Debt" to our financial statements included elsewhere in this proxy statement/prospectus for further information on the debt arrangements discussed below.

Short-Term Notes Payable

We have entered into multiple short-term loan agreements with various lenders for the purpose of financing the purchase of aircraft. The loan agreements have varying interest rates, maturity dates, and-lender imposed restrictions.

Credit Facility (Term Loan)

In August 2018, we entered into a term loan agreement with a maximum borrowing capacity of $12.3 million. We have since entered into amended term loan agreements, which raised the maximum borrowing capacity to $15.3 million. As of December 31, 2025 we had $0 outstanding under the Credit Facility (Term Loan), and we are not exploring renewal of the term loan agreement.

Credit Facility (Revolving Line of Credit)

In March 2023, the Company entered into a revolving uncommitted line of credit loan (the “Master Note”). The Master Note provides a line of credit of up to $60.0 million. At the Company’s option, the annual interest rate on term loans drawn from the Master Note is equal to either the Prime-Based Rate, defined as the greater of 1.25% or the prime rate minus 1.88%, or the Daily Simple SOFR-Based Rate, defined as the greater of 1.25% or the Daily Simple SOFR plus 1.25%. On March 9, 2024, we entered into an amendment to extend the maturity date of the Master Note from March 9, 2024 to September 9, 2025.The amendment also resulted in the selected interest option being revised to SOFR plus 1.50%.

We drew an initial $44.5 million principal amount in March 2023, with the selected interest option of SOFR plus 1.25%. In April, September and October 2023, we drew additional $3.3 million, $8.7 million and $3.0 million principal amounts, respectively, under the Master Note.

On March 7, 2025, the Company paid in full the $59,540 balance on the LOC Master Note and closed the LOC.

Senior Secured Notes

In December 2023, we issued $15.7 million in principal amount of senior secured notes in a private offering. These notes were originally due on December 1, 2024, but the maturity date of the notes has been extended to January 1, 2027. The notes were issued with a stated rate of 14% and interest is payable monthly in arrears. At maturity, the full principal amount will be due, along with any accrued unpaid interest. The Company is using the $15.7 million to fund aircraft purchases.

Long-Term Loan Agreement

In connection with the acquisition of a new aircraft in February 2024, the Company entered into a long-term promissory note agreement with a principal amount of $4.2 million. The note bears a fixed interest rate of 7.25% and has a maturity date five years from the note agreement date.

In March 2024, the Company entered into a long-term promissory note agreement with a principal amount of $13.9 million. The note bears a fixed interest rate of 9.45% and has a maturity date ten years from the note agreement date.

In April 2024, the Company entered into an amendment of a short-term promissory note agreement, to extend the maturity date to a long-term promissory note maturing in April 2025 with a principal amount of $7.8 million. The note bears a fixed interest rate of 7.75% and has a maturity date five years from the note amendment.

In May 2024, the Company entered into a long-term promissory note agreement with a principal amount of $12.6 million. The note bears a fixed interest rate of 8.81% and has a maturity date five years from the note agreement date.

January 2024 Senior Secured Note

On January 26, 2024 (the “Effective Date”), FlyExclusive Jet Share, LLC (the “Borrower”), a wholly-owned indirect subsidiary of the Company, entered into a Senior Secured Note (the “Senior Secured Note”) with ETG FE LLC (the “Noteholder”), Kroll Agency Services, Limited, as administrative agent (the “Administrative Agent”), and Kroll Trustee Services, Limited, (the “Collateral Agent”).

The Senior Secured Note covers borrowings of an aggregate principal amount of up to approximately $25.8 million, up to $25.0 million of which is to finance the purchase or refinancing of aircraft relating to the Company’s fractional ownership program (the “Revolving Loan”). The Senior Secured Note matures on January 26, 2026 (the “Maturity Date”), at which time the aggregate outstanding principal amount and all accrued and unpaid interest (including accrued and unpaid fees and expenses) shall be due and payable. Pursuant to an amendment to the senior secured note, certain terms in the senior secured note were amended, including the maturity date which was extended to January 26, 2028.

Following the occurrence of any Prepayment Event (as defined in the Senior Secured Note), at the option of the then majority Noteholders, the Borrower shall prepay the outstanding principal amount, all accrued and unpaid interest, and all other amounts in cash necessary to pay the Senior Secured Note in full.

The Senior Secured Note carries an interest rate of 3.00% per annum for the outstanding principal amount on deposit in the cash escrow account and 13.00% per annum for the outstanding principal amount that is withdrawn and released to the Borrower. All accrued and unpaid interest is due and payable in arrears on the last day of each calendar month (a “Payment Date”), commencing with the last day of the first calendar month following the first borrowing date and continuing until payment in full. On each Payment Date, the Borrower shall make a payment of the outstanding principal amount equal to 1.00% of each advance amount withdrawn from the cash escrow account and released to the Borrower and that has been outstanding for more than thirty days.

March 2024 Non-Convertible Redeemable Preferred Stock

On March 4, 2024 (the “Effective Date” or the “Initial Issue Date”), the Company entered into a Securities Purchase Agreement (the “Agreement”) with EnTrust Emerald (Cayman) LP, a Cayman Islands limited partnership (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser 25,000 shares of Series A Non-Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at a purchase price of $1,000 per share and a warrant (the “Warrant”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The transaction closed on the Effective Date and provided the Company approximately $25 million of capital.

Dividends will be due and payable annually in arrears on March 4 (the “Dividend Payment Date”) by either (A) cash payment or (B) to the extent not declared and paid in cash on the Dividend Payment Date, automatically compounded; provided that, the Company may not declare and pay in cash any dividends prior to the third Dividend Payment Date. On the third Dividend Payment Date, the Company must declare and pay at least 43% of the dividends in cash, and with respect to each subsequent Dividend Payment Date, the Company must pay 100% of the dividends in cash.

After the first-year anniversary of the Initial Issue Date, to the extent not prohibited by law, the Company may elect to redeem all outstanding shares of Series A Preferred Stock, or any portion thereof, for cash at a redemption price per share as detailed in the Series A Certificate of Designation. After the fifth-year anniversary of the Initial Issue Date, each holder of the Series A Preferred Stock may elect to require the Company to redeem all of its outstanding shares of Series A Preferred Stock, or any portion thereof, for cash at a redemption price per share as detailed in the Series A Certificate of Designation. The Series A Certificate of Designation also describes events triggering mandatory redemption of the Series A Preferred Stock, including a Bankruptcy Event or a Change of Control Event, each as defined in the Series A Certificate of Designation.

August 2024 Convertible Preferred Stock

On August 8, 2024 the Company entered into a Securities Purchase Agreement (the “Agreement”) with EnTrust Emerald (Cayman) LP, a Cayman Islands limited partnership (“EnTrust”), and the EGA Sponsor (collectively with EnTrust, the “Purchasers”) (related parties of the Company through its affiliation with the EGA Sponsor), pursuant to which the Company agreed to issue and sell to the Purchasers an aggregate of 25,510 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and Series B Penny Warrants to purchase, in the aggregate, up to 5,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The Company issued 20,408 shares of Series B Preferred Stock and a Series B Penny Warrant to purchase up to 4,000,000 shares of Common Stock to EnTrust on the Initial Closing Date and received gross proceeds of approximately $20.4 million. Pursuant to and subject to the terms and conditions of the Agreement, on August 14, 2024 (the "Subsequent Closing Date"), the Company (i) issued the remaining 5,102 shares of Series B Preferred Stock and a Warrant to purchase up to 1,000,000 shares of Common Stock to EG Sponsor and received additional gross proceeds of approximately $5.1 million.

March 2025 Series B Preferred Stock and December 2025 Automatic Conversion

On March 21, 2025, the Company and EGA Sponsor entered into a Securities Purchase Agreement whereby they cancelled the EGA Sponsor Note in exchange for 4,227 shares of the Company's Series B Preferred Stock and warrants to purchase up to 1,268,100 shares of the Company's Class A common stock. The number of shares of Series B Preferred Stock was determined by dividing the principal and accrued interest outstanding under the December 2023 Promissory Note by $1,000. There was approximately $4,227 in principal and accrued interest outstanding under the EGA Sponsor Note, which resulted in the issuance of 4,227 shares of Series B Preferred Stock. The warrants have an exercise price of $0.01 per share and are exercisable until the fifth anniversary of their issuance.

All outstanding shares of Series B Preferred Stock automatically converted into 10,394,088 shares of the Company’s Class A Common Stock on December 31, 2025 (the “Automatic Conversion Date”) at a conversion price of $5.00 (“Conversion Price”). As the VWAP on the Trading Day (each as defined in the Series B Certificate of Designation) immediately preceding the Automatic Conversion Date was less than the Conversion Price, the Conversion Rate (as defined in the Series B Certificate of Designation) with respect to each share of Series B Preferred Stock was increased by the requisite number of shares of Class A Common Stock such that the value of the shares of Class A Common Stock issuable in respect of the initial stated value of each share of Series B Preferred Stock equals $1,000.00.

Leases

We have entered into various lease arrangements for vehicles, hangars, office space, and aircraft. In addition to leases of aircraft, we are obligated to pay into aircraft reserve programs.

The duration of our leases varies from two to thirty years. Our vehicle leases are typically month-to-month and are classified as short-term leases.

See Note 16 "Leases" to our financial statements included elsewhere in this proxy statement/prospectus for further detail of our lease arrangements.

Short-Term Expenditures

We currently anticipate that cash required for expenditures for the 12 months after the date of this Report is approximately $134.0 million, which includes accounts payable of $30.7 million, other current liabilities of $36.5 million, short-term notes payable of $8.5 million, long-term notes payable - related party, current portion of $9.0 million, long-term notes payable, current portion of $29.9 million and non-cancellable lease payments of $19.4 million. We plan to refinance contractual principal payments that comprise the short-term debt liability as they become due. As stated above, we have maintained a positive relationship with our debtholders and have not historically had any difficulty refinancing our debt obligations. Based on our historical experience and the fact that we have not suffered any decline in creditworthiness, we expect that our cash on hand and cash earnings will enable us to secure the necessary refinancing. The accounts payable, accrued expenses, and lease liabilities will be settled using a combination of cash generated by operations, sale of investments, and incremental borrowing activity, if necessary.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in "Risk Factors — Risks Related to Our Business and Industry."

Cash Flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Year Ended December 31,
	2025	2024
Net cash (used in) provided by:
Operating activities	$6,688	$(10,929)
Investing activities	108,915	(7,869)
Financing activities	(117,957)	38,866
Net increase (decrease) in cash and cash equivalents	$(2,354)	$20,068

Net cash flows from operating activities

Net cash provided by operating activities for the year ended December 31, 2025 was $6.7 million, resulting from our net loss of $67.1 million, adjusted for $23.6 million of depreciation and amortization, $3.3 million in non-cash interest expense, $21.4 million in non-cash rent expense, $2.5 million loss on lease termination, a $1.4 million change in fair value of warrant liabilities, a $1.4 million loss on extinguishment of debt, and $4.5 million of stock based compensation, offset by a $16.9 million increase from net changes in operating assets and liabilities, $0.6 million in non-cash interest income and a $2.7 million gain on aircraft held for sale. The $16.9 million increase provided from operating assets and liabilities is primarily due to a $16.8 million increase in other non-current liabilities, $12.7 million increase in accounts payable, $9.4 million increase in deferred revenue, and a $6.0 million increase in other current liabilities. The increases are partially offset by a $21.1 million decrease in operating lease liabilities, $4.1 million increase in notes receivable - related parties, $2.3 million increase in other assets, $2.2 million increase in prepaid expenses and other current assets, and a $1.2 million increase in accounts receivable.

Net cash used in operating activities for the year ended December 31, 2024 was $10.9 million, resulting from our net loss of $101.5 million, $25.0 million of depreciation and amortization, $1.1 million in amortization of contract costs, $0.7 million in amortization of finance lease right-of-use assets, $1.5 million in non-cash interest expense, $21.2 million in non-cash lease expense, $2.8 million loss on aircraft held for sale, a $2.2 million provision for credit losses, a $3.6 million change in fair value of public warrant liability, $0.8 million in stock-based compensation, partially offset by a $36.6 million increase from net changes in operating assets and liabilities, $2.7 million in non-cash interest income, a $0.1 million gain on lease termination, a $0.2 million change in fair value of a private placement warrant liability, and a $2.0 million change in the fair value of a penny warrant liability. The $36.6 million increase provided from operating assets and liabilities is primarily due to a $45.8 million increase from deferred revenue, a $13.6 million increase from other non-current liabilities, and a $4.7 million increase in accounts payable, partially offset by $1.9 million increase from accounts receivable and related party receivables, $2.7 million increase from other receivables, $0.5 million increase in parts and supplies inventory, a $21.2 million decrease in operating lease liabilities, and a $0.8 million decrease from current liabilities.

Net cash flows from investing activities

Net cash provided by investing activities for the year ended December 31, 2025 was $108.9 million, primarily due to proceeds from the sale of property and equipment of $102.8 million and proceeds from the sale of investments of $80.0 million. Partially offsetting the increase in net cash from investing activities were purchases of property and equipment of $30.9 million, finance lease direct costs of $1.5 million, purchases of engine overhauls of $25.9 million, and purchases of investments of $15.5 million.

Net cash used in investing activities for the year ended December 31, 2024 was $7.9 million, primarily due to proceeds from the sale of property and equipment and aircraft held for sale of $50.8 million, proceeds from the sale of investments of $70.1 million, and the paydown of notes receivable of $15.2 million. Partially offsetting the increase in net cash used in investing activities were purchases of property and equipment of $56.7 million, purchases of engine overhauls of $24.5 million, purchases of investments of $61.9 million and capitalized development costs of $0.5 million.

Net cash flows from financing activities

Net cash used in financing activities for the year ended December 31, 2025 was $118.0 million primarily due to repayment of debt of $138.6 million, payment of debt issuance costs of $2.0 million, payment of preferred stock dividends of $1.0 million, repayment of finance lease of $21.2 million, and net cash distributions to noncontrolling interests of $22.3 million. Partially offsetting the decrease in net cash used in financing activities was proceeds from the issuance of debt of $27.3 million, proceeds from failed sale-leaseback of aircraft of $34.0 million, and proceeds from the issuance of common stock of $5.8 million.

Net cash provided by financing activities for the year ended December 31, 2024 was $38.9 million, resulting primarily from proceeds from the issuance of $71.4 million of debt to fund purchases of property and equipment and proceeds of $48.4 million from the issuance of preferred equity. Partially offsetting the increase in net cash provided by financing activities was repayment of debt of $57.7 million, principal payments of finance leases of $9.0 million, payment of debt issuance costs of $0.8 million, and net cash distributions to noncontrolling interests of $13.3 million.

Contractual Obligations, Commitments and Contingencies

Our principal commitments consist of contractual cash obligations under our borrowings with banks, and operating leases for certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars. Our obligations under our borrowing arrangements are described in Note 15, “Debt,” and for further information on our leases, see Note 16, “Leases,” and Note 22, "Commitments and Contingencies" of the accompanying consolidated financial statements included elsewhere herein.

From time to time, we are involved in various litigation matters arising in the ordinary course of business. We believe that we have meritorious arguments in our current litigation matters and that any outcome, either individually or in the aggregate, will not be material to our financial position or results of operations.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with U.S. GAAP. Certain amounts included in or affecting the consolidated financial statements presented herein and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future. We have reviewed our critical accounting estimates with the audit committee of our Board of Directors.

Revenue Recognition

Revenue is recognized when the promised services are performed and in an amount that reflects the consideration we expect to be entitled to in exchange for those services using the following steps:

1.
identification of the contract, or contracts, with a customer.
2.
identification of performance obligations in the contract.
3.
determination of the transaction price.
4.
allocation of the transaction price to the performance obligations in the contract; and,
5.
recognition of revenue when or as the performance obligations are satisfied.

Determining the transaction price may require significant judgment and is determined based on the consideration we expect to be entitled to in exchange for transferring services to the customer, excluding amounts collected on behalf of third parties, such as sales taxes.

During the years ended December 31, 2025 and 2024, we earned revenue primarily from the programs below:

Jet Club Membership

Jet club members are guaranteed access to our fleet of light, midsize, and super-midsize aircraft in exchange for a monthly fee. New members pay a deposit, up to a maximum of $500 thousand, depending on their level of membership. Membership levels are available to members, which determines the daily rates a member is charged for future flights. Incidental fees are also applied against a member’s account. The initial and any subsequent deposits are non-refundable and must be used for the monthly membership fee or for future flight services. These customer deposits are included in deferred revenue on the consolidated balance sheets until used by the customer. The membership services performance obligation is satisfied over time on a monthly basis. Revenue for flights and related services is recognized when such services are provided to the customer at a point in time.

Fractional Ownership

The fractional revenue stream involves a customer purchasing a fractional ownership interest in an aircraft for a contractual term of up to five years. Customers have the right to flight and membership services from a fleet of aircraft, including the aircraft they have fractionally purchased. Customers are charged for flight services as incurred based on agreed upon daily and hourly rates in addition to the upfront fractional ownership purchase price. At the end of the contractual term, we have the unilateral right to repurchase the fractional interest. In certain contracts the customer can require us to repurchase their ownership interest after a fixed period of time but prior to the contractual termination date of the contract. The repurchase price, whether at the contractual termination date or at the specified earlier date, is calculated as follows: 1) the fair market value of the aircraft at the time of repurchase, 2) multiplied by the fractional ownership percentage, 3) less a remarketing fee. At the time of repurchase, all fractional ownership interests revert to us, and all rights to flight and membership services are relinquished. We assessed whether these repurchase agreements results in a lease contract under the scope of ASC 842 but determined that they are revenue contracts under the scope of ASC 606 since the repurchase price is lower than the original selling price, and the customer does not have a significant economic incentive to exercise the put option. Further, the fractional ownership sales are accounted for as containing a right of return and the resulting liability is included within other non-current liabilities on the consolidated balance sheet. The consideration from the fractional ownership interest, as adjusted for any related customer right of return, is included in deferred revenue on the consolidated balance sheets and recognized over the term of the contract on a straight-line basis as the membership services are provided. Variable consideration generated from flight services is recognized in the period of performance.

Maintenance, Repair, and Overhaul

We separately provide maintenance and repair services for aircraft owners and operators at certain facilities. MRO ground services are comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs, and inspections. MRO revenue is recognized over time based on the cost of parts and supplies inventory consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the consolidated balance sheets.

Aircraft Management Services

We charge fixed monthly management fees charged to third-party aircraft owners for whom we manage aircraft.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2— Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The Company’s cash equivalents and investments in securities are carried at fair value in Level 1 or Level 2, determined according to the fair value hierarchy described above. The carrying values of the Company’s accounts receivable, other receivables, parts and supplies inventory, accounts payable and accrued expenses, and other current liabilities approximate their fair values due to the short-term nature of these instruments.

The Company’s convertible note, as discussed in Note 15 "Debt" contains an embedded derivative feature that was required to be bifurcated and remeasured to fair value at each reporting period based on significant inputs not observable in the market, and is classified as a Level 3 measurement according to the fair value hierarchy described above. The carrying amounts of the Company’s convertible notes approximate their fair values as the interest rates of the convertible notes are based on prevailing market rates.

See Note 5 "Fair Value Measurements" for further discussion on the Company’s assets and liabilities carried at fair value.

Convertible Note and Embedded Derivative Feature

We elected to account for our convertible note at its carrying value, which we believe approximates fair value as the interest rate of the convertible note is based on prevailing market rates. Our convertible note contains a conversion feature that was identified as an embedded derivative feature that was required to be bifurcated and remeasured to fair value at each reporting period, with changes in the fair value of the embedded derivative liability recognized as a component of other income (expense).

The fair value of the embedded conversion derivative feature was estimated using the Monte Carlo Simulation (“MCS”), where the value of the embedded derivative was estimated using Level 3 inputs. The MCS analysis contains inherent assumptions related to expected stock price, volatility, estimated de-SPAC date, risk-free interest rate, estimated market yield, and the probability of a successful transaction. Due to the use of significant unobservable inputs, the overall fair value measurement of the embedded derivative is classified as Level 3. If any of the assumptions used in the MCS changes significantly, the embedded derivative may differ materially from that recorded in the current period.

Public Warrants, Private Warrants, and Penny Warrants

As of December 31, 2025, the Company has the following warrants issued, (i) the Public Warrants initially included in the EGA units issued in EGA's initial public offering, (ii) the warrants of EGA held by EG Sponsor LLC (the “EGA Sponsor”) that were issued to the EGA Sponsor at the closing of EGA's initial public offering (the "Private Placement Warrants,"), (iii) warrants issued on March 4, 2024 in connection with the Series A Preferred Stock offering as described within Note 23 "Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests" (the "Series A Penny Warrants"), and (iv) warrants issued on August 8, 2024 and August 14, 2024 in connection with the Series B Preferred Stock offering as described within Note 23 "Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests" (the "Series B Penny Warrants," together with the Series A Penny Warrants, the "Penny Warrants," and together with the Public Warrants, the Private Placement Warrants and the Series A Penny Warrants, the "Warrants").

The Company determines the accounting classification of the Warrants as either liability or equity by first assessing whether the Warrants meet liability classification in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Under ASC 480, a financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares must be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. The Company determined that the Warrants should not be classified as liabilities under ASC 480.

If financial instruments, such as the Warrants, are not required to be classified as liabilities under ASC 480, the Company assesses whether such instruments are indexed to the Company's own stock under ASC 815-40. In order for an instrument to be considered indexed to an entity's own stock, its settlement amount must always equal the difference between the following: (a) the fair value of a fixed number of the Company's equity shares, and (b) a fixed monetary amount or a fixed amount of a debt instrument issued by the Company. As there are scenarios where the settlement amount would not equal the difference between the fair value of a fixed number of shares and a fixed monetary amount (or a fixed amount of a debt instrument), the Company determined that the Series A Penny Warrants, the Public Warrants, and the Private Placement Warrants were not indexed to the Company's own stock and therefore they must be classified as liabilities. The Company also determined that the Series A Penny Warrants, the Public Warrants, and the Private Placement Warrants met all criteria to meet the definition of a derivative under ASC 815-10-15-83. For the Series B Penny Warrants, the Company determined that they were indexed to the Company's own stock and would be settled in shares of the Company's Class A Common Stock at an explicit share limit. As such, the Company concluded that the Series B Penny Warrants must be classified as permanent equity, and that the Series B Penny Warrants are not subject to remeasurement at each reporting date.

The Company recorded the Series A Penny Warrants, the Public Warrants, and the Private Placement Warrants as liabilities on the consolidated balance sheets at fair value, with subsequent changes in the fair value recognized in the consolidated statements of operations and comprehensive loss at each reporting date.

Temporary Equity

The Company accounts for its common and preferred stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common and preferred stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common and preferred stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Series A Preferred Stock and Series B Preferred Stock (as defined within Note 23 "Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests") feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, 25,000 shares of Series A Preferred Stock and 0 shares of Series B Preferred Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets at December 31, 2025.

Impairment of Long-Lived Assets

Long-lived assets include aircraft, property and equipment, finite-lived intangible assets, and operating lease right-of-use assets. We review the carrying value of long-lived assets for impairment when events or circumstances indicate that the carrying value might not be recoverable based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The circumstances that would indicate potential impairment may include, but are not limited to, a significant change in the manner in which an asset is being used or losses associated with the use of an asset. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified and measured. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.

Leases

ASU 2016-02, Leases (Topic 842), as amended, was adopted on January 1, 2019 utilizing a modified retrospective approach. We adopted the package of practical expedients available at transition that retained the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. Contracts entered into prior to adoption were not reassessed for leases or embedded leases. Upon adoption, we did not use hindsight in determining lease term and impairment. For lease and non-lease components, we have elected to account for both as a single lease component. We have elected the practical expedient not to recognize leases with an initial term of 12 months or less on our consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease. Variable lease payments are recognized as lease expense as they are incurred.

We determine if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease right-of-use assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most of our leases do not provide an explicit borrowing rate, management uses our incremental borrowing rate based on information available at the commencement date, or at the date of transition for leases transitioned to Topic 842 in determining the present value of the lease payments.

The operating lease right-of-use assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Leases sometimes include options to extend or terminate the lease. Renewal option periods are included within the lease term, and the associated payments are recognized in the measurement of the operating right-of-use asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Aircraft Sales and Aircraft Held for sale

The Company occasionally sells aircraft held for use from its fleet. The (gain) or loss from each transaction is recognized upon completion of the sale as a Loss (gain) on aircraft held for sale on the consolidated statements of operations and comprehensive loss.

Loss (gain) on aircraft held for sale consists of the (gain) or loss on aircraft previously held for use as property and equipment and subsequently elected to actively market for sale. When a decision is made to actively market for sale, depreciation is discontinued, and aircraft held for sale is recorded at the lower of carrying value and fair value less costs to sell. We presented aircraft assets held for sale at the lower of their current carrying value or their fair market value less costs to sell. The fair values are based upon observable and unobservable inputs, including market trends and conditions. The assumptions used to determine the fair value of the assets held for sale are subject to inherent uncertainty and could produce a wide range of outcomes which the Company will continue to monitor in future periods as new information becomes available. Prior to the ultimate sale of the assets, subsequent changes in the estimate of the fair value of the assets held for sale will be recorded as a (gain) or loss with a corresponding adjustment to the assets’ carrying value. Impairment is included within Loss (gain) on aircraft held for sale within the loss from operations on the Company’s consolidated statements of operations and comprehensive loss .

Recently Issued/Adopted Accounting Standards

Refer to the section titled “Recently Adopted Accounting Pronouncements” in Note 2 "Summary of Significant Accounting Policies" of the notes to consolidated financial statements included.

JOBS Act Accounting Election

In April 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited financial statements might not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We have chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of SOX, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We may remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the completion of our IPO. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue equals or exceeds $1.235 billion, or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” prior to the end of such five-year period.

MANAGEMENT OF FLYEXCLUSIVE

Unless the context otherwise requires, references in this section “Management of flyExclusive” to ‘we,” “us,”, “our” and “the Company” refer to flyExclusive.

Executive Officers and Directors

Our business and affairs are managed by or under the direction of our Board. Our Board and executive management consist of the following individuals as of March 31, 2026:

Name	Age	Position
Executive Officers
Thomas James Segrave Jr.(3)	55	Chief Executive Officer and Chairman of the Board
Matthew Lesmeister	37	Chief Operating Officer
Bradley G. Garner	43	Chief Financial Officer
Michael Guina	67	Chief Commercial Officer
Zachary M. Nichols	36	Chief Accounting Officer
Non-Employee Directors
Gary Fegel	51	Director
Michael S. Fox(1)	62	Director
Frank B. Holding Jr.(1)(2)(3)	64	Director
Gregg S. Hymowitz	59	Director
Peter B. Hopper(1)(2)(3)	61	Director
Thomas J. Segrave, Sr.(2)(3)	75	Director

(1)
Member of the Audit Committee.
(2)
Member of the Compensation Committee.
(3)
Member of the Nominating and Governance Committee.

Executive Officers

Thomas James Segrave Jr. Thomas James Segrave Jr. serves as our Chief Executive Officer and as Chairman of our Board since the Business Combination. Mr. Segrave Jr. is LGM’s founder and served as its Chief Executive Officer since its inception in 2011. Mr. Segrave has a proven record of entrepreneurial business success over the years. Prior to founding LGM, Mr. Segrave Jr. served as the founder and Chief Executive Officer of Segrave Aviation, Inc., an aircraft charter company based in Kinston, North Carolina, from 1993 until its sale to Delta Air Lines in 2010. Mr. Segrave Jr. is also the founder of LGMV, which operates three fixed base operations at eastern North Carolina airports, the largest daycare center in Kinston, North Carolina, and a restaurant and bar in Atlantic Beach, North Carolina. Mr. Segrave Jr. serves as a member of the Board of Trustees of East Carolina University, the Executive Board of L Harvey & Son, one of North Carolina’s oldest privately held businesses, and the Industrial Advisory Board of Embry-Riddle Aeronautical University, and the National Business Aviation Association (NBAA) Leadership Council. Mr. Segrave Jr. is an accomplished professional pilot with over 10,000 hours of flight time, an Airline Transport Pilot License, type ratings in seven different jets and a commercial helicopter rating.

Matthew Lesmeister. Matthew Lesmeister served as our Chief Financial Officer from June 2024 through September 26, 2024, at which time he became our Chief Operating Officer. Mr. Lesmeister joined the company in May 2024, as Executive Vice President & Chief of Staff. Previously Mr. Lesmeister held the position of Vice President, Transformation and Strategy at Fox Factory Holding Corp., a publicly traded global leader in the design and manufacturing of premium products for sport and off-road vehicles. There, Mr. Lesmeister developed investment strategies that led to a global transformation, integrated several acquisitions across global business units and drove continuous operational improvement. Prior to joining Fox Factory in 2016, Mr. Lesmeister served in various roles of increasing responsibility at United Technologies Corporation, an aerospace and defense technology conglomerate. Mr. Lesmeister has an MBA from The University of Massachusetts Amherst and a bachelor’s degree from Quinnipiac University. He is a licensed pilot and an aviation enthusiast.

Bradley G. Garner. Bradley (“Brad”) Garner was appointed as our Chief Financial Officer on September 26, 2024. Prior to joining the Company, Mr. Garner served as Chief Financial and Chief Compliance Officer for Hale Partnership Capital Management, LLC (“Hale”) since 2015, which manages investment funds for individuals, large family offices, and endowments. While at Hale, Mr. Garner also served as the Chief Financial Officer and Principal Accounting Officer for HG Holdings, Inc. (formerly Stanley Furniture Company, Inc.), a publicly traded company, from 2018 through 2022. Prior to Hale, Mr. Garner spent nearly 10 years in public accounting at Dixon Hughes Goodman LLP in the audit practice of both public and private companies as well as in the tax practice with a focus on domestic closely held entities.

Michael Guina. Michael (“Mike”) Guina served as President from May 2024 until September 26, 2024, at which time he became our Chief Commercial Officer. He served as our Chief Operating Officer, a position he held from after the Business Combination until May 2024. He held that same position at LGM since April 2015. Prior to joining LGM, Mr. Guina spent 11 years as Executive Vice President of Delta Private Jets where his responsibilities included oversight of all aspects of operations, sales, product development and revenue management. Prior to his time with Delta Private Jets, Mr. Guina spent ten years with Air Partner PLC where he ultimately served as President of US Operations. Mr. Guina is type rated on the Citation Excel and CJ aircraft and frequently serves as a pilot on LGM charter flights.

Zachary Nichols. Zachary Nichols became our Chief Accounting Officer in June 2024. He joined the Company in June 2020, and has held several finance and accounting roles, most recently as Senior Vice President Finance. Prior to joining the Company, Mr. Nichols was a Finance Compliance Officer from September 2019 to May 2020 at Singapore Technologies Engineering, a publicly traded global technology and engineering group in the aerospace industry. Before that he was a staff accountant at Sullivan Shearin & Company in Greenville, North Carolina.

Non-Employee Directors

Gary Fegel. Gary Fegel became a member of our Board on December 27, 2023. Mr. Fegel is a seasoned global investor and operator who has deep investment experience across the technology, logistics, healthcare, real estate, and commodities sectors. Mr. Fegel was a Senior Partner at Glencore Plc, one of the world’s largest commodity trading and mining companies. He was responsible for the firm’s global aluminum business, where he led a team of over 120 people worldwide. In such capacity, Mr. Fegel established an extensive global network, ranging from governmental entities and conglomerates to private enterprises. Mr. Fegel helped take Glencore public at a $50 billion valuation and exited the company upon its merger with Xstrata Plc, which valued the combined entity at over $80 billion. Following Glencore, Mr. Fegel founded GMF Capital in 2013 as a global investment platform focusing on private equity, real estate and alternative investments. In 2015 Mr. Fegel co- founded GMF Real Estate, an asset management business primarily focused on investing in real estate and healthcare. Since inception, GMF Capital and GMF Real Estate have executed over 100 real estate, private equity and credit transactions. Prior to Glencore, Mr. Fegel worked as a trader for UBS and Credit Suisse First Boston in their derivatives departments, based in Zurich, London, and New York. Mr. Fegel is currently employed by GMF Holding AG, as President and Chairman of the Board Directors. GMF Holding AG is an investment holding company headquartered in Switzerland and is the ultimate parent of GMF Capital LLC. Mr. Fegel has held this position for over six years. For the avoidance of doubt, it is not affiliated with our Company. Mr. Fegel serves on the board of several private companies, including Videri Inc., MyskySA, and Swiss Properties AG. Mr. Fegel holds an M.B.A. from the University of St. Gallen.

Michael S. Fox. Michael S. Fox became a member of our Board on December 27, 2023. Mr. Fox has thirty years of extensive experience as an attorney representing public, private and government clients on a variety of legal issues. Since 2002, Mr. Fox has been an attorney and director at the law firm of Tuggle Duggins, based in Greensboro, North Carolina. Mr. Fox also brings over twenty years of extensive experience and service in the transportation industry, including serving as the Chairman of the North Carolina Board of Transportation, upon appointment by North Carolina Governor Roy Cooper, since 2017. Since 2020, Mr. Fox has served on the North Carolina Railroad Board of Directors. Mr. Fox has also served on the Piedmont Authority for Regional Transit Board of Directors since 2017 and on the GoTriangle Board of Directors since 2018. Mr. Fox has also previously served on the NC-Virginia High Speed Rail Compact, City of Greensboro Planning and USS North Carolina Battleship boards of directors. In addition to transportation-related experience, Mr. Fox has a history of extensive civic engagement including service on the boards of directors of the Salvation Army and Boys and Girls Club. Mr. Fox has been listed in the “Best Lawyers in America” publication since 2007 in the area of Land Use and Zoning, Litigation Law. Mr. Fox earned his B.A. degree from Appalachian State University and his J.D. degree from the University of North Carolina School of Law.

Frank B. Holding Jr. Frank B. Holding, Jr. became a member of our Board on December 27, 2023. Mr. Holding has extensive financial and management experience, as well as a deep commitment to service within the community. Since 2009, Mr. Holding has served as the Chief Executive Officer and Chairman of the Board of Directors of First Citizens Bank and its parent company First Citizens BancShares, Inc., one of the largest family- controlled banks in the United States. Mr. Holding earned his undergraduate Bachelor of Science degree from the University of North Carolina at Chapel Hill and he also holds an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Holding currently serves on the BlueCross BlueShield of North Carolina Board of Trustees and is a former Chairman of the board. Mr. Holding is also a member of the Mount Olive Pickle Company, Inc. board of directors and a past chairman of the North Carolina Chamber.

Peter B. Hopper. Peter B. Hopper became a member of our Board on December 27, 2023. Mr. Hopper is a seasoned veteran of the investment banking and private equity sector with more than 20 years of professional experience advising high growth companies on strategies for equity value creation and balance sheet optimizations. Mr. Hopper has extensive experience analyzing and underwriting investments in high growth areas. Additionally, Mr. Hopper possesses deep knowledge of capital markets as well as advising management on dealing with the challenges of high growth businesses. Mr. Hopper received a Bachelor of Science in Finance from Lehigh University in 1986. From 1990 to 1999, Mr. Hopper served as the Vice President of New Business Development for Helicon Cable Communication, leading business development efforts for a privately held top twenty Cable TV MSO (multiple-system operator). From October of 1999 to December of 2000, Mr., Hopper served as the Chief Executive Officer of DURO Communication, Inc., one of the largest privately held ISP/ CLECs in the United States. In his capacity as CEO of DURO, Mr. Hopper was chiefly responsible for acquisitions, capital raising operations and senior leadership hiring, overseeing the completion of nearly 50 acquisitions. Following DURO, Mr. Hopper founded and served as Chief Executive Officer of DH Capital, LLC from March 2020 until December 2020. At DH Capital, Mr. Hopper primarily led business origination efforts, headed deal execution on DH Capital’s largest transactions and oversaw the hiring and management of the firm’s investment banking team. From April 2020 until August 2021, Mr. Hopper served as a partner of Abry Partners, a Boston-based private equity firm where he focused on investments in the data center industry, overseeing new deal origination, financial analysis on potential investments and portfolio management on existing investments. Since February of 2022, Mr. Hopper has served as Managing Director, DigitalBridge Investment Management, at DigitalBridge Group, Inc. Mr. Hopper is primarily responsible for overseeing deal origination and analysis for investments being considered for both the Digital Bridge Strategic Assets Fund and Digital Bridge’s flagship growth equity funds, DBPI and DBPII.

Gregg S. Hymowitz. Gregg S. Hymowitz became a member of our Board on December 27, 2023. Mr. Hymowitz is Chairman and Chief Executive Officer of EnTrust Global and Chair of EnTrust Global’s Investment Committee, and is a member of the Management Committee and the “Blue Ocean” Executive Committee. He is also the Chairman of the Board of Directors of Purus Marine Holdings LP, the environmentally-focused shipping company launched by EnTrust’s Blue Ocean 4Impact strategy. Mr. Hymowitz is a Founder and has been the Managing Partner of EnTrust Global since its founding (as EnTrust Capital) in April 1997. Prior to EnTrust Global, Mr. Hymowitz was Vice President at Goldman, Sachs & Co., which he joined in 1992. For the preceding two years, Mr. Hymowitz was an attorney in the Mergers & Acquisitions practice at Skadden, Arps, Slate, Meagher & Flom. Mr. Hymowitz is a former board member of the Board of Trustees of Montefiore Medical Center and served two terms as a Trustee of the Riverdale Country Day School. Mr. Hymowitz received his J.D. degree from Harvard Law School and his B.A. degree from the State University of New York at Binghamton. Mr. Hymowitz was the 1985 Harry S. Truman Scholar from New York, the 1987 British Hansard Society Scholar and the 2004 recipient of the Governor’s Committee on Scholastic Achievement Award

Thomas J. Segrave, Sr. Thomas J. Segrave, Sr. became a member of our Board on December 27, 2023. Mr. Segrave Sr. has extensive experience in the aviation industry and serving on the boards of directors of various companies. From 1985 until 1999, Mr. Segrave Sr. served as the Chairman and Chief Executive Officer of American Coatings Technologies, Inc. Mr. Segrave Sr. was also involved with the capital formation of Segrave Aviation, Inc. in 1991 and served as the Chief Financial Officer of Segrave Aviation from 2000 to 2010. From 1995 to 2000, Mr. Segrave Sr. served as the Chairman of the Board of Directors of Carver Machine Works, Inc., a renowned metal fabricator specializing in welding, precision machining and mechanical assembly. Since 2010, Mr. Segrave Sr. has served as a consultant for Advance Concrete, LLC.

Thomas J. Segrave, Sr. is the father of Thomas James Segrave Jr.

Director Independence

By virtue of the combined voting power of EGA, Segrave Jr. and their respective affiliates of more than 50% of the total voting power of the shares of outstanding capital stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE American. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of our Board consist of independent directors, (ii) we have a compensation committee composed entirely of independent directors and (iii) we have a nominating/corporate governance committee composed entirely of independent directors.

We are relying on all three of these exemptions. As a result, our Board does not consist of a majority of independent directors, we do not have a compensation committee consisting entirely of independent directors, and we do not have a nominating/corporate governance committee that is composed entirely of independent directors. Going forward, we may also rely on the other exemptions so long as we qualify as a “controlled company.” Due to our reliance on these exemptions, holders of our Class A common stock do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American.

EXECUTIVE AND DIRECTOR COMPENSATION OF FLYEXCLUSIVE

Unless the context otherwise requires, references in this section “Executive and Director Compensation of flyExclusive” to ‘we,” “us,”, “our” and “the Company” refer to flyExclusive.

This section discusses the material components of the executive compensation program for our board of directors, principal executive officers and our three other most highly compensated persons serving as executive officers as of December 31, 2025. These executives, who continue to serve in these positions, are referred to as the “named executive officers.”

We paid no compensation to members of our Board of Directors in 2024. The table below shows compensation of flyExclusive’s Board members for the year ended December 31, 2025. Certain members of the Board of Directors received incremental compensation for their service as heads of certain committees of the Board.

Name and principal position	Cash ($)	Flight credits ($)	Class A Common Stock Restricted Stock Units Compensation	Total ($)
Gary Fegel	$—	$—	$175,000	$175,000
Michael S. Fox	$35,000	$100,000	$50,000	$185,000
Frank B. Holding Jr.	$30,000	$100,000	$50,000	$180,000
Peter B. Hopper	$30,000	$100,000	$50,000	$180,000
Gregg S. Hymowitz	$25,000	$100,000	$50,000	$175,000
Thomas J. Segrave, Sr	$30,000	$100,000	$50,000	$180,000

In fiscal year 2025, flyExclusive’s “named executive officers” and their positions were as follows:

•
Thomas James (“Jim”) Segrave, Jr., Founder, Chairman of the Board and Chief Executive Officer (the “CEO”);
•
Matthew Lesmeister, Chief Operating Officer;
•
Bradley (“Brad”) G. Garner, Chief Financial Officer; and
•
Michael (“Mike”) Guina, Chief Commercial Officer.

Summary Compensation Table

The table below shows compensation of flyExclusive’s named executive officers for the years ended December 31, 2025 and 2024

Name and principal position	Year	Salary ($)	Bonus ($)	All other compensation		Total ($)
Jim Segrave, Founder, Chairman of the Board and Chief Executive Officer	2025	$8,500,000	—	$272,377	(1)	$8,772,377
	2024	$8,500,000	—	$244,699	(2)	$8,744,699
Matthew Lesmeister, Chief Operating Officer	2025	$500,000	—	$10,534	(3)	$510,534
	2024	$258,676	—	$16,816	(4)	$275,492
Brad Garner, Chief Financial Officer	2025	$500,000	—	$10,967	(5)	$510,967
	2024	$135,418	—	$9	(6)	$135,427
Mike Guina, Chief Commercial Officer	2025	$500,000	—	$9,072	(7)	$509,072
	2024	$397,919	—	$632	(8)	$398,551
(1)
Reflects $8,500,000 in distributions from LGM to Mr. Segrave in lieu of salary for his service as CEO in 2025, $153,908 incremental cost to LGM with respect to Mr. Segrave’s use of 73.5 hours of flight time on LGM’s aircraft in fiscal year 2025 and $118,469 for health and life insurance related benefits.
(2)
Reflects $172,749 incremental cost to LGM with respect to Mr. Segrave’s use of 86.2 hours of flight time on LGM’s aircraft in fiscal year 2024 and $71,950 for health and life insurance related benefits.
(3)
Reflects $10,534 in payments related to Mr. Lesmeister's health and life insurance related benefits
(4)
Includes payments for Mr. Lesmeister's moving expenses of $16,730 and health and life insurance related benefits.

(5)
Reflects $10,967 in payments related to Mr. Garner's health and life insurance related benefits
(6)
Includes payments related to Mr. Garner’s health and life insurance related benefits.
(7)
Reflects $9,072 in payments related to Mr. Guina's health and life insurance related benefits
(8)
Reflects $6,089 in payments and per diems related to Mr. Guina’s service as a pilot for LGM from time to time and $13,049 in health and life insurance related benefits.

Narrative to Summary Compensation Table

Base Salaries.

The named executive officers receive their respective base salaries to compensate them for services rendered to LGM (other than in 2024 and 2025 with respect to Mr. Segrave Jr., who received distributions from LGM in lieu of a base salary). The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The 2024 and 2025 base salaries for Messrs. Lesmeister, Garner, and Guina were each $500,000 per the terms of their respective employment agreements. Under the terms of Mr. Segrave’s employment agreement, he is entitled to receive distributions from LGM in the amount of $8,500,000, which are recorded as salary expense.

Annual Incentive Cash Bonuses.

Pursuant to the terms of their employment agreements, Messrs. Segrave, Lesmeister, Garner and Guina have the opportunity to earn annual a discretionary non-equity incentive bonus, equal to 100%, in the case of Mr. Segrave, and equal to 50%, in the case of Messrs. Lesmeister, Garner and Guina, of their base salary, based upon the achievement of certain objectives set each year, half of which objectives are for the Company and the other half are objectives set for the officer. The extent to which these goals are met will determine the amount of the non-equity bonus that each named executive officer receives.

Long-Term Equity Incentives.

In September 2024, pursuant to the terms of their employment agreements, we granted to each of Mr. Lesmeister, Mr. Garner, and Mr. Guina an option to purchase 1,600,00 shares of our Class A Common Stock with an exercise price of $2.78 per share. Thereafter, pursuant to the terms of their employment agreements and provided that they remain on our employment, we will grant them each an option to purchase 800,000 shares of Class A Common Stock on each of September 26, 2025 (which were granted) and 2026, the first and second anniversaries of their employment, subject to approval by our Board.

Long-Term Cash Incentives.

Pursuant to the terms of their employment agreements, Mr. Lesmeister, Mr Garner, and Mr. Guina will each be entitled to receive up to $250,000 in each calendar year through a long-term incentive plan (the “LTIP”), subject to the Board’s approval of the LTIP

Other Elements of Compensation

Retirement Plan

The named executive officers are eligible to participate in a 401(k) retirement savings plan maintained by LGM. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2023, contributions made by participants, including the named executive officers, in the 401(k) plan were 50% matched by LGM up to 8% of the employee’s compensation. These matching contributions are generally unvested as of the date on which the contribution is made, and vest 20% over a five-year period, subject to continued service.

Employee Benefits

LGM provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death insurance, and dismemberment insurance; and disability insurance.

Aircraft Use

LGM’s executive officers use its aircraft for flights directly related to their business duties. LGM also allows some executive officers to use its aircraft for personal benefit. Certain executive officers are allocated a specific number of flight hours on an annual basis while other executive officers are granted flight hours from time to time at the discretion of Mr. Segrave Jr. Flight hours granted to executives may be used by the executive and their immediate family members. The aggregate incremental cost to LGM of Mr. Segrave Jr.’s personal use of its aircraft was $172,749 and $153,908 for 2024 and 2025, respectively. LGM determines the incremental cost of the personal use of its aircraft based on the variable operating costs to LGM, which includes (i) landing, ramp and parking fees and expenses, (ii) crew travel expenses, (iii) aircraft fuel expenses per hour of flight and (iv) incidental expenses.

Primarily, LGM’s aircraft are used for business purposes; therefore, fixed costs that do not change based on each usage, such as pilot and crew salaries, lease or purchase costs of aircraft and maintenance costs, are not included in the formula for determining incremental cost. The executive officers incur taxable income for the usage of their granted flight time, calculated in accordance with the tax Standard Industry Fare Level. LGM does not grant bonuses to its executive officers to cover or “gross-up” any income tax owed for use of flight hours for personal benefit. Certain executive officers may also pay for additional flight time in excess of the flight hours allocated to them, based on discounted hourly rates that cover the incremental costs to LGM. Executive officers’ use of personal flight hours is also subject to certain conditions and restrictions, such as minimum notice periods, peak days and minimum daily flight times.

Outstanding Equity Awards at Fiscal Year-End

The following table contains certain information concerning unexercised options for our named executive officers as of December 31, 2025.

	2024 Equity Incentive Plan Issuances			2025 Equity Incentive Plan Issuances
Name and principal position	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Jim Segrave, Founder, Chairman of the Board and Chief Executive Officer	—	—	—
Matthew Lesmeister, Chief Operating Officer	1,600,000	$2.78	9/25/2034	800,000	$5.00	9/25/2035
Brad Garner, Chief Financial Officer	1,600,000	$2.78	9/25/2034	800,000	$5.00	9/25/2035
Mike Guina, Chief Commercial Officer	1,600,000	$2.78	9/25/2034	800,000	$5.00	9/25/2035

Option Repricings

We did not engage in any repricings or other modifications to any of our named executive officers’ outstanding options during the year ended December 31, 2025.

Employment Agreements with Our Named Executive Officers

LGM entered into an executive employment agreement with Mr. Segrave, Jr., effective April 1, 2023, with an initial term of five years. Pursuant to his employment agreement, Mr. Segrave, Jr. receives an annual base salary of $8,500,000, which is subject to annual review by the flyExclusive board of directors (the “Board”) to determine whether an increase (but not decrease) is warranted. Mr. Segrave, Jr. is eligible to receive an annual cash bonus of up to 100% of his base salary, as determined by the Board in its sole discretion, based on the achievement during the applicable year of (i) objectives for LGM as a whole established by the Board at the beginning of the applicable year and (ii) objectives for Mr. Segrave, Jr. agreed by the Board and Mr. Segrave, Jr. at the beginning of the applicable year. Mr. Segrave, Jr. must be employed by LGM through December 31 of the applicable year to earn the annual bonus for such year, which bonus (if any) will be paid no later than the following March 15. Mr. Segrave, Jr. is also eligible to participate in all employee benefit plans that LGM makes available to its senior executives from time to time.

If the employment of Mr. Segrave Jr. is terminated (A) by LGM other than by reason of death, disability or “Cause” (including LGM’s non-renewal of the employment agreement), or (B) by Mr. Segrave Jr. for “Good Reason” (as each such term is defined in the employment agreement), LGM shall provide Mr. Segrave Jr. with the following separation benefits: (i) continued payment of Mr. Segrave Jr.’s base salary for a period of 24 months, (ii) an amount equal to two times his target bonus for the year of termination (to be not less than 100% of his base salary), (iii) subject to Mr. Segrave Jr.’s timely election of continued health insurance coverage under COBRA, fully subsidized premiums for such continuation coverage for Mr. Segrave Jr. and his eligible dependents until the earlier of (x) the end of the salary continuation period and (y) the date Mr. Segrave Jr. becomes eligible for group health insurance coverage under another employer’s plan, and (iv) such other or additional benefits, if any, as may be provided under the applicable employee benefit plans, programs and arrangements of LGM. All separation benefits are subject to Mr. Segrave Jr. timely entering into and not revoking a separation and release of claims agreement in favor of LGM and its affiliates. “Good Reason” is defined in the agreement as any material breach of this Agreement by the Company, any material reduction by the Company of Mr. Segrave Jr.’s duties, responsibilities, or authority, a relocation of the Company’s principal place of business to which Mr. Segrave Jr. reports more than 25 miles from its immediately preceding location, or a material reduction in Mr. Segrave Jr.’s annual base salary unless all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation.

We entered into employment agreements with each of Mr. Lesmeister, Mr. Garner, and Mr. Guina, effective September 26, 2024, on substantially identical terms. Pursuant to the employment agreements, we will provide each officer with (i) a base salary of $500,000, (ii) a discretionary annual bonus of up to 50% of the base salary, based upon the achievement of certain objectives set each year, half of which objectives for the Company and the other half will objectives set for the officer, (iii) eligibility to receive up to $250,000 in each calendar year through any LTIP that the Board approves, and (iv) the following stock options to purchase shares of

Company Class A Common Stock, which vest over three years: 1,600,000 stock options on September 26, 2024, 800,000 stock options on September 26, 2025, and 800,000 stock options on September 26, 2026, in each case subject to Board approval.

Each employment agreement is terminable at any time. The Company may terminate the employee for “Cause” or for “Disability,” each as defined in the employment agreement. The offer may terminate employment for “Good Reason,” as defined in the employment agreement, and which includes a material reduction by the Company of the officer’s duties, responsibilities or authority, a relocation of the Company’s principal place of business to which the officer reports more than 25 miles from its immediately preceding location, and a material reduction in the officer’s annual base salary unless all officers experience an equal or greater percentage reduction in annual salary and/or total compensation.

In the event of the officer’s termination other than for death or Disability or for Cause, (i) the Company will continue to pay to officer his base salary for a period of six months unless the termination occurs at the time of or within the 12 months immediately following a Change in Control (as defined in the Company’s 2023 Equity Incentive Plan) in which case the Company will continue to pay to officer his base salary for a period of 12 months, (ii) if officer timely elects continued health insurance coverage under COBRA, the Company will pay the entire premium necessary to continue such coverage for officer and officer's eligible dependents until the conclusion of the time when officer is receiving continuation of base salary payments or until officer becomes eligible for group health insurance coverage under another employer's plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of officer and instead pay officer a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, and (iii) the Company will provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company.

DESCRIPTION OF CAPITAL STOCK OF AND SECURITIES OFFERED BY FLYEXCLUSIVE

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Certificate of Incorporation and Bylaws are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Certificate of Incorporation and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Unless the context otherwise requires, references in this section “Description of Capital Stock of and Securities Offered by flyExclusive” to ‘we,” “us,”, “our” and “the Company” refer to flyExclusive.

Authorized and Outstanding Capital Stock

Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes the issuance of 325,000,000 shares, of which 200,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 100,000,000 shares are shares of Class B common stock, par value $0.0001 per share, and 25,000,000 shares are shares of preferred stock, par value $0.0001 per share. We have authorized the issuance of 25,000 shares of Series A Preferred Stock and 29,737 shares of Series B Preferred Stock. The number of authorized shares of Class A common stock will automatically increase by the number of shares of Class A common stock issuable upon (x) the exchange of all outstanding LGM Common Units for Class A common stock, as a result of redemptions pursuant to the applicable provisions of Article 11 of the Operating Agreement (including for this purpose any Class A common stock issuable upon the exercise of any options, warrants or similar rights to acquire Class A common stock) and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than redemptions pursuant to clause (x)), conversion rights or similar rights for Class A common stock. The number of authorized shares of Class B common stock will automatically increase by the number of shares of Class B common stock issuable upon the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B common stock.

As of March 31, 2026, there were 45,191,760 shares of Class A common stock, publicly traded warrants to purchase 2,519,869 shares of Class A common stock, private placement warrants to purchase 4,333,333 shares of Class A common stock and 49,930,000 shares of Class B common stock issued and outstanding, and 49,930,000 LGM Common Units issued and outstanding (excluding LGM Common Units held by our Company), and 25,000 shares of Series A Preferred Stock outstanding.

Common Stock

Voting

Pursuant to our Certificate of Incorporation, holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A common stock and Class B common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Notwithstanding such voting rights, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to our Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to our Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock).

Dividends

The holders of Class A common stock are entitled to receive dividends, as and if declared by our Board out of legally available funds. With respect to stock dividends, holders of Class A common stock must receive Class A common stock.

The holders of Class B common stock will not have any right to receive dividends other than stock dividends (as described in (A) below) consisting of shares of Class B common stock, in each case paid proportionally with respect to each outstanding share of Class B common stock.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock Adjustment”) be declared or made on any class of common stock unless a corresponding Stock Adjustment for all other classes of common stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of common stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of common stock). Notwithstanding such prohibition, we may (A) declare a stock dividend on the Class A common stock only in the event that such stock dividend is made in connection with the issuance of LGM Common Units by LGM to us in exchange for additional capital contributions made by us to LGM, and (B) declare a stock split or stock dividend in connection with the repurchase of shares of Class A common stock such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A common stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend, in each of case (A) and (B), without any corresponding Stock Adjustment to the other classes of common stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of Class A common stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B common stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Redemption, Transferability and Exchange

Subject to the terms of our Certificate of Incorporation, the members of LGM (other than our Company) may from time to time cause LGM to redeem any or all of their LGM Common Units in exchange for, at our election (subject to certain exceptions), either cash (based on the market price for a share of the Class A common stock) (the “Existing Equityholder Cash Out”) or shares of Class A common stock in an amount equal to the number of LGM Common Units being redeemed (the “Existing Equityholder Share Settlement”). At our election, such transaction may be effectuated via a direct exchange of Class A common stock or cash by our Company for the redeemed LGM Common Units (an “Existing Equityholder Direct Exchange”).

Our Certificate of Incorporation provides that (a) if a holder of Class B Common Stock exercises either the Existing Equityholder Cash Out, or the Existing Equityholder Share Settlement or Existing Equityholder Direct Exchange, then the number of shares of Class B Common Stock held by such holder equal to the number of LGM Common Units so redeemed, cashed out or exchanged will automatically be cancelled by the Company for no consideration.

We may not issue Class B common stock such that after the issuance of Class B common stock the holder of such stock does not hold an identical number of LGM Common Units, as applicable, and shares of Class B common stock.

A holder of Class B common stock may transfer or assign shares of Class B common stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the Operating Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LGM Common Units to such Permitted Transferee in compliance with the Operating Agreement. Any purported transfer of shares of Class B common stock in violation of the preceding sentence shall be null and void and shall not be recognized by our Company, our Company’s transfer agent or the Secretary of our Company.

In the event that a share of Class A common stock is issued as a result of any redemption or Existing Equityholder Direct Exchange of a LGM Common Units outstanding as of the effective date of the Operating Agreement, a share of Class B common stock held by the holder of such LGM Common Units in its sole discretion will automatically and without further action on the part of our Company or the holder thereof be transferred to our Company for no consideration and thereupon we shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by us.

Other Provisions

None of the Class A common stock or Class B common stock has any pre-emptive or other subscription rights.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock. Our Board will be authorized, subject to limitations prescribed by Delaware law and our Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our Board also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A common stock and Class B common stock, which could have a negative impact on the market price of the Class A common stock.

Series A Preferred Stock

On March 4, 2024 (the “Effective Date” or the “Initial Issue Date”), flyExclusive, Inc. issued 25,000 shares of Series A Non-Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

Each share of Series A Preferred Stock shall accrue dividends on a daily basis in arrears beginning on the Initial Issue Date at the applicable dividend rate then in effect (the “Dividend Rate”). From and after the Initial Issue Date until the first-year anniversary of the Initial Issue Date, the Dividend Rate for the Series A Preferred Stock shall be 10.00% per annum. From and after the first-year anniversary of the Initial Issue Date until the second-year anniversary of the Initial Issue Date, the Dividend Rate for the Series A Preferred Stock shall be 12.00% per annum. From and after the second-year anniversary of the Initial Issue Date until the third-year anniversary of the Initial Issue Date, the Dividend Rate shall be 14.00% per annum. From and after the third-year anniversary of the Initial Issue Date, the Dividend Rate shall be 16.00% per annum.

Dividends will be due and payable annually in arrears on March 4 (the “Dividend Payment Date”) by either (A) cash payment or (B) to the extent not declared and paid in cash on the Dividend Payment Date, automatically compounded; provided that, the Company may not declare and pay in cash any dividends prior to the third Dividend Payment Date. On the third Dividend Payment Date, the Company must declare and pay at least 43% of the dividends in cash, and with respect to each subsequent Dividend Payment Date, the Company must pay 100% of the dividends in cash.

After the first-year anniversary of the Initial Issue Date, to the extent not prohibited by law, the Company may elect to redeem all outstanding shares of Series A Preferred Stock, or any portion thereof, for cash at a redemption price per share as detailed in the Series A Certificate of Designation. After the fifth-year anniversary of the Initial Issue Date, each holder of the Series A Preferred Stock may elect to require the Company to redeem all of its outstanding shares of Series A Preferred Stock, or any portion thereof, for cash at a redemption price per share as detailed in the Series A Certificate of Designation. The Series A Certificate of Designation also describes events triggering mandatory redemption of the Series A Preferred Stock, including a Bankruptcy Event or a Change of Control Event, each as defined in the Series A Certificate of Designation.

Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”), other applicable law, the Company’s Certificate of Incorporation, or the Series A Certificate of Designation, holders are not entitled to any vote on matters submitted to the Company’s stockholders for approval. In any case in which the holders shall be entitled to vote pursuant to the DGCL, other applicable law, the Company’s Certificate of Incorporation, or the Series A Certificate of Designation, each holder will be entitled to one vote with respect to such matter per share of Series A Preferred Stock.

Series B Preferred Stock

In August 2024, the Company issued 25,510 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). In March 2025, the Company issued an additional 4,227 shares of Series B Preferred Stock. . All outstanding shares of Series B Preferred Stock automatically converted into 10,394,088 shares of the Company’s Class A Common Stock on December 31, 2025 (the “Automatic Conversion Date”) at a conversion price of $5.00 (“Conversion Price”). As the VWAP on the Trading Day (each as defined in the Series B Certificate of Designation) immediately preceding the Automatic Conversion Date was less than the Conversion Price, the Conversion Rate (as defined in the Series B Certificate of Designation) with respect to each share of Series B Preferred Stock was increased by the requisite number of shares of Class A Common Stock such that the value of the shares of Class A Common Stock issuable in respect of the initial stated value of each share of Series B Preferred Stock equals $1,000.00 The Company is obligated under its Certificate of Incorporation to retire the converted shares of Class B common stock and cannot reissue such shares.

Warrants

Publicly Traded Warrants

Each whole publicly traded warrant entitles the registered holder to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after December 27, 2023. Pursuant to the warrant agreement, a holder of warrants may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after December 27, 2023, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant is exercisable and we are not obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are obligated to file and maintain an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, and to cause such registration statement to maintain its effectiveness and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement.

Once the warrants become exercisable, we may call the warrants for redemption:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise its redemption right if the issuance of shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of its warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant agent. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to it if we do not need the cash from the exercise of the warrants. If the Company calls its warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of EGA Class A common stock in connection with the Closing, or (iv) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our Certificate of Incorporation with respect to any provision relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, (i) if the holders of the Class A common stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A common stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A common stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Certificate of Incorporation or as a result of the repurchase of shares of Class A common stock by the Company) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible.

In addition, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and EGA. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other change.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check or wire payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the publicly traded warrants, including as to exercise price, exercisability and exercise period. The private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until three years after December 27, 2023 (except, among other limited exceptions, to EGA’s officers and directors and other persons or entities affiliated with the Sponsor) and they are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the publicly traded warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

March 2024 Warrants

On March 4, 2024 (the “Issue Date”), the Company issued EnTrust a Warrant, granting EnTrust the right to purchase shares of common stock in an aggregate amount equal to one and one-half (1½) percent of the outstanding common stock on a fully diluted basis (the “Share Count Cap”), calculated in accordance with the terms of the Warrant, at an exercise price of $0.01 per share. The Warrant is exercisable beginning on March 4, 2026 as to 50% of the Share Count Cap and, beginning on the third anniversary, as to 100% of the Share Count Cap, in each case, in accordance with the terms of the Warrant. The Warrant expires on the fifth anniversary of the Effective Date and may not be exercised for a number of shares of common stock having an aggregate value in excess of $11,250,000, calculated in accordance with the terms of the Warrant.

August 2024 Warrants

On August 8, 2024, the Company issued EnTrust a Warrant, granting EnTrust the rights to purchase 4,000,000 shares of common stock, at an exercise price of $0.01 per share. Subject to the terms of the Agreement, on August 8, 2024, the Company issued EG Sponsor a Warrant, granting EG Sponsor the right to purchase 1,000,000 shares of common stock at an exercise price of $0.01 per share. Each Warrant is exercisable beginning on the applicable Issue Date as indicated on such Warrant and expires on the fifth anniversary of such Issue Date.

March 2025 Warrants

On March 21, 2025, the Company issued EnTrust a Warrant, granting EnTrust the rights to purchase 1,268,100 shares of Common Stock, at an exercise price of $0.01 per share. The Warrant is exercisable until the fifth anniversary of its issuance.

Exclusive Forum

Our Certificate of Incorporation and Bylaws provide that, to the fullest extent permitted by law, and unless the Company provides notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to the Company or its stockholders, creditors or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporate Law (“DGCL”), our Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Our Certificate of Incorporation and Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

The provisions of our Certificate of Incorporation and Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of our Class A common stock.

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board.

These provisions include:

Advance Notice Procedures. Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or the chairperson of the meeting or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which our Class A common stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of LGM Common Units and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our Certificate of Incorporation provides that our Company is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of the Company’s directors and officers to the fullest extent permitted by the DGCL. Our Certificate of Incorporation and Bylaws provide that the Company, to the fullest extent permitted by the DGCL, will provide the Company’s directors and officers with customary indemnification and advancement and prepayment of expenses. We have entered into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Listing of Class A Common Stock and Warrants

Our shares of Class A common stock are listed on NYSE American under the symbol “FLYX.” On April 13, 2026, the closing sale price per share of our Class A Common Stock was $2.36. Our public warrants are listed on NYSE American under the symbol “FLYX.WS.” On April 6, 2026, the closing price of our publicly traded warrants was $0.21.

Transfer Agent

The transfer agent for our Class A common stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A common stock held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A common stock.

We have listed shares of our Class A common stock in registered form and such shares, through the transfer agent, will not be certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our stockholders’ register on behalf of our Board of Directors and to act as transfer agent and registrar for our Class A common stock. Shares of our Class A common stock are traded on NYSE American in book-entry form.

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.

BENEFICIAL OWNERSHIP OF SECURITIES OF FLYEXCLUSIVE

Unless the context otherwise requires, references in this section “Beneficial Ownership of Securities of flyExclusive” to ‘we,” “us,”, “our” and “the Company” refer to flyExclusive.

The following table sets forth information regarding beneficial ownership of our Class A common stock as of March 31, 2026, by:

•
each person known by us to be the beneficial owner of more than 5% of outstanding shares of our common stock;
•
each of our named executive officers and directors that beneficially owns our shares of common stock; and
•
all our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Voting power represents the combined voting power of shares of Class A common stock and shares of Class B common stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Class A common stock and Class B common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Currently, all of the shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis.

The ownership percentages in the table below are calculated based on (i) 45,191,760 outstanding shares of Class A Common Stock, (ii) 49,930,000 outstanding shares of Class B Common Stock, (iii) 49,930,000 outstanding LGM Common Units, (iv) 2,519,869 outstanding publicly traded warrants, (v) 4,333,333 outstanding private placement warrants, (vi) 5,000,000 August 2024 Warrants, and (vii) 1,268,100 March 2025 Warrants in each case as of March 31, 2026. As explained in footnote (2) below, for purposes of determining the percentage of Class A Common Stock beneficially owned by each holder, the table assumes that all LGM Common Units, publicly traded warrants and private placement warrants are exercised or exchanged for one share of Class A Common Stock and that such shares are deemed issued and outstanding and included in the denominator for all holders (to avoid a distorted and potentially misleading presentation of percentage share ownership by holder).

The number of shares owned by each of the 5% owners, executive officers and directors in the table below is based on information available to the Company as of March 31, 2026. There are no known arrangements which may at a subsequent date result in a change in control of the Company.

	Common Stock Beneficially Owned(1) (2)		Class B Common Stock Beneficially owned
Name and Address of Beneficial Owner	Number	%	Number	%	Combined Voting Power
Executive Officers and Directors(3)
Jim Segrave(4)	59,930,000	55.4%	49,930,000	100%	55.4%
Mike Guina	—	—%	—	—	—%
Bradley G. Garner	—	—%	—	—	—%
Matthew Lesmeister	—	—%	—	—	—%
Gary Fegel	—	—%	—	—	—%
Gregg Hymowitz(5)	34,947,233	32.3%	—	—	32.3%
Mike Fox	—	—%	—	—	—%
Peter Hopper	—	—%	—	—	—%
Frank Holding, Jr.	—	—%	—	—	—%
Tom Segrave	—	—%	—	—	—%
All Executive Officers and Directors as a Group (11 individuals)(6)	94,877,233	87.7%	49,930,000	100%	87.7%
Principal Holders of Class A Common
EG Sponsor LLC(6)(10)	15,419,522	14.2%	—	—	14.2%
EnTrust Emerald (Cayman) LP(7)(11)	16,718,807	15.4%	—	—	15.4%
ETG Omni LLC(8)	2,808,904	2.6%	—	—	2.6%
EnTrust Magnolia Partners LP(9)	1,123,562	1.0%	—	—	1.0%

__________________

(1)
Includes 6,853,202 shares of Class A Common Stock issuable upon the exercise of the 2,519,869 outstanding publicly traded warrants and 4,333,333 private placement warrants as if such warrants were exercised on March 31, 2026.
(2)
For purposes of determining the percentage of Class A Common Stock beneficially owned by each holder, the table assumes that all LGM Common Unit, publicly traded warrants and private placement warrants are exercised or exchanged for one share of Class A Common Stock and that such shares are deemed issued and outstanding and included in the denominator for all holders (to avoid a distorted and potentially misleading presentation of percentage share ownership by holder).
(3)
Unless otherwise noted, the business address of each of the directors and executive officers listed (other than Gregg Hymowitz) is c/o flyExclusive, Inc., 2860 Jetport Road, Kinston, NC 28504 and the business address of Gregg Hymowitz and each of the entities listed is c/o EnTrust Global, 375 Park Avenue, 24th Floor, New York, NY 10152.
(4)
Class A Common Stock holdings consist of 49,930,000 LGM Common Units, which are exchangeable on a one-for-one basis of Class A Common Stock as well as 10,000,000 shares of Class A Common Stock. Of these LGM Common Units, (i) 47,530,000 LGM Common Units are held directly by Segrave Jr. and (ii) 600,000 LGM Common Units are held through four custodial accounts established for his four children pursuant to the Uniform Transfer to Minor Act for which the Reporting Person is custodian (collectively, the “Trusts”). In addition, Segrave Jr. beneficially owns an aggregate of 49,930,000 shares of Class B Common Stock, which is comprised of the same ownership amounts for Segrave Jr. and the Trusts as the LGM Common Units. From and after December 27, 2024, Segrave Jr. may redeem or exchange one LGM Common Unit for one share of Class A Common Stock or, under certain circumstances, a cash payment based on the value of Class A Common Stock. At the time of any such redemption or exchange, Segrave Jr. would forfeit an equivalent number of shares of Class B Common Stock to the Company. Each share of our Class A Common Stock carries one vote per share and each share of Class B Common Stock carries one vote per share and no economic rights.
(5)
Represents shares beneficially owned by Sponsor, EnTrust Emerald (Cayman) LP and ETG Omni LLC. See footnotes (6), (7), (8), (10) and (11) below.
(6)
EnTrust Global Partners Offshore LP is the managing member of the Sponsor and as such has voting and investment discretion with respect to the Class A common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership (along with EnTrust Global Group LLC, EnTrust Global LLC, GH EP Holdings LLC and our Sponsor) of the Class A common stock held directly by the Sponsor. Gregg Hymowitz, one of our directors, is the sole and managing member of GH EP Holdings LLC, which is the managing member of EnTrust Global LLC, which is the managing member of EnTrust Global Group LLC, which serves as the general partner of EnTrust Global Offshore LP, and as a result, may be deemed to have shared beneficial ownership of the common stock held directly by the Sponsor. Each of EnTrust Global Management GP LLC, GH Onshore GP LLC and Gregg Hymowitz disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. An affiliate of GMF Capital has an approximately 50% membership interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(7)
Gregg Hymowitz serves as the Founder and Chief Executive Officer of EnTrust Global, an affiliate of which serves as the managing member of EnTrust Emerald (Cayman) LP, and may be deemed to be the beneficial owner of such shares held by EnTrust Emerald (Cayman) LP. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(8)
Gregg Hymowitz serves as the Founder and Chief Executive Officer of EnTrust Global, an affiliate of which serves as the general partner of ETG Omni LLC, and may be deemed to be the beneficial owner of such shares held by ETG Omni LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(9)
Of these shares, FE Manager LLC (which is not an affiliate of our Company) has sole voting and dispositive power.
(10)
Includes 2,268,100 shares of Class A common stock issuable upon the exercise of the August 2024 and March 2025 Warrants.
(11)
Includes 4,000,000 shares of Class A common stock issuable upon the exercise of the August 2024 Warrant.

MARKET PRICE OF FLYEXCLUSIVE CLASS A COMMON STOCK AND DIVIDENDS

Market Information

Prior to December 27, 2023, our publicly traded units, Class A common stock and publicly traded warrants were listed on NYSE under the symbols “EGGFU,” “EGGF,” and “EGGFW,” respectively. Upon the Closing on December 27, 2023, our Class A common stock and publicly traded warrants are now listed on NYSE American under the symbols “FLYX” and “FLYX.WS,” respectively. Our publicly traded units automatically separated into their component securities upon the Closing, and as a result, no longer trade as a separate security and were delisted from NYSE American.

As of March 31, 2026, there were 2,519,869 publicly traded warrants, 4,333,333 private placement warrants, and 49,930,000 LGM Common Units outstanding, which are convertible into an aggregate of 56,783,202 shares of our Class A Common Stock.

On April 13, 2026, the closing price of our Class A Common Stock was $2.36.

Holders of our Securities

As of March 31, 2026, there were approximately 843 holders of record of our Class A common stock and two holders of record of our publicly traded warrants. However, because many of the shares of our Class A common stock and our publicly traded warrants are held by brokers and other institutions on behalf of stockholders, we believe there are substantially more beneficial holders of our Class A common stock and our publicly traded warrants than record holders.

The aggregate market value of voting and non-voting common equity held by non-affiliates of flyExclusive on March 31, 2026, based on the closing sale price on March 17, 2026 of $2.65 for shares of flyExclusive's Class A Common Stock as reported by the NYSE American, was approximately $28.7 million. This calculation was based upon the total outstanding Class A common shares (45,191,760 shares) and Class B common shares (49,930,000 shares) for a combined 95,121,760 shares of which 10,845,960 shares of Class A Common Stock were held by non-affiliates on March 31, 2026.

Dividend Policy

We have never paid any cash dividends on our Class A common stock. The payment of cash dividends by us in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends will be within the discretion of our board of directors and the board of directors will consider whether or not to institute a dividend policy. The board of directors currently anticipates that we will retain all of our earnings, if any, for use in our business and operations and, accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF FLYEXCLUSIVE

Unless the context otherwise requires, references in this section “Certain Relationships and Related Persons Transactions of flyExclusive” to ‘we,” “us,”, “our” and “the Company” refer to flyExclusive.

EGA’s Related Party Transactions

Founder Shares

On January 29, 2021, we issued an aggregate of 5,750,000 of EGA Class B common stock (the “Founder Shares”) to our Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. In March 2021, EGA effected a stock dividend resulting in an increase in the total number of shares of EGA Class B common stock outstanding from 5,750,000 to 7,187,500. On May 25, 2021, the Sponsor surrendered an aggregate of 718,750 shares of EGA Class B common stock for no consideration, which were cancelled, resulting in an aggregate of 6,468,750 shares of EGA Class B common stock outstanding and held by the Sponsor. In July 2021, 843,750 of the Founder Shares were forfeited because the underwriters’ over-allotment was not exercised, resulting in a decrease in the total number of shares of EGA Class B common stock outstanding to 5,625,000, such that the total number of Founder Shares represented 20% of the total number of outstanding shares of EGA common stock (the EGA Common Stock”). On May 19, 2023, EGA’s stockholders approved a proposal to amend EGA’s organizational documents to extend the deadline by which EGA’s initial business combination must be completed up to five times, initially from May 28, 2023 to August 28, 2023, and thereafter for additional one month periods commencing on August 28, 2023 through and until December 28, 2023 (or such earlier date after May 28, 2023 as determined by the Board). Following the approval of the amendment to EGA’s organizational documents, Sponsor elected to convert 5,624,000 of the 5,625,000 Founder Shares into 5,624,000 shares of EGA Class A common stock (the “Converted Shares”), such that the total number of Founder Shares and Converted Shares held by Sponsor represents 57% of the total number of shares of EGA common stock outstanding. The Founder Shares (including the EGA Class A common stock issuable upon conversion thereof) and Converted Shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement Warrants

Our Sponsor purchased an aggregate of 4,333,333 private placement warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of our IPO. As such, our Sponsor’s interest in this transaction is valued at $6,500,000. Each private placement warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until three years after the completion of our initial business combination, except, (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, as well as affiliates of such members and funds and accounts advised by such members; (b) in the case of an individual, by gift to such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of our liquidation prior to the completion of our initial business combination; (g) by virtue of the laws of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; or (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Letter Agreement and by the same agreements entered into by our Sponsor with respect to such securities (including provisions relating to voting, the Trust Account and liquidation distributions), and they are not redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Pursuant to the Letter Agreement, we will provide a right of first offer to our Sponsor if, in connection with or prior to the Closing, we propose to raise additional capital by issuing any equity securities, or securities convertible into, exchangeable or exercisable for equity securities (other than warrants in respect of working capital loans as described above or to any seller in such business combination).

Related Party Loans

On December 27, 2023, in connection with the closing of the Business Combination transaction and as a means to refinance the Company Promissory Notes, the Company issued an unsecured promissory note (the December 2023 Promissory Note”) with the Sponsor in the principal amount of $3,946,935. The December 2023 Promissory note bears interest at a rate of 8% and requires monthly interest payments of $26,313 .

On March 21, 2025, the Company and the Sponsor entered into a Securities Purchase Agreement whereby they cancelled the December 2023 Promissory Note in exchange for 4,227 shares of the Company's Series B Preferred Stock and warrants to purchase up to 1,268,100 shares of the Company's Class A Common Stock, $0.0001 par value

Tax Receivable Agreement

At the Closing, we, LGM, the Existing Equityholders and the Segrave Jr. (as representative of the holders of LGM Common Units) entered into the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay the Existing Equityholders 85% of the amount of savings, if any, in U.S. federal, state, local and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e., our Company and applicable consolidated, unitary, or combined subsidiaries (as defined in the Tax Receivable Agreement)) realizes, or is deemed to realize, as a result of certain Tax Attributes, including:

•
tax basis adjustments resulting from the repurchase by LGM of LGM Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) in accordance with the terms of the Equity Purchase Agreement;
•
tax basis adjustments resulting from taxable exchanges of LGM Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) acquired by us from an Existing Equityholder pursuant to the terms of the Operating Agreement; and
•
tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, the Tax Group will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attributes as the last item used, subject to several exceptions. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent). The IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the Existing Equityholders will not be required to reimburse us for any excess payments previously made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such Existing Equityholder will be applied against and reduce any future cash payments otherwise required to be made by us to the applicable Existing Equityholders under the Tax Receivable Agreement, if any, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by the Tax Group might not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of the Tax Group’s actual savings in respect of the Tax Attributes.

The Tax Receivable Agreement defines each of the following events as an Early Termination Event:

(i)
we exercise our early termination rights under the Tax Receivable Agreement,
(ii)
certain changes of control of our Company or LGM occur (as described in the Operating Agreement),
(iii)
we, in certain circumstances, fail to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for 30 days following such final payment date, unless certain liquidity related or restrictive covenant related exceptions apply, or
(iv)
we materially breach (or are deemed to materially breach) any of our material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii), unless certain liquidity related or restrictive covenant related exceptions apply.

Upon an Early Termination Event, our obligations under the Tax Receivable Agreement will accelerate (except in certain limited circumstances, if the TRA Holder Representative so elects in the case of clauses (ii)- (iv)) and we will be required to make a lump-sum cash payment to all the Existing Equityholders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement. This lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Tax Group to fully utilize the Tax Attributes over certain specified time periods and that all LGM Common Units that had not yet been exchanged for Class A common stock or cash are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Tax Group realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Tax Group realizes in respect of the Tax Attributes and (ii) it is possible that we may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Event occurs).

Stockholders’ Agreement

At the Closing, the Existing Equityholders, Sponsor and we entered into the Stockholders’ Agreement. Pursuant to the Stockholders’ Agreement, among other things, the Existing Equityholders and our Sponsor will agree to vote their respective securities of our Company that may be voted in the election of our directors in accordance with the provisions of the Stockholders’ Agreement.

Our Board consists of seven directors. Our Existing Equityholders have the right to nominate directors as follows: the Sponsor, and its permitted transferees, by a majority of shares held by them, shall have the right to nominate, and our Board and the Existing Equityholders, and their permitted transferees, will appoint and vote for, two members of our Board, initially designated pursuant to the Stockholders’ Agreement as Gregg S. Hymowitz and Gary Fegel, and thereafter as designated by the Sponsor, and its permitted transferees, by a majority of shares held by them.

The Stockholders’ Agreement also contains certain provisions intended to maintain, following the Closing, our qualification as a “controlled company” for purposes of compliance with certain NYSE American and SEC rules.

A&R Registration Rights Agreement

At the Closing, we and EGA, Sponsor and various affiliates of EGA and Segrave Jr. (collectively, the “Selling Stockholders”) entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). The A&R Registration Rights Agreement covers the Class A common stock issued to the Selling Stockholders at the Closing and the shares of Class A common stock issuable upon the exercise of the private placement warrants and the LGM Common Units and requires us to register such securities for resale. Pursuant to the A&R Registration Rights Agreement, the Existing Holders holding at least a majority in interest of the then-outstanding number of registrable securities held by the Existing Holders, or the New Holders holding at least a majority-in-interest of the then-outstanding number of registrable securities held by the New Holders will be entitled to, among other things, make a Demand Registration for registration under the Securities Act of all or part of their shares of Class A common stock. Under no circumstances shall we be obligated to effect more than an aggregate of three registrations pursuant to a Demand Registration by the Existing Holders, or more than an aggregate of five registrations pursuant to a Demand Registration by the New Holders, with respect to any or all registrable securities held by such holders.

In addition, the Existing Holders and the New Holders will be entitled to “piggy-back” registration rights to certain registration statements filed following the Business Combination. We will bear all of the expenses incurred in connection with the filing of any such registration statements.

LGM’s Related Party Transactions

The following is a summary of each transaction or series of similar transactions since January 1, 2024 to which LGM was or is a party in which:

•
the amount involved exceeded or exceeds $120,000; and
•
any of our directors, director nominees or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Transactions with Related Entities

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LGMV is an entity with the same ownership structure as LGM’s ownership structure prior to the Business Combination. Segrave Jr., in his individual capacity, owns 96% of LGMV and LGM, and Segrave Jr., as custodian for the Trusts owns an aggregate of 4% of LGMV and LGM. Carolina Air Center, LLC, Crystal Coast Aviation, LLC, and Kinston Jet Center, LLC are wholly owned subsidiaries of LGMV and sellers of fuel. In 2025 and 2024, LGM purchased a total of $1,543,000 and $1,542,000 in fuel from subsidiaries of LGMV at an average cost of $2.85 and $3.15 per gallon, respectively.
•
LGM leases its headquarters and two aircraft hangars (Hangar 1 and Hangar 2) from Kinston Jet Center, LLC, a wholly owned subsidiary of LGMV, pursuant to a lease between the parties dated January 1, 2021. LGM paid Kinston Jet Center,

LLC $720,000 in both 2025 and 2024 pursuant to this lease.

•
LGM leases an aircraft hangar (Hangar 3) from Kinston Jet Center, LLC, a wholly owned subsidiary of LGMV, pursuant to a lease between the parties dated February 23, 2023. In both 2025 and 2024, LGM paid Kinston Jet Center, LLC $249,600 pursuant to this lease.
•
LGM leases an aircraft hangar (Hangar 4) from Kinston Jet Center, LLC, a wholly owned subsidiary of LGMV, pursuant to a lease between the parties dated May 1, 2022. LGM paid Kinston Jet Center, LLC $540,000 in both 2025 and 2024 pursuant to this lease.

•
LGM leases a house from Kinston Jet House, LLC, a wholly-owned subsidiary of LGMV, pursuant to a lease between the parties dated September 1, 2018. In 2024, LGM paid Kinston Jet House, LLC $30,000 pursuant to this lease with $0 rent remaining, and in 2025 LGM paid Kinston Jet House, LLC $17,500 pursuant to this lease, with $12,500 in rent remaining as of January 1, 2026.
•
LGM leases an aircraft from Juliette Lima Bravo, LLC, of which Laura Harvey Ball (Thomas Segrave, Jr.’s mother) owns approximately 33%. This aircraft was sold on April 2, 2024. In 2024 LGM paid Juliette Lima Bravo, LLC $105,000 pursuant to this lease, and $0 was paid in 2025 pursuant to this lease.

•
LGM Auto, LLC, a wholly-owned subsidiary of LGMV, leases multiple automobiles to flyExclusive. In 2025, flyExclusive paid LGM Auto, LLC an aggregate of $226,870 and an aggregate of $189,704 in 2024, pursuant to such leases.
•
Peter Hopper, a director of flyExclusive, Inc., owns 50% of the outstanding equity of DH Aviation, LLC, an entity that, until September 25, 2023, owned a 50% interest in N401JS, an aircraft leased to flyExclusive. In 2023, the total aircraft lease payments made from flyExclusive to DH Aviation, LLC equaled $199,375 (which Mr. Hopper elected to receive in the form of flight hour credits). Mr. Hopper also entered into a side letter with flyExclusive in concurrence with the execution of the aforementioned plane lease. Pursuant to such side letter, Mr. Hopper was granted flight hour credits totaling $55,000 in 2023. LGM repurchased the 50% interest from Mr. Hopper on September 25, 2023 for $1,650,000.
•
The Company is a guarantor to a term note, dated January 29, 2021, between Sea Jay, LLC and a financial institution where the 2025 ending principal balance is in the amount of $10,240,648. Sea Jay, LLC is wholly owned by LGMV.
•
The Company is a guarantor to two term notes, dated February 25, 2022 and November 17, 2023 , between Kinston Jet Center, LLC and a financial institution where the 2025 ending principal balances are in the amounts of $4,901,507 and $1,755,195, respectively.
•
On September 28, 2023, flyExclusive sold 5 trainer aircraft to Crystal Coast Training, LLC, a wholly owned subsidiary of LGMV, for a total purchase price of $2,481,840. flyExclusive rents the aircraft from Kinston Jet Center, LLC & Crystal Coast Training, LLC as on an hourly basis. In 2025 & 2024, flyExclusive paid these entities a total of $12,650 and $18,900 respectively for the use of these aircraft.

December 2023 Senior Secured Note

In December 2023, the Company entered into a Senior Secured Note covering borrowings of an aggregate principal amount of $15.9 million. The notes were issued with a stated rate of 14% and interest is payable monthly in arrears. The senior secured notes were to mature one year from closing date, which has been extended to January 1, 2027, at which time the full principal amount will be due, along with any accrued unpaid interest. Unamortized debt issuance costs related to the senior secured notes were $0.9 million as of December 31, 2024 and $0 as of December 31, 2025

Gregg S. Hymowitz, a member of our Board of Directors, serves as the Founder and Chief Executive Officer of EnTrust Global, which is an affiliate of the Noteholder and may be deemed to be the beneficial owner of approximately 32.5% of the Company’s outstanding Class A common stock. Each of EnTrust Global and Mr. Hymowitz disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. On March 21, 2025, the Company and EGA Sponsor entered into a Securities Purchase Agreement whereby they cancelled the EGA Sponsor Note in exchange for 4,227 shares of the Company’s Series B Preferred Stock and warrants to purchase up to 1,268,100 shares of the Company’s Class A common stock, $0.0001 par value per share. The number of shares of Series B Preferred Stock was determined by dividing the principal and accrued interest outstanding under the 2023 Promissory Note by $1,000. There was approximately $4,227 in principal and accrued interest outstanding under the

EGA Sponsor Note, which resulted in the issuance of 4,227 shares of Series B Preferred Stock. The warrants have an exercise price of $0.01 per share and are exercisable until the fifth anniversary of their issuance. Each share of Series B Preferred Stock automatically converted into 10,394,088 shares of the Company’s Class A Common Stock on December 31, 2025 (the “Automatic Conversion Date”) at a conversion price of $5.00 (“Conversion Price”).

January 2024 Senior Secured Note

In January 2024, the Company entered into an additional Senior Secured Note covering borrowings of an aggregate principal amount of up to approximately $25.8 million, up to $25.0 million of which is to finance the purchase or refinancing of aircraft relating to the Company’s fractional ownership program.

Gregg S. Hymowitz, a member of our Board of Directors, serves as the Founder and Chief Executive Officer of EnTrust Global, which is an affiliate of the Noteholder and may be deemed to be the beneficial owner of approximately 32.5% of the Company’s outstanding Class A common stock. Each of EnTrust Global and Mr. Hymowitz disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. As required by our internal policies, this transaction was approved by our Audit Committee, which consists of independent disinterested directors, and was also approved by a meeting of our Board of Directors, with only disinterested directors voting. For more information about this transaction see Note 15 "Debt" and Note 24 "Subsequent Events" to the financial statements in this proxy statement/prospectus.

March 2024 Non-Convertible Redeemable Series A Preferred Stock

On March 4, 2024 the Company entered into a Securities Purchase Agreement (the “Series A Stock Purchase Agreement”) with EnTrust Emerald (Cayman) LP, a Cayman Islands limited partnership (the “Series A Preferred Purchaser”), pursuant to which the Company agreed to issue and sell to the Series A Preferred Purchaser 25,000 shares of Series A Non-Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at a purchase price of $1,000 per share and a warrant (the “March 2024 Warrant”) to purchase shares of the Company’s Class A common stock. The transaction closed on March 4, 2024 and provided the Company approximately $25,000 of capital.

Gregg S. Hymowitz, a member of the Company’s Board of Directors, to which position he was designated by an affiliate of the Purchaser, serves as the Founder and Chief Executive Officer of EnTrust Global Partners LLC (“EnTrust Global”), which is an affiliate of the Series A Preferred Purchaser and may be deemed to be the beneficial owner of approximately 32.5% of the Company’s outstanding common stock. Each of EnTrust Global and Mr. Hymowitz disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. Gary Fegel is also a member of the Company’s Board of Directors, to which position he was designated by an affiliate of the Preferred Purchaser. As required by the Company’s internal policies, this transaction was approved by the Audit Committee of the Company’s Board of Directors, which consists of independent disinterested directors, and was also approved by the Company’s Board of Directors, with only disinterested directors voting (which excluded Mr. Hymowitz and Mr. Fegel). For more information about this transaction see Note 23 "Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests" to the financial statements in this proxy statement/prospectus for additional disclosures.

August 2024 Convertible Series B Preferred Stock

On August 8, 2024 the Company entered into a Securities Purchase Agreement (the “Series B Stock Purchase Agreement”) with EnTrust Emerald (Cayman) LP, a Cayman Islands limited partnership (“EnTrust”), and the EGA Sponsor (collectively with EnTrust, the “Series B Preferred Purchasers”) (related parties of the Company through its affiliation with the EGA Sponsor), pursuant to which the Company agreed to issue and sell to the Series B Preferred Purchasers an aggregate of 25,510 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and warrants (each, a “August 2024 Warrant” and collectively, the “August 2024 Warrants”) to purchase, in the aggregate, up to 5,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “common stock”). The Company issued 20,408 shares of Series B Preferred Stock and a August 2024 Warrant to purchase up to 4,000,000 shares of Common Stock to EnTrust on the Initial Closing Date and received gross proceeds of approximately $20.4 million. Pursuant to and subject to the terms and conditions of the Series B Stock Agreement, the Company (i) issued the remaining 5,102 shares of Series B Preferred Stock and a August 2024 Warrant to purchase up to 1,000,000 shares of common stock to EG Sponsor on August 14, 2024 and (ii) received additional gross proceeds of approximately $5.1 million. On March 21, 2025, the Company and EnTrust entered into a Securities Purchase Agreement whereby they cancelled the EGA Sponsor Note in exchange for 4,227 shares of the Company's Series B Preferred Stock and warrants to purchase up to 1,268,100 shares of the Company's Class A Common Stock. The warrants have an exercise price of $0.01 per share and are exercisable until the fifth anniversary of their issuance. Each share of Series B Preferred Stock automatically converted into 10,394,088 shares of the Company’s Class A Common Stock on December 31, 2025 (the “Automatic Conversion Date”) at a conversion price of $5.00 (“Conversion Price”). As the VWAP on the Trading Day (each as defined in the Series B Certificate of Designation) immediately preceding the Automatic Conversion Date was less than the Conversion Price, the Conversion Rate (as defined in the Series B Certificate of Designation) with respect to each share of Series B Preferred Stock was increased by the requisite number of shares of

Class A Common Stock such that the value of the shares of Class A Common Stock issuable in respect of the initial stated value of each share of Series B Preferred Stock equals $1,000.00.

Gregg S. Hymowitz, a member of the Company’s Board of Directors, to which position he was designated by an affiliate of the Purchaser, serves as the Founder and Chief Executive Officer of EnTrust Global Partners LLC (“EnTrust Global”), which is an affiliate of the Series B Preferred Purchasers and may be deemed to be the beneficial owner of approximately 32.5% of the Company’s outstanding common stock. Each of EnTrust Global and Mr. Hymowitz disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. Gary Fegel is also a member of the Company’s Board of Directors, to which position he was designated by an affiliate of the Preferred Purchaser. As required by the Company’s internal policies, this transaction was approved by the Audit Committee of the Company’s Board of Directors, which consists of independent disinterested directors, and was also approved by the Company’s Board of Directors, with only disinterested directors voting (which excluded Mr. Hymowitz and Mr. Fegel).

March 2025 EGA Sponsor Note Conversion

On March 21, 2025, the Company and EGA Sponsor entered into a Securities Purchase Agreement whereby they cancelled the EGA Sponsor Note in exchange for 4,227 shares of the Company's Series B Preferred Stock and warrants to purchase up to 1,268,100 shares of the Company's Class A cCommon sStock, $0.0001 par value per share. The number of shares of Series B Preferred Stock was determined by dividing the principal and accrued interest outstanding under the December 2023 Promissory Note by $1,000. There was approximately $4,227 in principal and accrued interest outstanding under the EGA Sponsor Note, which resulted in the issuance of 4,227 shares of Series B Preferred Stock. The warrants have an exercise price of $0.01 per share and are exercisable until the fifth anniversary of their issuance. The shares and warrants were issued in a private placement pursuant to Section 4(a)(2) of the Securities Act. In connection with the transaction, the Company amended the Certificate of Designation of the Series B Preferred Stock to increase the authorized number of shares of Series B Preferred Stock from 25,510 shares to 29,737 shares.

Gregg S. Hymowitz, a member of the Company’s Board of Directors, to which position he was designated by an affiliate of the Purchasers, serves as the Founder and Chief Executive Officer of EnTrust Global Partners LLC (“EnTrust Global”), which is an affiliate of the Purchasers and may be deemed to be the beneficial owner of approximately 21% of the Company’s outstanding Common Stock. Each of EnTrust Global and Mr. Hymowitz disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. Gary Fegel is also a member of the Company’s Board of Directors, to which position he was designated by an affiliate of the Purchasers. As required by the Company’s internal policies, this transaction was approved by the Audit and Risk Committee of the Company’s Board of Directors, which consists of independent disinterested directors, and was also approved by the Company’s Board of Directors, with only disinterested directors voting (which excluded Messrs. Hymowitz and Fegel). For more information about this transaction see Note 23 “Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests,” to the December 31, 2025 financial statements in this proxy statement/prospectus.

Related Person Transactions Policy

We have adopted a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•
any person who is one of our executive officers or one of our directors;

•
any person who is known by us to be the beneficial owner of more than 5% of our voting shares;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting shares; and
•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We also have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF RIGHTS OF HOLDERS OF JET.AI COMMON STOCK AND FLYEXCLUSIVE CLASS A COMMON STOCK

General

Jet.AI and flyExclusive are both incorporated under the laws of the State of Delaware. The rights of Jet.AI stockholders and flyExclusive stockholders are generally governed by the DGCL. Upon completion of the Merger, Jet.AI stockholders will become flyExclusive stockholders, and their rights will be governed by the DGCL, the bylaws of flyExclusive and the flyExclusive Certificate of Incorporation. Jet.AI stockholders will experience no change in their ownership of Jet.AI common stock as a result of the Merger.

The material differences between the current rights of Jet.AI stockholders under the Jet.AI Certificate and Jet.AI Bylaws and their rights as flyExclusive stockholders, after the Merger, under the flyExclusive’s Certificate and flyExclusive Bylaws, both as will be in effect immediately following the completion of the Merger are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire proxy statement/prospectus and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of Jet.AI and being a flyExclusive stockholder following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page [___] of this proxy statement/prospectus.

Authorized Common Stock

Jet.AI

Jet.AI’s Certificate authorizes the issuance of up to 200,000,000 shares of common stock, $0.0001 par value per share, and 4,000,000 shares of preferred stock, $0.0001 par value per share.

At Jet.AI’s annual meeting of stockholders held on December 19, 2025 the stockholders of Jet.AI approved an amendment to the Jet.AI Certificate to increase the authorized number of shares of Jet.AI common stock to 1.0 billion shares. As of the date of this proxy statement/prospectus Jet.AI has not yet amended the Jet.AI Certificate to effect this amendment, but, reserves the right to do so.

flyExclusive

flyExclusive’s Certificate of Incorporation authorizes the issuance of 325,000,000 shares, of which 200,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 100,000,000 shares are shares of Class B common stock, par value $0.0001 per share, and 25,000,000 shares are shares of preferred stock, par value $0.0001 per share. flyExclusive has authorized the issuance of 25,000 shares of Series A Preferred Stock and 25,510 shares of Series B Preferred Stock. All outstanding shares of Series B Preferred Stock automatically converted into 10,394,088 shares of the Company’s Class A Common Stock on December 31, 2025 at the Conversion Price of $5.00. Pursuant to the Company’s Certificate of Incorporation, the converted Series B Preferred Stock cannot be reissued. The number of authorized shares of Class A common stock will automatically increase by the number of shares of Class A common stock issuable upon (x) the exchange of all outstanding LGM Common Units for Class A common stock, as a result of redemptions pursuant to the applicable provisions of Article 11 of the Operating Agreement (including for this purpose any Class A common stock issuable upon the exercise of any options, warrants or similar rights to acquire Class A common stock) and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than redemptions pursuant to clause (x)), conversion rights or similar rights for Class A common stock.

Stockholder Nominations and Proposals

Jet.AI

The Jet.AI Bylaws provide that for director nominations or other business to be properly brought before an annual meeting by a Jet.AI stockholder, the stockholder must give notice not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, to be timely, the notice must be delivered (A) no earlier than the close of business on the 120th day prior to such annual meeting and (B) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Jet.AI. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the stockholder’s notice. The Jet.AI Bylaws also require the notice to contain certain information as to the stockholder providing the notice and the director nominee or the action proposed to be taken.

flyExclusive

The flyExclusive Bylaws provide that for director nominations or other business to be properly brought before an annual meeting by a flyExclusive stockholder, the stockholder must give notice not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of timely notice. The Exclusive Bylaws also require the notice to contain certain information as to the stockholder providing the notice and the director nominee or the action proposed to be taken.

Classification of Board of Directors

Jet.AI

The Jet.AI Certificate and Bylaws provide that the directors are divided into three classes, with each class having a three-year term expiring on a staggered basis.

In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no class of directors has more than one (1) director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board.

flyExclusive

The flyExclusive Bylaws provide that the Board shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible, with each class having a three-year term expiring on a staggered basis. Each director shall serve until the election and qualification of a successor or until such director’s earlier resignation, death or removal from office. Upon the expiration of the term of office for each class of directors, the directors of such class shall be elected for a term of three years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

Removal of Directors

Jet.AI

The Jet.AI Bylaws provide that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from the Jet.AI Board except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Jet.AI entitled to vote generally in the election of directors voting together as a single class.

flyExclusive

Unless otherwise restricted by statute, by the flyExclusive Certificate or by the Bylaws, any director or the entire Board of flyExclusive may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, that, whenever the holders of any class or classes of stock, or series thereof, are entitled to elect one or more directors by the provisions of the flyExclusive Certificate, removal of any directors elected by such class or classes of stock, or series thereof, shall be by the holders of a majority of the shares of such class or classes of stock, or series of stock, then entitled to vote at an election of directors.

Vacancies on the Board of Directors

Jet.AI

Subject to the special rights of the holders of any series of Jet.AI preferred stock to elect directors, any vacancy occurring in the Jet.AI Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, unless (a) the Jet.AI Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

flyExclusive

Subject to obtaining any required stockholder votes or consents under the flyExclusive Stockholders’ Agreement (or complying with any stockholders’ designation rights thereunder) and subject to any limitation imposed by law and the rights of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board.

Voting Stock

Jet.AI

Subject to the rights of any holders of any series of preferred stock, the Jet.AI Charter provides that every stockholder shall be entitled to one vote for each share of common stock of Jet.AI held of record by them on each matter submitted to a vote of stockholders.

flyExclusive

The holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A common stock and Class B common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Stockholder Action by Written Consent

Jet.AI

The Jet.AI Charter provide that, subject to the rights of any series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of Jet.AI must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

flyExclusive

The flyExclusive’ Bylaws provide that, unless otherwise provided in the flyExclusive Certificate, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special Stockholder Meetings

Jet.AI

The Jet.AI Certificate provides that a special meeting of the stockholders may be called only by the Chairperson of the Board, the Chief Executive Officer or the Board acting pursuant to a resolution adopted by a majority of the directors then in office, and may not be called by any other person or persons.

flyExclusive

The flyExclusive Bylaws provide that a special meeting of stockholders may be called , at any time for any purpose or purposes, by the flyExclusive Board or by such person or persons as may be authorized by the flyExclusive Certificate or Bylaws, or by such person or persons duly designated by the Board whose powers and authority, as expressly provided in a resolution of the Board, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

Indemnification

Jet.AI

The Jet.AI Certificate and Bylaws provide that to the fullest extent permitted by law, Jet.AI shall provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of Jet.AI (and any other persons to which applicable law permits Jet.AI to provide indemnification).

Jet.AI has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in the Jet.AI Certificate and Bylaws.

flyExclusive

The flyExclusive Certificate and Bylaws provide that to the fullest extent permitted by law, flyExclusive shall provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of flyExclusive (and any other persons to which applicable law permits flyExclusive to provide indemnification).

flyExclusive has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in the flyExclusive Certificate and Bylaws.

Amendment of Certificate of Incorporation

Jet.AI

The Jet.AI Board and stockholders may amend, alter, change or repeal any provision of Jet.AI’s Certificate in a manner prescribed by statue; provided, however, that the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Jet.AI entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.2 and 3.1 of Article IV, or Article V, Article VII, Article VIII, Article IX, Article X or Section 1 of Article XI (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the directors then in office have approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Jet.AI entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

flyExclusive

Subject to the Stockholders’ Agreement (for so long as it remains in effect) and subject to any limitation imposed by law and the rights of any series of preferred stock, flyExclusive reserves the right to amend, alter, change or repeal any provision contained in the flyExclusive Certificate, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders.

Amendment of Bylaws

Jet.AI

Under the Jet.AI Certificate and Bylaws, the Jet.AI Board is expressly authorized to adopt, amend or repeal any or all of Jet.AI’s Bylaws. The Jet.AI Bylaws further provide that the Bylaws may be adopted, amended or repealed by the vote of the holders of two-thirds of the stock entitled to vote at a meeting, voting together as a single class; provided that if two-thirds of the directors then in office have approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Jet.AI entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

flyExclusive

The flyExclusive Certificate and Bylaws provide that the flyExclusive Board is expressly empowered to adopt, amend or repeal the flyExclusive Bylaws. The flyExclusive Certificate and Bylaws also provide that the flyExclusive stockholders shall also have power to adopt, amend or repeal the flyExclusive Bylaws; provided, however, that any adoption, amendment or repeal of the Bylaws may only be done in accordance with the flyExclusive Certificate, the Stockholders’ Agreement and the General Corporation Law.

Forum Selection

Jet.AI

Unless Jet.AI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of Jet.AI; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to Jet.AI or its stockholders, by any current or former director, officer or other employee of Jet.AI or any stockholder; (iii) any action or proceeding asserting a claim against Jet.AI or any current or former director, officer or other employee of Jet.AI or any stockholder in such stockholder’s capacity as such, arising out of or pursuant to any provision of the DGCL, the Jet.AI Certificate or the Jet.AI Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Jet.AI Certificate or the Jet.AI Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against Jet.AI or any director, officer or other employee of Jet.AI or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This forum selection provision does not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

flyExclusive

The flyExclusive Charter and Bylaws provide that, to the fullest extent permitted by law, and unless flyExclusive provides notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of flyExclusive, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of flyExclusive’s directors, officers or employees to flyExclusive or its stockholders, creditors or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the flyExclusive Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). The flyExclusive Charter and Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitation of Liability

Jet.AI

The Jet.AI Certificate provides that the fullest extent permitted by law, no director of Jet.AI shall be personally liable to Jet.AI or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Jet.AI shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

flyExclusive

The flyExclusive Certificate provides that a director or officer of flyExclusive shall not be personally liable to flyExclusive or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to flyExclusive or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve, intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL (regarding dividends, stock purchase or stock redemption), or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of flyExclusive. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to flyExclusive shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JET.AI

The following table sets forth information known to us regarding beneficial ownership of shares of Jet.AI’s common stock as of April 9, 2026 by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Jet.AI common stock;

●	each of Jet.AI’s executive officers and directors; and

●	all of Jet.AI’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 958,342 shares of Common Stock issued and outstanding as of April 9, 2026.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Common Stock Outstanding
Directors and Executive Officers:
Michael D. Winston, CFA(2)	153	*	%
George Murnane(3)	47	*	%
William L. Yankus(4)	2	*	%
Wrendon Timothy(5)	6	*	%
Patrick McNulty(6)	4	*	%
Lt. Col. Ran David(7)	2	*	%
Jeffrey Woods	-	-%
Ehud Talmor(8)	2	*	%
All Directors and Executive Officers as a group (8 individuals)	216	*	%
Five Percent Holders:
None

* Less than 1%

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Jet.AI Inc., 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135.
(2)	Includes 147 shares of Common Stock, and 6 shares of Common Stock issuable upon the exercise of vesting options within 60 days of April 9, 2026.
(3)	Includes 21 Common Stock, and 26 shares of Common Stock issuable upon the exercise of vesting options within 60 days of April 9, 2026.
(4)	Comprised of 2 shares of Common Stock.
(5)	Comprised of 6 shares of Common Stock.
(6)	Includes 4 shares of Common Stock.
(7)	Includes 2 shares of Common Stock issuable upon the exercise of vesting options within 60 days of April 9, 2026.
(8)	Includes 2 shares of Common Stock issuable upon the exercise of vesting options within 60 days of April 9, 2026.

LEGAL MATTERS

Wyrick Robbins Yates & Ponton LLP has passed upon the validity of the Class A common stock offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Dykema Gossett PLLC has represented Jet.AI and SpinCo in connection with the Merger.

EXPERTS

The consolidated financial statements of flyExclusive, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025 have been audited by Elliott Davis, PLLC, an independent registered public accounting firm, as stated in their report thereon, and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

flyExclusive files annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-4, including exhibits, under the Securities Act with respect to the shares of Class A common stock offered by this proxy statement/prospectus. This proxy statement/prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

flyExclusive and Jet.AI also file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains a website at https://www.sec.gov that contains reports, proxy statements, and other information about issuers, such as flyExclusive and Jet.AI, who file electronically with the SEC. The reports and other information filed by flyExclusive with the SEC are also available at flyExclusive’s website at https://ir.flyexclusive.com. The reports and other information filed by Jet.AI with the SEC are also available at Jet.AI’s website at https://investors.jet.ai. The web addresses of the SEC, flyExclusive and Jet.AI are included as inactive textual references only; information on those web sites is not part of this proxy statement/prospectus.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from us by requesting them in writing or by telephone at the following addresses (as applicable):

flyExclusive, Inc.

2860 Jetport Road

Kinston, NC 28504

(252) 208-7715

Jet.AI Inc.

Attention: Board Secretary

10845 Griffith Peak Drive, Suite 200

Las Vegas, NV 89135

(702) 747-4000

Financial Statements and Supplementary Data

flyExclusive, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of flyExclusive, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of flyExclusive, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive (loss), stockholders’ equity (deficit)/members’ equity (deficit) and temporary equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Elliott Davis, PLLC

We have served as the Company's auditor since 2022.

Charlotte, North Carolina

March 5, 2026

flyExclusive, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)	December 31, 2025	December 31, 2024 (Revised)
ASSETS
Current assets
Cash and cash equivalents	$29,340	$31,694
Accounts receivable, net	3,030	2,024
Other receivables	6,235	7,140
Due from related parties, current portion	1,325	2,645
Parts and supplies inventory, net	5,068	5,658
Investments in securities	—	65,541
Prepaid engine overhauls, current portion	15,601	13,710
Aircraft held for sale, current portion	3,421	7,786
Prepaid expenses and other current assets	10,352	7,771
Total current assets	74,372	143,969
Notes receivable, non-current portion, net	7,728	3,700
Property and equipment, net	223,730	259,874
Aircraft held for sale, non-current portion	—	4,085
Operating lease right-of-use assets	61,028	68,970
Finance lease right-of-use assets	26,061	15,680
Prepaid engine overhauls, non-current portion	42,694	39,408
Other non-current assets	4,383	2,604
Total assets	$439,996	$538,290
LIABILITIES, STOCKHOLDERS’ (DEFICIT) / MEMBERS' EQUITY, AND TEMPORARY EQUITY
Current liabilities
Accounts payable	$30,674	$20,295
Long-term notes payable, current portion	29,905	84,883
Deferred revenue, current portion	135,891	128,905
Operating lease liabilities, current portion	14,932	15,617
Finance lease liabilities, current portion	4,451	1,282
Other current liabilities	36,519	31,132
Short-term notes payable	8,537	5,962
Long-term notes payable - related party, current portion	9,041	6,677
Total current liabilities	269,950	294,753
Long-term notes payable, non-current portion	79,031	104,027
Long-term notes payable - related party, non-current portion	30,621	36,895
Operating lease liabilities, non-current portion	47,493	54,611
Finance lease liabilities, non-current portion	19,159	5,708
Deferred revenue, non-current portion	26,428	20,612
Warrant liabilities	4,444	3,014
Other non-current liabilities	47,140	30,342
Total liabilities	$524,266	$549,962

Temporary equity
Redeemable noncontrolling interest	213,411	159,514
Series A preferred stock, par value $0.0001; 25,000 shares authorized and 25,000 shares issued and outstanding	27,965	23,799
Series B preferred stock, par value $0.0001; 29,737 and 25,510 shares authorized; 0 and 25,510 shares issued and outstanding, respectively	—	15,073
Stockholders' (deficit) / equity
Accumulated other comprehensive loss	—	(56)
Class A common stock; par value $0.0001; 200,000,000 and 200,000,000 shares authorized; 31,184,738 and 18,199,586 shares issued and outstanding, respectively	3	2
Class B common stock; par value $0.0001; 100,000,000 and 100,000,000 shares authorized; 59,930,000 and 59,930,000 shares issued and outstanding, respectively	6	6
Additional paid-in capital	113,625	—
Accumulated deficit	(440,385)	(233,441)
Total flyExclusive stockholders’ (deficit) / equity	(326,751)	(233,489)
Noncontrolling interests	1,105	23,431
Total stockholders’ (deficit) / equity	(325,646)	(210,058)
Total liabilities, temporary equity and stockholders' equity	$439,996	$538,290

The accompanying notes are an integral part of these consolidated financial statements.

flyExclusive, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
(in thousands, except share amounts)	2025	2024
Revenue	$375,877	$327,274
Costs and expenses
Cost of revenue	319,625	290,212
Selling, general and administrative	82,586	91,337
Depreciation and amortization	23,587	25,709
(Gain) loss on aircraft sales and aircraft held for sale	(2,688)	2,795
Total costs and expenses	423,110	410,053
Loss from operations	(47,233)	(82,779)
Other income (expense)
Interest income	1,371	4,313
Interest expense	(21,395)	(21,183)
(Loss) gain on lease termination	(2,468)	133
Change in fair value of warrant liabilities	(1,430)	(1,467)
Loss on extinguishment of debt	(1,395)	—
Other income (expense)	5,473	(471)
Total other expense, net	(19,844)	(18,675)
Loss before income taxes	(67,077)	(101,454)
Income tax expense	37	41
Net loss	(67,114)	(101,495)
Less: Net loss attributable to redeemable noncontrolling interests	(50,529)	(73,384)
Less: Net income (loss) attributable to noncontrolling interests	1,007	(7,037)
Net loss attributable to flyExclusive, Inc.	(17,592)	(21,074)
Add: Series A Preferred Dividends	(4,166)	(3,258)
Add: Series B Preferred Dividends	(5,806)	(1,233)
Net loss attributable to common stockholders	$(27,564)	$(25,565)
Basic and diluted loss per share	$(1.01)	$(1.07)
Weighted average common shares outstanding (basic & diluted)	27,237,904	23,809,490
Other comprehensive loss
Net loss attributable to flyExclusive, Inc.	$(17,592)	$(21,074)
Unrealized gains on available-for-sale debt securities	—	13
Comprehensive loss attributable to flyExclusive, Inc.	$(17,592)	$(21,061)

The accompanying notes are an integral part of these consolidated financial statements.

flyExclusive, Inc.

Consolidated Statements of Stockholders' Equity (Deficit) and Temporary Equity

	Temporary Equity			Permanent Equity
	Redeemable noncontrolling	Series A Preferred	Series B Preferred	Class A Common stock		Class B Common stock		Additional paid-in	Accumulated other comprehensive income	Accumulated	Total fly Exclusive stockholders’ equity	Noncontrolling	Total stockholders’ equity (deficit) / members'
(in thousands, except share amounts)	interest	stock	stock	Shares	Amount	Shares	Amount	capital (Revised)	(loss)	deficit (Revised)	(deficit)	Interests (Revised)	equity
Balances at December 31, 2023	$(35,525)	$—	$—	16,647,529	$2	59,930,000	$6	$126,978	$(69)	$(80,456)	$46,461	$24,394	$70,855
Issuance of Series A Preferred stock	—	20,540	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series B Preferred stock	—	—	13,526	—	—	—	—	10,603	—	—	10,603	—	10,603
Issuance of Class A common stock upon cashless exercise of warrants	—	—	—	974,610	—	—	—	4,337	—	—	4,337	—	4,337
Exchange of warrants for Class A common stock	—	—	—	277,447	—	—	—	371	—	—	371	—	371
Issuance of Class A common stock pursuant to Amended Underwriting Agreement	—	—	—	300,000	—	—	—	—	—	—	—	—	—
Unrealized gains on available-for-sale securities	—	—	—	—	—	—	—	—	13	—	13	—	13
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	6,484	6,484
Distributions to noncontrolling interests (revised)	—	—	—	—	—	—	—	—	—	—	—	(20,889)	(20,889)
Acquisitions of noncontrolling interests - Wordsworth	—	—	—	—	—	—	—	(1,129)	—	—	(1,129)	1,129	—
Acquisitions of noncontrolling interests -Glenn Willis	—	—	—	—	—	—	—	(855)	—	—	(855)	(2,563)	(3,418)
Acquisitions of noncontrolling interests - Honda Jet	—	—	—	—	—	—	—	—	—	—	—	18,969	18,969
Acquisitions of noncontrolling interests - Other	—	—	—	—	—	—	—	256	—	5	261	2,944	3,205
Accretion of Redeemable noncontrolling interest to redemption amount (revised)	268,423	—	—	—	—	—	—	(141,000)	—	(127,424)	(268,424)	—	(268,424)
Dividends payable on Series A Preferred temporary equity	—	2,097	—	—	—	—	—	—	—	(2,097)	(2,097)	—	(2,097)
Amortization of discount on Series A Preferred temporary equity	—	1,162	—	—	—	—	—	—	—	(1,162)	(1,162)	—	(1,162)
Dividends payable on Series B Preferred temporary equity	—	—	1,233	—	—	—	—	—	—	(1,233)	(1,233)	—	(1,233)
Amortization of discount on Series B Preferred temporary equity	—	—	314	—	—	—	—	(314)	—	—	(314)	—	(314)
Stock Based compensation	—	—	—	—	—	—	—	753	—	—	753	—	753
Net loss	(73,384)	—	—	—	—	—	—	—	—	(21,074)	(21,074)	(7,037)	(28,111)
Balances at December 31, 2024 (revised)	$159,514	$23,799	$15,073	18,199,586	$2	59,930,000	$6	$—	$(56)	$(233,441)	$(233,489)	$23,431	$(210,058)

flyExclusive, Inc.

Consolidated Statements of Stockholders' Equity (Deficit) and Temporary Equity (continued)

	Temporary Equity			Permanent Equity
	Redeemable noncontrolling	Series A Preferred	Series B Preferred	Class A Common stock		Class B Common stock		Additional paid-in	Accumulated other comprehensive income	Accumulated	Total fly Exclusive stockholders’ equity	Noncontrolling	Total stockholders’ equity (deficit) / members'
(in thousands, except share amounts)	interest	stock	stock	Shares	Amount	Shares	Amount	capital	(loss)	deficit	(deficit)	Interests	equity
Issuance of Series B Preferred stock	—	—	3,963	—	—	—	—	4,426	—	—	4,426	—	4,426
Issuance of Class A common stock pursuant to Securities Purchase Agreements	—	—	—	2,591,064	—	—	—	8,689	—	—	8,689	—	8,689
Realized losses on available-for-sale securities	—	—	—	—	—	—	—	—	56	—	56	—	56
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	7,425	7,425
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(30,758)	(30,758)
Accretion of Redeemable noncontrolling interest to redemption amount	104,426	—	—	—	—	—	—	74,954	—	(179,380)	(104,426)	—	(104,426)
Dividends payable on Series A Preferred temporary equity	—	2,954	—	—	—	—	—	—	—	(2,954)	(2,954)	—	(2,954)
Amortization of discount on Series A Preferred temporary equity	—	1,212	—	—	—	—	—	—	—	(1,212)	(1,212)	—	(1,212)
Dividends payable on Series B Preferred temporary equity	—	—	5,806	—	—	—	—	—	—	(5,806)	(5,806)	—	(5,806)
Amortization of discount on Series B Preferred temporary equity	—	—	458	—	—	—	—	(458)	—	—	(458)	—	(458)
Dividends paid on Series B Preferred temporary equity	—	—	(1,000)	—	—	—	—	—	—	—	—	—	—
Conversion of Series B Preferred Equity to Class A Common Stock	—	—	(24,300)	10,394,088	1	—	—	21,534	—	—	21,535	—	21,535
Stock based compensation	—	—	—	—	—	—	—	4,480	—	—	4,480	—	4,480
Net income (loss)	(50,529)	—	—	—	—	—	—	—	—	(17,592)	(17,592)	1,007	(16,585)
Balances at December 31, 2025	$213,411	$27,965	$—	31,184,738	$3	59,930,000	$6	$113,625	$—	$(440,385)	$(326,751)	$1,105	$(325,646)

The accompanying notes are an integral part of these consolidated financial statements.

flyExclusive, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net loss	$(67,114)	$(101,495)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	22,025	24,966
Amortization of finance lease right-of-use assets	1,562	743
Amortization of contract costs	1,543	1,136
Non-cash interest income	(634)	(2,712)
Non-cash interest expense	3,306	1,477
Non-cash rent expense	21,410	21,199
(Gain) loss on aircraft sales and aircraft held for sale	(2,688)	2,795
Loss (gain) on lease termination	2,468	(133)
Provision for credit losses	305	2,190
Provision for inventory reserve	13	—
Realized loss on investment securities	284	59
Change in fair value of private placement warrant liability	433	(173)
Change in fair value of public warrant liability	252	3,607
Change in fair value of penny warrant liability	745	(1,967)
Loss on extinguishment of debt	1,395	—
Stock-based compensation	4,480	753
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,211)	(1,175)
Notes receivable - related parties	(4,128)	—
Due from related parties	1,320	(734)
Other receivables	905	(2,680)
Parts and supplies inventory	577	(516)
Prepaid expenses and other current assets	(2,159)	(123)
Operating lease liabilities	(21,119)	(21,166)
Other assets	(2,309)	(335)
Accounts payable	12,745	4,693
Other current liabilities	6,026	(756)
Deferred revenue	9,455	45,788
Other non-current liabilities	16,801	13,630
Net cash flows from operating activities	6,688	(10,929)
Cash flows from investing activities:
Capitalized development costs	(22)	(492)
Purchases of property and equipment	(30,941)	(56,666)
Proceeds from sales of property and equipment	102,801	50,776
Finance lease direct initial costs	(1,546)	(385)
Purchases of engine overhauls	(25,945)	(24,508)
Purchases of investments	(15,457)	(61,878)
Proceeds from sale of investments	80,025	70,083
Proceeds from notes receivable	—	15,201
Net cash flows from investing activities	108,915	(7,869)

flyExclusive, Inc.

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31,
(in thousands)	2025	2024
Cash flows from financing activities:
Proceeds from issuance of debt	27,284	71,413
Repayment of debt	(138,601)	(57,743)
Payment of debt issuance costs	(1,984)	(849)
Proceeds from failed sale-leaseback of aircraft	34,000	—
Payment of dividends, preferred stock	(1,000)	—
Repayment of finance lease	(21,187)	(9,048)
Cash contributions - non-controlling interests	6,634	6,485
Cash distributions - non-controlling interests	(28,903)	(19,771)
Proceeds from common stock issuance, net of issuance costs	5,800	—
Proceeds from preferred stock issuance, net of issuance costs	—	48,379
Net cash flows from financing activities	(117,957)	38,866
Net increase (decrease) in cash and cash equivalents	(2,354)	20,068
Cash and cash equivalents at beginning of period	31,694	11,626
Cash and cash equivalents at end of period	$29,340	$31,694
Supplemental disclosure of cash flow information:
Cash paid for interest	$16,800	$19,706
Finance lease interest	$1,289	$—
Non-cash investing and financing activities:
Non-cash directors and officers insurance	$—	$2,032
Exchange of public warrants for flyExclusive Class A common stock	$—	$371
Change in redemption value of redeemable noncontrolling interest	$104,426	$268,423
Conversion of Series B Temporary Equity to Class A common stock	$24,300	$—
Issuances of Class A common stock	$2,700	$—
Issuance of Class A common stock upon cashless exercise of warrants	$9,479	$4,337
Excise tax payable	$189	$156
Issuance of penny warrants in connection with Series A Preferred Temporary Equity	$—	$3,746
Dividends payable and amortization of discount on Series A Temporary Equity	$4,166	$3,259
Dividends payable and amortization of discount on Series B Temporary Equity	$6,264	$1,233
Transfers from prepaid engine overhaul to property and equipment	$—	$10,764
Change in purchases of property and equipment in accounts payable	$—	$14,570
Transfer of fixed assets and prepaid engine overhauls to held for sale	$1,238	$42,960
Transfers of aircraft from held for sale, non-current portion to held for sale, current portion	$4,085	$—
Unrealized change in fair value of available-for-sale securities	$56	$13
ROU assets obtained in exchange for operating lease liabilities	$12,884	$14,866
ROU assets obtained in exchange for finance lease liabilities	$25,197	$16,039
Transfers from finance lease ROU assets to property and equipment	$27,349	$—
Consideration payable to customer	$2,166	$—
Non-cash exchanges for non-controlling ownership interest	$1,063	$—
Acquisition of non-controlling interests	$—	$20,734

The accompanying notes are an integral part of these consolidated financial statements.

flyExclusive, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

1. Organization and Operations

Nature of the Business

flyExclusive, Inc. is a holding company that has no material assets other than its ownership in LGM Enterprises, LLC ("LGM"). flyExclusive, Inc. operates and controls all of the businesses and operations of LGM and LGM's subsidiaries. flyExclusive Inc. and its predecessor for accounting purposes, LGM, are collectively referred to herein as “flyExclusive” or the “Company.” flyExclusive is a premier owner/operator of jet aircraft and aircraft sales, with a focus on private jet charter. The Company's businesses provide separate offerings such as wholesale and retail ad hoc flights, a jet club program, partnership program, fractional program, and other services as well.

As part of its plan to become a full-service private aviation company, in 2021, the Company launched its maintenance, repair, and overhaul operations (“MRO”), offering maintenance, interior, and exterior refurbishment to third parties in addition to maintaining its own fleet.

On December 27, 2023 (the "Closing Date"), EG Acquisition Corp., a Delaware corporation ("EGA"), and LGM, a North Carolina limited liability company, consummated a business combination (the "Merger") pursuant to the equity purchase agreement dated October 17, 2022 and subsequent amendment to the equity purchase agreement dated April 21, 2023 (collectively, the "Equity Purchase Agreement" or "EPA"). In connection with the closing of the Merger, EGA changed its name to flyExclusive, Inc. The Class A common stock of flyExclusive ("flyExclusive Class A Common Stock" or the "Company's Class A Common Stock") and the public warrants of flyExclusive (the “Public Warrants”) commenced trading on The NYSE American LLC under the symbol "FLYX" and "FLYX WS", respectively, on December 28, 2023.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

Correction of an Error

As part of our 2025 close process, the Company identified certain items that required revision surrounding the allocation of activity related to the accretion of redeemable noncontrolling interest to its redemption amount between additional paid-in capital and accumulated deficit. These errors had no impact on previously reported loss from operations, net loss, loss per share, temporary equity or permanent equity. The consolidated balance sheet as of December 31, 2024 has been revised to reflect these adjustments to the presentation. In accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, the Company evaluated quantitative and qualitative factors and determined the impacts were not material, individually or in the aggregate, to the Company’s previously issued annual consolidated financial statements. As a result, the Company has revised its prior period consolidated financial statements for these and other immaterial corrections as outlined in the tables below:

Consolidated Balance Sheet
December 31, 2024
	As Reported	Adjustment	As Revised
Accumulated other comprehensive loss	$(56)	$—	$(56)
Class A common stock	2	—	2
Class B common stock	6	—	6
Additional paid-in capital	9,618	(9,618)	—
Accumulated deficit	(244,177)	10,736	(233,441)
Noncontrolling interests	24,549	(1,118)	23,431
Total stockholders' deficit	$(210,058)	$—	$(210,058)

flyExclusive, Inc.

Principles of Consolidation

The consolidated financial statements include the accounts of flyExclusive, its wholly-owned subsidiaries, all majority owned subsidiaries where the ownership is more than 50%, and the accounts of variable interest entities (“VIE”) for which flyExclusive or one of its subsidiaries is the primary beneficiary, regardless of the ownership percentage.

All significant intercompany transactions and balances have been eliminated in consolidation. Where the Company’s ownership interest is less than 100%, the non-redeemable noncontrolling ownership interests held by third parties in the financial position and operating results of the Company’s subsidiaries and/or consolidated VIEs are reported as noncontrolling interest in the consolidated balance sheets within stockholders' / members' equity. Noncontrolling ownership interests that can be redeemed for cash whereby redemption is not within the sole control of the Company are classified as temporary equity in the consolidated balance sheets in accordance with Accounting Standards Codification ("ASC") 480-10-S99-3(A)(2).

Liquidity and Going Concern

Within the years ended December 31, 2025 and 2024, the Company incurred net losses and has operated with a working capital deficit. To date, the Company has financed its operations primarily through a combination of operating cash flows, the sale of equity securities and convertible debt, proceeds from the Merger, and borrowings under loan facilities. At December 31, 2025, the Company had an accumulated deficit of $440,385 and a working capital deficit, as defined by a shortfall of current assets as compared with current liabilities, of $195,578 and $150,784 at December 31, 2025 and 2024, respectively. The Company’s net losses were $67,114 and $101,495 for the years ended December 31, 2025 and 2024, respectively. Net cash flows provided by operating activities were $6,688 during the year ended December 31, 2025, and net cash flows used in operating activities were $10,929 during the year ended December 31, 2024. The Company expects to incur operating losses in the near term as the Company advances its fleet modernization and associated cost savings initiatives.

As of December 31, 2025, the Company had cash and cash equivalents of $29,340.

The Company believes its cash and cash equivalents on hand, operating cash flows, and proceeds from the fractional program will be sufficient to fund operations, including capital expenditure requirements, for at least 12 months from the filing date of the Form 10-K of which these financial statements are a part. However, the Company might need additional capital to fund growth plans or as circumstances change, which it would expect to obtain through equity issuances, refinancing existing debt or new borrowings. Adequate capital might not be available to the Company when needed or on acceptable terms. If the Company is unable to raise capital, it could be forced to delay, reduce, suspend or cease its working capital requirements, capital expenditures and business development efforts, which would have a negative impact on its business, prospects, operating results and financial condition.

2. Summary of Significant Accounting Policies

Reclassification

Certain amounts presented in the Company's previously issued financial statements have been reclassified to conform to the current period presentation. In the consolidated financial statements, the Company has reclassified of "Gain (loss) on lease termination" which was previously categorized within "Other income (expense)." Additionally, the Company has reclassified "excise tax payable" to be within "other current liabilities" and "intangible assets, net" to be within "other non-current assets." These reclassifications were made to better align with the current period's financial statement presentation. The net loss for the year ended December 31, 2024 remains unchanged from the previously issued financial statements. This reclassification had no impact on the Company's financial position, net loss, or cash flows for any period presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets

flyExclusive, Inc.

and liabilities as of the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Subjective and significant estimates include, but are not limited to, determinations of the useful lives and expected future cash flows of long-lived assets, including intangibles, estimates of allowances for uncollectible accounts, determination of impairment, and fair value estimates associated with asset acquisitions. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of changes, if any, are reflected in the consolidated statements of operations and comprehensive loss in the period that they are determined.

Segment Information

The Company determined its operating segment after considering the Company’s organizational structure and the information regularly reviewed and evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its CODM is its Chief Executive Officer. The CODM reviews the financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. On the basis of these factors, the Company determined that it operates and manages its business as one operating segment, charter aviation services. All ancillary and other revenue sources such as fractional ownership and MRO services are primarily to support the provision of the Company’s charter services to customers. Substantially all the Company’s long-lived assets are held in the United States, and revenue from charter aviation charter services is substantially earned from flights throughout the United States. See Note 4 "Segment Information" for additional disclosures.

Public Warrants, Private Warrants and Penny Warrants

As of December 31, 2025, the following Company warrants were outstanding: (i) the Public Warrants initially included in the EGA units issued in EGA's initial public offering, (ii) the warrants of EGA held by EG Sponsor LLC (the “EGA Sponsor”) that were issued to the EGA Sponsor at the closing of EGA's initial public offering (the "Private Placement Warrants"), (iii) warrants issued on March 4, 2024 in connection with the Series A Preferred Stock offering as described within Note 23 "Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests" (the "Series A Penny Warrants"), (iv) warrants issued on August 8, 2024, August 14, 2024, and March 21, 2025 in connection with the March 2025 and August 2024 Series B Preferred Stock offerings and the March 2025 note conversion as described within Note 23 "Stockholders' Equity / Members' Deficit and Noncontrolling Interests" (the "Series B Penny Warrants," together with the Series A Penny Warrants, the "Penny Warrants," and together with the Public Warrants, the Private Placement Warrants, and the Series A Penny Warrants, the "Warrants").

The Company classifies the Warrants as either a liability or as equity by first assessing whether the Warrants meet liability classification in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Under ASC 480, a financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares must be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. The Company determined that the Warrants should not be classified as liabilities under ASC 480.

If financial instruments, such as the Warrants, are not required to be classified as liabilities under ASC 480, the Company assesses whether such instruments are indexed to the Company's own stock under ASC 815-40. For an instrument to be considered indexed to an entity's own stock, its settlement amount must always equal the difference between the following: (a) the fair value of a fixed number of the Company's equity shares, and (b) a fixed monetary amount or a fixed amount of a debt instrument issued by the Company. Because there are scenarios in which the settlement amount would not equal the difference between the fair value of a fixed number of shares and a fixed monetary amount (or a fixed amount of a debt instrument), the Company determined that the Series A Penny Warrants, the Public Warrants, and the Private Placement

flyExclusive, Inc.

Warrants were not indexed to the Company's own stock and therefore they must be classified as liabilities. The Company also determined that the Series A Penny Warrants, the Public Warrants, and the Private Placement Warrants satisfied all criteria to meet the definition of a derivative under ASC 815-10-15-83. For the Series B Penny Warrants, the Company determined that they were indexed to the Company's own stock and would be settled in shares of the Company's Class A Common Stock at an explicit share limit. As such, the Company concluded that the Series B Penny Warrants must be classified as permanent equity, and that the Series B Penny Warrants are not subject to remeasurement at each reporting date.

The Company recorded the Series A Penny Warrants, the Public Warrants, and the Private Placement Warrants as liabilities on the consolidated balance sheets at fair value, with subsequent changes in the fair value recognized in the consolidated statements of operations and comprehensive loss at each reporting date.

Fair Value Measurement

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2— Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The Company’s cash equivalents and investments in securities are carried at fair value in Level 1 or Level 2, determined according to the fair value hierarchy described above (see Note 5, "Fair Value Measurements").

The Company’s Series A Penny Warrants issued alongside the Series A Preferred Stock (as defined in Note 23 "Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests") represent a liability which is remeasured to fair value at each reporting period based on significant inputs not observable in the market. The fair value of the Penny Warrants is classified as a Level 3 measurement according to the fair value hierarchy described above due to the use of an unobservable input for volatility under the valuation method as described within Note 5 "Fair Value Measurements."

The closing price of the Public Warrants is used as the fair value of the Public Warrants and Private Warrants as of each relevant reporting date. The fair value of the Public Warrants is classified as a Level 1 fair value measurement due to the use of an observable market quote in an active market. The fair value of the Private Warrants is classified as a Level 2 fair value measurement due to the use of an observable market quote for the Public Warrants, which are considered to be a similar asset in an active market.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, and investments. The Company places its cash and cash equivalents with multiple high credit quality U.S. financial institutions. At various times throughout the period, the Company's cash deposits with any one financial institution may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses of such amounts and management believes it is not exposed to any significant credit risk on its cash and cash equivalents.

flyExclusive, Inc.

Cash and Cash Equivalents

Cash consists of bank deposits. Cash equivalents consist of highly liquid short-term investments with original maturities of three months or less at the time of purchase. As of December 31, 2025 and 2024, cash equivalents consisted of government money market funds. Cash equivalents are stated at fair value.

Receivables, Net of Allowance for Credit Losses

Accounts receivables are recorded at the invoiced or earned amount billed to the customers and are reported as net of an allowance for credit losses. Prior to adopting Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”), as set forth in “Recently Adopted Accounting Pronouncements” below, the Company applied an incurred loss estimate to calculate the allowance for doubtful accounts. Under ASC Topic 326, the Company maintains an allowance for credit losses and considers the level of past-due accounts based on the contractual terms of the receivables, historical write offs, and existing economic conditions, as well as its relationships with, and the economic status of individual accounts to calculate the allowance for credit losses. The estimated credit losses charged to the allowance is recorded as "Selling, general and administrative" in the consolidated statements of operations and comprehensive loss. Accounts receivables are written off when deemed uncollectible based on individual credit evaluations and specific circumstances. The Company had an allowance for credit losses on accounts receivable of $80 as of both December 31, 2025 and 2024. Furthermore, one customer represented approximately 12% of total accounts receivable outstanding as of December 31, 2025.

Notes receivables are reported at amortized cost net of an allowance for credit losses. Under ASC Topic 326, the Company maintains an allowance for credit losses based on the difference between the fair value of the collateral associated with the note, less costs to sell the asset, and the amortized cost basis of the note. The Company recognized no allowance for credit losses as of December 31, 2025 and 2024.

Parts and Supplies Inventory, Net of Reserve for Excess and Obsolete Inventory

Inventories are used in operations and are generally held for internal use. Inventories are comprised of spare aircraft parts, materials, and supplies, which are valued at the lower of cost, determined on a first-in, first-out (“FIFO”) basis, or net realizable value. Inventory reserves are determined using the specific identification method. The Company determines, based on the evidence that exists, whether or not it is appropriate to maintain a reserve for excess and obsolete inventory. The reserve is based on historical experience related to the disposal of inventory due to damage, physical deterioration, obsolescence, or other causes. As of December 31, 2025 and 2024, the reserve was not material. Storage costs and indirect administrative overhead costs related to inventories are expensed as incurred.

Investments in Securities

Investments in securities consist of fixed-income securities including corporate bonds, government bonds, municipal issues, and U.S. treasury bills that are classified as available-for-sale (“AFS”) pursuant to ASC Topic 320, Investments—Debt and Equity Securities (“ASC Topic 320”). The Company classifies investments available to fund current operations as current assets on its consolidated balance sheets. The Company determines the appropriate classification of its investments at the time of purchase and re-evaluates the designations annually. The Company may sell certain marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and duration management.

For securities AFS in an unrealized loss position, the Company determines whether it intends to sell or if it is more likely than not that it will be required to sell the security before recovery of the amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the standard requires the security’s amortized cost basis to be written down to fair value through income with an allowance being established under ASC Topic 326. For securities AFS with unrealized losses not meeting these criteria, the Company evaluates whether any decline in fair value is due to credit loss factors. In making this assessment, the Company considers the extent of the unrealized loss, any changes to the rating of the security by rating agencies, and adverse conditions specifically related to the issuer of the security, among other factors. If this assessment

flyExclusive, Inc.

indicates that a credit loss exists, impairment related to credit-related factors must be recognized as an allowance for credit losses (“ACL”) on the consolidated balance sheets with a corresponding adjustment to earnings. Impairment related to non-credit factors is recognized in other comprehensive loss. The Company evaluates AFS securities for impairment on a periodic basis.

As of December 31, 2025 and 2024, there was no ACL related to debt securities AFS. Accrued interest receivable on debt securities was excluded from the estimate of credit losses.

Realized losses on investment securities were $284 and $59 for the years ended December 31, 2025 and 2024, respectively. There were 0 and 50 debt securities in an unrealized loss position as of December 31, 2025 and 2024, respectively. The fair value of these debt securities in an unrealized loss position as of December 31, 2024 was $6,562. Additionally, as of December 31, 2025 and 2024, the total fair value of debt securities in an unrealized loss position greater than one year was $0 and $1,927, respectively, for which the total unrealized losses of these investments were $0 and $297, respectively. The Company determined that the decline in the market value of these securities was primarily attributable to current economic conditions.

Prepaid Engine Overhaul

The Company has entered into Engine Overhaul Programs for certain aircraft to cover major maintenance costs at specified intervals primarily relating to engine hours. Such engine overhauls are not considered to be routine maintenance, rather capital expenditures that extend the useful life of the underlying engine. The Company has elected the Built-in Overhaul method of accounting, which requires segregation of the aggregate aircraft costs into separate components to be depreciated over the useful life of the aircraft and those that require overhaul at periodic intervals. When an aircraft is initially purchased, any amounts that are considered prepaid engine overhaul, if any, as well as a portion of the aircraft cost relating to the engine, are recorded as prepaid engine overhaul and are depreciated over a shorter expected useful life (shorter of remaining life of the engines at the time of acquisition or 7 years assumed full life of the overhauled components) than the aircraft. Additionally, any payments made under a long-term service arrangement that are applicable primarily to major maintenance activities are recorded as prepaids until such services are provided. Upon completion of the major maintenance activities, such overhaul costs are then depreciated over the expected time to the next major maintenance activities. The Company expenses routine maintenance costs as incurred.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Transportation equipment	5-20 years
Office furniture and equipment	3-10 years
Leasehold improvements	Shorter of remaining lease term or useful life

Leases

In accordance with Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”), the Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheets for all leases with a lease term of greater than one year. The Company has elected to not recognize leases with a lease term of one year or less on the balance sheet for all underlying asset classes and will recognize lease payments for such short-term leases as an expense on a straight-line basis.

flyExclusive, Inc.

The Company enters into contracts that contain both lease and non-lease components. A lease component represents the right to use an underlying asset and non-lease components represent the transfer of goods or services, which typically include items such as maintenance, utilities, or other operating costs. These costs are typically variable and excluded from the measurement of right-of-use assets and lease liabilities. Variable lease payments based on an index or rate are included in the measurement of the lease based on the effective rates at lease commencement. Subsequent changes in the rates or indices do not impact the right of use asset or lease liability and are recognized as a component of variable lease cost in the consolidated statements of operations and comprehensive loss.

The Company’s operating lease assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term using the discount rate implicit in the lease if readily determinable. If the rate implicit is not readily determinable, the Company utilizes its incremental borrowing rate based upon the available information at the lease commencement date. ROU assets are further adjusted for items such as initial direct costs, prepaid rent, or lease incentives. Operating lease payments are expensed using the straight-line method over the lease term. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option.

Asset Acquisition

The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction should be accounted for as an asset acquisition or business combination. When an acquisition does not meet the definition of a business combination because either: (i) substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, or group of similar identified assets, or (ii) the acquired entity does not have an input and a substantive process that together significantly contribute to the ability to create outputs, the Company accounts for the acquisition as an asset acquisition.

If determined to be an asset acquisition, the Company accounts for the transaction under ASC Topic 805, Business Combinations, which requires the acquiring entity in an asset acquisition to recognize assets acquired and liabilities assumed based on the cost to the acquiring entity on a relative fair value basis, which includes transaction costs in addition to consideration given. No gain or loss is recognized as of the date of acquisition unless the fair value of non-cash assets given as consideration differs from the assets’ carrying amounts on the acquiring entity’s books. Consideration transferred that is non-cash will be measured based on either the cost (which shall be measured based on the fair value of the consideration given) or the fair value of the assets acquired and liabilities assumed, whichever is more reliably measurable. All payments are made in cash by the Company. Goodwill is not recognized in an asset acquisition and any excess consideration transferred over the fair value of the net assets acquired is allocated to the identifiable assets based on relative fair values.

Intangible Assets

The Company’s identifiable intangible assets consist primarily of software and Federal Aviation Administration (“FAA”) certificates. These intangible assets arise primarily from the determination of their respective fair market values at the date of acquisition. Amounts assigned to identifiable intangible assets, and their related useful lives, are derived from established valuation techniques and management estimates.

Definite-lived intangible assets are amortized primarily on a straight-line basis, which the Company believes approximates the pattern in which the assets are utilized, over their estimated useful lives.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets and intangible assets with determinable useful lives whenever events or changes in business circumstances indicate that the carrying amount of an asset might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset might not be recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted net future cash flows to the related

flyExclusive, Inc.

asset's carrying value. If impairment exists, the asset is written down to its estimated fair value. There were no impairment losses for the years ended December 31, 2025 and 2024.

Debt Issuance Costs and Debt Discounts

The Company borrows from various lenders to finance its growth and operations. Costs incurred in connection with financings, such as loan origination fees, investment banking fees, and legal fees are classified as debt discounts if paid to the lenders and are classified as debt issuance costs if paid to the third parties. Debt discounts related to bifurcated derivatives, fees paid to the lenders, and debt issuance costs are presented as a direct deduction from the related borrowing and are amortized over the expected life of the related financing agreements using the effective interest rate method as a component of interest expense. See Note 15 "Debt" for additional disclosures.

Noncontrolling Interest

Noncontrolling interests represent ownership interests attributable to third parties in certain consolidated subsidiaries and VIEs. Noncontrolling interests are presented as a separate component of equity on the consolidated balance sheets, consolidated statements of operations and comprehensive loss, and consolidated statements of stockholders' equity (deficit) / members' equity (deficit) and temporary equity attributed to controlling and noncontrolling interests.

Redeemable Noncontrolling Interest

In connection with the Merger, the former holders (the "Existing Equityholders") of units of ownership interest in LGM (the "LGM Common Units") retained post-Merger ownership interests in LGM as noncontrolling interests. Pursuant to the Amendment and Restated Operating Agreement, dated December 27, 2023 (the "Operating Agreement"), upon the first anniversary of the Closing Date, the Existing Equityholders may redeem all or a portion of their LGM Common Units for either (a) shares of the Company's Class A Common Stock or b) an equivalent amount of cash as determined pursuant to the Operating Agreement.

While the Company determines whether redemption settlement is for cash or shares, settlement is not considered within the sole control of the Company as the holders of the Company's Class B common stock (“flyExclusive Class B Common Stock” or the “Class B Common Stock") will designate a majority of the members of the Company's board of directors (the "Board"). Since redemption for cash is not considered within the sole control of the Company, the noncontrolling interest is classified as temporary equity in accordance with ASC 480-10-S99-3(A)(2).

For periods in which the noncontrolling interest is not yet redeemable, but the likelihood of the noncontrolling interest becoming redeemable is probable, the Company will accrete changes in its redemption value from the date it becomes probable that it will become redeemable (the Closing Date) to its earliest redemption date (first anniversary of the Closing Date). This measurement method is in accordance with ASC 480-10-S99-3(A)15a. The Company will adjust the carrying value of the redeemable noncontrolling interest based on the higher of (1) the initial carrying value, increased or decreased for the redeemable noncontrolling interest's share of net income or loss, or (2) the redemption value. The Company is required to either (1) accrete changes in the redemption value over the period from the date of issuance to the earliest redemption date of the instrument using an appropriate methodology, usually the interest method, or (2) recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. The Company has elected to accrete changes in the redemption value over the period from the Closing Date to the earliest redemption date (the one year anniversary of the Closing Date) using the interest method.

For periods in which the noncontrolling interest is currently redeemable, the Company will adjust the carrying value of the noncontrolling interest based on the higher of (1) the initial carrying value, increased or decreased for the redeemable noncontrolling interest's share of net income or loss, or (2) the redemption value.

Any change in the carrying value of the redeemable noncontrolling interest will be recorded against retained earnings, or additional paid-in capital to the extent available in the absence of retained earnings. In the absence of both retained earnings and additional paid-in capital, the change will be recorded against accumulated deficit within equity.

flyExclusive, Inc.

Deferred Revenue

The Company manages jet club memberships, MRO, and fractional ownership programs. These programs require deposits for future flight services. Consideration received in excess of revenue earned results in deferred revenue and is recorded as a liability in the consolidated balance sheets. See Note 14 "Other Non-Current Liabilities" and Note 7 "Revenue" below for additional disclosures regarding deferred revenue related to these programs.

Revenue Recognition

Revenue is recognized when the promised services are performed and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services using the following steps: 1) identification of the contract, or contracts with a customer, 2) identification of performance obligations in the contract, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations in the contract, and 5) recognition of revenue when or as the performance obligations are satisfied. Determining the transaction price may require significant judgment and is determined based on the consideration the Company expects to be entitled to in exchange for transferring services to the customer, excluding amounts collected on behalf of third parties such as sales taxes. The Company may provide consideration (e.g. flight credits) to customers or other parties including owners. Such amounts are accounted for as consideration payable to a customer and are reflected as a reduction in net revenues when the amounts paid are not related to a distinct good or service.

During the years ended December 31, 2025 and 2024, the Company earned revenue primarily from the programs below:

Jet Club Membership and Charter

Jet club members are guaranteed access to the Company’s fleet of light, midsize, and super-midsize aircraft in exchange for membership fees. New members pay a deposit, up to a maximum of $500, depending on their level of membership. Membership levels determine the daily rate a member is charged for future flights. Incidental fees are also applied against members’ accounts. The initial and any subsequent deposits are non-refundable and must be used for the monthly membership fee or for future flight services. These customer deposits are included in deferred revenue on the consolidated balance sheets until used by the customer. The membership services performance obligation is satisfied over time on a monthly basis. Revenue for flights and related services is recognized when such services are provided to the customer at a point in time.

Fractional Ownership

The fractional revenue stream involves a customer purchasing a fractional ownership interest in an aircraft for a contractual term of up to 5 years. Customers have the right to flight and membership services from a fleet of aircraft, including the aircraft they have fractionally purchased. Customers are charged for flight services as incurred based on agreed upon daily and hourly rates in addition to the upfront fractional ownership purchase price. At the end of the contractual term, the Company has the unilateral right to repurchase the fractional interest. In certain contracts, the customer can require the Company to repurchase their ownership interest after a fixed period of time but prior to the contractual termination date of the contract. The repurchase price, whether at the contractual termination date or at the specified earlier date, is calculated as follows: 1) the fair market value of the aircraft at the time of repurchase, 2) multiplied by the fractional ownership percentage, 3) less a remarketing fee. At the time of repurchase, all fractional ownership interests revert to the Company, and all rights to flight and membership services are relinquished. The Company assessed whether these repurchase agreements result in a lease contract under the scope of ASC 842 but determined that they are revenue contracts under the scope of ASC 606 since the repurchase price is lower than the original selling price, and the customer does not have a significant economic incentive to exercise the put option. Further, the fractional ownership sales are accounted for as containing a right of return and the resulting liability is included within Other non-current liabilities on the consolidated balance sheets. The consideration from the fractional ownership interest, as adjusted for any related customer right of return, is included in deferred revenue on the

flyExclusive, Inc.

consolidated balance sheets and recognized over the term of the contract on a straight-line basis as the membership services are provided. Variable consideration generated from flight services is recognized in the period of performance.

Maintenance, Repair, and Overhaul (MRO)

The Company separately provides maintenance, repair, and overhaul services for aircraft owners and operators at certain facilities. MRO ground services are comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs, and inspections. MRO revenue is recognized over time based on the cost of parts and supplies inventory consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the consolidated balance sheets.

Aircraft Management Services

The Company provides certain aircraft management services for third-party aircraft owners. Fixed monthly management fees are charged to the third-party aircraft owners and revenue is recognized on a monthly basis.

Stock-Based Compensation

In connection with the Merger, the Board approved the flyExclusive, Inc. 2023 Equity Incentive Plan, on November 10, 2023 (the "Incentive Plan Effective Date"), at which time the plan became effective, subject to approval by the stockholders of the Company within 12 months. The plan was subsequently approved by the stockholders on December 18, 2023, with an amendment to increase the total shares reserved thereunder approved by stockholders on December 30, 2025. The 2023 Equity Incentive Plan provides for the grant of options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, or other rights or benefits to employees, directors, and consultants.

In connection with the Merger, the Board approved the flyExclusive, Inc. Employee Stock Purchase Plan (the “ESPP”), on November 10, 2023 (the "ESPP Effective Date"), at which time the plan became effective, subject to stockholder approval. The plan was subsequently approved by the stockholders on December 18, 2023, with an amendment to increase the total shares reserved thereunder approved by stockholders on December 30, 2025. The ESPP provides eligible employees with a means of acquiring an equity interest in the Company through payroll deductions. The aggregate number of shares of common stock reserved for future employee purchases under the ESPP is 2,500,000 shares. The ESPP will expire on October 31, 2033, unless sooner terminated by the Board, or when all available shares have been purchased. As of December 31, 2025, no shares had been purchased by employees under the ESPP.

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the cost of awards of equity instruments offered in exchange for services be measured based on the grant-date fair value of the award. Stock-based compensation expense is recognized over the requisite service period using the straight-line method with forfeitures accounted for as they occur. See Note 19 "Stock-based Compensation" for additional information regarding stock-based compensation, the ESPP, and the 2023 Equity Incentive Plan.

Contract Acquisition Costs

The Company pays commissions on deposits from new and recurring jet club member contracts. These commissions are contract acquisition costs that are capitalized as an asset on the consolidated balance sheets as these are incremental amounts directly related to attaining contracts with customers. Capitalized sales commissions were $2,014 and $1,748 during the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025 and December 31, 2024, contract acquisition costs of $920 and $923, respectively, were included within Prepaid expenses and other current assets and $1,424 and $965, respectively, were included within Other non-current assets on the consolidated balance sheets. Capitalized contract costs are periodically reviewed for impairment.

Capitalized contract costs are amortized on a straight-line basis concurrently over the same period of benefit in which the associated revenue is recognized. Amortization expense related to capitalized contract costs included in selling, general,

flyExclusive, Inc.

and administrative expense in the consolidated statements of operations and comprehensive loss was $1,543 and $1,136 during the years ended December 31, 2025 and 2024, respectively.

Earnings (Loss) per Share

The Company computes earnings (net loss) per share in accordance with ASC 260, Earnings per Share. Basic earnings (net loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock, common stock equivalents, and other potentially dilutive securities, if any, outstanding during the period.

Income Taxes

We account for income taxes using the asset and liability method. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating losses, capital losses, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these differences are anticipated to reverse. Management makes estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, we establish a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are recognized within income tax expense on the consolidated statements of operations and comprehensive income (loss).

(Gain) Loss on Aircraft Sales and Aircraft Held for Sale

The Company occasionally sells aircraft held for use from its fleet. The (gain) or loss from each transaction is recognized upon completion of the sale as a (gain) or loss on aircraft sales which is presented within the (gain) loss on aircraft sales and aircraft held for sale on the consolidated statements of operations and comprehensive loss.

The (gain) or loss on aircraft previously held for use as property and equipment and subsequently elected to actively market for sale is presented within the (gain) loss on aircraft sales and aircraft held for sale on the consolidated statements of operations and comprehensive loss. When a decision is made to actively market for sale, depreciation is discontinued, and aircraft held for sale is recorded at the lower of carrying value and fair value less costs to sell. We present aircraft assets held for sale at the lower of their current carrying value or their fair market value less costs to sell including $3,421 and $7,786 classified within “current assets” on the Company’s consolidated balance sheets as of December 31, 2025 and 2024, respectively, as well as $0 and $4,085 classified within "non-current assets" on the Company’s consolidated balance sheets as of December 31, 2025 and 2024, respectively. The fair values are based on observable and unobservable inputs, including market trends and conditions. The assumptions used to determine the fair value of the assets held for sale are subject to inherent uncertainty and could produce a wide range of outcomes which the Company will continue to monitor in future periods as new information becomes available. Prior to the ultimate sale of the assets, subsequent changes in the estimate of the fair value of the assets held for sale will be recorded as a (gain) or loss with a corresponding adjustment to the assets’ carrying value.

As of December 31, 2025 and December 31, 2024, the Company had one and three aircraft classified as held for sale, respectively. The following table summarizes the Company's held for sale activity during year ended December 31, 2025:

flyExclusive, Inc.

Year Ended December 31,
2025
Aircraft held for sale as of December 31, 2024	$11,871
Aircraft held for sale sold	(8,650)
Aircraft reclassified to held for sale	1,239
Loss due to fair value adjustments	(1,039)
Aircraft held for sale as of December 31, 2025	$3,421

Excise Tax

In accordance with the Inflation Reduction Act of 2022, the Company records a liability for the expected excise tax obligation at the end of each reporting period. In general, the excise tax liability is calculated as 1% multiplied by the difference between the following: 1) the fair value of the repurchases/redemptions of shares during the period less 2) the fair value of share issuances during the period. The offset to excise tax liability is a reduction to retained earnings (if an entity has retained earnings as opposed to an accumulated deficit) or a reduction to additional paid-in capital in the absence of retained earnings. As the Company has an accumulated deficit as of December 31, 2025, the offset to the excise tax liability has been recorded as a reduction to additional paid-in capital in the consolidated balance sheet as of December 31, 2025.

Nonmonetary Transactions

From time to time, the Company enters into arrangements with their employees to provide a specified amount of flight time as part of their compensation. The Company records these nonmonetary transactions at the estimated fair value of the flights using the Standard Industry Fare Level. As the employees utilizes the flight time the Company provides, an expense is recognized in the period the flight hours are consumed.

Advertising Expense

The Company expenses all advertising costs when incurred. Advertising expenses were $3,665 and $8,707 during the years ended December 31, 2025 and 2024, respectively. This is included within Selling, general and administrative costs on the consolidated statements of operations and comprehensive loss.

Recently Issued Accounting Standards Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses" (“ASU 2024-03”), which is intended to improve disclosures about a public business entity's expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions. Such information should allow investors to better understand an entity's performance, assess future cash flows, and compare performance over time and with other entities. ASU 2024-03 will require public business entities to disclose in the notes to the financial statements, at each interim and annual reporting period, specific information about certain costs and expenses, including purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each expense caption presented on the face of the income statement, and the total amount of an entity's selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and may be applied either prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance on the consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, "Financial Instruments—Credit Losses (Topic 326)", which introduces a practical expedient for measuring expected credit losses on trade receivables and contract assets. Under ASU 2025-05, an entity is required to disclose whether it has elected to use the practical expedient, which permits assuming that current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when estimating expected credit losses. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2026. Early adoption is permitted. If the Company elects to do so, it does not expect that the practical expedient will have a material impact on the consolidated financial statements.

flyExclusive, Inc.

In December 2025, the FASB issued ASU 2025-11, "Interim Reporting (Topic 270): Narrow-Scope Improvements" ("ASU 2025-11"), which is intended to improve the navigability of the required interim disclosures and clarify when that guidance is applicable. The amendments also provide additional guidance on what disclosures should be provided in interim reporting periods, including a requirement to disclose events since the end of the last annual report period that have materially impacted the Company. The amendments in ASU 2025-11 are effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

3. Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share using net loss attributable to Company common stockholders and the weighted average number of common shares outstanding during each period. Because the Penny Warrants obligates the Company to issue shares for little or no cash consideration contingent only upon the passage of time (see Note 17 "Warrant Liabilities" for a description of the Penny Warrants), weighted average shares issuable under the Penny Warrants are included in the denominator in the calculation of basic and diluted EPS. Shares of Class B Common Stock do not share in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings (loss) per share of Class B Common Stock under the two-class method has not been presented.

The following table sets forth the computation of the Company’s basic and diluted net (loss) income per share:

	Year Ended December 31,	Year Ended December 31,
(in thousands, except share amounts)	2025	2024
Numerator:
Net loss	$(67,114)	$(101,495)
Less: Net loss attributable to redeemable noncontrolling interests	(50,529)	(73,384)
Less: Net income (loss) attributable to noncontrolling interests	1,007	(7,037)
Add: Series A Preferred Dividends	(4,166)	(3,258)
Add: Series B Preferred Dividends	(5,806)	(1,233)
Basic Net loss attributable to common stockholders	$(27,564)	$(25,565)
Denominator:
Weighted Average Class A Common Stock outstanding	19,946,794	17,757,741
Weighted Average Class A Common Stock issuable under Series A Penny Warrants	1,300,950	1,051,749
Weighted Average Class A Common Stock issuable under Series B Penny Warrants	5,990,160	5,000,000
Weighted Average Shares Outstanding - basic and diluted	27,237,904	23,809,490
Basic and Diluted Earnings (Loss) Per Share
Basic	$(1.01)	$(1.07)
Diluted	$(1.01)	$(1.07)

flyExclusive, Inc.

The following table summarizes potentially dilutive outstanding securities for the year ended December 31, 2025 which were excluded from the calculation of diluted EPS, because their effect would have been anti-dilutive:

	December 31, 2025	December 31, 2024
Public warrants	2,519,869	2,519,869
Private Placement Warrants	4,333,333	4,333,333
Series A Penny Warrants	1,300,950	1,274,742
Class B Common Stock	59,930,000	59,930,000
Total anti-dilutive features	68,084,152	68,057,944

4. Segment Information

The Company has one reportable segment, private aviation services, managed on a consolidated basis by the Chief Executive Officer, who is the Company's CODM. The private aviation services segment provides charters, aircraft partnerships, jet club memberships, fractional ownership shares, MRO, and aircraft management services. The Company derives revenue primarily in North America and manages the business activities on a consolidated basis.

The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance and decides how to allocate resources based on net loss that is also reported on the income statement as consolidated net loss. The measure of segment assets is reported on the balance sheet as consolidated total assets.

The CODM allocates resources and evaluates performance based on net loss, which is the Company’s measure of segment profit or loss. The CODM considers budget to actual and year-over-year variances for net loss when making decisions about how to utilize the Company’s resources. The components of segment profit or loss were as follows:

	Year Ended December 31,
	2025	2024
Total Revenue	$375,877	$327,274
Less:
Cost of revenue	319,625	290,212
Selling, general and administrative	82,586	91,337
Depreciation and amortization	23,587	25,709
(Gain) loss on aircraft sales and aircraft held for sale	(2,688)	2,795
Other (1)	19,844	18,675
Income tax expense	37	41
Net Loss	$(67,114)	$(101,495)

(1)
Includes all items within other income (expense) on the consolidated statements of operations and comprehensive loss.

No single customer accounted for 10% or more of consolidated revenue for the years ended December 31, 2025 and 2024.

flyExclusive, Inc.

5. Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Fair Value Measurements at December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	5,401	—	—	5,401
	$5,401	$—	$—	$5,401
Liabilities:
Warrant liability - public warrants	$706	$—	$—	$706
Warrant liability - private placement warrants	—	1,213	—	1,213
Warrant liability - Series A penny warrants	—	—	2,525	2,525
	$706	$1,213	$2,525	$4,444

	Fair Value Measurements at December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$2,710	$—	$—	$2,710
Investments in securities	849	64,692	—	65,541
	$3,559	$64,692	$—	$68,251
Liabilities:
Warrant liability - public warrants	$454	$—	$—	$454
Warrant liability - private placement warrants	—	780	—	780
Warrant liability - Series A penny warrants	—	—	1,780	1,780
	$454	$780	$1,780	$3,014

The fair values of government money market funds have been measured on a recurring basis using Level 1 inputs, which are based on unadjusted quoted market prices within active markets. The short-term investments, including investments in fixed income securities, have been measured using quoted pricing on active markets for Level 1 investments and inputs based on alternative pricing sources and models utilizing observable market inputs for Level 2 investments.

The fair value of the Public Warrants is classified as Level 1 due to the use of an observable market quote in an active market. The fair value of the Private Placement Warrants is classified as Level 2 due to the use of an observable market quote for the Public Warrants, which are considered to be a similar asset in an active market. The warrant liability is calculated by multiplying the quoted market price of the Company’s Public Warrants by the total number of Public Warrants and Private Placement Warrants.

flyExclusive, Inc.

The Company’s Level 3 liability consists of the Series A Penny Warrants associated with the issuance of Series A Preferred Stock. This liability has been classified as Level 3 due to the use of an unobservable input within the valuation, namely volatility.

The fair value of the Series A Penny Warrant liability as of December 31, 2025 and December 31, 2024 was determined utilizing a Monte Carlo simulation valuation method, using the following inputs and assumptions:

$ in thousands, except for Stock price, Strike price, and share amounts	December 31, 2025
Warrant Shares	1,469,519
Aggregate Value Cap	$11,250
Stock price	$4.11
Strike price	$0.01
Term (in years)	3.18 years
Volatility	109.0%
Risk free rate	3.6%
Dividend Rate	—%

$ in thousands, except for Stock price, Strike price, and share amounts	December 31, 2024
Warrant Shares	1,274,742
Aggregate Value Cap	$11,250
Stock price	$3.15
Strike price	$0.01
Term (in years)	4.2 years
Volatility	100.0%
Risk free rate	4.3%
Dividend Rate	—%

The following table shows the change in the fair value of the Series A Penny Warrant liability for the years ended December 31, 2025 and 2024:

Amount
Balance as of December 31, 2023	$—
Issuance of Series A Penny Warrants	3,747
Change in fair value of Series A Penny Warrants	(1,967)
Balance as of December 31, 2024	1,780
Change in fair value of Series A Penny Warrants	745
Balance as of December 31, 2025	$2,525

There have been no changes in valuation techniques and related inputs. As of December 31, 2025 and December 31, 2024, there were no transfers between Level 1, Level 2, and Level 3.

6. Variable Interest Entities

As part of its organizational structure, the Company has established numerous single-asset LLC entities (“SAEs”) each for the primary purpose of holding a single identifiable asset, such as individual planes / aircraft and leasing the asset to the Company through its wholly-owned subsidiaries. There are SAEs in which the Company has less than 100% equity interest (generally 50% or less) (“SAEs with Equity”). There are also SAEs in which the Company holds no equity interests. Generally, in these instances, the Company initially acquired the aircraft, contributed the aircraft to the SAE, and subsequently sold 100% of the equity interests in the SAE and leased the aircraft back from the third-party in a transaction structured as sale-leaseback (“SAEs without Equity”). The Company also has a 50% noncontrolling ownership interest in an entity that operates an aircraft paint facility (“Paint Entity”).

Management analyzes the Company’s variable interests including loans, guarantees, and equity investments, to determine if the Company has any variable interests in these entities. This analysis includes both qualitative and quantitative

flyExclusive, Inc.

reviews. Qualitative analysis is based on an evaluation of the design and primary risk of these entities, their organizational structures including decision making abilities, and financial and contractual agreements. Quantitative analysis is based on these entities’ equity interests and investment. The Company determined it has variable interests in Paint Entity and SAEs with Equity as a result of its equity interest in these entities. For those SAEs without Equity in which the Company has a (a) lease agreement for the aircraft which is the primary asset of these entities (the “lessor SAEs without Equity”), and (b) either (i) has a call option and/or (ii) a lessor put option for a fixed purchase price, the Company determined that it has variable interests in the lessor SAEs without Equity.

The Company then determines whether the entities that the Company has variable interests in are VIEs. ASC 810, "Consolidation," defines a VIE as an entity that either (i) lacks sufficient equity to finance its activities without additional subordinated financial support from other parties; or (ii) has an equity holder(s) that, as a group, lack the characteristics of a controlling financial interest. Paint Entity, SAEs with Equity, and lessor SAEs without Equity are VIEs as they met at least one of the criteria above.

A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE.

The Company uses qualitative and quantitative analyses to determine if it is the primary beneficiary of VIEs including evaluation of (a) the purpose and design of the VIE, and (b) activities that most significantly impact economic performance of the VIE. The Company also determines how decisions about significant activities are made in the VIE and the party or parties that make them. The Company determined that it is the primary beneficiary of these VIEs because it acts as manager of the entities’ aircraft or retains control of the entity through terms in the leases, thereby giving it the power to direct activities of the entities that most significantly impact its economic performance. In addition, the Company either (a) has obligations to the losses of the VIEs and the right to receive benefits from the VIEs that could potentially be significant to the entities as a result of its equity interests, or (b) is deemed to have a controlling financial interest in the VIEs due to the other equity holders of these VIEs, as a group, lacking the characteristics of a controlling financial interest.

The Company’s consolidated balance sheets include the following assets and liabilities of these VIEs:

	December 31, 2025	December 31, 2024
Cash	$495	$737
Property and equipment, net	46,027	61,769
Long-term notes payable, current portion	17,861	7,690
Long-term notes payable, non-current portion	10,318	29,619

The Company’s consolidated statements of operations and comprehensive loss include the following expenses of these VIEs:

	Year Ended December 31,
	2025	2024
Interest expense	$1,798	$1,981
Depreciation and amortization	3,614	6,049

The assets of the Company’s VIEs are only available to settle the obligations of these entities. Creditors of each of the VIEs have no recourse to the general credit of the Company.

While the Company has no contractual obligation to do so, it may voluntarily elect to provide the VIEs with additional direct or indirect financial support based on its business objectives. The Company provided financial contributions to the VIEs in the amount of $6,634 and $6,484 during the years ended December 31, 2025 and 2024, respectively.

flyExclusive, Inc.

7. Revenue

The following table disaggregates revenue by service type and the timing of when these services are provided to the member or customer:

	Year Ended December 31,
	2025	2024
Services transferred at a point in time:
Flights	$353,867	$308,283
Aircraft management services	2,101	1,942
Services transferred over time:
Memberships	132	4,005
MRO	10,623	7,166
Fractional ownership purchase price	9,154	5,877
	$375,877	$327,274

Transaction Price

The transaction prices for each of the primary revenue streams are as follows:

•
Jet Club Membership and Charter – Membership fees (less credits issued), and flight related charges based on trips flown
•
MRO – Time and materials incurred for services performed
•
Fractional Ownership – The portion of fractional interest purchase price (less credits issued) allocated to revenue, and flight related charges based on trips flown
•
Aircraft Management Services – Fixed monthly management fees charged to third-party aircraft owners.

The following table provide a rollforward of deferred revenue:

Amount
Balance as of December 31, 2024	$149,517
Revenue recognized	(281,521)
Revenue deferred	294,323
Balance as of December 31, 2025	$162,319

The increase in deferred revenue at December 31, 2025 compared to December 31, 2024 is due to increased customer billings for services relating to timing of satisfaction of the Company’s performance obligations.

8. Other Receivables

Other receivables consisted of the following:

	December 31, 2025	December 31, 2024
Rebate receivables	$1,226	$1,117
Federal excise tax receivable	4,657	5,414
Insurance settlement in process	320	—
Income tax receivable	—	460
Other	32	149
	$6,235	$7,140

9. Parts and Supplies Inventory

Parts and supplies inventory consists primarily of aircraft parts and materials and supplies. Parts and supplies inventory, net of reserve, consisted of the following:

flyExclusive, Inc.

	December 31, 2025	December 31, 2024
Aircraft parts	$4,820	$5,101
Materials and supplies	457	753
Less: parts and supplies inventory reserve	(209)	(196)
	$5,068	$5,658

10. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2025	December 31, 2024
Prepaid vendor expenses	$3,696	$3,239
Prepaid insurance	602	690
Prepaid directors and officers insurance	2,199	2,032
Prepaid maintenance	456	154
Prepaid non-aircraft subscriptions	322	407
MRO revenue in excess of billings	2,157	326
Deferred commission	920	923
	$10,352	$7,771

11. Investments in Securities

The Company did not hold any investments in securities as of December 31, 2025. As of December 31, 2024, the cost and fair value of marketable securities was as follows:

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury bills	$55,009	$190	$—	$55,199
Municipal bonds	9,631	38	(351)	9,318
Corporate/government bonds	479	33	—	512
Other bonds	478	34	—	512
	$65,597	$295	$(351)	$65,541

There was no unrealized gain (loss) on available-for-sale debt securities in 2025. Aggregated unrealized gain (loss) on available-for-sale debt securities of $(56) was recognized in accumulated other comprehensive loss in the Company’s consolidated balance sheets as of December 31, 2024.

12. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31, 2025	December 31, 2024
Transportation equipment	$309,675	$329,416
Office furniture and equipment	3,418	3,216
Leasehold improvements	2,417	2,328
Construction in progress	236	236
Deposits on transportation equipment	1,725	14,165
	317,471	349,361
Less: Accumulated depreciation	(93,741)	(89,487)
Property and equipment, net	$223,730	$259,874

flyExclusive, Inc.

Depreciation expense for property and equipment for the years ended December 31, 2025 and 2024, was $21,402 and $23,740, respectively. The net carrying value of disposals of long-lived assets as of December 31, 2025 and 2024 was $83,093 and $23,449, respectively.

Interest payments on borrowings to acquire aircraft are capitalized for the month of acquisition when the aircraft’s in-service date begins following the 15th of the month. Interest payments for the month of acquisition would be expensed if the aircraft is placed into service before the 15th of the month. There was no capitalized interest as of December 31, 2025 and December 31, 2024, and capitalized interest was included as a component of construction in progress prior to the equipment’s in-service date.

13. Other Current Liabilities

Other current liabilities consisted of the following:

	December 31, 2025	December 31, 2024
Accrued vendor payments	$6,395	$6,528
Accrued ERC payments	9,044	9,044
Accrued directors and officers insurance	1,622	1,780
Accrued employee-related expenses	11,722	10,239
Accrued engine expenses	2,479	713
Accrued tax expenses	1,430	1,072
Accrued interest	2,145	472
Excise tax payable	999	1,188
Other	683	96
	$36,519	$31,132

Employee Retention Credit (“ERC”)

The CARES Act, enacted on March 27, 2020, provides an ERC that is a refundable tax credit against certain employer taxes. The ERC was subsequently amended by the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriation Act of 2021, and the American Rescue Plan Act of 2021, all of which amended and extended the ERC availability and guidelines under the CARES Act. The goal of the ERC program is to encourage employers to retain and continue paying employees during periods of pandemic-related reduction in business volume even if those employees are not actually working, and therefore, are not providing a service to the employer.

Under the Act, eligible employers could take credits up to 70% of qualified wages with a limit of $7 per employee per quarter for the first three quarters of calendar year 2022. In order to qualify for the ERC in 2022, organizations generally had to experience a 20% or greater decrease in gross receipts in the quarter compared to the same quarter in calendar year 2019 or its operations had to have been fully or partially suspended during a calendar quarter due to “orders from an appropriate governmental authority limiting commerce, travel, or group meetings (for commercial, social, religious, or other purposes)” due to COVID-19. The credit is taken against the Company’s share of Social Security Tax when the Company’s payroll provider files or subsequently amends the applicable quarterly employer tax filings.

As of December 31, 2025, the Company has received ERC payments totaling $9,044. The Company’s legal counsel has issued a legal opinion that the Company, more likely than not, qualified for the ERC. However, it remains uncertain whether the Company meets the eligibility qualifications required for the ERC. Therefore, the balance was included in other current liabilities in the consolidated balance sheets as of December 31, 2025 and December 31, 2024 since the Company may potentially be required to repay the ERC.

flyExclusive, Inc.

14. Other Non-Current Liabilities

Other non-current liabilities consisted of the following:

	December 31, 2025	December 31, 2024
Fractional ownership deposits	$47,140	$30,342
Other	—	—
	$47,140	$30,342

15. Debt

The components of the Company’s outstanding short-term notes payable consisted of the following:

	Interest Rates	December 31, 2025	December 31, 2024
Short-term notes payable
Bank 1	6.5%	$3,160	$—
Bank 2	7.8%	4,229	5,962
Financial Institution 5	10.0%	1,594	—
Less: Unamortized debt issuance costs		(446)	—
Total short-term notes payable		$8,537	$5,962

In June 2023, the Company entered into two loan agreements in the principal amounts of $8,000 and $6,400, each bearing an interest rate of 7.75%. These loans originally had a maturity date of six months from the loan date. The maturity date of the $6,400 loan has been extended to June 2026, and the $8,000 loan to April 2029.

In April 2025, the Company entered into two loan agreements in the principal amounts of $1,540 and $1,620 with Bank 1, each of which bears an interest rate of 6.5% and has a maturity date of May 2026. In July 2025, the Company entered into a merchant cash advance agreement in the principal amount of $3,750 with Financial Institution 5, which bears an interest rate of 10.0% and has a maturity date of April 2026.

As of December 31, 2025 and December 31, 2024, unamortized debt issuance costs were $446 and $0, respectively for short-term notes payable.

During the years ended December 31, 2025 and 2024 the Company recorded $630 and $31, respectively in amortization of short-term debt issuance costs within interest expense in the consolidated statements of operations and comprehensive loss.

Interest expense related to short-term debt totaled $557 and $489 for the years ended December 31, 2025 and 2024, respectively.

flyExclusive, Inc.

The components of the Company’s outstanding long-term debt consisted of the following:

	Interest Rates		Amounts		Maturity Dates
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Long-term notes payable with banks for the purchase of aircraft
Bank 1	4.0% - 7.3%	4.0% - 7.3%	$6,304	$11,841	Aug 2026 - Feb 2029	Aug 2025 - Feb 2029
Bank 2	7.5% - 7.8%	4.0% - 7.8%	9,208	12,325	Jun 2028 - Dec 2030	Jun 2025 - Apr 2029
Bank 3	2.3% + SOFR**	2.3% + SOFR**	1,508	1,653	Sept 2026	Sep 2025
Bank 4	n/a	5.3% - 6.0%*	-	3,289	n/a	Jul 2030 - Sep 2030
Bank 5	7.7%	7.7%	1,344	1,614	Jan 2030	Jan 2030
Bank 6	4.0%	4.0%	519	800	Sep 2027	Sep 2027
Bank 7	8.8%	8.8%	11,914	12,361	May 2029	May 2029
Bank 8	2.8% + SOFR**	n/a	1,322	—	Apr 2027	n/a
Long-term notes payable with financial institutions for the purchase of aircraft
Financial Institution 1	n/a	0.25% + Schwab Loan Rate	-	2,959	n/a	Dec 2027
Financial Institution 2	3.6% - 7.0%	3.6% - 7.0%	6,499	7,796	Nov 2026 - Dec 2026	Nov 2026 - May 2027
Financial Institution 3	9.5%	9.0% - 9.5%	12,777	34,407	Dec 2033 - Mar 2034	Sep 2033 - Mar 2034
Credit facilities with financial institutions
Financial Institution 4	n/a	1.5% + SOFR** - 2.8% + SOFR**	-	62,666	See disclosure below	See disclosure below
Other long-term debt payable
Financing obligations from sale-leaseback transactions	1.0% - 2.4%	n/a	29,397	—	Nov 2028 - Aug 2030	n/a
EID loan	See disclosure below	See disclosure below	122	122	See disclosure below	See disclosure below
Long-term debt from VIEs			28,180	37,310
Total Long-term notes payable			109,094	189,143
Less: Unamortized debt issuance costs and debt discount			(159)	(233)
Less: current portion			(29,905)	(84,883)
Long-term notes payable, non-current portion			$79,030	$104,027

* The payment terms dictate that the Note shall bear interest at a rate equal to the Prime Rate plus 275 basis points with an initial interest rate set at 6.00% based on the Prime Rate and Loan Spread at the time of the agreement. The interest rate is to be adjusted every 5 years and be based on the Prime Rate published as of the date plus the Loan Spread.

** SOFR is defined as “Secured Overnight Financing Rate”

flyExclusive, Inc.

The Company (the “Borrowers”) routinely enters into long-term loan agreements with various lenders for the purpose of financing purchases of aircraft. These loans usually have an initial term between 2 to 15 years and occasionally the Borrowers negotiate with the lenders to extend the maturity date at the end of the initial term. The Company will refinance as needed to meet its obligations as they become due within the next 12 months. The Company has maintained a positive relationship with the lenders and has not historically had any difficulty refinancing these debt obligations. Based on historical experience and the fact that the Company has not suffered any decline in creditworthiness, it expects that cash on hand and cash earnings will enable it to secure the necessary refinancing. Amendments are executed at times when interest rates and terms are changed. Under these long-term loan agreements, the Borrowers usually pay principal and interest payments each month, followed by a balloon payment of all unpaid principal and accrued and unpaid interest due upon maturity, and when applicable, a loan origination fee upon execution. Each note payable is collateralized by the specific aircraft financed and is guaranteed by the owners of the Borrowers.

The lender may impose a restriction that the outstanding balance of the note may not exceed a percentage of the retail value of the collateral. In the event the outstanding value of the loan exceeds the percentage threshold of the collateralized aircraft, the Borrowers may be required to make a payment in order to reduce the balance of the loan. Pursuant to the loan agreements, the Borrowers must maintain certain debt service ratios (such as cash flow to leverage or certain EBITDA to total borrowings) specific to each lender as long as the borrowers hold outstanding loans. There were 24 separate loan agreements (each loan agreement includes the initial agreement and amendments if applicable) with note payable balances outstanding as of December 31, 2025, compared to 30 separate loan agreements as of December 31, 2024.

As of December 31, 2025 and December 31, 2024, unamortized debt issuance costs were $159 and $233 for long-term notes payable (excluding convertible note), respectively.

During the years ended December 31, 2025 and 2024, the Company recorded $614 and $130, respectively, in amortization of the long-term debt issuance costs within interest expense in the consolidated statements of operations and comprehensive loss.

Total interest expense related to long-term debt (excluding convertible note and VIEs) was $8,104 and $11,587 for the years ended December 31, 2025 and 2024, respectively.

The table below presents the Company’s contractual principal payments (not including debt issuance costs) as of December 31, 2025 under then-outstanding long-term debt agreements in each of the next five calendar years (does not include VIE loans):

Fiscal year	Amount
Remainder of 2026	$12,044
2027	6,918
2028	21,487
2029	19,230
2030	13,641
Thereafter	7,594
80,914
Long-term notes payable from VIE	28,180
Debt issuance costs	(159)
Total long-term notes payable	$108,935

Credit Facility (term loan)

In August 2018, the Company entered into a term loan agreement with a financial institution (the “Lender”) to provide a term loan with a maximum borrowing amount of $12,255, each borrowing considered a loan with a separate promissory note (the “Credit Facility”). Each term loan will be used to finance the purchase of aircraft and shall not exceed certain appraised value of the aircraft that is being financed.

flyExclusive, Inc.

Interest accrues on the unpaid principal balance at a rate equal to the Overnight LIBOR-Based Rate, a per annum rate of interest which is equal to the greater of: (i) the floor rate 2.25%, and (ii) the sum of Overnight LIBOR plus 2.25% at the execution date of the promissory note. Interest on each loan will be paid in arrears on the same day of each month, commencing on the one-month anniversary of the promissory note. In addition to the interest payments, a principal payment of each loan will be paid monthly based on an amortization schedule of twelve years. The entire remaining principal balance of the loan, plus all accrued but unpaid interest shall be due and payable on the fifth-year anniversary of the promissory note (the “Term Loan Maturity Date”). Any installment of principal or interest on the loans which are not paid when due shall bear a default interest rate equal to the lesser of (i) the applicable LIBOR-based rate plus 3% per annum, or (ii) the highest rate then permitted by applicable law. A late charge of 5% of any payment will be imposed on any regularly scheduled payment not received by the Lender on or before 15 days from the date such payment is due.

The Lender has the right to have any financed aircraft appraised during any outstanding obligations, at the Company’s sole cost and expense. In the event the loan is revealed to have a value greater than a certain percentage of the aircraft, the Company must make a mandatory repayment of the applicable loan to an amount that will reduce the loan to be less than the required percentage of the applicable appraised value. Pursuant to the term loan agreement, the Company must maintain a certain debt service coverage ratio (the ratio calculated by dividing EBITDA and sum of all loan payments), tested annually. There is also an optional prepayment clause which specifies that the Company may prepay any loans in whole or in part, and all prepayments of principal shall include interest accrued to the date of the prepayment on the principal amount being prepaid.

The Credit Facility contains clauses requiring the Company to maintain its limited liability companies’ existence and to not permit any of the subsidiaries to liquidate, dissolve, change their names, or consolidate with other corporations without prior consent of the Lender. The original loan agreement states that the Company may not re-borrow any amounts repaid to the Lender. The term loan is collateralized by substantially all assets of the Company and initially expires August 2019. The Credit Facility also contains other customary covenants, representations and events of default.

In August 2019, the Company entered into the First Amendment of the original term loan agreement which increased the maximum available borrowings of the Credit Facility to $22,255 and extended the Term Loan Maturity Date to November 2020. The First Amendment also amended the covenant to require the Company to maintain a certain Fixed Charge Coverage ratio tested on the date immediately preceding each borrowing and upon receipt of quarterly financial statements.

In November 2020, the Company entered into the Second Amendment of the term loan agreement which increased the maximum available borrowings of the Credit Facility to $27,250 and extended the Term Loan Maturity Date to November 2022.

In September 2022, the Company entered into the Third Amendment of the term loan agreement which increased maximum available borrowings of the Credit Facility to $32,250 and extended the Term Loan Maturity Date to September 2024. The Third Amendment also states that the Company may repay any outstanding loan at any time and any amounts so repaid may be reborrowed, up to the Maximum Loan Amount at the time of such borrowing. The Third Amendment also amended the interest rate terms and provided the option to elect a rate per year equal to SOFR-Based Rate or the Prime-Based Rate.

In December 2023, the Company entered into the Fourth Amendment of the term loan agreement which decreased maximum available borrowings of the Credit Facility to $15,250. The Company elected to utilize the SOFR-Based Rate upon execution of the amendment and continued to pay interest based on the SOFR-Based Rate as of December 31, 2024.

There was no outstanding balance on the term loan as of December 31, 2025, compared to an aggregated outstanding balance of $3,126 as of December 31, 2024.

Credit Facility (Revolving Line of Credit)

In March 2023, the Company entered into a revolving uncommitted line of credit loan with the lender (the “LOC Master Note”). The LOC Master Note provides a line of credit of up to $60,000 and the Company may request one or more

flyExclusive, Inc.

loans from time to time until the scheduled maturity date of March 9, 2024 (“LOC Master Note Maturity Date”). The LOC Master Note is collateralized by the Company’s investment accounts and money market accounts with the lender.

At the Company’s option, the interest rate on term loans drawn from the LOC Master Note is equal to either the Prime-Based Rate, defined as the greater of 1.25% or the prime rate minus 1.88%, or the Daily Simple SOFR-Based Rate, defined as the greater of 1.25% or the Daily Simple SOFR plus 1.25% (“Interest Rate Option”). The Company agrees to pay accrued interest monthly on the 9th day of each month, beginning with the first of such dates to occur after the date of the first loan, at maturity of the LOC Master Note, and upon payment in full, whichever is earlier or more frequent. After maturity, whether by acceleration or otherwise, interest shall be payable upon demand. The Company may prepay any principal bearing interest at any Interest Rate Option in whole or in part without breakage fee, penalty or premium; provided, however, that if a swap agreement with a Daily Simple SOFR-Based Rate is in effect between Lender and the Company in connection with a loan made pursuant to this LOC Master Note, any applicable swap breakage fees, penalties, premiums and costs will apply. There is no swap agreement in place as of December 31, 2025.

The LOC Master Note contains customary representations and warranties and financial and other affirmative and negative covenants and is subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of certain representations or covenants, failure to pay other material indebtedness, failure to maintain the market value of the collateral such that at all times it equals or exceeds the Minimum Liquidity Balance and certain other events of default.

All payments shall be made in immediately available funds and shall be applied first to accrued interest and then to principal; however, if an Event of Default occurs, Lender may in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued.

The Company drew an initial $44,527 principal amount in March 2023, with the selected interest option of SOFR plus 1.25%. In April, September, and October 2023, the Company drew additional $3,300, $8,713 and $3,000 principal amounts, respectively, under the LOC Master Note with the selected interest option of SOFR plus 1.25%.

On March 9, 2024, the Company entered into an amendment to the LOC Master Note to extend the maturity date to September 9, 2025. The Master Note continues to provide a line of credit up to $60,000. Pursuant to the amendment, the Company elected the updated interest rate option of SOFR plus 1.50%.

As of December 31, 2024, the Company had an outstanding balance on the LOC Master Note of $59,540 with the selected interest option of SOFR plus 1.50%.

On March 7, 2025, the Company paid in full the $59,540 balance on the LOC Master Note and closed the LOC. As of December 31, 2025, the Company had no outstanding balance.

Sale-Leaseback Transactions

In August 2025, the Company sold an aircraft to a third party for approximately $16,000. In connection with the sale, the Company entered into an agreement to lease back the aircraft for a 5-year period. Since the lease agreement provides the Company an option to repurchase fractional interests in the aircraft at fixed prices, the transaction is accounted for as a failed sale-leaseback. As a result, the aircraft remains on our Consolidated Balance Sheet as of December 31, 2025. The Company recognized $15,500 of the proceeds as a financing obligation as a component of long-term debt.

In November 2025, the Company sold an aircraft to a third party for approximately $18,500. In connection with the sale, the Company entered into an agreement to lease back the aircraft for a 3-year period. Since the lease agreement provides the Company an option to repurchase the aircraft equal to the greater of $18.5 million or the fair market value of the aircraft as of the purchase date, the transaction is accounted for as a failed sale-leaseback. As a result, the aircraft remains on our Consolidated Balance Sheet as of December 31, 2025. The Company recognized $18,500 of the proceeds as a financing obligation as a component of long-term debt.

flyExclusive, Inc.

Debt Covenants

Financial covenants contained in the debt borrowings mandate that the Company maintains certain financial metrics, including, but not limited to, debt service coverage ratios, fixed charge cover ratios, or cash flow cover ratios. If the Company is unable to maintain the financial metric, it is a breach of the debt covenant and is considered an event of default. An event of default can result in all loans and other obligations becoming immediately due and payable, including the advance of any sums necessary to cure the event of default, allowing the lenders to seize the collateralized assets, which include aircraft and the debt agreements being terminated. As of December 31, 2025 and 2024, the Company was not in compliance with certain financial covenants and obtained waiver request letters from the various lenders. Pursuant to the waiver letters, the lenders agreed to waive the financial covenants as of December 31, 2025 and 2024. The aggregate balances of outstanding debt obligations for which waiver letters were received was $8,924 and $19,365 as of December 31, 2025 and December 31, 2024, respectively.

Economic Injury Disaster Loans (“EID”)

In August 2020, the Company executed the standard loan documents required for securing loans offered by the SBA under its EID loan assistance program and received the loan proceeds of $122. The proceeds from the EID Loan must be used for working capital. The EID Loan has a thirty-year term and bears interest at a rate of 3.75% per annum with monthly principal and interest payments being deferred for 12 months after the date of disbursement. On March 11, 2021, the American Rescue Plan Act of 2021 was enacted, which extended the first due date for repayment of EIDLs made in 2020 from 12 months to 24 months from the date of the note. The EID loan may be prepaid at any time prior to maturity with no prepayment penalties. The Loan Authorization and Agreement and the note executed by the Company in connection with the EID Loan contains events of default and other provisions customary for a loan of this type and the EID loan is secured by a security interest on all of the Company’s assets.

Issuance of Promissory Notes

In February 2024, the Company entered into a long-term promissory note in the amount of $4,200. The note bears a fixed interest rate of 7.25%, with a maturity date of five years from the note date. In March 2024, the Company entered into two long-term promissory notes in the amount of $6,964 each. Each note bears a fixed interest rate of 9.45%, with a maturity date of ten years from the note date.

In April 2024, the Company entered into an amendment of a short-term promissory note, which as of March 2024, had a maturity date of June 2024, to extend the maturity date to April 2029. The note bears a principal amount of $7,822 and a fixed interest rate of 7.75%. In May 2024, the Company entered into a long-term promissory note in the amount of $12,600. The note bears a fixed interest rate of 8.81%, with a maturity date of five years from the note date.

In December 2025, the Company entered into a long-term promissory note in the amount of $1,460. The note bears a fixed rate of 7.5%, with a maturity date 5 years from the note date.

16. Leases

The Company’s lease arrangements generally pertain to real estate leases and aircraft. The Company leases real estate including hangars and office space under operating leases, ranging from two to thirty years. As of December 31, 2025 and December 31, 2024, the Company operated 32 and 34 aircraft, respectively, under non-cancellable operating leases ranging from two to seven years for charter flight services. For the Company’s aircraft leases, in addition to the fixed lease payments for the use of the aircraft, the Company is also obligated to pay into aircraft engine reserve programs and additional variable costs which are expensed as incurred and are not included in the measurement of our leases. These payments amounted to $23,102 and $15,198 for the years ended December 31, 2025 and December 31, 2024, respectively. As of December 31, 2025 and 2024, the Company operated three and one aircraft under non-cancellable finance leases, respectively.

flyExclusive, Inc.

Vehicle leases typically have month-to-month lease terms and are classified as short-term leases.

The following table sets forth information about the Company’s lease costs for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Operating lease cost	$21,410	$21,195
Short-term lease cost	1,783	1,685
Finance lease cost:
Amortization of right-of-use assets	1,562	743
Interest on lease liabilities	2,317	303
Total lease costs	$27,072	$23,926

The following table sets forth supplemental cash flow information about operating and finance leases for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
ROU assets obtained in exchange for new lease liabilities
Operating lease liabilities	$12,884	$14,866
Finance lease liabilities	$25,197	$16,039

Supplemental balance sheet information related to the leases is as follows:

	December 31, 2025	December 31, 2024
Weighted-average remaining lease term – operating leases	9.22 years	9.09 years
Weighted-average discount rate – operating leases	7.48%	6.87%
Weighted-average remaining lease term – finance leases	4.31	4.83 years
Weighted-average discount rate – finance leases	11.71%	8.23%

The Company’s future lease payments under operating leases as of December 31, 2025 are as follows:

Fiscal Year	Amount
2026	$18,970
2027	15,352
2028	8,959
2029	6,459
2030	4,631
Thereafter	36,760
Total undiscounted cash flows	91,131
Less: Imputed interest	(28,706)
Present value of lease liabilities	$62,425

The Company’s future lease payments under finance leases as of December 31, 2025 are as follows:

Fiscal Year	Amount
2026	$6,979
2027	7,064
2028	7,750
2029	4,921
2030	3,558
Thereafter	-
Total undiscounted cash flows	30,272
Less: Imputed interest	(6,662)
Present value of lease liabilities	$23,610

flyExclusive, Inc.

As of December 31, 2025, we have entered into one master lease for additional office spaces, none of which have commenced. Although some of the office locations are under construction, we do not control the building during construction and are thus not deemed to be the owner during construction.

17. Warrant Liabilities

In connection with the Merger, the Company assumed the 7,066,668 Public Warrants issued by EGA and the 4,333,333 Private Placement Warrants issued by EGA which were outstanding at December 27, 2023.

Each such Warrant is exercisable at an exercise price of $11.50 for one share of flyExclusive Class A Common Stock, subject to adjustments. The Warrants may be exercised for a whole number of shares of the Company. No fractional shares will be issued upon exercise of the Warrants. The Warrants will expire on December 27, 2028, or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the EGA Sponsor or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement that governs the Public Warrants. The exercise price and number of the common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, consolidation, combination, reverse stock split, or reclassification.

In connection with the securities purchase agreement, on March 4, 2024, the Company issued to EnTrust Emerald (Cayman) LP the Series A Penny Warrants. The Series A Penny Warrants grant the holder the right to purchase shares of Class A Common Stock in an aggregate amount equal to one and one-half (1.5%) percent of the outstanding Class A Common Stock on a fully diluted basis (the “Share Count Cap”), calculated in accordance with the terms of the warrant agreement, at an exercise price of $0.01 per share. The Series A Penny Warrants are exercisable beginning on the second anniversary of the Effective Date (as defined in the warrant agreement that governs the Series A Penny Warrants) as to 50% of the Share Count Cap and, beginning on the third anniversary, as to 100% of the Share Count Cap, in each case, in accordance with the terms of the Series A Penny Warrants. The Series A Penny Warrants expire on the fifth anniversary of the Effective Date and may not be exercised for a number of shares of Class A Common Stock having an aggregate value in excess of $11,250, calculated in accordance with the terms of the Series A Penny Warrants.

The Series A Penny Warrants are classified as derivative liabilities because they do not meet the criteria in ASC 815-40 to be considered indexed to the entity’s own stock as the warrants could be settled for an amount that is not equal to the difference between the fair value of a fixed number of the entity’s shares and a fixed monetary amount. The Series A Penny Warrants are measured at fair value both on the date of issuance and on subsequent accounting period ending dates, with all

flyExclusive, Inc.

changes in fair value after the issuance date recorded in the consolidated statements of operations and comprehensive loss as a gain or loss. (see Note 5 "Fair Value Measurements" for additional information regarding fair value).

On March 4, 2024, the Company recorded a warrant liability of $3,746 based on the fair value of the Series A Penny Warrants issued as of the closing date of the Series A Preferred Issuance (see Note 23 "Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests" for additional information regarding the Series A Preferred issuance).

On January 3, 2024, 925,000 Public Warrants were exchanged for 203,500 shares of flyExclusive Class A Common Stock. On February 27, 2024, 336,124 Public Warrants were exchanged, for 73,947 shares of flyExclusive Class A Common Stock.

During the year ended December 31, 2025, holders of Public Warrants did not exercise any warrants on a cashless basis. During the year ended December 31, 2024, holders of Public Warrants exercised 3,283,941 on a cashless basis, in accordance with the terms of the Public Warrants, resulting in an issuance of 974,610 shares of flyExclusive Class A Common Stock for the year ended December 31, 2024. As of December 31, 2025 and December 31, 2024, there were 4,333,333 Private Placement Warrants and 2,519,869 Public Warrants outstanding in addition to the Penny Warrants.

For the years ended December 31, 2025 and December 31, 2024, the Company remeasured the fair value of the Warrants and recorded a loss on the change in the fair value of $1,430 and $1,467, respectively.

The gain or loss was recorded to Other income (expense), on the consolidated statements of operations and comprehensive loss for the years ended December 31, 2025 and December 31, 2024. As of December 31, 2025 and December 31, 2024, the consolidated balance sheets contained warrant liabilities of $4,444 and $3,014, respectively.

18. Employee Benefits

Defined Contribution Plan

The Company established the flyExclusive 401(k) Plan (the “401k Plan”) under Section 401(k) of the Internal Revenue Code. Under the 401k Plan, employees (or “Participants”) with greater than two months of service may contribute up to the lesser of Internal Revenue Service guidelines or 100% of their compensation per year subject to the elective limits as defined by IRS guidelines. The Company may make discretionary matching contributions in amounts equal to a uniform percentage or dollar amount of employees’ elective deferrals each plan year. The Company matches 50% of the first 8% of base compensation that participants contribute to the 401k Plan. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service. A participant is 100% vested after 2 years of credited service.

Investment selections consist of mutual funds. The Company’s contributions to the 401k Plan amounted to $1,816 and $1,393 for the years ended December 31, 2025 and 2024, respectively.

Health and Welfare Benefits

The Company provides health and welfare benefits to its employees, including health, life, dental, and disability insurance, among others.

19. Stock-based Compensation

2023 Equity Incentive Plan

The aggregate number of shares of Class A Common Stock initially reserved for future issuance under the 2023 Equity Incentive Plan was 6,000,000 shares. In September 2025, the Board of Directors of the Company approved an amendment to increase the authorized number of shares to 15,000,000, which was approved by the Company's stockholders in December 2025. The number of shares available for issuance under the 2023 Equity Incentive Plan will be proportionately adjusted for (i) any increase or decrease in the number of issued and outstanding shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, or similar transaction affecting the shares, (ii) any other increase or decrease in the number of issued and outstanding shares effected without receipt of consideration by the Company, or (iii)

flyExclusive, Inc.

any other transaction with respect to the Company’s Class A Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), or any similar transaction; provided, however that conversion of any convertible securities of the Company will not be deemed to have been effected without receipt of consideration. The 2023 Equity Incentive Plan will continue in effect for a period of 10 years from the Incentive Plan Effective Date unless sooner terminated. During the years ended December 31, 2025 and December 31, 2024, 2,400,000 and 4,800,000 awards were granted under the 2023 Equity Incentive plan, respectively. As of December 31, 2025 and 2024, 7,800,000 and 1,200,000 shares of the Company's Class A Common Stock were available for future issuance under the 2023 Equity Incentive Plan, respectively. The weighted-average grant-date fair value of the grants of stock options for the options granted during the years ended December 31, 2025 and 2024 was $3.82 and $1.79 per share, respectively. The unrecognized compensation expense associated with the outstanding stock options at December 31, 2025 and 2024 was $14,582 and $7,839, respectively. The following table provides additional information about the shares outstanding under the 2023 Equity Incentive Plan:

	Number of Shares	Average Exercise Price	Average Remaining Contractual Period in Years	Aggregate Intrinsic Value
Balance at December 31, 2023	—	—
Granted	4,800,000	$2.78
Exercised	—	—
Forfeited and expired	—	—
Balance at December 31, 2024	4,800,000	$2.78	9.75	$1,776
Granted	2,400,000	5.00
Exercised	—	—
Forfeited and expired	—	—
Balance at December 31, 2025	7,200,000	$3.52	9.08	$4,248

Employee Stock Purchase Plan

In connection with the Merger, the Board approved the flyExclusive, Inc. Employee Stock Purchase Plan (the “ESPP”), on November 10, 2023 (the "ESPP Effective Date"), at which time the ESPP became effective, subject to stockholder approval. The ESPP was subsequently approved by the stockholders on December 18, 2023. The ESPP provides eligible employees with a means of acquiring an equity interest in the Company through payroll deductions. The aggregate number of shares of Class A Common Stock initially reserved for future employee purchases under the ESPP was 1,500,000 shares. In September 2025, the Board of Directors of the Company approved an amendment to increase the authorized number of shares to 2,500,000, which was approved by the Company's stockholders in December 2025. The ESPP will expire on October 31, 2033, unless sooner terminated by the Board, or when all available shares have been purchased. As of December 31, 2025 and 2024, no shares had been purchased by employees under the ESPP.

20. Income Taxes

The Company is subject to U.S. federal, state, and local income taxes with respect to its allocable share of any taxable income or loss as well as any standalone income or loss flyExclusive, Inc. generates.

LGM was historically and remains a partnership for U.S. Federal income tax purposes with each partner being separately taxed on its share of taxable income or loss. The Company is subject to U.S. Federal income taxes, in addition to state and local income taxes, with respect to its distributive share of any net taxable income or loss and any related tax credits of LGM.

flyExclusive, Inc.

The Company has assessed the realizability of its net deferred tax assets and in that analysis has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2025, which will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions in which it operates. Therefore, the Company is subject to tax examination by various taxing authorities. The Company is not currently under examination, and is not aware of any issues under review that could result in significant payments, accruals, or material deviation from its tax positions. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state and local tax authorities to the extent utilized in a future period. As of December 31, 2025, the tax years from 2022 to present generally remain open to examination by relevant taxing jurisdictions to which the Company is subject.

The components of income tax expense for the year ended December 31, 2025 are as follows:

Year Ended December 31,
2025
Current
Federal	$—
State	37
Total income taxes	$37

The following table represents a reconciliation of income tax expense (benefit) at the statutory federal income tax rate to the actual income tax expense from continuing operations:

	Year Ended December 31,
	2025		2024
	Amount	Tax Rate	Amount	Tax Rate
U.S. Federal statutory tax rate	$(14,098)	21.00%	$(21,314)	21.00%
State & local income taxes, net of federal income tax effect (a)	(1,108)	1.65%	(130)	0.13%
Changes in valuation allowance	(5,565)	8.29%	(443)	0.44%
Nontaxable or nondeductible Items
Unrecognized benefit from LLC flow-thru structure	9,827	-14.64%	21,269	-20.96%
Other nondeductible Items	8,148	-12.14%	(870)	0.86%
Other adjustments	2,833	-4.22%	1,528	-1.51%
Effective Tax Rate	$37	-0.06%	$41	-0.04%

(a) State taxes in Texas made up the majority (greater than 50 percent) of the tax effect in this category for the year ended December 31, 2024. State taxes in New York and Massachusetts made up the majority of the tax effect in this category for the year ended December 31, 2025.

The effective tax rate was (0.06%) for the year ended December 31, 2025 and (0.04%) for the year ended December 31, 2024. Our effective tax rate differs from the federal statutory rate of 21% primarily due to the unrecognized benefit from the LLC flow thru structure as a result of the noncontrolling interest.

flyExclusive, Inc.

Deferred income taxes result from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The principal components of our net deferred tax assets were as follows:

	December 31,
	2025	2024
Deferred tax assets
Net operating loss carryforward	$4,238	$2,631
Interest expense	1,912	987
Start-up cost	-	638
Outside basis difference on investment in LGM Enterprises, LLC (a)	(579)	9,660
Warrant liability	811	443
Other, net	1,127	(139)
Total deferred tax assets	7,509	14,220
Valuation allowance	(7,509)	(14,220)
Net deferred tax assets	$—	$—

(a) The Company's deferred tax asset for the investment in partnership relates to the excess outside tax basis over financial reporting outside basis in LGM Enterprises, LLC, which is treated as a partnership for U.S. federal income tax purposes.

We evaluate the realizability of our deferred tax assets on a quarterly basis and establish valuation allowances when it is more likely than not that all or a portion of our deferred tax assets might not be realized. In making this determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary difference, projected future taxable income and tax planning strategies. As of December 31, 2025, we concluded based on the weight of all available positive and negative evidence, that it is more likely than not that none of our deferred tax assets will be realized. Accordingly a valuation allowance of $7,509 has been established as of December 31, 2025. The full valuation allowance will remain until there is sufficient evidence to support the reversal of all or some portion of these allowances.

As of December 31, 2025, the Company had U.S federal net operating loss ("NOL") carryforwards totaling $19,294 which have no expiration dates as well as state NOL carryforwards totaling $4,618 which are generally unlimited with several exceptions with expiration dates extending through 2044.

21. Related Party Transactions

The Company regularly enters into related party transactions with entities associated with, and under control of, the majority owner of the Company. Management believes some transactions were conducted on terms equivalent to those prevailing in an arm’s-length transaction. However, some amounts earned or that were charged under these arrangements were not negotiated at arm’s length and might not represent the terms that the Company might have obtained from an unrelated third party. See below for a description of transactions with related parties.

Purchases from Related Parties

LGM Ventures, LLC (“LGMV”) is an entity owned by Thomas James Segrave, Jr. Carolina Air Center, LLC, Crystal Coast Aviation, LLC, and Kinston Jet Center, LLC are subsidiaries of LGMV and sellers of fuel.

During the years ended December 31, 2025 and 2024, the Company purchased a total of $1,543 and $1,542, respectively, in fuel from subsidiaries of LGMV. This represented approximately 2% of the Company’s total fuel purchases during both years ended December 31, 2025 and 2024.

Leases from Related Parties

Kinston Jet Center, LLC, Kinston Jet House, LLC, JS Longitude, and LGM Auto, LLC are subsidiaries of LGMV and lessors of real property, personal property, and equipment (such as trucks, trailers, and vans). During the years ended December 31, 2025 and 2024, the Company incurred rent expense to subsidiaries of LGMV totaling $4,180 and $3,910, respectively. See Note 16 "Leases" for further details.

flyExclusive, Inc.

Due to Related Parties

Outstanding accounts payable to related parties for fuel and lease purchases from LGMV as of December 31, 2025 and 2024 were $887 and $22, respectively.

Sales to Related Parties

The Company allows owners of its subsidiaries and lessor SAEs without Equity (“lessor VIEs”) to charter flights at a reduced rate. During the years ended December 31, 2025 and 2024, the Company recorded $14,837 and $18,209 in charter flight revenue from owners of subsidiaries and lessor VIEs, respectively. During the years ended December 31, 2025 and 2024, the Company recorded $214 and $104 in revenue from related parties not considered owners of subsidiaries or lessor VIEs, respectively.

Receivables from Related Parties

Short term accounts receivable from related parties consist of customer flight activity charges and totaled $1,325 and $2,645 as of December 31, 2025 and December 31, 2024, respectively. Related party receivables from LGMV totaled $371 as of December 31, 2025 and $220 as of December 31, 2024.

Notes Receivable

In the normal course of its business, the Company finances third-party buyers of their SAEs and holds notes receivable from these buyers. Notes receivable is comprised of two notes; one note receivable is $3,700 of a related party’s purchase of 99% ownership of a consolidated subsidiary, and a second note receivable of $4,128 entered into in December 2025. The total note receivable balance was $7,728 and $3,700 as of December 31, 2025 and December 31, 2024, respectively.

Long-term Notes Payable - Related Parties

In December 2023, the Company issued to EGA Sponsor $15,871 in principal amount of senior secured notes due December 2024. The note was issued with a stated rate of 14% with interest payable monthly in arrears. The note initially had a maturity date of December 1, 2024, that has been extended to January 1, 2027.

Unamortized debt issuance costs related to the senior secured notes was $157 and $0 as of December 31, 2025 and December 31, 2024, respectively. Total interest expense related to the senior secured note was $2,835 and $3,105 for the years ended December 31, 2025 and December 31, 2024, respectively. The current amount outstanding under the EGA Sponsor note was $14,614 and $15,871 for the years ended December 31, 2025 and December 31, 2024, respectively.

Long-term Notes Payable - Related party, Current Portion

On December 27, 2023, the Company entered into an additional promissory note with the EGA Sponsor, with a principal amount of $3,947. The promissory note bears an annual interest rate of 8% with a maturity date of December 31, 2024. Total accrued interest related to the EGA Sponsor note was $0 and $211 as of December 31, 2025 and December 31, 2024, respectively.

Total interest expense related to the EGA Sponsor note was $70 and $316 for the years ended December 31, 2025 and December 31, 2024, respectively.

On March 21, 2025, the EGA Sponsor Note was cancelled in exchange for stock and warrants. Monthly interest was charged for the period between the maturity date and when the note was cancelled. For further information, see Note 23 "Stockholders' Equity(Deficit), Temporary Equity and Noncontrolling Interests" for additional disclosures regarding the exchange.

The current amounts outstanding under the EGA Sponsor Note and the two Senior Secured Notes were $9,041 and $6,677 as of December 31, 2025 and December 31, 2024, respectively.

flyExclusive, Inc.

Issuance of Senior Secured Note

On January 26, 2024 (the “Effective Date”), FlyExclusive Jet Share, LLC (the “Borrower”), a wholly-owned subsidiary of LGM, which is the operating company of flyExclusive together with LGM as guarantors; in such capacity, the “Parent Guarantors”) entered into a Senior Secured Note (the “Note”) with ETG FE LLC (a related party of the Company through its affiliation with the EGA Sponsor), as the initial holder of the Note (the “Noteholder”), Kroll Agency Services, Limited, as administrative agent (the “Administrative Agent”), and Kroll Trustee Services, Limited, (the “Collateral Agent”).

The Note covers borrowings of an aggregate principal amount of up to approximately $25,773, up to $25,000 of which is to finance the purchase or refinancing of aircraft relating to the Company’s fractional ownership program (the “Revolving Loan”). The Note initially matured on January 26, 2026, but was ultimately extended to January 26, 2028 (the “Maturity Date”) via an amendment to the Senior Secured Note as discussed in further detail in Note 24 "Subsequent Events", at which time the aggregate outstanding principal amount and all accrued and unpaid interest (including accrued and unpaid fees and expenses) payable under the Note shall be due and payable. The full amount available for borrowings under the Note has been funded by the placement thereof into a cash escrow account, which will be released to the Borrower upon the satisfaction of certain conditions precedent contained in the Note. The Borrower may re-borrow repaid funds up until the Maturity Date unless it chooses to permanently reduce the borrowing availability under the Note and pays a prepayment premium equal to (i) if prior to January 26, 2025, the make-whole fee as detailed in the Note, or (ii) thereafter, the outstanding principal amount being prepaid multiplied by 3.00%.

Following the occurrence of any Prepayment Event (as defined in the Note), at the option of the then majority Noteholders, the Borrower shall prepay the outstanding principal amount, all accrued and unpaid interest, and all other amounts in cash necessary to pay the Note in full. A Prepayment Event is the occurrence of any of the following: (i) a Change in Control (as defined in the Note); (ii) the Borrower or any of its subsidiaries incurring debt to refinance the Note; or (iii) the Borrower or any of its subsidiaries incurring debt in violation of the Note. A Change in Control is the occurrence of any of the following: (i) Thomas James Segrave, Jr. (the “Personal Guarantor”) ceasing to directly or indirectly own, free and clear of all liens or other encumbrances, at least 51% of the outstanding voting equity interests of the Company on a fully diluted basis; (ii) the Company ceasing to own, directly or indirectly, less than 100% of the outstanding equity interests of LGM; (iii) LGM ceasing to own, directly or indirectly, less than 100% of the outstanding equity interests of the Borrower; (iv) the occurrence of any “change of control” or similar provision under any agreement governing debt of the Parent Guarantors, the Borrower, or any of their respective subsidiaries; or (v) a sale, lease or other disposition (including by casualty or condemnation) of all, substantially all, or more than 50% of the consolidated assets of the Parent Guarantors, the Borrower, and their respective subsidiaries.

The Note carries an interest rate of 3.00% per annum for the outstanding principal amount on deposit in the cash escrow account and 13.00% per annum for the outstanding principal amount that is withdrawn and released to the Borrower. All accrued and unpaid interest is due and payable in arrears on the last day of each calendar month (a “Payment Date”), commencing with the last day of the first calendar month following the first borrowing date and continuing until payment in full. On each Payment Date, the Borrower shall make a payment of the outstanding principal amount equal to 1.00% of each advance amount withdrawn from the cash escrow account and released to the Borrower and that has been outstanding for more than 30 days.

The obligations of the Borrower under the Note are secured on a first lien basis by the Collateral (as defined in the Security Agreement (as defined in the Note), and consisting generally of all sale proceeds from the disposition of fractional interests in aircraft or whole aircraft, certain rights in aircraft and all deposit accounts of the Borrower), and on a second lien basis by the pledged membership interests of the Borrower held by LGM. The Note includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for notes of this nature.

The obligations of the Borrower under the Note are guaranteed by the Parent Guarantors and by the Personal Guarantor. As of December 31, 2025, the Company had drawn $28,743 under the Note, with $25,242 of those draws

flyExclusive, Inc.

outstanding as of the current year-end. As of December 31, 2025 and December 31, 2024 unamortized debt issuance cost related to the Senior Secured Note was $38 and $518, respectively.

Total interest expense related to the Senior Secured Note was $4,289 and $3,393 as of December 31, 2025 and December 31, 2024, respectively.

22. Commitments and Contingencies

Legal Proceedings

Wheels Up Partners LLC v. Exclusive Jets, LLC

On June 30, 2023, Exclusive Jets, LLC (“Exclusive”) served Wheels Up Partners, LLC (“WUP”) a Notice of Termination of the parties’ Fleet Guaranteed Revenue Program Agreement, dated November 1, 2021 (the “GRP Agreement”) following material breaches of the GRP Agreement by WUP, including WUP’s failure to pay outstanding amounts owed to Exclusive under the GRP Agreement. Subsequently, on July 5, 2023, WUP filed a lawsuit against Exclusive in the United States District Court for the Southern District of New York (the “Initial Lawsuit”), alleging that Exclusive breached the GRP Agreement and the implied duty of good faith and fair dealing therein by wrongfully terminating the GRP Agreement. WUP contends that Exclusive did not have a right to terminate the GRP Agreement, that the termination was thus ineffective, and instead constituted a material breach of the GRP Agreement. WUP alleges this gave WUP the right to terminate the GRP Agreement, which WUP alleges it has done. WUP seeks compensatory damages in an unspecified amount and attorney’s fees and costs.

On August 23, 2023, prior to Exclusive filing a responsive pleading in the Initial Lawsuit, WUP voluntarily dismissed the Initial Lawsuit. That same day, WUP re-filed the same lawsuit against Exclusive in the Supreme Court of the State of New York, County of New York (the “State Lawsuit”). On September 12, 2023, Exclusive removed the State Lawsuit to the Southern District of New York (the “Court”), as case number 1:23-cv-08077-VSB. On September 19, 2023, Exclusive filed a motion to dismiss for lack of personal jurisdiction or, in the alternative, motion to transfer the lawsuit to the U.S District Court for the Eastern District of North Carolina (“Motion to Dismiss”). On October 9, 2023, WUP filed a motion to remand the State Lawsuit back to state court (“Motion to Remand”) contending that the Court lacks subject matter jurisdiction because there is not complete diversity of citizenship between the parties.

On October 31, 2024, Exclusive filed an answer denying that WUP is entitled to any of the relief sought by WUP, and also filed a counterclaim for breach of contract against WUP seeking damages in excess of $75,000. On March 28, 2025, WUP’s Motion to Remand was granted and Exclusive’s Motion to Dismiss was denied as moot. The action accordingly was remanded to and reinstated in the New York Supreme Court (Commercial Division) as Index No. 654094/2023 (“NY State Lawsuit”). Exclusive re-filed its counterclaim for damages against WUP and re-filed its motion to dismiss WUP’s complaint for lack of personal jurisdiction over Exclusive. On July 23, 2025, WUP filed an Amended Complaint in the NY State Lawsuit.

WUP asserted six new claims in the Amended Complaint: (1) breach of contract based on Exclusive’s alleged failure to comply with WUP’s purported audit rights under Section 18 of the GRP Agreement; (2) Unfair and Deceptive Trade Practices under N.C.G.S. § 75-1.1 based on Exclusive’s alleged wrongful termination of the GRP Agreement and retention of deposits paid by WUP; (3) fraudulent misrepresentation that Exclusive would return a significant portion of WUP’s deposits arising from Thomas J. Segrave, Jr.’s (“Mr. Segrave”) allegedly false statement that Exclusive would apply a certain portion of WUP’s deposits towards future invoices per month; (4) conversion of WUP’s deposits; (5) money had and received based on Exclusive’s alleged wrongful retention of WUP’s deposits; and (6) piercing the corporate veil of Exclusive to hold Mr. Segrave liable for Exclusive’s alleged liabilities. On September 9, 2025, Exclusive and Mr. Segrave filed their Answer to WUP’s Amended Complaint, re-filed Exclusive’s counterclaim, and filed a motion to dismiss the Amended Complaint for lack of personal jurisdiction over Exclusive and Mr. Segrave. On December 2, 2025, Exclusive’s and Mr. Segrave’s motion to dismiss for lack of personal jurisdiction was granted. On December 23, 2025, Exclusive and WUP stipulated to a dismissal of all claims in the NY State Lawsuit without prejudice.

flyExclusive, Inc.

On December 30, 2025, WUP filed a complaint (“NC Complaint”) against Exclusive and Mr. Segrave in the Superior Court Division of the General Courts of Justice of Wake County, North Carolina (“NC State Lawsuit”). The NC Complaint alleges the same claims as the Amended Complaint in the NY State Lawsuit. The NC State Lawsuit is currently pending as case number 25CV047093-910.

Other Litigation

The Company is subject to certain claims and contingent liabilities that arise in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position, or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.

Tax Receivable Agreement

The Company is party to a Tax Receivable Agreement (“TRA”) with Thomas James Segrave Jr. (“Segrave”), Thomas James Segrave, Jr., as custodian for Laura Grace Segrave (“LG Trust”); Thomas James Segrave, Jr., as custodian for Madison Lee Segrave, (“ML Trust”); Thomas James Segrave, Jr., as custodian for Lillian May Segrave, (“LM Trust”); Thomas James Segrave, Jr., as custodian for Thomas James Segrave, III, (“TJ Trust” and, together with Segrave, LG Trust, ML Trust and LM Trust, the “Existing Equityholders”). At the closing of the Merger, the Company, LGM, the Existing Equityholders, and Thomas James Segrave Jr. entered into the TRA, dated as of December 27, 2023. Pursuant to the TRA, the Company is to pay the Existing Equityholders 85% of the Realized Tax Benefit as determined using a “with and without” methodology. The Realized Tax Benefit represents the Company’s tax savings from certain tax basis adjustments, as defined in the TRA, which is equal to the excess Company’s Hypothetical Tax Liability exclusive of the tax basis adjustments (the “without” calculation) and Actual Tax Liability inclusive of the tax basis adjustments (the “with” calculation) for a taxable year.

Upon certain Early Termination Events (as defined in the TRA), the Company is required to make a lump sum cash payment to the Existing Equityholders equal to the present value of all forecasted future payments that would have otherwise been made pursuant to the TRA. The lump sum cash payment would be based on certain assumptions, including those relating to the Company’s forecasted tax savings as determined using the aforementioned “with and without” methodologies.

As of December 31, 2025, it is not probable that an Early Termination Event will occur. In a scenario where an Early Termination Event occurred, the maximum amount payable to existing Equityholders would be approximately $6.1 million. This estimate is based on a blended federal and state tax rate of 25.0% and financial information as of December 31, 2025. If an Early Termination Effect becomes probable, the Company would accrue a liability along with a charge to income in accordance with the guidance outlined in ASC Topic 450-20-25-2.

Repurchase Contingencies

The Company has entered into sale and leaseback transactions in the ordinary course of business (see Note 6, "Variable Interest Entities"), and the Company has certain repurchase contingencies at the option of the lessors. These transactions typically require the aircraft lessor to provide the Company with formal notice of the exercise of the put option associated with the lease no later than 60 or 90 days in advance of the end of the lease term, with the aircraft repurchase to occur at the end of the lease term. Each lease with an associated put option has a lease term of typically 5 to 10 years from the date the aircraft is added by the FAA to the Company’s Charter Certificate Operation Specifications, and occasionally has a lease term beginning on the effective date of the lease agreement or the date the aircraft is delivered to the Company. Additionally, the put option purchase price is typically reduced dollar for dollar by the amount of each monthly payment or flight credit over the course of the lease term but not reduced below a certain threshold.

flyExclusive, Inc.

The following is a schedule by years of future repurchase contingencies under the leases as of the year ended December 31, 2025:

Fiscal Year	Amount
2026	$15,108
2027	22,265
2028	4,712
2029	5,260
Thereafter	2,725
$50,070

On August 26, 2021, the Company was issued formal notice from a lessor that it had exercised the end of term put option in connection with a leased aircraft. The Company is obligated to repurchase the aircraft in 2026 at the end of the lease term at the price of $3,450 less the dollar-for-dollar amount of each monthly payment made over the course of the lease term,but not reduced below $2,070 by application of such reduction.

23. Stockholders’ Equity (Deficit), Temporary Equity and Noncontrolling Interests

On December 27, 2023, in connection with the closing of the Merger, the Company entered into the Second Amended and Restated Certificate of Incorporation (the "Charter"). The total number of shares of all classes of stock the Company is authorized to issue pursuant to the Charter is 325,000,000 shares, consisting of the following:

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock at a par value of $0.0001 per share. As of December 31, 2025 there were 25,000 shares of preferred stock issued and outstanding, consisting of 25,000 shares of Series A preferred and 0 shares of Series B preferred. The Series A Certificate of Designation and the Series B Certificate of Designation, as amended, authorize 25,000 shares and 29,737 shares to be issued, respectively.

Issuance of Series A Preferred Temporary Equity and Warrants

On March 4, 2024, the Company entered into a securities purchase agreement with EnTrust Emerald (Cayman) LP (a related party of the Company through its affiliation with the EGA Sponsor) pursuant to which the Company agreed to issue and sell to EnTrust Emerald (Cayman) LP 25,000 shares of Series A non-convertible redeemable preferred stock ("Series A Preferred Stock"), par value $0.0001 per share, with an initial stated value of $1 (one-thousand dollars) per share.

The Series A Preferred Stock does not entitle the holder to vote on any matters submitted to the Company's stockholders for approval except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”), other applicable law, the Company’s Certificate of Incorporation, or the Series A Certificate of Designation. In any case in which the holders shall be entitled to vote pursuant to the DGCL, other applicable law, the Company’s Certificate of Incorporation, or the Series A Certificate of Designation, each holder will be entitled to one vote with respect to such matter per share of Series A Preferred Stock.

Each share of Series A Preferred Stock shall accrue dividends on a daily basis in arrears beginning on the date of issuance of the Series A Preferred Stock at the applicable dividend rate then in effect (the “Dividend Rate”). From and after the issuance date until the first-year anniversary of the issuance date, the Dividend Rate for the Series A Preferred Stock is 10.00% per annum. From and after the first-year anniversary of the issuance date until the second-year anniversary of the issuance date, the Dividend Rate for the Series A Preferred Stock is 12.00% per annum. From the second-year anniversary of the issuance date until the third-year anniversary of the issuance date, the Dividend Rate is 14.00% per annum. After the third-year anniversary of the issuance date, the Dividend Rate is 16.00% per annum.

Dividends are due and payable annually in arrears on March 4 (the “Dividend Payment Date”) by either (A) cash payment or (B) to the extent not declared and paid in cash on the Dividend Payment Date, automatically compounded; provided that, the Company may not declare and pay in cash any dividends prior to the third Dividend Payment Date. On the

flyExclusive, Inc.
third Dividend Payment Date, the Company must declare and pay at least 43% of the dividends in cash, and with respect to each subsequent Dividend Payment Date, the Company must pay 100% of the dividends in cash.

We have recorded both an accretion of dividends payable of $2,954, which equates to $118.16 per share, as well as amortization of discount of $1,212 for the year ended December 31, 2025. These amounts are recorded as an accretion to temporary equity and a reduction in the accumulated deficit within the consolidated statements of shareholders' equity (deficit) / members' equity (deficit) and temporary equity.

With respect to (a) payment of dividends, (b) distribution of assets, and (c) all other liquidation, winding up, dissolution, dividend, and redemption rights, the Series A Preferred Stock shall rank senior in priority of payment to all Junior Stock (as defined in the Series A Certificate of Designation) in any liquidation, dissolution, winding up, or distribution of the Company, and junior to any existing or future secured or unsecured debt and other liabilities (including trade payables) of the Company and any Senior Stock (as defined in the Series A Certificate of Designation).

After the first-year anniversary of the issuance of the Series A Preferred Stock, to the extent not prohibited by law, the Company may elect to redeem all outstanding shares of Series A Preferred Stock, or any portion thereof, for cash at a redemption price per share as detailed in the Series A Certificate of Designation. After the fifth-year anniversary of the issuance of the Series A Preferred Stock, each holder of the Series A Preferred Stock may elect to require the Company to redeem all of its outstanding shares of Series A Preferred Stock, or any portion thereof, for cash at a redemption price per share as detailed in the Series A Certificate of Designation. The Series A Certificate of Designation also describes events triggering mandatory redemption of the Series A Preferred Stock, including a Bankruptcy Event or a Change of Control Event, each as defined in the Series A Certificate of Designation.

The prior written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock is required for the Company to effect certain enumerated actions in the Series A Certificate of Designation for so long as any shares of Series A Preferred Stock are outstanding.

The Series A Preferred Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, 25,000 shares of Series A Preferred Stock subject to possible redemption are presented within temporary equity on the consolidated statements of shareholders' equity (deficit) / members' equity (deficit) and temporary equity.

In connection with the securities purchase agreement, on March 4, 2024, EnTrust Emerald (Cayman) LP was issued a Series A Penny Warrant to purchase shares of the Company's Class A Common Stock. This warrant granted the holder the right to purchase shares of Class A Common Stock in an aggregate amount equal to 1.5% of the outstanding Class A Common Stock on a fully diluted basis (the “Share Count Cap”), calculated in accordance with the terms of the warrant agreement, at an exercise price of $0.01 per share. See Note 17 "Warrant Liabilities" for additional information regarding these warrants.

Issuance of Series B Preferred Temporary Equity and Warrants

On August 8, 2024, the Company entered into a Securities Purchase Agreement (the “Agreement”) with EnTrust Emerald (Cayman) LP, a Cayman Islands limited partnership (“EnTrust”), and the EGA Sponsor (collectively with EnTrust, the “Purchasers”) (related parties of the Company through its affiliation with the EGA Sponsor), pursuant to which the Company agreed to issue and sell to the Purchasers an aggregate of 25,510 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and Series B Penny Warrants to purchase, in the aggregate, up to 5,000,000 shares of the Company’s Class A Common Stock. The Company issued 20,408 shares of Series B Preferred Stock and a Series B Penny Warrant to purchase up to 4,000,000 shares of Common Stock to EnTrust on the Initial Closing Date and received gross proceeds of approximately $20.4 million. Pursuant to and subject to the terms and conditions of the Agreement, on August 14, 2024 (the "Subsequent Closing Date"), the Company (i) issued the remaining 5,102 shares of

flyExclusive, Inc.

Series B Preferred Stock and a Series B Penny Warrant to purchase up to 1,000,000 shares of Class A Common Stock to EG Sponsor and (ii) received additional gross proceeds of approximately $5.1 million on the Subsequent Closing Date.

On March 21, 2025, the Company and EGA Sponsor entered into a Securities Purchase Agreement whereby they cancelled the EGA Sponsor Note in exchange for 4,227 shares of the Company's Series B Preferred Stock and warrants to purchase up to 1,268,100 shares of the Company's Class A Common Stock. The number of shares of Series B Preferred Stock was determined by dividing the principal and accrued interest outstanding under the December 2023 Promissory Note by $1,000. There was approximately $4,227 in principal and accrued interest outstanding under the EGA Sponsor Note, which resulted in the issuance of 4,227 shares of Series B Preferred Stock. The warrants have an exercise price of $0.01 per share and are exercisable until the fifth anniversary of their issuance. The cancellation of the EGA Sponsor Note resulted in a loss on extinguishment of debt of $1,395 for the year ended December 31, 2025

Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”), other applicable law, the Company’s Certificate of Incorporation, or the Series B Certificate of Designation, holders of Series B Preferred Stock are not entitled to any vote on matters submitted to the Company’s stockholders for approval. In any case in which the holders of Series B Preferred Stock shall be entitled to vote pursuant to the DGCL, other applicable law, the Company’s Certificate of Incorporation, or the Series B Certificate of Designation, each holder will be entitled to one vote with respect to such matter per share of Series B Preferred Stock.

Each share of Series B Preferred Stock shall accrue dividends on a daily basis in arrears beginning on the Initial Issue Date at the applicable dividend rate then in effect (the “Dividend Rate”). From and after the Initial Issue Date, the Dividend Rate for Series B Preferred Stock shall be 12.00% per annum. From and after February 1, 2025 until July 31, 2025, the Dividend Rate for Series B Preferred Stock shall be 16.00% per annum. From and after August 1, 2025, the Dividend Rate for Series B Preferred Stock shall be 20.00% per annum.

Dividends will be due and payable quarterly in arrears on the first Trading Day of each fiscal quarter of the Issuer (the “Dividend Payment Date”) by either (A) cash payment or (B) to the extent not declared and paid in cash on the Dividend Payment Date, automatically compounded; provided that, the Company may not declare and pay in cash any dividends prior to the first quarter of the Fiscal Year 2025 Dividend Payment Date. On the Dividend Payment Date with respect to the first fiscal quarter of the Fiscal Year 2025, the Company complied with the request to declare and pay 50% of the dividends with respect to the period commencing February 1, 2025 and ending March 31, 2025 in cash. On the Dividend Payment Date with respect to the second fiscal quarter of the Fiscal Year 2025, the Company must declare and pay 50% of the dividends with respect to the full Dividend Period (as defined in the Series B Certificate of Designation) with respect to such quarter in cash. On the Dividend Payment Date with respect to the third fiscal quarter of the Fiscal Year 2025, the Company must declare and pay 50% of the dividends with respect to the period commencing July 1, 2025 and ending July 31, 2025 in cash, and the Company must declare and pay 100% of the dividends with respect to the period commencing August 1, 2025 and ending September 30, 2025 in cash. Thereafter, on each subsequent Dividend Payment Date, the Company must declare and pay 100% of the dividends in cash.

With respect to (a) payment of dividends, (b) distribution of assets, and (c) all other liquidation, winding up, dissolution, dividend, and redemption rights, Series B Preferred Stock shall rank senior in priority of payment to all Junior Stock (as defined in the Series B Certificate of Designation) in any liquidation, dissolution, winding up, or distribution of the Company, on a parity with the Parity Stock (as defined in the Series B Certificate of Designation), and junior to any existing or future secured or unsecured debt and other liabilities (including trade payables) of the Company and any Senior Stock (as defined in the Series B Certificate of Designation).

From and after August 8, 2025 until the Automatic Conversion Date, each holder of Series B Preferred Stock may elect to require the Company to redeem all of its outstanding shares of Series B Preferred Stock, or any portion thereof, for cash at a redemption price per share as detailed in the Series B Certificate of Designation. The Series B Certificate of Designation also describes events triggering mandatory redemption of Series B Preferred Stock, including a Bankruptcy Event or a Change of Control Event, each as defined in the Series B Certificate of Designation.

flyExclusive, Inc.

Each share of Series B Preferred Stock automatically converted into 10,394,088 shares of the Company’s Class A Common Stock on December 31, 2025 (the “Automatic Conversion Date”) at a conversion price of $5.00 (“Conversion Price”). As the VWAP on the Trading Day (each as defined in the Series B Certificate of Designation) immediately preceding the Automatic Conversion Date was less than the Conversion Price, the Conversion Rate (as defined in the Series B Certificate of Designation) with respect to each share of Series B Preferred Stock was increased by the requisite number of shares of Class A Common Stock such that the value of the shares of Class A Common Stock issuable in respect of the initial stated value of each share of Series B Preferred Stock equals $1,000.00.

The Series B Penny Warrant is exercisable beginning on the issue date and until the fifth anniversary of the issue date with an exercise price of $0.01 per share. The Series B Penny Warrants were deemed to be equity-classified instruments and were recorded within additional paid-in capital as of the issuance dates of the Series B Preferred Stock.

Class A Common Stock

The Company is authorized to issue 200,000,000 shares of Class A Common Stock at a par value of $0.0001 per share. As of December 31, 2025, there were 31,184,738 shares of Class A Common Stock issued and outstanding.

Class B Common Stock

The Company is authorized to issue 100,000,000 shares of Class B Common Stock at a par value of $0.0001 per share. As of December 31, 2025, there were 59,930,000 shares of Class B Common Stock issued and outstanding. The holders of the Class B Common Stock hold an equal number of LGM Common Units. Beginning on the first anniversary of the Closing Date, the LGM Common Units may be redeemed for either one share of Class A Common Stock or cash, at the election of the Board. For each LGM Common Unit that is redeemed, one Class B Common Stock share will be automatically cancelled.

Redeemable Noncontrolling Interest

The redeemable noncontrolling interest relates to the 59,930,000 LGM Common Units held by the Class B Common Stockholders and was not redeemable until the one year anniversary date of the Closing Date, or December 27, 2024; however, as of its establishment on the Closing Date, the Company determined that the likelihood of it becoming redeemable was "probable" because the future redemption only depended on the passage of time. Therefore, the subsequent measurement of the redeemable noncontrolling interest at each reporting date is determined as the higher of (1) the initial carrying value, increased or decreased for the redeemable noncontrolling interest's share of net income or loss, or (2) the redemption value. If the exchange of Class B Common Stock were to be settled in cash, the redemption value would be based on the volume-weighted average price (VWAP) of the Company's Class A Common Stock over the ten most recent trading days preceding the redemption date. In determining the measurement method of redemption value in periods in which the noncontrolling interest is not currently redeemable, the Company elected to accrete changes in the redemption value over the period from the date of issuance (the Closing Date) to the earliest redemption date (December 27, 2024) of the instrument using the interest method. Changes in the redemption value are considered to be changes in accounting estimates

As of December 31, 2025 and December 31, 2024, the Company held a 34% and 23% common interest, respectively, in LGM Common Units. The Company is considered the primary beneficiary of the Operating Partnership as it has the power to direct the activities of the Operating Partnership and the rights to absorb 34% of the net income of the Operating Partnership. As the primary beneficiary, the Company consolidates the financial position and results of operations of the Operating Partnership.

The net loss attributable to the redeemable noncontrolling interest for the years ended December 31, 2025 and December 31, 2024 was $50,529 and $73,384 respectively.

The change in the carrying value of the redeemable noncontrolling interest for the year ended December 31, 2025 was as follows:

flyExclusive, Inc.

Balance as of December 31, 2024	$159,514
Net loss attributable to redeemable noncontrolling interest	(50,529)
Change in redemption value of redeemable noncontrolling interest	104,426
Balance as of December 31, 2025	$213,411

Common Stock Voting Rights

The holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval except as required by law or as provided in the Charter.

Common Stock Dividends

The holders of Class A Common Stock will be entitled to receive dividends, if declared by the Board, out of the assets of the Company that are available at the time and in the amounts as the Board in its discretion may determine. With respect to stock dividends, holders of Class A Common Stock must receive shares of Class A Common Stock. The holders of Class B Common Stock will not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock, in each case paid proportionally with respect to each outstanding share of Class B Common Stock.

Common Stock Liquidation

Upon the Company's voluntary or involuntary liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Treasury Stock

On December 26, 2023, the underwriter of our initial public offering (the “IPO”) purchased 75,000 shares of EGA Class A common stock on behalf of the Company. The shares were purchased by the underwriter from a public stockholder that elected to reverse its redemption of 75,000 shares of EGA Class A common stock. The shares were purchased for a total purchase price of $818 ($10.90 per share) and the underwriter received reimbursement of $800 from EGA’s Trust Account on December 27, 2023, as well as reimbursement for the remaining $18 from the Company on January 2, 2024. Simultaneously with the closing of the Merger, the 75,000 shares of EGA Class A common stock were automatically exchanged for shares of Class A Common Stock and 73,600 shares (out of the above-mentioned 75,000 shares) were granted to employees of the Company as compensation for services provided (the grant date for the 73,600 shares was determined to be December 27, 2023). The shares of flyExclusive Class A Common Stock were fully vested upon grant. As of December 31, 2023, all 75,000 shares were still legally considered to be owned by the underwriter. On January 2, 2024, the 75,000 shares were transferred from the underwriter to the Company, at which time the Company became the owner of record. On January 9, 2024, 73,600 shares were transferred from flyExclusive, Inc.’s ownership to the employee grantees and these 73,600 shares all had flyExclusive employees listed as the owners of record. The 1,400 shares of Class A Common Stock not issued to employees were still held by the Company and classified as treasury stock as of December 31, 2025.

Events Related to the Amended Underwriting Agreement

On May 10, 2024, the Company filed a registration statement on amended Form S-1, subsequently amended, that was declared effective on September 20, 2024, to register (a) the issuance of up to an aggregate of 2,521,569 shares of Class A Common Stock issuable upon the exercise of our Public Warrants and (b) the resale from time to time of (i) up to an aggregate of 15,545,274 outstanding shares of Class A Common Stock, (ii) 4,333,333 Private Placement Warrants, (iii) up to an aggregate of 4,333,333 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants, and (iv) up to an aggregate of 59,930,000 shares of Class A Common Stock issuable upon the redemption of LGM Common Units. The registration statement was refiled on a Form S-3 that was declared effective on September 23, 2025.

flyExclusive, Inc.

Noncontrolling Interest

The Company held a controlling interest in several entities that are not wholly-owned as described above (see Note 6, "Variable Interest Entities") and net income or net loss of such entities is allocated on a straight percentage basis based on the given terms of each entity’s operating agreement (see percentage below). Net income (loss) attributable to noncontrolling interests for the years ended December 31, 2025 and 2024 was $1,007 and ($7,037) respectively.

As of December 31, 2025, the noncontrolling interests in the Company’s consolidated entities are comprised of the following (11 entities):

Entities - Major Owner	Noncontrolling Interest	Company Ownership	Total
Entities 1-3	99%	1%	100%
Entity 4	95%	5%	100%
Entity 5	92%	8%	100%
Entity 6	88%	12%	100%
Entity 7	77%	23%	100%
Entity 8	75%	25%	100%
Entity 9	70%	30%	100%
Entity 10	68%	32%	100%
Entity 11	67%	33%	100%

On March 26, 2024, the Company entered into an agreement with the noncontrolling interests of certain controlled and consolidated aircraft leasing entities to exchange ownership interests involving seven aircraft and their related entities. The purpose of the transactions was to give the Company 100% ownership of certain aircraft. These transfers are accounted for as equity transactions and no gain or loss was recognized during the year ended December 31, 2025. These transfers are included within acquisitions of noncontrolling interests on the consolidated statements of shareholders' equity (deficit) and temporary equity. The carrying amounts of the assets and liabilities of the consolidated aircraft leasing entities are not changed. The carrying amounts of the noncontrolling interests are adjusted to reflect the change in the ownership interests of each consolidated aircraft leasing entity.

As of December 31, 2024, the noncontrolling interests in the Company’s consolidated entities were comprised of the following:

Entities - Major Owner	Noncontrolling Interest	Company Ownership	Total
Entities 1-3	99%	1%	100%
Entity 4	95%	5%	100%
Entity 5	92%	8%	100%
Entity 6	78%	22%	100%
Entity 7	75%	25%	100%
Entity 8	70%	30%	100%
Entity 9	68%	32%	100%
Entity 10	67%	33%	100%
Entity 11	52%	48%	100%

24. Subsequent Events

As previously reported, on February 13, 2025, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, FlyX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of flyExclusive (“Merger Sub”), Jet.AI Inc., a Delaware corporation (“Jet.AI”) and Jet.AI SpinCo, Inc., a Delaware corporation, and a wholly owned subsidiary of Jet.AI (“SpinCo”), pursuant to which (i) as a condition to closing the transaction, Jet.AI will distribute all of the shares of SpinCo, on a pro rata basis, to the stockholders of Jet.AI (the “Distribution”) and (ii) the Merger Sub will merge with and into SpinCo (the “Merger”) with SpinCo surviving the Merger as a wholly owned subsidiary of the Company. The parties to the Merger Agreement entered into an Amended and Restated

flyExclusive, Inc.

Agreement and Plan of Merger and Reorganization (the “A&R Merger Agreement”) on May 6, 2025 and executed Amendment No. 1 and Amendment No. 2 to the A&R Merger Agreement on July 30, 2025 and October 10, 2025, respectively.

On January 13, 2026, the parties to the A&R Merger Agreement, as amended, executed Amendment No. 3 to the A&R Merger Agreement, as amended, to extend the Outside Date (as defined in the A&R Merger Agreement) from December 31, 2025 to April 30, 2026.

On January 9, 2026, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Lucid Capital Markets, LLC, as representative of the several underwriters named therein (the “Lucid”). Pursuant to the Underwriting Agreement, the Company agreed to sell 2,255,639 shares of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), to Lucid at a public offering price of $6.65 per share, less underwriting discounts and commissions.

On February 10, 2026, the Company entered into an At The Market Offering Agreement (the “ATM Agreement”) with Lucid Capital Markets, LLC (the “Agent”) pursuant to which the Company may offer and sell shares of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), from time to time, to or through the Agent, acting as sales agent or principal. In connection with the entry into the ATM Agreement, the Company and Lucid amended the Underwriting Agreement to terminate Lucid’s 45-day over-allotment option to purchase up to an additional 222,833 shares of the Company’s Class A common stock.

The offer and sale of shares of Common Stock through the Agent will be made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-287720) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 30, 2025, and a related prospectus supplement filed with the SEC on February 10, 2026 pursuant to Rule 424(b) (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Prospectus Supplement, the Company may offer and sell up to a maximum of $6,917,931 of shares of Common Stock under the ATM Agreement.

As previously reported, on January 26, 2024, FlyExclusive Jet Share, LLC (the “Borrower”), a wholly-owned indirect subsidiary of flyExclusive, Inc. (“flyExclusive,” and together with LGM Enterprises, LLC as guarantors; in such capacity, the “Parent Guarantors”), entered into a Senior Secured Note (the “Senior Secured Note”) with ETG FE LLC (the “Noteholder”), Kroll Agency Services, Limited, as administrative agent (the “Administrative Agent”), and Kroll Trustee Services, Limited, as collateral agent (the “Collateral Agent”). The Senior Secured Note covers borrowings of an initial aggregate principal amount of approximately $25.8 million, up to $25.0 million of which was to finance the purchase or refinancing of aircraft relating to flyExclusive’s fractional ownership program.

On February 16, 2026, the parties to the Senior Secured Note executed the First Amendment to the Senior Secured Note, effective as of January 26, 2026 (the “Amendment”), which, among other things, extended the Maturity Date to January 26, 2028.

The Amendment also revised the Applicable Rate of interest to mean either (i) a 15.00% annual rate for any period during which the Outstanding Principal Amount equals or exceeds $12,500,000, or (ii) a 13.00% annual rate for any period during which the Outstanding Principal Amount is less than $12,500,000.

Further, the Amendment eliminated the revolving Advance feature of the Senior Secured Note, provided for $26,542 of certain reimbursable expenses of the Initial Noteholders to be added to the Outstanding Principal amount of the Loans, and revised the amortization to require principal repayments in the amount of $2,400,000 in consecutive quarterly installments on the last day of each of March, June, September, and December, commencing on June 30, 2026.

flyExclusive, Inc.

The Amendment also added a $386,697.94 non-refundable fee payable by the Borrower to the Administrative Agent (the “Back End Fee”). The Back End Fee is payable on the earliest to occur of (i) Payment in Full, or (ii) the entirety of the Outstanding Principal Amount becoming due and payable, whether on the Maturity Date, by acceleration, or otherwise.

On February 18, 2026, Thomas James Segrave, Jr., redeemed 10 million LGM units in exchange for 10 million shares of the Company’s Class A common stock in accordance with the Amended and Restated Operating Agreement of LGM Enterprises, LLC (the “Redemption”). In connection with the Redemption, Mr. Segrave contemporaneously and automatically surrendered to the Company 10 million shares of the Company’s Class B common stock, for no additional consideration, pursuant to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The Company is obligated under the Certificate of Incorporation to retire the surrendered shares of Class B common stock and cannot reissue such shares.

ANNEX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF May 6, 2025

by and among

FLYEXCLUSIVE, INC.,

FLYX MERGER SUB, INC.,

JET.AI INC.

and

JET.AI SPINCO, INC.

Article I - DEFINITIONS

1.1 Definitions

1.2 Interpretation

Article II - THE MERGER

2.1 The Merger

2.2 Closing

2.3 Closing Deliverables; Effective Time

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation

2.5 Plan of Reorganization

Article III - CONVERSION OF SHARES

3.1 Effect on Capital Stock

3.2 Surrender and Payment

3.3 Net Cash Adjustment; Forfeiture of Restricted Shares

3.4 Appraisal Rights

Article IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO THE COMPANY

4.1 Organization of the Company

4.2 Due Authorization

4.3 Governmental Consents

4.4 No Conflict

4.5 Litigation and Proceedings

4.6 Brokers’ Fees

4.7 Sufficiency of the SpinCo Assets

4.8 Internal Controls

4.9 Tax Matters

Article V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO SPINCO

5.1 Organization of SpinCo

5.2 Due Authorization

5.3 Capitalization of SpinCo

5.4 Subsidiaries

5.5 Governmental Consents

5.6 No Conflict

5.7 Sufficiency of the SpinCo Assets

5.8 Net Cash; No SEC Filing Requirements

5.9 No Undisclosed Liabilities

5.10 Litigation and Proceedings

5.11 Real Property

5.12 Tax Matters

5.13 Absence of Changes

5.14 Material Contracts

5.15 Compliance with Law; Permits

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5.16 Intellectual Property

5.17 Environmental Matters

5.18 Affiliate Matters

5.19 Brokers’ Fees

5.20 Proxy Statement; Registration Statements

5.21 Board and Shareholder Approval

5.22 Parent Capital Stock

5.23 Compliance with Aviation Laws

5.24 Data Privacy

5.25 Anti-Bribery, Anti-Corruption and Anti-Money Laundering

5.26 Sanctions, Import, and Export Controls

5.27 No Other Representations and Warranties

Article VI - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

6.1 Organization of Parent and Merger Sub

6.2 Due Authorization

6.3 Capital Stock and Other Matters

6.4 Governmental Consents

6.5 No Conflict

6.6 Litigation and Proceedings

6.7 Brokers’ Fees

6.8 SEC Filings

6.9 No Other Representations and Warranties

Article VII - COVENANTS

7.1 Conduct of Business by Parent and Merger Sub Pending the Merger

7.2 Conduct of SpinCo Business Pending the Merger

7.3 Tax Matters

7.4 Preparation of the Registration Statement

7.5 Company Shareholders Meeting

7.6 Reasonable Best Efforts

7.7 Access to Information

7.8 Public Announcements

7.9 Defense of Litigation

7.10 No Solicitation

7.11 Section 16 Matters

7.12 Control of Other Party’s Business

7.13 SpinCo Share Issuance

7.14 Transaction Documents

7.15 NYSE American Listing

7.16 Takeover Statutes

7.17 Obligations of Merger Sub and SpinCo

7.18 Further Assurances

7.19 Financial Statements

7.20 D&O Indemnification and Insurance

7.21 Contribution of Surviving Corporation to LGM Enterprises

7.22 Company Financing

Article VIII - CONDITIONS TO THE MERGER

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8.1 Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger

8.2 Additional Conditions to the Obligations of the Company and SpinCo

8.3 Additional Conditions to the Obligations of Parent and Merger Sub

Article IX - INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants

9.2 Indemnification by Company

9.3 Claims for Indemnification

9.4 Limitations on Indemnification

9.5 Materiality

Article X - TERMINATION

10.1 Termination

10.2 Effect of Termination

10.3 Termination Fee

10.4 Fees and Expenses

Article XI - MISCELLANEOUS

11.1 Governing Law; Jurisdiction

11.2 Notices

11.3 Headings

11.4 Entire Agreement

11.5 Amendments and Waivers

11.6 Assignment; Parties in Interest; Non-Parties

11.7 Specific Performance

11.8 WAIVER OF JURY TRIAL

11.9 Severability

11.10 Counterparts

11.11 Disclosure Schedules

EXHIBITS

Exhibit A Separation and Distribution Agreement

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of May 6, 2025, is entered into by and among flyExclusive, Inc., a Delaware corporation (“Parent”), FlyX Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Jet.AI Inc., a Delaware corporation (the “Company”), and Jet.AI SpinCo, Inc., a Delaware corporation and, as of the date of this Agreement, wholly owned Subsidiary of the Company (“SpinCo”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.” This Agreement amends, restates, replaces and supersedes in its entirety that certain Agreement and Plan of Merger and Reorganization by and among the Parties, dated February 13, 2025. Terms with initial capitalized letters used herein (including in the immediately preceding sentence) and not otherwise defined herein have the meanings set forth in Section 1.1 hereof.

RECITALS

A.
As of the date of this Agreement, SpinCo is a wholly owned, direct Subsidiary of the Company.
B.
Contemporaneously with the execution of this Agreement, the Company, SpinCo and Parent are entering into the Separation and Distribution Agreement, pursuant to which the Company will transfer the SpinCo Business to SpinCo (the “Separation”).
C.
Upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement the Company will distribute all of the shares of SpinCo Common Stock to the Company stockholders without consideration on a pro rata basis as set forth in the Separation and Distribution Agreement (the “Distribution”). As of the Distribution Date, SpinCo will be the sole owner and operator of the SpinCo Business.
D.
Contingent on the completion of the Distribution, the Parties to this Agreement intend to effect a merger of Merger Sub, a wholly owned subsidiary of Parent, with and into the SpinCo (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and SpinCo will continue as the surviving corporation and as a wholly owned subsidiary of Parent.
E.
Promptly following the consummation of the Merger, Parent intends to cause the Surviving Corporation to convert to a limited liability company. At least one day following the conversion of the Surviving Corporation to a limited liability company, Parent intends to contribute all of the equity of the Surviving Corporation to LGM Enterprises, LLC in exchange for the issuance of a number of Common Units of LGM Enterprises, LLC (as defined in the Amended and Restated Operating Agreement of LGM Enterprises, LLC, dated December 27, 2023 (the “LGM Operating Agreement”)) equal to the Merger Consideration Shares such that the number of Common Units of LGM Enterprises, LLC held by Parent shall maintain a one-to-one ratio to the number of shares of issued and outstanding Parent Common Stock pursuant to Section 4.12 of the LGM Operating Agreement.
F.
Concurrently with the execution and delivery of this Agreements, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons identified on Section 5.3(c) of the SpinCo Disclosure Schedule (the “Specified Stockholders”) are executing and delivering to Parent that certain Stockholder Support Agreement, dated as of even date herewith (the “Stockholder Support Agreements”), by and among the Specified Stockholders, Parent and Merger Sub.

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G.
The board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Distribution and the Merger, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement and herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Separation and Distribution and the Merger, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement and herein; (c) directed that the Separation and Distribution Agreement and this Agreement be submitted to a vote of the Company’s stockholders for adoption; and (d) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL.
H.
The respective boards of directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in each case, in accordance with the DGCL.
I.
The Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

AGREEMENT

Therefore, the Parties agree as follows:

Article I

DEFINITIONS

1.1
Definitions. Unless otherwise provided herein, terms with initial capital letters used in this Agreement will have the meanings ascribed to such terms as set forth in in Annex A attached hereto, which is incorporated herein and made a part hereof.
1.2
Interpretation.
(a)
Unless the context of this Agreement otherwise requires:
(i)
(a) words of any gender include each other gender and neuter form; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) derivative forms of defined terms will have correlative meanings; (d) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (g) the word “or” shall be disjunctive but not exclusive;
(ii)
any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or

6

supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date or dates.
(iii)
references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and
(iv)
references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b)
The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney have reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c)
Nothing herein (including the SpinCo Disclosure Schedule, Company Disclosure Schedule and the Parent Disclosure Schedule) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.
(d)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e)
When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(f)
The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(g)
The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(h)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.
(i)
All monetary figures shall be in United States dollars unless otherwise specified.

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(j)
No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect, Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.
(k)
The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant Party (and includes such information or documents that have been furnished to its Representatives acting on its behalf or posted to the SpinCo Datasite) or (ii) are otherwise Parent SEC Reports or Company SEC Reports and made publicly available on the SEC’s EDGAR website by Parent or the Company, as applicable, in each case, not later than forty-eight hours prior to the execution of this Agreement.
Article II

THE MERGER

2.1
The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into SpinCo in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, SpinCo shall become a direct, wholly owned Subsidiary of Parent. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.
2.2
Closing. Unless the Transactions have been abandoned and this Agreement terminated pursuant to Section 10.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the third Business Day after the conditions set forth in Article VIII (other than those, including the Distribution, that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, by electronic exchange of documents and signatures, unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
2.3
Closing Deliverables; Effective Time.
(a)
At the Closing, the Company or SpinCo, as applicable, will deliver or cause to be delivered:
(i)
to Parent, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.3(a), (b), (c), and (e) have been satisfied;
(ii)
to Parent, a certificate on behalf of SpinCo, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the

8

provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such documentation to the IRS on behalf of SpinCo after the Closing;
(iii)
to Parent, copies of resolutions and actions taken by the Company’s and SpinCo’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;
(iv)
to Parent, all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3; and
(v)
each of the consents set forth on Section 2.3(a)(v) of the Company Disclosure Schedule.
(b)
At the Closing, Parent will deliver or cause to be delivered:
(i)
to the Exchange Agent, the shares of Parent Common Stock to be paid in respect of shares of SpinCo Common Stock in accordance with Section 3.1(a), for further distribution to such holders pursuant to Section 3.2;
(ii)
to the Company and SpinCo, a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.2(a), (b) and (d) have been satisfied;
(iii)
to the Company and SpinCo, copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and Merger Sub’s stockholder in connection with the approval of this Agreement and the Transactions; and
(iv)
to the Company and Spinco, all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.
(c)
At least three (3), but no more than ten (10), Business Days prior to the Closing, the Company and SpinCo will prepare and deliver to Parent a statement (the “Estimated Net Cash Statement”) that contains an estimated balance sheet of SpinCo as of 11:59 p.m. Eastern Time on the Closing Date (the “Measurement Time”) and that sets forth in reasonable detail and accompanied by reasonably detailed backup documentation the Company’s and SpinCo’s good-faith estimate of Net Cash as of the Measurement Time (“Estimated Net Cash”). The Estimated Net Cash Statement and the components thereof will be prepared from the Company’s and SpinCo’s books and records and calculated in accordance with the terms of this Agreement. The Company and SpinCo shall provide Parent and its Representatives with reasonable access to such books and records as may be reasonably requested by Parent to review and verify the information contained in the Estimated Net Cash Statement. The Parent and its Representatives shall be entitled to comment on the Estimated net Cash Statement and the Company will make any comments or suggested modifications to the Estimated Net Cash Statement suggested by the Parent or its Representatives. Notwithstanding any input Parent may have with respect to the amounts reflected in such Estimated Net Cash Statement, no position, comment or agreement made or taken by Parent with respect thereto shall preclude or prevent or otherwise limit Parent from taking any other position or making any other argument or pursuing any right or remedy with respect to the Closing Net Cash Statement or any other representation, warranty, covenant, agreement or obligation set forth herein.
(d)
On the Closing Date and following the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds, all unpaid SpinCo Transaction Expenses as

9

set forth on a written statement to be delivered to Parent not less than two (2) Business Days prior to the Closing Date (“Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. Notwithstanding anything in this Agreement to the contrary, Parent may use all or any portion of the Cash of SpinCo at the Closing to pay any portion of the Unpaid Transaction Expenses.
(e)
On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time as Parent and SpinCo may agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).
2.4
Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation.
(a)
At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended in its entirety to read as set forth in the Certificate of Merger until thereafter amended as provided therein or by applicable Law.
(b)
At the Effective Time, the bylaws of the Surviving Corporation will be amended in their entirety to read as the bylaws of Merger Sub, until thereafter amended as provided by applicable Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.
(c)
From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
2.5
Plan of Reorganization. The Parties hereby adopt this Agreement as a “plan of reorganization” withing the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
Article III

CONVERSION OF SHARES

3.1
Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of the Company, SpinCo, Merger Sub or Parent:
(a)
SpinCo Common Stock and Merger Sub Common Stock.
(i)
Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be cancelled and extinguished and automatically converted into the right to receive (i) a number of fully paid and non-assessable shares of Parent Common Stock equal to the Closing Date Exchange Ratio, (the “Closing Date Per Share Merger Consideration”) and (ii) a number of fully paid and non-assessable shares of Parent Common Stock equal to the Reserve Exchange Ratio (the “Reserve Per Share Merger Consideration” and together, with the Closing Date Per Share Merger Consideration, the “Per Share Merger Consideration”), with cash paid in lieu of fractional shares of Parent Common

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Stock in accordance with Section 3.2(h), and subject to adjustment in accordance with Section 3.1(a)(iv) and the purchase price adjustment provisions set forth in Section 3.3.
(ii)
Each share of SpinCo Common Stock held by SpinCo as treasury stock or by Parent or Merger Sub, in each case, as of immediately prior to the Effective Time shall be canceled automatically and shall cease to exist, and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof.
(iii)
Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(g).
(iv)
The Closing Date Exchange Ratio and the Reserve Exchange Ratio shall be adjusted to the extent appropriate to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Parent Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change (any such change, an “Equity Adjustment”) with respect to Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 3.1(a)(iv) shall be construed to permit Parent to take or to permit any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(v)
At the Effective Time, all of the shares of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(b)
Parent Securities. Each share of Parent Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time.
3.2
Surrender and Payment.
(a)
Pursuant to Section 3.2 of the Separation and Distribution Agreement, the Exchange Agent shall hold, for the account of the relevant SpinCo stockholders, book-entry shares representing all of the outstanding shares of SpinCo Common Stock distributed in the Distribution.
(b)
Prior to the Effective Time, Parent shall enter into an exchange agreement in customary form (the “Exchange Agent Agreement”) with the transfer agent of Parent to act as agent (the “Exchange Agent”) for the payment of the Merger Consideration Shares. Substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the SpinCo Holders, for exchange in accordance with this Section 3.2(b) promptly after the Effective Time, book-entry shares representing the Closing Date Merger Consideration Shares issuable to the SpinCo Holders pursuant to Section 3.1(a)(i) (such book-entry shares of Parent Stock, together with any cash received by the Exchange Agent in respect of dividends or distributions with respect thereto pursuant to Section 3.2(g), as applicable, the “Exchange Fund”). Following the Effective Time, the Exchange Agent shall deliver, pursuant to instructions from Parent (the “Parent Instructions”), the Closing Date Merger Consideration Shares to be issued pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than

11

as specified in this Section 3.2(b). The Parent Instructions will also instruct the Exchange Agent to establish a contra-CUSIP for each SpinCo Holder to facilitate the issuance of the Reserve Shares, if any, pursuant to Section 3.3.
(c)
As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each SpinCo Holder, from the Exchange Fund, the shares of Parent Common Stock issuable in respect of such shares of SpinCo Common Stock pursuant to the Merger (other than the Reserve Shares). Each SpinCo Holder shall be entitled to receive in respect of such shares of SpinCo Common Stock held by such Person a book-entry authorization representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 3.1(a)(i) (and any dividends or distributions and other amounts pursuant to Section 3.2(g)).
(d)
Each SpinCo Holder shall be entitled to receive, in respect of the SpinCo Common Stock, the (i) Closing Date Per Share Merger Consideration and (ii) Reserve Per Share Merger Consideration that becomes issuable, if any, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). Until so transferred each such share of SpinCo Common Stock shall represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration payable in respect thereof. Upon payment of the Per Share Merger Consideration pursuant to the provisions of this Section 3.2, each share of SpinCo Common Stock so transferred shall immediately be cancelled. At the Effective Time, Parent will reserve, out of its authorized capital stock, a number of shares of Parent Common Stock equal to the Reserve Shares, which such Reserve Shares will be issued, if any, pursuant to the terms of Section 3.3.
(e)
[Reserved.]
(f)
Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid with respect to any shares of Parent Common Stock that are not able to be delivered by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered shares of Parent Common Stock, there shall be paid to the record holder of such shares of Parent Common Stock, without interest, at the time of delivery, to the extent not previously paid, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
(g)
No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued on conversion of SpinCo Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of Parent. All fractional shares of Parent Common Stock that a holder of shares of SpinCo Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders that would otherwise have been entitled to receive a fractional share of Parent Common Stock pursuant to the Merger in the open market (or otherwise as reasonably directed by Parent), in each case at then-prevailing market prices as soon as reasonably practicable and in no case later than ten (10) Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.2(m) and brokerage charges, commissions and conveyance and similar Taxes, to the holders of SpinCo Common Stock that would otherwise have been entitled to receive a fractional share of Parent Common Stock pursuant to the Merger (after the

12

aggregation contemplated by this Section 3.2(h)) on a pro rata basis based on such fractional interest, without interest, as soon as practicable thereafter. The payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.
(h)
No Further Ownership Rights in SpinCo Common Stock. All shares of Parent Common Stock issued in respect of shares of SpinCo Common Stock in accordance with the terms of this Section 3.2 (including any cash paid pursuant to Section 3.2(g)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock.
(i)
Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the SpinCo Holders on the one-year anniversary of the Effective Time shall be delivered to Parent, and any SpinCo Holders who have not received shares of Parent Common Stock in accordance with this Article III shall thereafter look only to Parent for the Per Share Merger Consideration to which they are entitled pursuant to Section 3.1(a)(i) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.2(g) (subject to any applicable abandoned property, escheat or similar Law).
(j)
No Liability. None of the Company, the Surviving Corporation, Parent, Merger Sub, the Exchange Agent or any other Person shall be liable to any SpinCo Holder or holder of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto or with respect to SpinCo Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(k)
Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed and no transfer shall be made of any shares of capital stock of SpinCo that were outstanding as of immediately prior to the Effective Time.
(l)
Tax Withholding. Parent, the Company, SpinCo, Merger Sub, and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SpinCo Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
3.3
Net Cash Adjustment; Issuance of Reserve Shares; Issuance of Additional Merger Consideration Shares.
(a)
The portion, if any, of the Reserve Shares to be issued to the SpinCo Holders shall be determined in accordance with the terms of this Section 3.3.
(b)
Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Company a written statement (the “Closing Net Cash Statement”) setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, Parent’s calculation of (i) Net Cash and (ii) the Purchase Price resulting therefrom (the “Proposed Amounts”), taking into account and giving effect to the payment of any Unpaid Transaction Expenses in connection with the Closing in accordance with the terms of this Agreement. The Closing Net Cash Statement and the components thereof will be prepared in accordance with the terms of this Agreement. Parent shall

13

provide the Company with reasonable access to such books and records as may be reasonably requested by the Company to review and verify the information contained in the Closing Net Cash Statement (subject to customary confidentiality obligations as requested by Parent and execution of customary access letters if requested by accountants). The Parties agree that the purpose of preparing the Closing Net Cash Statement and determining the final amounts of Net Cash and the related purchase price adjustment contemplated by this Section 3.3 is to measure differences between the amount of Estimated Net Cash used in the calculation of the Initial Purchase Price and the adjustment procedures set forth in this Section 3.3 are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the final amount of Net Cash, other than in accordance with the terms of this Agreement.
(c)
Within thirty (30) days following the Company’s receipt of the Closing Net Cash Statement, if the Company disputes in good faith the calculation of specific line items set forth in the Closing Net Cash Statement, the Company will deliver a written notice to Parent that sets forth the nature of each individual disputed item and the basis therefor in reasonable detail (including the determinations and calculations thereof) (a “Closing Net Cash Statement Dispute”). If the Company does not notify the Parent of any Closing Net Cash Statement Dispute within such thirty (30)-day period in accordance with the immediately foregoing sentence, then the Closing Net Cash Statement and the determination and calculation of the Purchase Price set forth therein will be final, conclusive and binding on the Parties and each SpinCo Holder for all purposes of this Agreement. If the Company timely notifies Parent of a Closing Net Cash Statement Dispute in accordance with this Section3.3(c), then Parent and the Company will negotiate in good faith to resolve all disputed matters set forth therein and, if Parent and the Company so resolve all disputes, the Closing Net Cash Statement (and the computations of the Proposed Amounts indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be deemed to be final, conclusive and binding on the Parties and each SpinCo Holder for all purposes of this Agreement.
(d)
If the Company and Parent, notwithstanding such good faith effort, fail to resolve the Closing Net Cash Statement Dispute within thirty (30) days (or longer, as mutually agreed to by such parties in writing) after the Company delivers to Parent notice of the Closing Net Cash Statement Dispute, then Parent and the Company jointly will engage BDO (or if BDO is not able to serve in such capacity, another nationally or regionally recognized independent accounting firm as is mutually agreed to by Parent and the Company) (the “Independent Auditor”), to promptly resolve any and all unresolved matters of the Closing Net Cash Statement Dispute. As promptly as practicable thereafter, Parent and the Company will each prepare and submit a written presentation to the Independent Auditor (each of which shall be shared with the other party, but not until such time that both parties have submitted their presentations) and will use commercially reasonable efforts to cause the Independent Auditor to make a final determination in accordance with this Agreement with respect to only those items and amounts set forth in the Closing Net Cash Statement Dispute and the Closing Net Cash Statement that are identified by either Parent or the Company as being items that Parent and the Company are unable to resolve. The scope of the disputes to be resolved by the Independent Auditor is limited to those matters that remain in dispute and that were included in the Closing Net Cash Statement Dispute, and the Independent Auditor is not to make any other determination (including the interpretation of provisions of this Agreement unrelated to the Closing Net Cash Statement Dispute). In resolving any disputed item, the Independent Auditor will be bound by the terms of this Agreement, will serve as an expert and not an arbitrator, and will not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Closing Net Cash Statement or the Closing Net Cash Statement Dispute (as applicable). Except as Parent and the Company may otherwise mutually agree, all communications between any party or its respective Representatives, on the one hand, and the Independent Auditor, on the other hand, will be in writing

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with copies simultaneously delivered to the non-communicating party (except in such cases where both parties are submitting a presentation). The fees, costs and expenses of the Independent Auditor will be borne by Parent and the Company in inverse proportion, as determined by the Independent Auditor, as they may prevail on the matter resolved by the Independent Auditor. For example, should the items in dispute total in amount to $1,000 and the Independent Auditor awards $600 in favor of the Company’s position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Company. Absent fraud or manifest error, all determinations made by the Independent Auditor and the resulting computation of Net Cash and the Purchase Price (based thereon) will be final, conclusive and binding on the Parties and each SpinCo Holder for all purposes of this Agreement.
(e)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is equal to or greater than an amount equal to (x) the Initial Purchase Price, plus (y) the Purchase Price Adjustment Threshold, then the Parent shall promptly issue the SpinCo Holders a number of shares of Parent Common Stock equal to the lesser of (i) the quotient of (A) the Surplus divided by the Parent Trading Price, rounded up to the nearest whole share, and (ii) 20% of the of the Merger Consideration Shares, rounded up to the nearest whole share (such shares of Parent Common Stock, the “Additional Merger Consideration Shares”). Parent will have no further liability for the Surplus other than the issuance of the Additional Merger Consideration Shares.
(f)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is equal to or greater than the Initial Purchase Price, then the Parent will issue the Reserve Shares, pro rata, to the SpinCo Holders.
(g)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is less than the difference of (x) the Initial Purchase Price, minus (y) the Purchase Price Adjustment Threshold (the amount by which the Purchase Price is less than the Initial Purchase Price, the “Deficit”) and the Deficit exceeds the Reserve Shares Value, then none of the Reserve Shares will be issued to the SpinCo Holders, and all such shares will remain authorized, but unissued, shares of Parent Common Stock no longer reserved for issuance hereunder. Absent Fraud, the SpinCo Holders will have no further liability for the Deficit other than the forfeiture of any right to receive any portion of the Reserve Shares.
(h)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is less than the difference of (x) the Initial Purchase Price, minus (y) the Purchase Price Adjustment Threshold and the Reserve Shares Value exceeds the Deficit, then Parent will (i) retain and not issue a number of Reserve Shares equal in value (based on the Parent Trading Price) to the Deficit, and the SpinCo Holders shall have no further rights in any portion of such retained Reserve Shares, and (ii) issue the remaining balance of Reserve Shares that are not so retained, pro rata, to the SpinCo Holders. For the avoidance of doubt, any Reserve Shares that are retained and not issued pursuant to subsection (i) of the foregoing sentence will remain authorized, but unissued, shares of Parent Common Stock no longer reserved for issuance hereunder.
(i)
The Reserved Shares are authorized, but unissued, shares of Parent Common Stock that Parent has reserved for issuance, subject to the terms of this Section 3.3. For the avoidance of doubt, no SpinCo Holder has any voting rights, dividend rights, distribution rights or similar rights, in respect of the Reserved Shares, unless and until the Reserved Shares are issued to the SpinCo Holders pursuant to the terms of this Section 3.3, if any.
3.4
Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the SpinCo Holders in connection with the Merger.

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Article IV

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY RELATING TO THE COMPANY

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) in the Company Disclosure Schedule (to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty of the Company under this Article IV), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1
Organization of the Company. The Company has been duly incorporated and is validly existing and in good standing as a Delaware corporation. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted. The Company has made available to Parent and Merger Sub true and complete copies of the Governing Documents of the Company as in effect on the date hereof. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
4.2
Due Authorization. Subject to the receipt of the Company Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions, except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by the Company Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or, subject to such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by the Company Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), consummate the Transactions. Each of this Agreement and the Transaction Documents to which the Company is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each of Parent and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Parent and Merger Sub (as applicable)), constitutes or, when executed and delivered, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

16

4.3
Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution or delivery by the Company of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by the Company of the Transactions, except for or in compliance with (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (b) the rules and regulations of NASDAQ; (c) applicable requirements of the Securities Act and the Exchange Act; and (d) Consents described in Section 5.5 and Consents set forth on Section 4.3 of the Company Disclosure Schedule.
4.4
No Conflict. Subject to the receipt of the Consents set forth in Section 4.3, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by the Company of the Transactions (for the avoidance of doubt, including performance of the Transaction Documents following the Closing) do not and will not as of the Effective Time, (a) violate any provision of, or result in the breach of, any Law applicable to the Company or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which the Company is a party or by which its assets or properties are bound; or (c) breach or violate any provision of the Governing Documents of the Company, except, in the case of each of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
4.5
Litigation and Proceedings. (a) There are no Actions pending or, to the Knowledge of the Company, threatened before or by any Governmental Authority against the Company that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) the Company is not subject to any judgment, decree, injunction or order of any Governmental Authority that, in each case, would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
4.6
Brokers’ Fees. Except as set forth on Section 4.6 of the SpinCo Disclosure Schedule, no broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which Parent or any of its Subsidiaries, including Merger Sub, the Surviving Corporation or the SpinCo, would be liable in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of the Company or any of its Affiliates.
4.7
Sufficiency of the SpinCo Assets.
(a)
As of the Effective Time (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3 and Section 5.5), after giving effect to the Separation, the SpinCo Assets owned by SpinCo will constitute all of the assets, properties and rights reasonably necessary for Parent and SpinCo to conduct the SpinCo Business immediately following the Closing in all material respects in the same manner as it is conducted on the date hereof.
(b)
Except for Permitted Liens or Liens created by or through Parent or Merger Sub, SpinCo and the Company collectively have, and at the Closing (after giving effect to the Separation and the other Transactions) the SpinCo shall have, good, valid and marketable title to, or a valid leasehold in, license to or other legal right to use, as the case may be, all of the SpinCo Assets, free and clear of any Liens.
(c)
The SpinCo Assets include a deposit of not less than $3,500,000 held by Textron Aviation (the “Textron Deposit”). Following the Effective Time, the Parent and SpinCo will be able to

17

use the Textron Deposit in a substantially similar manner and for substantially similar purposes as the Company prior to the Separation.
(d)
That certain securities purchase agreement by an between the Company and Ionic Ventures, LLC (“Ionic”), dated March 28, 2024 (the “Ionic Agreement”) is valid and binding on the Company and, to the Knowledge of the Company, Ionic, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception. Neither the Company nor, to the Knowledge of the Company, Ionic is in breach of, or default under, the Ionic Agreement in any material respect.
4.8
Internal Controls. The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-l5(f) or 15d-15(f), as applicable, under the Exchange Act (collectively, “Internal Controls”)) that are designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the audit committee of the Company Board (the “Company Audit Committee”). Since January 1, 2023, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent auditor and the Company Audit Committee (a) any significant deficiency or material weakness in the Company’s Internal Controls and (b) any fraud involving management or other employees who have a significant role in the Company’s Internal Controls. Since January 1, 2023, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.
4.9
Tax Matters.
(a)
(i) All Tax Returns required to be filed by the Company or its Subsidiaries for all periods before and through the date of the Effective Time with respect to the SpinCo Assets or the SpinCo Business have been, or will be, timely filed (taking into account applicable extensions), (ii) all such Tax Returns are, or will be when filed, true, correct, and complete, and (iii) all Taxes, whether or not shown as due on the such Tax Returns, in respect of the SpinCo Assets and the SpinCo Business have been paid or, in the case of any such Taxes not yet due and payable, will be timely paid.
(b)
(i) No Governmental Authority has asserted any written claim, assessment, or deficiency for Taxes against any of the SpinCo Assets or the SpinCo Business (and, to the Knowledge of the Company, no such claim, assessment, or deficiency has been threatened or proposed), except for deficiencies that have been fully satisfied by payment, settled or withdrawn and (ii) no claim, audit, or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of or with respect to the SpinCo Assets or the SpinCo Business.
Article V

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY RELATING TO SPINCO

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof

18

(excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) in the SpinCo Disclosure Schedule (to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty of the Company under this Article V), the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1
Organization of SpinCo. SpinCo has been duly incorporated and is validly existing and in good standing as a Delaware corporation and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now (or as of the Effective Time will be) owned, leased or operated and to conduct its business as it is now being conducted. SpinCo has made available to Parent and Merger Sub true and complete copies of the Governing Documents of SpinCo. SpinCo is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect.
5.2
Due Authorization. SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and to consummate the Transactions (subject to the SpinCo Shareholder Approval, which will occur immediately after the execution of this Agreement, and the Company Shareholder Approval, and except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by SpinCo of the Transactions have been duly and validly authorized and approved by all necessary and proper corporate action on its part and, except for the SpinCo Shareholder Approval, no other corporate action on the part of SpinCo is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by SpinCo and (assuming that this Agreement or such other applicable Transaction Document to which Parent or Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Parent or Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Remedies Exception.
5.3
Capitalization of SpinCo.
(a)
As of the date hereof, (i) the authorized capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock, (ii) the issued and outstanding shares of capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock, and (iii) no shares of SpinCo Common Stock are being held by SpinCo in its treasury. All of the issued and outstanding shares of SpinCo Common Stock are, as of the date hereof (and as of immediately prior to the Distribution will be), owned, of record and beneficially, by the Company and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Immediately prior to the Effective Time, there will be outstanding a number of shares of SpinCo Common Stock determined in accordance with Section 7.13.
(b)
There are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of SpinCo, or any other

19

commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of SpinCo, (ii) agreements of any kind which may obligate SpinCo to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of SpinCo.
(c)
The Specified Stockholders are set forth on Section 5.3(c) of the SpinCo Disclosure Schedule.
5.4
Subsidiaries. SpinCo does not (and will not after giving effect to the Separation) (a) have any Subsidiaries or (b) own or hold, directly or indirectly, any Interest in any other Person.
5.5
Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by SpinCo in connection with the execution or delivery by SpinCo of this Agreement or the Transaction Documents to which SpinCo is or will be a party at the Effective Time or the consummation by SpinCo of the Transactions, except for: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (b) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (c) Consents described in Section 4.3 and Consents set forth on Section 5.5 of the SpinCo Disclosure Schedule.
5.6
No Conflict. Subject to the receipt of the Consents described in Section 5.5, the execution and delivery by SpinCo of this Agreement and the Transaction Documents to which SpinCo is or will be a party at the Effective Time and the consummation by SpinCo of the Transactions (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by SpinCo) do not and will not: (a) violate any provision of, or result in the material breach of, any Law applicable to SpinCo or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Contract to which SpinCo is a party or by which its assets or properties is (or will at the Closing be) bound; (c) result in the creation of any Lien upon any of the properties or assets of SpinCo; or (d) violate any provision of the Governing Documents of SpinCo, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect.
5.7
Sufficiency of the SpinCo Assets.
(a)
As of the Effective Time (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3 and Section 5.5), after giving effect to the Separation, the SpinCo Assets owned by SpinCo will constitute all of the assets, properties and rights reasonably necessary for Parent and SpinCo to conduct the SpinCo Business immediately following the Closing in all material respects in the same manner as it is conducted on the date hereof.
(b)
Except for Permitted Liens or Liens created by or through Parent or Merger Sub, SpinCo and the Company collectively have, and at the Closing (after giving effect to the Separation and the other Transactions) the SpinCo shall have, good, valid and marketable title to, or a valid leasehold in, license to or other legal right to use, as the case may be, all of the material SpinCo Assets, free and clear of any Liens.
5.8
Net Cash; No SEC Filing Requirements.

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(a)
Set forth on Section 5.8 of the SpinCo Disclosure Schedule is a statement (the “Financial Information Schedule”) that (i) contains an estimated balance sheet of SpinCo as of 11:59 p.m. Eastern Time on December 31, 2024 (the “Balance Sheet,” and such date, the “Balance Sheet Date”) as if the Separation and Distribution Agreement were consummated as of the Balance Sheet Date, and (ii) sets forth in reasonable detail and accompanied by reasonably detailed backup documentation the Company’s and SpinCo’s good-faith estimate of the Net Cash as if the Separation and Distribution Agreement were consummated as of the Balance Sheet Date (“Balance Sheet Date Net Cash”). The Financial Information Schedule and the components thereof, including the Balance Sheet Date Net Cash, were prepared in good faith from the Company’s and SpinCo’s books and records, were derived from the financial reporting systems and the consolidated financial statements of the Company (which financial statements were prepared in accordance with GAAP), and were calculated in accordance with the terms of this Agreement. The Financial Information Statement fairly presents, in all material respects the assets, liabilities, and stockholders’ equity of the SpinCo Business as of the Balance Sheet Date.
(b)
As of the date hereof, SpinCo is not required to file or furnish any form, report, registration statement, prospectus or other document with the SEC.
5.9
No Undisclosed Liabilities. There is no Liability of SpinCo or related to the SpinCo Business whether or not of a type required to be reflected or reserved for on a consolidated balance sheet of the SpinCo Business or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in the Balance Sheet; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operation of the SpinCo Business that are not, individually or in the aggregate, material; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the Transactions; or (d) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material.
5.10
Litigation and Proceedings. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company or SpinCo, threatened before or by any Governmental Authority against SpinCo or with respect to the SpinCo Business, and neither the Company nor any of its Subsidiaries (solely as they relate to the SpinCo Business or SpinCo) is subject to any judgment, decree, injunction or order of or investigation or inquiry by any Governmental Authority, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to SpinCo.
5.11
Real Property. SpinCo does not own or lease, at no time previously has owned or leased and after giving effect to the Separation, will not own or lease, any real property.
5.12
Tax Matters.
(a)
(i) All Tax Returns required to be filed by or with respect to SpinCo or the SpinCo Business have been timely filed (taking into account applicable extensions), (ii) all such Tax Returns are true, correct and complete, and (iii) all Taxes, whether or not shown as due on such Tax Returns, in respect of SpinCo and the SpinCo Business have been paid, except to the extent adequate reserves therefor in accordance with GAAP have been provided on the SpinCo Financial Statements;
(b)
(i) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against SpinCo or the SpinCo Business (and, to the Knowledge of the Company and SpinCo, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies that have been fully satisfied by payment, settled or withdrawn and (ii) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of SpinCo or the SpinCo Business;

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(c)
SpinCo does not, and as of the Effective Time will not, have any Liability for Taxes of any other Person (other than the Company or any of its subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract or operation of Law or otherwise;
(d)
Other than in connection with the Separation, SpinCo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;
(e)
SpinCo has not participated in, or is currently participating in, and none of the SpinCo Assets or SpinCo Business has been used or is currently being used in, a “reportable transaction ” within the meaning of Treasury Regulations Section 1.6011-4(b);
(f)
There are no Liens for Taxes upon the assets of SpinCo or the SpinCo Business. No Governmental Authority has threatened in writing that it is considering, or in the process of, imposing any Lien for Taxes on the assets of the Company or any of its Subsidiaries with respect to any of the SpinCo Assets or the SpinCo Business;
(g)
None of the SpinCo Assets is, and as of the Effective Time, none of the assets owned by SpinCo will be, any stock, partnership interest, limited liability company interest, joint venture ownership interest, or other equity ownership interest in any other Person, and as of the Effective Time, SpinCo will not be subject or a party to any arrangement or contract that is treated as a partnership for income Tax purposes;
(h)
Section 5.12(h) of the SpinCo Disclosure Schedule sets froth each jurisdiction (other than U.S. federal Taxes) in which (i) the Company or any of its Subsidiaries is or has ever been registered for Taxes with respect to the SpinCo Assets or SpinCo Business, or (ii) the Company, any of its Subsidiaries, or any business of any of them (A) files, is required to file, or has been required to file any Tax Return with respect to the SpinCo Assets or SpinCo Business, or (B) is liable for any Taxes with respect to the SpinCo Assets or SpinCo Business on a “nexus” basis, identifying , in each such case, the type of Tax Return or Tax, as applicable; and neither the Company nor any of if Subsidiaries (including SpinCo) is or has ever been subject to Tax in any country other than the United States with respect to the SpinCo Assets or SpinCo Business;
(i)
No claim has been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not currently file a particular type of Tax Return or pay a particular type of Tax with respect to the SpinCo Assets or SpinCo Business that the Company or such Subsidiary is or may be required to file such a Tax Return or pay such type of Tax (including obligations to withhold amounts with respect to Taxes) in that jurisdiction with respect to the SpinCo Assets or SpinCo Business;
(j)
SpinCo is not an has never been a party to any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar contract or arrangement, whether written or unwritten; and
(k)
No payment, amount, or benefit that could be, or has been received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, stockholder, director or other individual service provider with respect to SpinCo as a result of or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) or otherwise could have a deduction therefor disallowed by reason of

22

the Code Section 280G or will be subject to an excise tax under Code Section 4999. SpinCo has no liability or obligation to “gross up” any Person for or with respect to any liability under Sections 409A, 457A, or 4999 of the Code (o any corresponding provision of foreign Tax Law);
(l)
SpinCo does not employ or engage any Person as an employee or contractor, has never employed or engaged any Person an employee or contractor, and, after giving effect to the Separation and as of the Effective Time, will not employ or engage any Person as an employee or contractor; and
(m)
SpinCo does not have or maintain, has never had or maintained, and after giving effect to the Separation and as of the Effective Time, will not have or maintain any Benefit Plan.
5.13
Absence of Changes. Except as set forth in Section 5.13 of the SpinCo Disclosure Schedule, since the Balance Sheet Date until the date of this Agreement, (a) there has not been any SpinCo Material Adverse Effect and (b) except in connection with the Transaction Process or as contemplated by this Agreement and the other Transaction Documents, since the Balance Sheet Date and through the date hereof, the Company and its Subsidiaries, including SpinCo, have, in all material respects, conducted the SpinCo Business in the ordinary course of business.
5.14
Material Contracts.
(a)
Except as set forth in Section 5.14(a) of the SpinCo Disclosure Schedule and except for Contracts that do not constitute SpinCo Assets, as of the date hereof, neither the Company nor any of its Subsidiaries (other than SpinCo) (solely with respect to the SpinCo Business), or SpinCo, is party to or otherwise bound by or subject to Contracts of the following types (together with any SpinCo Affiliate Contracts, the “SpinCo Material Contracts”):
(i)
any Contract that relates to the purchase or sale of goods or services pursuant to which the SpinCo Business has received more than $50,000 or paid more than $50,000 in the past twelve (12) months;
(ii)
any Contract that limits or purports to limit in any material respect the ability of the SpinCo Business to compete with any Person or in any line of business or in any geographic region in the world;
(iii)
any Contract that grants exclusive rights to a customer or a supplier or (to the extent material to the SpinCo Business) any other commercial counterparty that will relate to or affect the SpinCo Business after the Closing;
(iv)
any Contract that requires any future capital expenditures by the SpinCo Business in excess of $50,000 that will not be paid prior to the Closing;
(v)
any Contract that requires any milestone, earn out or similar payments to be made by the SpinCo Business in excess of $50,000 that will not be paid prior to the Closing;
(vi)
any Contract that relates to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or any bonds, debentures, notes or similar instruments, in each case, in excess of $50,000;
(vii)
any Contract pursuant to which (A) any Person grants to SpinCo or, with respect to the SpinCo Business, to the Company or any of its Subsidiaries other than SpinCo, any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is

23

material to the SpinCo Business, other than (1) non-exclusive click-wrap, shrink-wrap or off-the-shelf Software licenses that are commercially available on standard and reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 in any twelve (12)-month period, (2) non-disclosure agreements entered into in the ordinary course of business consistent with past practice and (3) non-exclusive licenses granted by any suppliers or service providers to SpinCo in the ordinary course of business consistent with past practice solely for the receipt of services from such supplier or service provider, and solely where such licenses are ancillary to the primary purpose of such Contract, or (B) SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, grants any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is material to the SpinCo Business, other than (1) non-exclusive licenses granted to customers SpinCo in the ordinary course of business consistent with past practice, (2) non-exclusive licenses granted to any suppliers or service providers by SpinCo in the ordinary course of business consistent with past practice solely for the benefit of SpinCo and (3) non-disclosure agreements entered into in the ordinary course of business consistent with past practice;
(viii)
any Contract to which SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, is a party with any Governmental Authority;
(ix)
any lease, sublease, occupancy agreement or license for real property;
(x)
any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or that otherwise involves any settled or threatened claim, action, suit or proceeding pursuant to which the SpinCo Business has (or will have after the Closing) any monetary or other material outstanding obligation;
(xi)
any Contract that contains “most favored nation” pricing provisions for the benefit of the relevant counterparty that will relate to or affect the SpinCo Business after the Closing;
(xii)
any joint venture, strategic alliance, joint development, partnership or similar arrangement;
(xiii)
any Contract relating to the acquisition or disposal or divestiture of, or investment in, any joint venture, partnership or similar arrangement or any material assets or businesses;
(xiv)
any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind where the counterparty or the ultimate customer is, or the work performed under such contract was funded by, a Governmental Authority;
(xv)
any Contract related to the Company’s “Jet Card Program”, including any Contracts with participants of the “Jet Card Program”; and
(xvi)
any Contract not otherwise described in any other subsection of this Section 5.14(a) that would be required to be filed by SpinCo as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if SpinCo were subject to the reporting requirements of the Exchange Act as of the date hereof.

The Company has made available to Parent copies of each SpinCo Material Contract that are correct and complete. Each SpinCo Material Contract is valid and binding on the Company or its applicable Subsidiary, including SpinCo and, to the Knowledge of the Company or SpinCo, the counterparty

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thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception. Neither the Company nor its applicable Subsidiary, including SpinCo is, and to the Knowledge of the Company or SpinCo, no counterparty thereto is, in breach of, or default under, any SpinCo Material Contract in any material respect.

5.15
Compliance with Law; Permits.
(a)
The Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and SpinCo are, and, during the past two (2) years SpinCo and, solely with respect to their conduct and operation of the SpinCo Business, the Company and its other Subsidiaries (i) have been in compliance with all applicable Laws, except where noncompliance has not been and would not reasonably be expected to be material to the SpinCo Business, taken as a whole, and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible material violation of any applicable Law or that the Company or any of its Subsidiaries (with respect to the SpinCo Business) or SpinCo, is subject to any inspection, investigation, survey, audit or other review.
(b)
Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the Company and its Subsidiaries (with respect to the SpinCo Business) and SpinCo hold all Permits necessary to conduct the SpinCo Business substantially as conducted as of the date hereof and in compliance with applicable Law and (ii) such Permits are valid and in full force and effect and the Company or its applicable Subsidiary or SpinCo is in compliance with the terms thereof.
5.16
Intellectual Property.
(a)
Section 5.18(a) of the SpinCo Disclosure Schedule sets forth a list of, as of the date hereof, all SpinCo Owned Intellectual Property that is the subject of any registration, issuance, or application for registration or issuance, with any Governmental Authority or Internet domain name registrar (specifying for each such item (i) the record owner (and, if different from the record owner, the beneficial owner), (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date and (iv) the issuance, registration or application number) (any Intellectual Property set forth or required to be set forth on Section 5.18(a) of the SpinCo Disclosure Schedule, collectively, the “SpinCo Registered Intellectual Property”).
(b)
All SpinCo Registered Intellectual Property that is material to the SpinCo Business is subsisting, valid and enforceable. Except as scheduled in Section 5.18(b) of the SpinCo Disclosure Schedule, to the Knowledge of the Company or SpinCo, none of the SpinCo Registered Intellectual Property has been or is subject to any interference, derivation, reexamination, cancellation or opposition proceeding.
(c)
As of the date hereof, to the Knowledge of the Company or SpinCo, the Company and each of its Subsidiaries, and, as of the Separation, SpinCo, have prepared and are preparing to file patent applications for all potentially patentable inventions included in the SpinCo Owned Intellectual Property that are material to the SpinCo Business as currently conducted and as currently proposed to be conducted, except, where in the exercise of reasonable business judgment, the Company, such Subsidiary or SpinCo has decided not to file or has decided to defer filing a patent application on a potentially patentable invention. The Company, each of its Subsidiaries, and SpinCo has complied and does comply in all material respects with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the SpinCo Registered Intellectual Property. To the Knowledge of the Company or SpinCo, no public disclosure bar by the Company, any of its Subsidiaries,

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or SpinCo has occurred, nor has any on-sale bar by the Company, any of its Subsidiaries, or SpinCo arisen, which has rendered any Patent included in the SpinCo Registered Intellectual Property that is material to the SpinCo Business, invalid, unenforceable or unpatentable.
(d)
As of the date hereof, (i) the Company and its Subsidiaries solely and exclusively own, and as of the Separation, SpinCo solely and exclusively owns, all rights, title and interest in and to the SpinCo Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of the Company or SpinCo the Company or one of its Subsidiaries has, and, as of the Separation, SpinCo has, valid and enforceable rights to use and exploit, pursuant to a written SpinCo Contract, all other Intellectual Property (except for such other Intellectual Property in the public domain for which no license is necessary) used or practiced by the SpinCo Business that is material to the SpinCo Business. The SpinCo Owned Intellectual Property and such SpinCo Licensed Intellectual Property collectively constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the SpinCo Business, as currently conducted.
(e)
In the past six (6) years with respect to Patents or in the past three (3) years with respect to all other Intellectual Property, neither SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, the conduct of the SpinCo Business, or any SpinCo Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of), diluted or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of), diluting or otherwise violating any Intellectual Property of any Person. To the Knowledge of the Company or SpinCo, neither SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, has received from any Person in the past three (3) years any written notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation, dilution or other violation of any Intellectual Property of any Person or (ii) challenging the ownership, use, validity or enforceability of any SpinCo Owned Intellectual Property that is material to the SpinCo Business as currently conducted and as currently proposed to be conducted.
(f)
To the Knowledge of the Company or SpinCo, no other Person has infringed, misappropriated, diluted or violated, or is infringing, misappropriating, diluting or violating, any SpinCo Owned Intellectual Property or any SpinCo Licensed Intellectual Property exclusively licensed to the Company, any of its Subsidiaries, or SpinCo, in each case, that is material to the SpinCo Business. No such claims have been made in writing or, to the Knowledge of the Company or SpinCo, otherwise made against any Person by SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo in the past three (3) years.
(g)
To the Knowledge of the Company or SpinCo, SpinCo and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than SpinCo, have taken and currently takes adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the SpinCo Owned Intellectual Property and all Trade Secrets of any Person to whom SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret material to the SpinCo Business has been authorized by the Company, any of its Subsidiaries, or SpinCo to be disclosed (or, to the Knowledge of the Company or SpinCo, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.
(h)
To the Knowledge of the Company or SpinCo, (i) as of the date hereof, the Company or one of its Subsidiaries, and (ii) as of the Separation, SpinCo, owns or has a valid right to access and use pursuant to a written SpinCo Contract, all SpinCo IT Systems in the manner in which they are currently accessed or used in the conduct of the SpinCo Business. To the Knowledge of the

26

Company or SpinCo, the SpinCo IT Systems are adequate in all material respects for the operation and conduct of the SpinCo Business as currently conducted. To the Knowledge of the Company or SpinCo, the SpinCo IT Systems have not materially malfunctioned or failed for the past three (3) years. To the Knowledge of the Company or SpinCo, during the past three (3) years, there has been no unauthorized access to or use of, or breach or other violation of, any SpinCo IT Systems, in each case, that has had, individually or in the aggregate, a material adverse effect on the SpinCo Business or the SpinCo IT Systems.
(i)
Neither the execution of this Agreement or any of the other Transaction Documents nor the consummation of the Transaction Process will result in (i) the loss or impairment of, or any Lien on, any material SpinCo Owned Intellectual Property or material SpinCo Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the SpinCo Owned Intellectual Property to any Person; or (iii) the payment of any additional consideration to, or the reduction of any amount(s) payable from, any Person, in each case, with respect to any SpinCo Owned Intellectual Property or SpinCo Licensed Intellectual Property, and where the applicable consideration or amount(s) exceeds $10,000.
5.17
Environmental Matters.
(a)
Except as would not otherwise reasonably be expected to incur or result in, individually or in the aggregate, a material liability of SpinCo:
(i)
With respect to their operation of the SpinCo Business, the Company and its Subsidiaries are, and during the past three (3) years the Company and its Subsidiaries have been, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws for the operation of the SpinCo Business, all of which Permits are in full force and effect;
(ii)
With respect to their operation of the SpinCo Business, the Company and its Subsidiaries have not received notice from any Governmental Authority or Person alleging any non-compliance with or Liability under any applicable Environmental Law by the Company or any of its Subsidiaries;
(iii)
No Actions pursuant to any Environmental Law to the extent affecting the SpinCo Business or any SpinCo Assets are pending or threatened in writing or, to the Knowledge of the Company or SpinCo, threatened orally against the Company or any of its Subsidiaries; and
(iv)
Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company or SpinCo, any other Person has Released Hazardous Materials at, on, upon, into or from any real property at concentrations or under conditions that would result in the Company or any Subsidiary incurring Liability under Environmental Laws.
5.18
Affiliate Matters. Except for Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth in Section 5.18 of the SpinCo Disclosure Schedule, SpinCo is not party to any SpinCo Affiliate Contract.
5.19
Brokers’ Fees. Except as set forth in Section 5.19 of the SpinCo Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or SpinCo would be liable in connection with the

27

transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of SpinCo.
5.20
Proxy Statement; Registration Statements. None of the information regarding any of the Company or any of its Subsidiaries (including SpinCo), the SpinCo Business, or the Transactions to be provided by the Company or SpinCo or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Registration Statement, or the documents relating to the Distribution that are filed with the SEC and/or distributed to Company stockholders (the “Distribution Documents”) will, in the case of the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Registration Statement, at the time such registration statement becomes effective, at the Distribution Time or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation is made by the Company or SpinCo with respect to information provided by Parent specifically for inclusion in, or incorporation by reference into, the Registration Statement.
5.21
Board and Shareholder Approval. Each of the Company Board and the SpinCo Board, at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, (a) approved this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and authorized and approved the execution, delivery and performance hereof and thereof and the consummation of the Transactions, including the Merger and the Separation, and (b) declared each of them advisable, fair to and in the best interests of the Company, SpinCo and their respective stockholders. As of the date hereof, the sole shareholder of SpinCo is (and as of immediately prior to the Distribution the sole shareholder of SpinCo will be) the Company. Immediately after the execution of this Agreement, the Company will approve and adopt, as SpinCo’s sole shareholder, this Agreement and the Transaction Documents and the Transactions, including the Merger (the “SpinCo Shareholder Approval”). The SpinCo Shareholder Approval and Company Shareholder Approval is the only approval of the shareholders of the Company or any of its Subsidiaries required to approve the Transactions.
5.22
Parent Capital Stock. Neither the Company nor any of its Subsidiaries, including SpinCo, owns (directly or indirectly, beneficially or of record) or will own on the Closing Date, nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Parent (other than as contemplated by this Agreement).
5.23
Compliance with Aviation Laws.
(a)
Except as set forth on Section 5.23(a) of the SpinCo Disclosure Schedule, and except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole, the Company and each of its Subsidiaries, including SpinCo and the SpinCo Business, (i) is in compliance with all applicable Laws, including all applicable Laws prescribed or administered by the U.S. Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) under Title 14 of the Code of Federal Regulations and Title 49 of the U.S. Code (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Laws

28

since January 1, 2023, and (iii) has not been cited by the FAA, DOT or other Governmental Authority for any material discrepancies or violations during inspections or audits since January 1, 2023.
(b)
Section 5.23(b) of the SpinCo Disclosure Schedule sets forth a true and complete list of each aircraft owned or leased by the Company and its Subsidiaries as of the date of this Agreement (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft.

5.24
Data Privacy.
(a)
(i) SpinCo (and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than SpinCo) are, and have for the past three (3) years been, in material compliance with all Privacy Requirements. During the past three (3) years, SpinCo (and, with respect to the SpinCo Business, neither the Company nor any of its Subsidiaries other than SpinCo) has not received any written notice of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements.
(b)
SpinCo (and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than SpinCo), has (i) implemented, and for the past three (3) years has maintained, commercially reasonable technical and organizational safeguards to protect Personal Information and other confidential data in its possession or under its control, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of SpinCo (or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo) has implemented and maintained commercially reasonable safeguards.
(c)
During the past three (3) years: (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information (“Security Incident”) maintained by SpinCo (or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo); nor (ii) to the Knowledge of the Company or SpinCo, has any Person processing Personal Information on behalf of SpinCo (and, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo) experienced any Security Incidents with respect to such Personal Information. SpinCo (and, with respect to the SpinCo Business, the Company and its Subsidiaries other than SpinCo) have implemented reasonable disaster recovery and business continuity plans.
(d)
To the Knowledge of the Company or SpinCo, the transfer of Personal Information in connection with the Transactions will not violate in any material respect any Privacy Requirements.
5.25
Anti-Bribery, Anti-Corruption and Anti-Money Laundering. None of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business), SpinCo, or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business or SpinCo has, directly or indirectly, for the previous five (5) years, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer

29

any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business) or SpinCo; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering, in each case of clauses (a)-(e), in a manner that would result in a violation of any of the Laws described in clause (f). Within the past five (5) years, none of the Company, the Company’s Subsidiaries, or SpinCo has made any voluntary disclosure to any Governmental Authority relating to corruption, bribery, or money laundering Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.
5.26
Sanctions, Import, and Export Controls. None of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business), SpinCo, or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business or SpinCo (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions within the last five (5) years. The Company and the Company’s Subsidiaries (in each case, with respect to the SpinCo Business) and SpinCo are and for the past five (5) years have been in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import, and export control Laws. Within the past five (5) years, none of the Company, the Company’s Subsidiaries, or SpinCo has made any voluntary disclosure to any Governmental Authority relating to sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.
5.27
No Other Representations and Warranties. Except as expressly set forth in Article VI or in any Transaction Document, the Company and SpinCo each acknowledges and agrees that neither Parent, Merger Sub nor any of their Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to Parent, Merger Sub or any of its Affiliates, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects. Without limiting the generality of the foregoing, except as expressly set forth in Article VI or in any Transaction Document, each of the Company and SpinCo expressly disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to the Company, SpinCo or any of their Representatives of any document or other information with respect to any one or more of the foregoing.
Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

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Except as otherwise disclosed or identified in (a) the Parent SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the Parent Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article VI to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), Parent and Merger Sub hereby represent and warrant to the Company and SpinCo as follows:

6.1
Organization of Parent and Merger Sub.
(a)
Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. Parent has made available to the Company true and complete copies of the Governing Documents of Parent. Parent is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)
Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a wholly owned Subsidiary of Parent. The copies of the Governing Documents of Merger Sub which were previously furnished or made available to the Company are true and complete copies of such documents as in effect on the date of this Agreement.
6.2
Due Authorization.
(a)
Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.4) to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except as disclosed in Section 6.2 of the Parent Disclosure Schedule, no other corporate action on the part of Parent or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by Parent and (assuming that this Agreement or such other applicable Transaction Documents to which each of the Company or SpinCo is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of the Company and SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.
6.3
Capital Stock and Other Matters.
(a)
As of February 11, 2025, the authorized Common Stock of Parent was 300,000,000 shares, divided into (i) 200,000,000 shares of Parent Class A Common Stock, 18,199,586

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of which were issued and outstanding and (ii) 100,000,000 shares of Parent Class B Common Stock, of which 59,930,000 shares were issued and outstanding ((i) and (ii) collectively, the “Parent Securities”). The foregoing represents all of the issued and outstanding Parent Securities as of February 11, 2025. All issued and outstanding Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound.
(b)
Subject to successful filing and acceptance of the Registration Statement, the shares of Parent Common Stock comprising the Merger Consideration Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien (other than applicable state and federal securities Laws), purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise.
6.4
Governmental Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Parent or Merger Sub with respect to Parent’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except as otherwise disclosed on Section 6.4 of the Parent Disclosure Schedule.
6.5
No Conflict. Subject to the receipt of the Consents described in Section 6.4, the execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Parent and Merger Sub of the Transactions do not and will not as of the Effective Time: (a) violate any provision of, or result in the material breach of, any Law applicable to Parent and the Parent Subsidiaries or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Parent Material Contract; or (c) violate any provision of the Governing Documents of Parent, or Merger Sub, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
6.6
Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such), that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no investigations or other inquiries pending or, to the Knowledge of Parent, threatened by any Governmental Authority, against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Parent or Merger Sub, nor are any assets of Parent or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. From their respective dates of

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inception to the date of this Agreement, Parent and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, that would reasonably be expected to have a Parent Material Adverse Effect.
6.7
Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or SpinCo would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any Parent Subsidiary.
6.8
SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 27, 2023, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Parent SEC Filings”). Each of the Parent SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the Knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
6.9
No Other Representations and Warranties. Except as expressly set forth in Article IV and Article V or in any Transaction Document, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates (including SpinCo), nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to with respect to the Company or any of its Affiliates (including SpinCo), or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise). Without limiting the generality of the foregoing, except as expressly set forth in Article IV or Article V or in any Transaction Document, each of Parent and Merger Sub disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement.
Article VII

COVENANTS

7.1
Conduct of Business by Parent and Merger Sub Pending the Merger. From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule) or the Transaction Documents, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Parent shall, and shall cause its Subsidiaries, including Merger Sub, as applicable, to, conduct its operations in the ordinary course of business in all material respects. During the Interim Period, Parent shall, and shall cause its Subsidiaries, including Merger Sub, to comply with,

33

and continue performing under, as applicable, the Governing Documents of Parent. Without limiting the generality of the foregoing, during the Interim Period, except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule) or the Transaction Documents, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Parent shall not, and shall cause its Subsidiaries, including Merger Sub, as applicable, not to:
(a)
seek any approval from the Parent Stockholders to amend, modify, restate, waive, rescind or otherwise change the Governing Documents of Parent or Merger Sub;
(b)
(i) make or declare any dividend or distribution to the Parent Stockholders or make any other distributions in respect of any of Parent’s equity interests or Merger Sub capital stock, share capital or equity interests or (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s equity interests or Merger Sub capital stock or equity interests; or
(c)
enter into any agreement to do any action prohibited under this Section 7.1.
7.2
Conduct of SpinCo Business Pending the Merger. During the Interim Period (solely with respect to SpinCo or the SpinCo Business), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule) or the Transaction Documents (including the Separation and Distribution), (ii) as consented to by Parent in writing or (iii) as required by applicable Law, the Company and SpinCo shall, and shall cause and ensure that their respective Subsidiaries, (x) conduct the SpinCo Business in the ordinary course of business in all material respects, (y) use commercially reasonable efforts to manage the SpinCo Business’ working capital and maintain the books and records related to the SpinCo Business consistent with past practice and (z) use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities (in each case, as related to the SpinCo Business). Without limiting the generality of Section 7.2(a), during the Interim Period (solely with respect to SpinCo or the SpinCo Business), except as (A) required or contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule), or the Transaction Documents, (B) as consented to by Parent in writing or (C) as required by applicable Law, the Company and SpinCo shall not, and each shall cause its respective Subsidiaries not to (in each case solely with respect to SpinCo or the SpinCo Business):
(a)
amend, modify, restate, waive, rescind or otherwise change the Governing Documents of SpinCo, other than an amendment to the certificate of incorporation of SpinCo to increase the number of authorized or outstanding shares of SpinCo Common Stock in connection with the Distribution in accordance with this Agreement and the Transaction Documents;
(b)
other than as required for the Distribution, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of the Interests of SpinCo (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of Interests of SpinCo that is wholly owned directly or indirectly by SpinCo, (ii) split, combine, subdivide, reduce, or reclassify any of the Interests of SpinCo or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, Interests of SpinCo or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any Interests (including any securities convertible or exchangeable into such Interests) (except for the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture of any Company Equity Awards, in each case, in accordance with their respective terms as in effect as of the date hereof);

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(c)
other than as contemplated by the Distribution, issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of SpinCo of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in SpinCo, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of SpinCo;
(d)
sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any Lien on (other than a Permitted Lien) or otherwise dispose of any SpinCo Assets (excluding Intellectual Property, which is the subject of Section 7.2(e) below);
(e)
(i) purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any Intellectual Property (other than with respect to (A) immaterial or obsolete SpinCo Owned Intellectual Property or (B) the grant of non-exclusive licenses of SpinCo Owned Intellectual Property in the ordinary course of business consistent with past practice); or (ii) disclose any material Trade Secrets of the SpinCo Business to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by adequate and enforceable use restrictions and confidentiality obligations with respect to such Trade Secrets);
(f)
receive, collect, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any Personal Information (or fail to do any of the foregoing, as applicable) in material violation of any Privacy Requirements;
(g)
merge, combine or consolidate (pursuant to a plan of merger or otherwise) SpinCo with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SpinCo;
(h)
acquire (including by merger, consolidation, or acquisition of shares or assets), lease or license, (i) any interest in any Person or (ii) any assets of any Person that would be an asset of SpinCo at the Effective Time, other than, in the case of clause (ii), (A) in the ordinary course of business with respect to assets having a value not exceeding $10,000, individually, or $50,000, in the aggregate, the purchase price for which will be paid by the Company or any of its Subsidiaries prior to the Distribution Date;
(i)
repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;
(j)
make any material loans, material capital contributions or material investments in, or advances of money to, in each case, in excess of $10,000 individually or $20,000 in the aggregate, any Person (other than SpinCo), in each case, except for (i) advances to employees or officers of SpinCo for expenses incurred in the ordinary course of the SpinCo Business consistent with past practice and in accordance with the Company’s and its Subsidiaries’ policies in respect thereof or (ii) extended payment terms for customers in the ordinary course of the SpinCo Business consistent with past practice;
(k)
(A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any SpinCo Material

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Contract or (B) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 5.6 or Section 5.14(a) of the SpinCo Disclosure Schedule;
(l)
(i) adopt or enter into any Benefit Plan, (ii) grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any employee or service provider of SpinCo, or that would result in any material Liability to SpinCo, (iii) hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of SpinCo, or (iv) terminate (without cause) the employment of any SpinCo Employee or engagement of any SpinCo Independent Contractor;
(m)
except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices of SpinCo or with respect to the SpinCo Business;
(n)
waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings;
(o)
(i) make, change or revoke any material Tax election in respect of the SpinCo Assets or the SpinCo Business that would bind SpinCo for periods following the Effective Time (other than an election reasonably required in connection with the Separation) or (ii) settle or compromise any material Tax liability for which SpinCo would be responsible under any Transaction Document;
(p)
make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $20,000, in the aggregate;
(q)
disclose or agree to disclose to any Person (other than Parent or any of its representatives) any material Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations or fiduciary or professional duty to maintain the confidentiality thereof;
(r)
terminate without replacement or fail to use reasonable efforts to maintain any license or permit that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(s)
waive the restrictive covenant obligations of any current officer of the Company or SpinCo;
(t)
(i) limit the right of the Company or SpinCo to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company or SpinCo, taken as a whole;
(u)
terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or SpinCo; or
(v)
authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.
7.3
Tax Matters.

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(a)
The Company and SpinCo, on the one hand, and Parent, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement and shall each use its respective reasonable efforts to cause such opinions to be timely filed.
(b)
At and after the Effective Time, each of the Parties covenants and agrees that it will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the Parent, SpinCo, and Merger Sub in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local income Tax Laws); provided, that Parent and Merger Sub make no representations or covenants to the Company, SpinCo or any of their stockholders as to whether the Merger ultimately will be determined to be as such a reorganization.
(c)
No later than sixty (60) days after the Effective Time, the Company shall provide Parent with a schedule setting forth SpinCo’s holding period and adjusted basis for U.S. federal income Tax purposes, as well as any differences thereof for any state or local Tax purposes, as of the Effective Time, of each of the SpinCo Assets and any other assets held by SpinCo as of the Effective Time.
(d)
From and after the Closing Date, the Company will include SpinCo in its consolidated federal income Tax Return, as well as all state or local income Tax Returns for which consolidation is permitted, for all periods through end of the day of the Effective Time. The Company will prepare the initial draft of all income Tax Returns of the Company and its Subsidiaries for each Pre-Closing Tax Period that are required to be filed after the Closing Date. All such income Tax Returns for any Pre-Closing Tax Period must be prepared (i) in accordance with applicable Law and (ii) consistent with the past practices of the Company except as otherwise required by applicable Law. The Company will give the Parent a reasonable opportunity, and in no event less than thirty (30) days, to review, comment on and approve any income Tax Returns that relate to a Pre-Closing Tax Period of the Company or applicable Subsidiary. The Company will make such revisions to those income Tax Returns as are reasonably requested by the Parent that (i) are consistent with the terms of this Agreement with respect to Tax liabilities related to SpinCo, the SpinCo Assets, or the SpinCo Business and (ii) are in accordance with applicable Tax Law. The parties will cooperate fully and promptly in connection with the preparation and filing of such income Tax Returns, and the Company will timely file all income Tax Returns for each Pre-Closing Tax Period that are required to be filed after the Closing Date. Parent will be responsible for preparing and filing, or causing to be timely prepared and filed, all Tax Returns for each Straddle Period and Post-Closing Tax Period of SpinCo.
(e)
Whenever it is necessary to determine the liability for Taxes of SpinCo for a portion of a taxable year or period that begins on or before and ends after the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes a Pre-Closing Tax will be as follows: (i) in the case of any Taxes other than Taxes based upon or related to income, payroll, or receipts, the portion of such Tax constituting a Pre-Closing Tax will equal the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending at the end of the day of the Effective Time and the denominator of which is the number of days in the entire Tax Period; and (ii) in the case of any Tax based upon or related to income or receipts, the portion of such Tax constituting a Pre-Closing Tax will be determined and apportioned using an interim closing of the books as of the close of business on the day of the Effective Time except that exemptions, allowances or deductions that are calculated on an annual basis will be allocated to the period ending at the end of the day of the Effective Time in the same proportion as the number of calendar days during the Taxable Period through such date bears to the number of calendar days in the entire Taxable Period.

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(f)
Parent and the Company will cooperate, as and to the extent reasonably requested by the other of the parties, in connection with the preparation and filing of Tax Returns pursuant to this Agreement. Such cooperation will include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to the preparation and filing of any such Tax Return. Parent and the Company will retain all books and records with respect to Tax matters pertinent to SpinCo relating to any Taxable Period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Parent or the Company, any extensions thereof) of the respective Taxable Periods, and to abide by all record retention agreements entered into with any Tax authority.
(g)
So long as taxable periods of SpinCo ending on or before, or including, the day of the Effective Time remain open for an assessment of Tax, Parent and the Company will notify the other in writing within ten (10) Business Days after receipt by Parent or the Company of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of SpinCo, the SpinCo Assets or the SpinCo Business relating to any Pre-Closing Tax Period or Straddle Period.
(h)
The Company will not agree to any adjustment, or make any Tax election, that will or may create an increase in Taxes for SpinCo or the Parent in respect of any Tax Period ending after the Closing Date, except with Parent’s prior written consent.
(i)
Notwithstanding Section 10.4, all federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions will be paid by the Company.
7.4
Preparation of the Registration Statement.
(a)
Within fourteen (14) Business Days after the execution of this Agreement, Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Registration Statement.
(b)
Each of Parent, the Company and SpinCo shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and to keep such registration statements effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of the Registration Statement, each of Parent, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the Parent Share Issuance and the Distribution. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent, as applicable, shall cause the Distribution Documents or the applicable portions of the Registration Statement (including the prospectus included therein), as applicable, to be mailed or made available to the Company’s stockholders, in each case pursuant to applicable Law. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Parent in good faith). Each Party (as applicable) will use its reasonable best efforts to cause the Distribution Documents and the Registration Statement to comply in all material respects with the applicable requirements of U.S. federal securities Laws.
(c)
Each of Parent, the Company and SpinCo shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at

38

the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Distribution Documents will, at the date they are mailed or made available to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d)
If, at any time prior to the Effective Time, any information relating to Parent, the Company or SpinCo, or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Company or SpinCo, which should be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of Parent or the Company, as applicable. Each Party shall notify the other Party promptly of the time when the Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable pursuant to the Merger or shares of SpinCo Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to provide the other Party and their respective counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC with respect to the Registration Statement, promptly after receipt of such comments, and shall provide the other Party with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and each Party shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and its counsel.
(e)
Promptly following the final determination, if any, that Parent is required to issue Additional Merger Consideration Shares pursuant to Section 3.3(e), to the extent the Registration Statement does not effect the registration under the Securities Act of the issuance of a sufficient number of shares to include the Additional Merger Consideration Shares, Parent will prepare and file with the SEC a post-effective amendment to the Registration Statement or other registration statement (as determined in Parent’s reasonable discretion) in order to effect the registration under the Securities Act of the issuance of the such Additional Merger Consideration Shares.
7.5
Company Shareholders Meeting. The Company shall call, give notice of, convene and hold a general meeting (the “Company Shareholders Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement is declared effective, for the purpose of obtaining the Company Shareholder Approval; provided, that subject to the requirements of any applicable Law, the Company may (and, in the case of clause (C) on up to two (2) occasions upon the reasonable request of the Parent (and for no more than five (5) Business Days each) shall) postpone or adjourn the Company Shareholders Meeting (A) if a quorum has not been established; (B) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by Company’s shareholders sufficiently in advance of the Company Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Company Shareholder Approval would not otherwise be obtained; (D) after

39

consultation with Parent, if otherwise required by applicable Law; or (E) with the prior written consent of Parent; provided, that the Company Shareholders’ Meeting will not be adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). The Company shall advise Parent upon request on a daily basis during each of the last five (5) Business Days prior to the date of the Company Shareholders Meeting as to the aggregate tally of proxies received by Parent with respect to the Company Shareholder Approval and at additional times upon the reasonable request of Parent.
7.6
Reasonable Best Efforts. Each of Parent, the Company and their respective Subsidiaries shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, and (ii) using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties.
7.7
Access to Information.
(a)
The Company shall, and shall cause its Subsidiaries, on the one hand, and Parent shall, and shall cause its Subsidiaries, on the other hand, to afford to the other Party and to its respective Representatives, reasonable access, during normal business hours and subject to bona fide policies and procedures established by the other Party, during the Interim Period, in such manner as to not interfere with Parent’s and its Subsidiaries’ business’s or the SpinCo Business’s (as applicable) normal operations, the properties, books and records and appropriate senior-level officers and employees of Parent and its Subsidiaries or the Company and its Subsidiaries (including SpinCo) that are related to the SpinCo Business (as applicable), and shall furnish such Party and its Representatives with such accounting (including accountants’ work papers), financial and operating data and other information concerning the affairs of Parent and its Subsidiaries or the SpinCo Business or SpinCo (as applicable), in each case, as such Party and its Representatives may reasonably request for the purposes of furthering the Transactions or for purposes of preparing for the operation of Parent and the Surviving Corporation post-Closing; provided, that (x) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating Party; and (y) nothing in this Agreement shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s prior written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information, or (iii) would jeopardize the attorney-client privilege or other disclosure privilege or protection to such Party; provided, that the Party that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement, policy, Law or other restriction, including through the use of commercially reasonable efforts to obtain any required consent or waiver to the disclosure of such information from any third party and through the implementation of appropriate and mutually agreeable “clean room” or other similar procedures designed to limit any such adverse effect of sharing such information by each Party).
7.8
Public Announcements. Except (a) as otherwise expressly contemplated by this Agreement, (b) in connection with any press release, public statement or filing to be issued or made by Parent with respect to any Modification in Recommendation, and (c) for the separate or joint press

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releases to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 7.8), neither Parent nor the Company will, and each of Parent and the Company will cause its Subsidiaries not to, issue any press release or otherwise make any public statements or disclosure with respect to the Transactions without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public releases made by such Party in compliance with this Section 7.8.
7.9
Defense of Litigation. Parent and the Company shall provide the other Party prompt notice in writing of any Action brought by any stockholder or purported stockholder of such Party against it, any of its Subsidiaries or any of their respective directors and officers (including, with respect to the Company, SpinCo) relating to this Agreement, the Transactions, the Transaction Documents and any of the matters contemplated hereby or thereby, and shall keep the other Party informed on a reasonably current basis with respect to the status thereof and consider any comments or suggestions made by the other Party with respect to the strategy therefor; provided, that prior to the Effective Time, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the Transactions or consent to the same, without the prior written consent of the other Party to the extent (a) such Action includes the other Party or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the Transactions in a timely manner.
7.10
No Solicitation.
(a)
The Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 7.10(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; or (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 7.10(a), the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. The Company will be liable for any breach of this Section 7.10(a) by its Representative.

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(b)
Notwithstanding Section 7.10(a), prior to the receipt of the Company Shareholder Approval , the Company Board, directly or indirectly through any Representative, may, subject to Section 7.10(c) and Section 7.10(d): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and its other professional advisors (and, if necessary, contact with such third party to clarify the terms and conditions of such Takeover Proposal), constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement; (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed). Nothing contained herein shall (i) prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d‑9(f) under the Exchange Act or (iii) making any disclosures to the stockholders of the Company with regard to the transactions contemplated by this Agreement or any Takeover Proposal required by Law.
(c)
The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed of material developments affecting the status and material terms of any such Takeover Proposal, indication or request. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.
(d)
Except as expressly permitted by this Section 7.10, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least two (2) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company includes in such notice a description in reasonable detail of such Superior Proposal and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its other professional advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into

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account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement.
(e)
Notwithstanding anything to the contrary in the foregoing, the Company Board may effect a Company Adverse Recommendation Change, after the date of this Agreement but prior to the receipt of the Company Shareholder Approval, if: (i) prior to effecting the Company Adverse Recommendation Change, the Company Board determines in good faith, after consulting with outside legal counsel and its other professional advisors, that the failure to effect such Company Adverse Recommendation Change, would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, (ii) the Company Board shall notify Parent, in writing, at least five (5) Business Days before taking such action of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination and (iii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by Parent and determines in good faith, after consulting with outside legal counsel and its other professional advisors, that the failure to effect such Company Adverse Recommendation Change, would, nevertheless, be reasonably likely to result in a violation of its fiduciary duties under applicable Law.
7.11
Section 16 Matters. Prior to the Effective Time, each of Parent, the Company and SpinCo shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of SpinCo Common Stock or acquisitions of Parent Common Stock resulting from the Transactions, including the Distribution, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to Parent or SpinCo, as applicable, as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.
7.12
Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company or SpinCo, directly or indirectly, the right to control or direct Parent or its Subsidiaries’ operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, including the SpinCo Business, prior to the Effective Time. Prior to the Effective Time, each of the Company, SpinCo and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
7.13
SpinCo Share Issuance. Prior to the Effective Time, SpinCo will take all actions necessary to authorize the issuance of a number of, or stock split of, shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Company Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement. Each of the Company and SpinCo shall effect such amendments, filings or other actions with respect to its respective Governing Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement and the Separation and Distribution Agreement.
7.14
Transaction Documents. Parent shall, or shall cause its applicable Subsidiaries to, execute and deliver to the Company at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time. The Company shall, or shall cause its applicable Subsidiaries to, including SpinCo, execute and deliver to Parent at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time.

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7.15
NYSE American Listing.
(a)
Parent shall prepare and submit to NYSE American a listing application, if required under NYSE American rules, covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable pursuant to the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.
(b)
Parent will use commercially reasonable efforts to (i) maintain the listing and trading of Parent Common Stock on the NYSE American, for so long as Parent qualifies for such listing under the rules and regulations of the NYSE American, and (ii) comply in all material respects with Parent’s reporting, filing, and other obligations under the rules an regulations of the NYSE American. In the event that Parent Common Stock is no longer eligible for listing and trading on the NYSE American, Parent will use commercially reasonable efforts to secure the listing or quotation of Parent Common Stock on a Nasdaq market or the American Stock Exchange (if such listing is permitted by the bylaws, rules or regulations of any of the foregoing) and to comply in all material respects with Parent’s reporting, filing and other obligations under the bylaws or rules of such exchanges.
7.16
Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the Transactions, Parent, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
7.17
Obligations of Merger Sub and SpinCo. Parent shall take all action necessary to cause Merger Sub to perform its obligations and take any actions contemplated or required under this Agreement or the Transaction Documents or to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. The Company shall take all action necessary prior to the Effective Time to cause SpinCo to perform its obligations and to take any actions contemplated or required to be taken by SpinCo under this Agreement or the Transaction Documents to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and the Separation and Distribution Agreement.
7.18
Further Assurances.
(a)
Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement, any other Transaction Document or applicable Law as may be required to carry out the provisions of this Agreement or such other Transaction Document, as applicable, and to consummate and make effective the Merger and the other Transactions (other than with respect to the matters covered in Section 7.5, which shall be governed by the provisions of Section 7.5 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 7.5, which shall be governed by the provisions of Section 7.5 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided, that no Party or any of its Affiliates

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shall be required to commence any litigation, offer or pay any money, or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement.
(b)
Parent will use good faith, commercially reasonable efforts (which efforts does not require any payments from Parent) to assist the Company in obtaining the consent set forth in Section 2.3(a)(v) of the Company Disclosure Schedule.
(c)
During the Interim Period, the Company and Parent will cooperate with each other to identify assets that are necessary or desirable to be included among the SpinCo Assets. Notwithstanding the list of SpinCo Assets set forth in the Separation and Distribution Agreement, if, during the Interim Period, Parent or the Company identify any asset of the Company or its Affiliates that (i) is not listed among the SpinCo Assets in the Separation and Distribution Agreement, and (ii) is necessary or desirable in connection with the operation of the SpinCo Business, then Parent, Company, and SpinCo will take appropriate measures to amend the Separation and Distribution Agreement to include such asset among the SpinCo Assets, but only if Parent agrees, in its absolute discretion, to include such asset among the SpinCo Assets.
7.19
Financial Statements. During the Interim Period and from and after the Closing, the Company shall use reasonable best efforts, in connection with the filing of the Registration Statement and any other applicable SEC filings, to (i) cooperate with Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and (ii) provide and make reasonably available upon reasonable notice, the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 7.19.
7.20
D&O Indemnification and Insurance. For a period of six (6) years from and after the Effective Time, the Company shall indemnify and hold harmless each present and former director, officer or employee of SpinCo against any costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claims, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries (including the SpinCo), as the case may be, would have been permitted under the Governing Documents of SpinCo or the Company as in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Governing Documents). Without limiting the foregoing, the Company shall (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of SpinCo’s respective former and current officers, directors or employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company as of the date hereof and (ii) not to amend, repeal, waive or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.
7.21
Contribution of Surviving Corporation to LGM Enterprises. Promptly following the consummation of the Merger, Parent shall (i) (A) cause the Surviving Corporation to convert to a limited liability company, and (B) at least one day following the conversion of the Surviving Corporation to a limited liability company, Parent shall contribute all of the equity of the Surviving Corporation to LGM Enterprises, LLC in exchange for the issuance of a number of Common Units of LGM Enterprises, LLC (as defined in LGM Operating Agreement) equal to the Merger Consideration Shares such that the

45

number of Common Units of LGM Enterprises, LLC held by Parent shall maintain a one-to-one ratio to the number of shares of issued and outstanding Parent Common Stock pursuant to Section 4.12 of the LGM Operating Agreement, or (ii) take such other action in its discretion such that the number of Common Units of LGM Enterprises, LLC held by Parent shall maintain a one-to-one ratio to the number of shares of issued and outstanding Parent Common Stock pursuant to Section 4.12 of the LGM Operating Agreement.
7.22
Company Financing. The Company will use good faith, commercially reasonable efforts to maximize the amount of Cash included in the SpinCo Assets, including using good faith commercially reasonable efforts to enter into the Interim Financing Agreement.
Article VIII

CONDITIONS TO THE MERGER

8.1
Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and Parent) at or prior to the Closing of the following conditions:
(a)
(i) all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods (and any extensions thereof) in respect thereof shall have expired or been terminated; and (ii) there shall not be in effect any voluntary agreement between the Parent or the Company and any Governmental Authority pursuant to which Parent or the Company has agreed not to consummate the Transactions for any period of time;
(b)
the Separation and the Distribution and the other transactions contemplated by the Separation and Distribution Agreement shall have been consummated in accordance with the Separation and Distribution Agreement;
(c)
(i) the Registration Statement shall have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order; and (ii) the applicable notice periods required by applicable stock exchange rules or securities Laws in connection with the Distribution, if any, shall have expired;
(d)
each of the Company Shareholder Approval and SpinCo Shareholder Approval shall have been obtained;
(e)
no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Transactions; and
(f)
the shares of Parent Common Stock issuable pursuant to the Transactions shall have been approved for listing on NYSE American, subject to official notice of issuance.
8.2
Additional Conditions to the Obligations of the Company and SpinCo. The obligation of the Company and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

46

(a)
Parent and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;
(b)
all representations and warranties made by Parent and Merger Sub set forth in Article VI (other than the representations and warranties referenced in the second and third sentences of this Section 8.2(b)), without giving effect to materiality, Parent Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Parent Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties made by Parent set forth in Section 6.1(a), the first and third sentences of Section 6.1(b), the entirety of Section 6.2, Section 6.3 (other than the first two sentences of Section 6.3(a)) and Section 6.7 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Parent set forth in the first two (2) sentences of Section 6.3(a) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in the first two (2) sentences of Section 6.3(a), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);
(c)
Parent shall have delivered to the Company the certificate referenced in Section 2.3(b)(ii) dated as of the Closing Date signed by an authorized officer of Parent certifying that each of the conditions set forth in Section 8.2(a), (b) and (d) have been satisfied;
(d)
Parent and Merger Sub shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;
(e)
No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing; and
(f)
The Company must have executed a securities purchase agreement by and between the Company and a third-party investor (the “Interim Financing Investor”) (which shall be in full force and effect as of the Closing and shall not have been rescinded or otherwise terminated), pursuant to which the Company issues the Interim Financing Investor a warrant to purchase up to $50 million worth of shares of the Company’s newly-designated Series C Convertible Preferred Stock under terms, conditions and structure generally similar to the Ionic Agreement (the “Interim Financing Agreement”).
8.3
Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following additional conditions:

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(a)
Each of SpinCo and the Company shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;
(b)
all representations and warranties made by the Company set forth in Article IV and Article V (other than the representations and warranties referenced in the second and third sentences of this Section 8.3(b)), without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications) would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, solely with respect to the representations and warranties set forth in Article V, or Company Material Adverse Effect, solely with respect to the representations and warranties set forth in Article IV. The representations and warranties made by the Company set forth in the first three (3) sentences of Section 4.1, Section 4.2, Section 4.6, Section 4.7, Section 5.1, Section 5.2, Section 5.3 (other than the first sentence of Section 5.3(a)), and Section 5.19 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by the Company set forth in the first sentence of Section 5.3(a) and the entirety of each of Section 5.3(b) and Section 5.21 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in the first sentence of Section 5.3(a), and except in the case of other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);
(c)
No SpinCo Material Adverse Effect or Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing;
(d)
The Company shall have delivered to Parent the certificate referenced in Section 2.3(a)(i) dated as of the Closing Date signed by an authorized officer of the Company certifying that each of the conditions set forth in Section 8.1(b) and Section 8.3(a), (b), (c), (e) and (f) have been satisfied;
(e)
SpinCo and the Company (or such other applicable Subsidiary of the Company) shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;
(f)
As of the Closing Date and after payment in full of any Unpaid Transaction Expenses, SpinCo must have Net Cash of at least twelve million dollars ($12,000,000);
(g)
The Company shall have, or shall have caused SpinCo to have, delivered to Parent the certificates, consents and other documents described in Section 2.3(a);

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(h)
Each of the Stockholder Support Agreements delivered concurrently with the execution and delivery of this Agreement shall be in full force and effect as of the Closing and shall not have been rescinded or otherwise terminated; and
(i)
Each officer and director of SpinCo shall resign, effective as of the Effective Time, from each of his or her positions as an officer or director of SpinCo.
(j)
The board of directors of Parent must not have made an Adverse Determination.
(k)
The Company must have executed the Interim Financing Agreement (which shall be in full force and effect as of the Closing and shall not have been rescinded or otherwise terminated).

Article IX

INDEMNIFICATION

9.1
Survival of Representations, Warranties and Covenants. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, including the Separation and Distribution Agreement, or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing, except with respect to any such obligations, covenants and agreements made by the Company, which shall survive the Closing until fully performed in accordance with their terms. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time, except that the representations and warranties of the Company contained in this Agreement, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement or any Transaction Document shall survive the Closing though and including the date that is twelve (12) months following the Closing Date. The period of time a representation, warranty, covenant, agreement or obligation survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such representation, warranty, covenant, agreement or obligation. In the event that notice of any claims for indemnification under this Article 9 shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants, agreement or obligations that are the subject of such claim shall survive for purposes of resolving such claim until such matters are finally resolved.
9.2
Indemnification by Company. From and after the Closing, the Company shall indemnify and hold the Parent Indemnitees harmless from and against, and pay to the applicable Parent Indemnitees the amount of any and all Losses asserted against, suffered by, imposed upon, or incurred by such Parent Indemnitee based upon, relating to or arising from:
(a)
any breach or inaccuracy of any representation or warranty in Article IV or Article V, other than any Fundamental Representation, as of the date hereof or as of the Closing as if made at and as of the Closing;
(b)
any breach or inaccuracy of any Fundamental Representation as of the date hereof or as of the Closing as if made at and as of the Closing;
(c)
any breach or default of any of the covenants, agreements or obligations made herein by the Company;

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(d)
(i) any breach or non-fulfillment of any covenant or agreement made by the Company related to Tax matters, (ii) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of the Company contained in Section 4.9 or Section 5.12, (iii) all Taxes of the Company; (iv) all Taxes imposed upon SpinCo or the ownership or operation of the SpinCo Assets or SpinCo Business with respect to any periods before and through the end of the day of the Effective Time, including, without limitation, in the case of Taxes with respect to any Taxable Period that includes but does not end on the date of the Effective Time, all Taxes that are allocable to the portion of such taxable year or period including the day of the Effective Time, (v) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which SpinCo is or was a member on or before the day of the Effective Time, including Taxes pursuant to Treasury regulations Section 1.1502-6 (or any corresponding or similar provision of foreign, state, or local Tax Law, (vi) all Taxes of any Person other than SpinCo that are imposed on SpinCo as a transferee or successor, by Contract or agreement, pursuant to any Law, and (vii) all Losses arising, directly or indirectly, from or in connection with any of the foregoing clauses (i) through (vi);
(e)
any Jet.AI Retained Liabilities;
(f)
any Taxes related to, or arising from, the Separation and Distribution Agreement and the transactions contemplated therein.
9.3
Claims for Indemnification. The procedures for indemnification under this Agreement will be as follows:
(a)
The Parent Indemnitee seeking indemnification hereunder (a “Claimant”) will promptly give notice to the Company of any demand, suit, assertion of liability or claim. If the claim relates to an action, suit or proceeding filed by another Person against the Claimant (a “Third-Party Claim”), then such notice will be given by the Claimant within twenty (20) Business Days after written notice of such action, suit or proceeding is given to the Claimant and will include true, correct and complete copies of all suit, service and claim documents. The failure or delay of the Claimant to provide any such notice or deliver such copies will not release the Company from any of its obligations under this Article IX unless (and then solely to the extent that) the Company is materially prejudiced thereby.
(b)
With respect to claims solely between a Parent Indemnitee and the Company, the notice by the Claimant shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Claimant. Following receipt of notice from the Claimant of a claim, the Company will have thirty (30) days to make such investigation of the claim as the Company reasonably deems necessary or desirable, and the Claimant agrees to make available to the Company and its authorized Representatives all information relevant and necessary to substantiate the claim, except to the extent any attorney-client privilege would thereby be vitiated. If the Claimant and the Company agree at or prior to the expiration of such thirty (30)-day period to the validity and amount of such claim, then the Company will promptly pay to the Claimant the full amount of the claim, subject to the terms and limitations hereof. If the Claimant and the Company do not reach any such agreement within such thirty (30)-day period, then the Claimant may seek an appropriate remedy at law or in equity, as applicable, subject to the terms and limitations hereof. If the Company fails to respond to the Claimant within such thirty (30)-day period then the Company shall be deemed to have agreed to the full amount of the claim.
(c)
Third-Party Claims.

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(i)
With respect to any Third-Party Claim, the Company will be entitled to assume and maintain control of the defense and settlement of such Third-Party Claim if each of the following conditions (collected referred to as the “Conditions”) are satisfied: (A) the Third-Party Claim seeks solely monetary damages, (B) the Company reasonably demonstrates that it has the financial resources necessary to defend the matter and fulfill its indemnity obligations, (C) the Third-Party Claim does not involve an Action by a Governmental Authority against Claimant and (D) the Company covenants to and will defend the Third-Party Claim actively, diligently and in good faith.
(ii)
If the Company satisfies the Conditions, the Claimant will notify the Company that it has the right to assume and maintain control of the defense and settlement of such Third-Party Claim. The Company may exercise its right within thirty (30) days after receipt of such notice. If the Company exercises its right to assume and maintain control of the defense and settlement of the Third-Party Claim, it must use counsel reasonably satisfactory to the Claimant, which counsel will be at the sole expense of the Company. Additionally, if the Company exercises such right to assume such control, then the Claimant will be entitled to participate in the defense, compromise or settlement of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim. In such event, counsel selected by the Company will be required to reasonably cooperate with such counsel of the Claimant in such defense, compromise or settlement.
(iii)
If the Company does not assume the defense of the Third-Party Claim, does not comply with the foregoing provisions of this Section 9.3(c), or is not entitled to assume such defense, then the Claimant will be entitled to assume and control such defense.
(iv)
If the Company is permitted and has assumed and is maintaining the defense of any such claim or demand as set forth above, then it will have the power and authority to settle or consent to the entry of judgment of such Third-Party Claim without the consent of the Claimant only if (i) the judgment or settlement results solely in the payment by the Company of the full amount of money damages, and (ii) the judgment or settlement includes a full and complete release of the Claimant from any and all liability thereunder. In all other events, the Company will not consent to the entry of judgment or enter into any settlement without the prior written consent of the Claimant. A Parent Indemnitee will not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action for which indemnification is sought hereunder.
9.4
Limitations on Indemnification.
(a)
Except for Losses arising as a result of Actual Fraud or Willful Breach, as to which the limitations of this Section 9.4(a) shall not apply, the Company shall not have any indemnification obligations under Section 9.2(a) unless and until the claims asserted against the applicable Indemnitor exceed $50,000.00 in the aggregate (the “Indemnification Threshold”), at which time the applicable Parent Indemnitee shall be entitled to recover the full amount of Losses from the first dollar.
(b)
Except for Losses arising as a result of Actual Fraud or Willful Breach, as to which the limitations of this Section 9.4(b) shall not apply, the Company shall not have any indemnification obligations under Section 9.2(a) in excess of 20% of the Initial Purchase Price.
(c)
No Party shall be liable for any exemplary or punitive Losses (except to the extent actually awarded to a third party as part of a third-party claim).

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9.5
Materiality. For purposes of determining the existence of any breach or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement, or the amount of any Losses in respect thereof, any materiality, Company Material Adverse Effect or SpinCo Material Adverse Effect standard contained therein shall be disregarded.
Article X

TERMINATION

10.1
Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:
(a)
by mutual written agreement of the Company and Parent;
(b)
by the Company or Parent, if the Closing shall not have occurred on or prior to June 30, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c)
by the Company or Parent, if any Law shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Merger or the other Transactions, including the Distribution, by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger or the other Transactions, and such Law shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;
(d)
by Parent upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or SpinCo, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company or SpinCo by the earlier of: (x) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(e)
by the Company upon written notice to Parent, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Parent by the earlier of: (x) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if the Company or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

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(f)
by the Company or Parent, if the Company Shareholder Approval shall not have been obtained, or by the Parent if the SpinCo Shareholder Approval shall not have been obtained; and
(g)
By the Company prior to the Registration Statement being declared effective by the SEC, in order to accept a Superior Proposal and enter into, immediately following such termination, a binding and definitive written Contract with respect to such Superior Proposal, provided, that (x) the Company has complied with its covenants and agreements under Section 7.10 and (y) the Company pays the Parent Expense Reimbursement Amount to Parent in accordance with Section 10.3.
10.2
Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party except as set forth in Section 10.3; provided, that no such termination shall relieve any Party of any liability or damages resulting from Actual Fraud or Willful Breach; provided, further, that this Section 10.2, Section 10.3, Section 10.4 and Article XI hereof shall survive any termination of this Agreement.
10.3
Parent Expense Reimbursement Amount.
(a)
In the event that this Agreement is terminated (i) by Parent pursuant to Section 10.1(d), or (ii) by Parent or the Company pursuant to Section 10.1(f) or Section 10.1(g), the Company shall pay to Parent, the Parent Expenses (the “Parent Expenses Reimbursement Amount”) by wire transfer of immediately available funds to an account designated by Parent in writing no later than one (1) Business Day after the date on which Parent delivers to the Company a written invoice for the Parent Expenses. As used herein, “Parent Expenses” means the amount of all reasonable and documented out-of-pocket fees and expenses incurred or paid by Parent and its Affiliates in connection with this Agreement and the Transactions, including fees and expenses of law firms, accounting firms, financial advisors, outside experts, third-party services providers, and consultants.
(b)
In addition to payment of the Parent Expenses Reimbursement Amount, in the event that this Agreement is terminated by the Company pursuant to Section 10.1(g), concurrently with such termination, the Company shall also be obligated to pay Parent a termination fee of $650,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account designated by Parent in writing.
(c)
If the Company fails to pay promptly the Parent Expenses Reimbursement Amount or the Parent Termination Fee, as applicable, and in order to obtain such payment, the Parent commences an Action that results in a judgment against the Company for any amount owed thereby under this Section 10.3, the Company shall reimburse Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate equal to (x) the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, plus (y) five percent (5%).
(d)
Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) the payment of the Parent Expenses Reimbursement Amount and Parent Termination Fee does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

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10.4
Fees and Expenses. Except as otherwise provided in the Separation and Distribution Agreement or this Agreement, including this Section 10.4, and, if applicable, payment of the Parent Expenses Reimbursement Amount pursuant to Section 10.3, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.
Article XI

MISCELLANEOUS

11.1
Governing Law; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 11.7; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 11.1 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 11.1 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 11.2 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.
11.2
Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to the Company or SpinCo, to:

Jet.AI Inc.

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10845 Griffith Peak Dr. – Suite 200

Las Vegas, NV 89135

Attn: Mike Winston, Executive Chariman

Telephone: (702) 747-4000

Email: mike@jet.ai

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC

111 E. Kilbourn Ave. – Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen and Andrew Frost

Telephone: (414) 488-7333 and (414) 488-7330

Email: KBechen@dykema.com and AFrost@dykema.com

if to Parent, to:

flyExclusive, Inc.

2860 Jetport Road

Kinston, NC 28504

Attn: Brad Garner, Chief Financial Officer

Telephone: (252) 414-4122

Email: brad.garner@flyexclusive.com

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates and Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Larry E. Robbins and David P. Creekman

Telephone: (919) 781-4000

Email: lrobbins@wyrick.com and dcreekman@wyrick.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

11.3
Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
11.4
Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter.
11.5
Amendments and Waivers.
(a)
Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 11.5(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this

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Agreement. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
(b)
This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement.
11.6
Assignment; Parties in Interest; Non-Parties.
(a)
No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 11.6 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 11.6(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
(b)
Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the Transactions.
11.7
Specific Performance.
(a)
The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 10.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.
(b)
The Parties further agree that (i) by seeking the remedies provided for in this Section 11.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 11.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.7 before exercising any termination right under Section 10.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 11.7 or anything contained in this

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Section 11.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 10.1 or to pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(c)
To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 11.7, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.
11.8
WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
11.9
Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
11.10
Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
11.11
Disclosure Schedules. The Company Disclosure Schedule, the SpinCo Disclosure Schedule and the Parent Disclosure Schedule (each, a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule, SpinCo Disclosure Schedule and Parent Disclosure Schedule (including, in each case, any section

57

thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any Disclosure Schedule shall not be deemed to constitute in itself an acknowledgment that such information is required to be disclosed in connection with this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

FLYEXCLUSIVE, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

MERGER SUB:

FLYX MERGER SUB, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

JET.AI INC.

By:/s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

SPINCO:

JET.AI SPINCO, INC.

By:/s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

[Signature Page to Amended and Restated Agreement and Plan of Merger and Reorganization]

ANNEX A

Defined Terms

Terms with initial capitalized letters used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:

“Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving any Governmental Authority.

“Actual Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable); provided, that such actual and intentional fraud shall only be deemed to exist if the applicable representations and warranties were, to the Knowledge of the Company or SpinCo, in the case of Article IV or Article V, or to the Knowledge of Parent, in the case of Article VI, actually breached when made.

“Additional Merger Consideration Shares” has the meaning set forth in Section 3.3(e).

“Adverse Determination” means a determination by the board of directors of Parent that the Transactions are not in the best interests of the stockholders of Parent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Effective Time, Affiliates of Parent shall include the SpinCo.

“Agreement” means this Amended and Restated Agreement and Plan of Merger and Reorganization, including all Annexes, Exhibits and Schedules hereto, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Premium Percentage” means (i) 110%, if Net Cash (as adjusted by the Adjustment Amount, as applicable) is less than or equal to $11,999.999.99; (ii) 115%, if Net Cash is equal to or greater than $12,000,000.00, but less than or equal to $14,624,999.99; (iii) 117.5%, if Net Cash is equal to or greater than $14,625,000.00, but less than or equal to $17,249,999.99, and (iv) 120%, if Net Cash is equal to or greater than $17,250,000.00.

“Balance Sheet Date” has the meaning set forth in Section 5.8(a).

“Benefit Plan” means any pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other benefit or compensation plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (whether or not subject thereto), and any other plan, fund, policy, program, practice or arrangement providing compensation or other benefits, in each case, (i) that is maintained by a professional employer organization for the benefit of current or former employees of SpinCo, (ii) that is sponsored, maintained, contributed to, required to be contributed to or participated in by SpinCo or to which SpinCo is a party or (iii) under or with respect to which SpinCo has any current or contingent liability or obligation.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in New York, New York are authorized or obligated by Law to be closed.

“Cash” means all cash and cash equivalents of the Company as of 11:59 p.m. on the date of the Effective Time, as computed in accordance with GAAP, other than restricted cash. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit.

“Closing Date Exchange Ratio” means an amount equal to the quotient of (i) the Closing Date Merger Consideration Shares, divided by (ii) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date.

“Closing Date Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the difference of (i) the Merger Consideration Shares minus (ii) the Reserve Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Adverse Recommendation Change” means the company Board: (i) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, its recommendation that the stockholders of the Company vote in favor of adoption of the Transactions contemplated this Agreement and the Transaction Documents; (b) recommending a Takeover Proposal; (c) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; or (d) resolving or agreeing to take any of the foregoing actions.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Parent on the date hereof and identified as such.

“Company Material Adverse Effect” means any Effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Company to perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions, including the Separation and the Distribution, or prevent it from performing such obligations or consummating such Transactions.

“Company SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by the Company or SpinCo with the SEC since January 1, 2022.

“Company Shareholder Approval” means the approval of the Transactions contemplated hereunder, including the Merger and the Separation and Distribution, by an affirmative vote of the number of holders of Company Common Stock required to approve such Transactions under applicable Law and the Governing Documents of the Company.

“Consent” means any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.

“Contract” means any legally binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, purchase order, sublicense or license or other instrument.

“DGCL” means Delaware General Corporation Law, as amended.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Effect” means any change, event, development, condition, occurrence or effect.

“Entity” means any Person that is a legal entity; provided, that when used in reference to Parent or SpinCo, “Entity” means Parent or SpinCo, in each case together with its respective Subsidiaries, taken as a whole.

“Environmental Laws” means any Law relating to pollution or protection of the environment, natural resources, or human health and safety (to the extent related to exposure to Hazardous Materials or hazardous conditions).

“Exchange Act” means the Securities Exchange Act of 1934, as amended..

“Fundamental Representation” means any representation or warrant set forth in Section 4.1 (Organization of the Company), Section 4.2 (Due Authorization), Section 4.6 (Brokers’ Fees), Section 4.9 (Tax Matters), Section 5.1 (Organization of SpinCo), Section 5.2 (Due Authorization), Section 5.12 (Tax Matters), and Section 5.19 (Brokers’ Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means, with respect to any Person, its certificate of incorporation and bylaws, operating or limited liability company agreement, limited partnership agreement, memorandum and articles of association or similar Governing documents, in each case, as amended.

“Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Hazardous Material” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, or any other substance, material or waste that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Initial Purchase Price” means an amount equal to the product of (i) the Applicable Premium Percentage, multiplied by (ii) Estimated Net Cash.

“Intellectual Property” means all U.S. and foreign rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (iv) trade secrets, and all other confidential or proprietary information, ideas, technology, Software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable, but excluding issued Patents (collectively, “Know-How,” and trade secrets together with confidential Know-How, “Trade Secrets”); (v) Internet domain names and social media accounts and addresses, and all registrations for any of the foregoing (collectively, “Domain Names”); and (vi) rights and remedies with respect to any past, present, or future infringement, misappropriation, or other violation of any of the foregoing in clauses (i) through (v).

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all information technology, Software, computers, computer systems, communication systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating to any of the foregoing, and all Contracts (including Contract rights) relating to any of the foregoing (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, Domain Name registration agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

“Jet.AI Retained Business” has the meaning given to such term in the Separation and Distribution Agreement.

“Jet.AI Retained Liabilities” has the meaning given to such term in the Separation and Distribution Agreement.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the persons set forth in Section 1.1(a) of the Company Disclosure Schedule, after reasonable investigation, (b) with respect to SpinCo, the knowledge of the persons set forth in Section 1.1(a) of the SpinCo Disclosure Schedule, after reasonable investigation and (c) with respect to Parent, the actual knowledge of the persons set forth in Section 1.1(a) of the Parent Disclosure Schedule, after reasonable investigation.

“Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, encroachment, license, option, right of first refusal, security interest or other lien or restriction of any kind.

“Losses” means any and all Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses).

“Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Initial Purchase Price, divided by (ii) Parent Trading Price.

“Net Cash” means, without double counting, (i) all assets of SpinCo, as of the Measurement Time, including Cash, accounts receivable, other current assets, right-of-use lease assets and deposits (including but not limited to the Textron Deposit, security deposits and collateral related to the SpinCo Assets), net of (ii) SpinCo liabilities, including SpinCo Payables, SpinCo Transaction Expenses, accrued liabilities, deferred revenue, current operating lease liability and lease liability, net of current portion.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” means the Disclosure Schedule delivered by Parent to the Company and SpinCo on the date hereof and identified as such.

“Parent Expenses” has the meaning set forth in Section 10.3.

“Parent Indemnitees” means Parent, the Surviving Corporation, and their respective Affiliates.

“Parent Material Adverse Effect” means any Effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of Parent to perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions, or prevent it from performing such obligations or consummating such Transactions.

“Parent SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC since December 27, 2023.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock pursuant to the Merger.

“Parent Subsidiaries” means all direct and indirect Subsidiaries of Parent. For the avoidance of doubt, following the Effective Time, the Parent Subsidiaries shall include SpinCo.

“Parent Trading Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Common Stock as reported on NYSE American for a period of 30 consecutive trading days ending on the trading day three trading days prior to the day of the Effective Date (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock).

“Patent” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Liens” means (a) Liens in respect of liabilities shown or reflected in the balance sheets included in the Financial Statements, and (b) Liens arising by operation of Law for Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings or for which adequate reserves are maintained in the Financial Statements as of the Closing Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind.

“Personal Information” means all information in any form or media that identifies or could be used to identify an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or SpinCo in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Pre-Closing Tax” means any Tax for a Tax Period or portion thereof ending on or before the date of the Effective Time, including the portion of any Straddle Period through the end of the day of the date of the Effective Time.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privacy Laws” means applicable Laws, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification and the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and SpinCo’s policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Proxy Statement” means the proxy statement to be mailed to the shareholders of the Company relating to the Company Shareholders Meeting, including any amendments or supplements thereto.

“Purchase Price” means an amount equal to the product of (i) the Applicable Premium Percentage, multiplied by (ii) Net Cash.

“Purchase Price Adjustment Threshold” means $50,000.

“Record Date” means 5:00 p.m. Eastern time on the date determined by the Company Board as the record date for determining stockholders of the Company entitled to receive shares of SpinCo Common Stock in the Distribution.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC (as amended and supplemented from time to time) to effect the registration under the Securities Act of the issuance of the shares of Parent Common Stock that will be issued to SpinCo Holders as Merger Consideration Shares pursuant to the Merger, as well as Parent’s reasonable estimate of the full number shares of Parent Common Stock that might be issued to SpinCo Holders as Additional Merger Consideration Shares pursuant to Section 3.3(e).

“Regulatory Authority” means the FAA or any other comparable Governmental Authority.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, exemptions and permits granted by any Regulatory Authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, disposing or dumping into the environment.

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

“Requisite Regulatory Approvals” means all regulatory authorizations, consents, clearances, orders, approvals or expirations of applicable waiting periods set forth on Section 1.1-A of the Parent Disclosure Schedule.

“Reserve Exchange Ratio” means an amount equal to the quotient of (i) the Reserve Shares, divided by (ii) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date.

“Reserve Shares” means a number of shares of Parent Common Stock equal to the product of (i) the Merger Consideration Shares, multiplied by (ii) 0.20, rounded up to the nearest whole share.

“Reserve Shares Value” means the aggregate value of the Reserve Shares based on the Parent Trading Price.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation and Distribution Agreement” means that Separation and Distribution Agreement, dated as of the date hereof, by and among the Company, Parent and SpinCo, attached as Exhibit A to this Agreement.

“Software” means all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons, web content and links; and (iv) documentation relating to any of the foregoing, including user manuals and other training documentation.

“SpinCo Affiliate Contract” means any Contract, whether or not in writing, (a) between SpinCo, on the one hand, and any present or former officer or director of SpinCo or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between SpinCo, on the one hand, and the Company and/or any of its Subsidiaries (other than SpinCo), on the other hand.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Common Stock” means the common stock, par value $0.001 per share, of SpinCo.

“SpinCo Contract” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Datasite” means the datasite established by the Company for purposes of due diligence of SpinCo and the SpinCo Business.

“SpinCo Disclosure Schedule” means the Disclosure Schedule delivered by the Company and SpinCo to Parent on the date hereof and identified as such.

“SpinCo Holder” means each holder of shares of SpinCo Common Stock as of immediately prior to the Effective Time.

“SpinCo IT Systems” means all IT Assets owned, leased or used by or on behalf of (i) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (ii) as of the Separation, SpinCo, including, in each case, all IT Assets included in the SpinCo Assets.

“SpinCo Licensed Intellectual Property” means all Intellectual Property licensed from a third party pursuant to a written Contract to, (a) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (b) as of the Separation, SpinCo, that, in each case of clauses (a) and (b), is used, practiced or held for use or practice by or on behalf of (i) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (ii) as of the Separation, SpinCo.

“SpinCo Material Adverse Effect” means any Effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of SpinCo to perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions, including the Separation and the Distribution, or prevent it from performing such obligations or consummating such Transactions.

“SpinCo Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by SpinCo as of the Separation, including the SpinCo Intellectual Property (as defined in the Separation and Distribution Agreement).

“SpinCo Payables” means all accrued costs or payables of SpinCo as of the Measurement Time, excluding payments related to the Jet.AI Retained Business. “SpinCo Payables” includes the Card Fee Balance, as of the Measurement Time, of each Jet Card Agreement included among the SpinCo Assets.

“SpinCo Transaction Expenses” means the aggregate amount of all (a) out-of-pocket expenses and fees incurred by SpinCo in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, including all brokers’ or finders’ fees and fees and expenses of counsel, investment bankers, accountants and other advisers, (b) any change-in-control, transaction bonus, retention, severance or other similar payments to any current or former employee, consultant, manager, trustee, independent contractor, officer, or director of the SpinCo arising from or incurred in connection with this Agreement or the transactions contemplated hereby, (c) the employer portion of any Taxes arising from or incurred in connection with the payments described in clause (b) or otherwise payable with respect to or in connection with the consummation of the transactions contemplated hereby, and (d) all obligations of the type referred to in clauses (a) through (c) of any Person for the payment of which SpinCo is responsible or liable, directly or indirectly.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15%” shall be “50%”) that the Company Board determines in good faith is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account the terms and conditions and prospects for completion of such Takeover Proposal and of this Agreement (including any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 7.10(d)).

“Surplus” means the amount, if any, by which the Purchase Price exceeds the Initial Purchase Price.

“Takeover Proposal” means a bona fide written proposal or offer by any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; or (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole.

“Tax” or “Taxes” mean (a) any and all taxes, charges, fees, duties, levies, imposts or other assessments, including federal, state, local, or municipal, or non-U.S. income, gross receipts, capital stock, net proceeds, ad valorem, turnover, commercial activity, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall or other profits, unitary, severance, withholding, unemployment, Social Security, estimated, alternative minimum, add-on minimum, real property gains, registration, unclaimed property or abandoned property or escheat, natural resources, net investment income, environmental, customs, duties, disability, payroll, license, employee, premium, intangible, recording, proceeds, goods and services, healthcare, branch, capital gains, capital, net worth, production, employer health, government pension plan premiums and contributions, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, or other tax, duty, charge, fee, levy, imposts or other governmental charge or assessment in the nature of a tax (including the recapture, cancellation or clawback of any tax items such as investment tax credits or credits or payments in respect of claims for relief from Tax in relation to research and development expenditure) or deficiencies thereof, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority, in each case whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing agreement or group payment arrangement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, declaration, return, information return, claim for refund, estimate, declaration, statement, election, or other document filed or required to be filed with any Governmental Authority or submitted to another Person in connection with the determination, assessment, deposit, or collection of any Tax or the administration of any Laws related to any Tax, and including any related or supporting schedules, attachments, appendices, addenda, or amendments thereof.

“Trade Secret” has the meaning set forth in definition of “Intellectual Property”.

“Trademark” has the meaning set forth in definition of “Intellectual Property”.

“Transaction Documents” means the Separation and Distribution Agreement and Support Agreements, in each case, including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transaction Process” means all matters relating to the separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business (including the potential spin-off of the SpinCo Business), including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the SpinCo Business or SpinCo Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Transactions” means the Separation, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Treasury Department under the Code.

“U.S.” or “United States” means and refers to the United States of America.

“Willful Breach” means, with respect to any obligation, covenant or agreement of a Party in this Agreement, any material breach of or material failure to perform such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission or failure to perform would, or would reasonably be expected to, cause or result in a material breach of this Agreement.

Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aircraft	Section 5.23(b)
Aviation Laws	Section 5.23(a)
Certificate of Merger	Section 2.3(e)
Chosen Courts	Section 11.1
Claimant	Section 9.3(a)

Term	Section
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Per Share Merger Consideration	Section 3.1(a)(i)
Conditions	Section 9.3(c)(i)
Company	Preamble
Company Acquisition Agreement	Section 7.10(a)
Company Board	Recitals
DGCL	Recitals
Distribution	Recitals
Distribution Documents	Section 5.20
DOT	Section 5.23(a)
Effective Time	Section 2.3(e)
Equity Adjustment	Section 3.1(a)(iv)
Estimated Net Cash	Section 2.3(c)
Estimated Net Cash Statement	Section 2.3(c)
Exchange Agent	Section 3.2(b)
Exchange Agent Agreement	Section 3.2(b)
Exchange Fund	Section 3.2(b)
FAA	Section 5.23(a)
Interim Financing Agreement	Section 8.2(f)
Interim Financing Investor	Section 8.2(f)
Interim Period	Section 7.1
Ionic	Section 4.7(d)
Ionic Agreement	Section 4.7(d)
Measurement Time	Section 2.3(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(v)
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Expenses Reimbursement Amount	Section 10.3(a)
Parent SEC Filings	Section 6.8
Parent Securities	Section 6.3(a)
Parent Termination Fee	Section 10.3(b)
Party and Parties	Preamble
Per Share Merger Consideration	Section 3.1(a)(i)
Remedies Exception	Section 4.2
Reserve Per Share Merger Consideration	Section 3.1(a)(i)
Separation	Recitals
SpinCo	Preamble
SpinCo Material Contracts	Section 5.14(a)
SpinCo Registered Intellectual Property	Section 5.16(a)
SpinCo Shareholder Approval	Section 5.21
Stockholder Support Agreement	Recitals
Superior Proposal Notice Period	Section 7.10(d)

Term	Section
Surviving Corporation	Section 2.1
Third-Party Claim	Section 9.3(a)
Unpaid Transaction Expenses	Section 2.3(d)

Exhibit A

Separation and Distribution Agreement

See attached.

AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 30th, 2025 (this “Amendment No. 1”), is entered into by and among flyExclusive, Inc., a Delaware corporation (“Parent”), FlyX Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Jet.AI Inc., a Delaware corporation (the “Company”), and Jet.AI SpinCo, Inc., a Delaware corporation and, as of the date of this Amendment No. 1, wholly owned Subsidiary of the Company (“SpinCo”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A.
Parent, Merger Sub, the Company and SpinCo entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of May 6, 2025 (the “Merger Agreement”).
B.
The Parties now desire to amend the Merger Agreement on the terms and conditions set forth in this Amendment No. 1 in accordance with Section 11.5(b) of the Merger Agreement.

AMENDMENT:

Therefore, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other for good and valuable consideration receipt of which is acknowledged, the parties to this Amendment No. 1 hereby agree as follows:

1.
Defined Terms:
Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.
2.
Amendment to the Merger Agreement

Section 10.1(b) of the Merger Agreement is hereby deleted entirely and replaced with the following:

“(b) by the Company or Parent, if the Closing shall not have occurred on or prior to October 31, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;”
3.
No Other Change
The Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected and shall continue in full force and effect.
4.
Counterparts, Signatures.
This Amendment No. 1 may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page
5.
Other Provisions

Sections 11.1, 11.2, 11.7, and 11.8 of the Merger Agreement are incorporated by reference into and made a part of this Amendment No. 1, mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and SpinCo have caused this Amendment No. 1 to be signed by their respective officers or representatives thereunto duly authorized as of the date first written above.

PARENT:

FLYEXCLUSIVE, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

MERGER SUB:

FLYX MERGER SUB, INC.

By:/s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

COMPANY:

JET.AI INC.

By: /s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

SPINCO:

JET.AI SPINCO, INC.

By:/s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 10, 2025 (this “Amendment No. 2”), is entered into by and among flyExclusive, Inc., a Delaware corporation (“Parent”), FlyX Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Jet.AI Inc., a Delaware corporation (the “Company”), and Jet.AI SpinCo, Inc., a Delaware corporation and, as of the date of this Amendment No. 2, wholly owned Subsidiary of the Company (“SpinCo”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A.Parent, Merger Sub, the Company and SpinCo entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of May 6, 2025, as amended by that Amendment No. 1, dated July 30, 2025 (the “Merger Agreement”).

B.The Parties now desire to amend the Merger Agreement on the terms and conditions set forth in this Amendment No. 2 in accordance with Section 11.5(b) of the Merger Agreement.

AMENDMENT:

Therefore, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other for good and valuable consideration receipt of which is acknowledged, the parties to this Amendment No. 2 hereby agree as follows:

1.Defined Terms:

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.Amendment to the Merger Agreement

Section 10.1(b) of the Merger Agreement is hereby deleted entirely and replaced with the following:

“(b) by the Company or Parent, if the Closing shall not have occurred on or prior to December 31, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;”

3.No Other Change

The Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected and shall continue in full force and effect.

4.Counterparts, Signatures.

This Amendment No. 2 may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page

5.Other Provisions

Sections 11.1, 11.2, 11.7, and 11.8 of the Merger Agreement are incorporated by reference into and made a part of this Amendment No. 1, mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and SpinCo have caused this Amendment No. 1 to be signed by their respective officers or representatives thereunto duly authorized as of the date first written above.

PARENT:

FLYEXCLUSIVE, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

MERGER SUB:

FLYX MERGER SUB, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

COMPANY:

JET.AI INC.

By: /s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

SPINCO:

JET.AI SPINCO, INC.

By: /s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 13, 2026 (this “Amendment No. 3”), is entered into by and among flyExclusive, Inc., a Delaware corporation (“Parent”), FlyX Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Jet.AI Inc., a Delaware corporation (the “Company”), and Jet.AI SpinCo, Inc., a Delaware corporation and, as of the date of this Amendment No. 3, wholly owned Subsidiary of the Company (“SpinCo”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

1.Parent, Merger Sub, the Company and SpinCo entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of May 6, 2025, as amended by that Amendment No. 1, dated July 30, 2025 and that Amendment No. 2, dated October 10, 2025 (the “Merger Agreement”).

2.The Parties now desire to amend the Merger Agreement on the terms and conditions set forth in this Amendment No. 3 in accordance with Section 11.5(b) of the Merger Agreement.

AMENDMENTS:

Therefore, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other for good and valuable consideration receipt of which is acknowledged, the parties to this Amendment No. 3 hereby agree as follows:

1.Defined Terms:

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.Amendment to the Merger Agreement

Section 10.1(b) of the Merger Agreement is hereby deleted entirely and replaced with the following:

1.“(b) by the Company or Parent, if the Closing shall not have occurred on or prior to April 30, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;”

3.No Other Changes.

The Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected and shall continue in full force and effect.

4. Counterparts, Signatures.

This Amendment No. 3 may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page

5.Other Provisions.

Sections 11.1, 11.2, 11.7, and 11.8 of the Merger Agreement are incorporated by reference into and made a part of this Amendment No. 3, mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and SpinCo have caused this Amendment No. 3 to be signed by their respective officers or representatives thereunto duly authorized as of the date first written above.

PARENT:

FLYEXCLUSIVE, INC.

By:/s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

MERGER SUB:

FLYX MERGER SUB, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

COMPANY:

JET.AI INC.

By: /s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

SPINCO:

JET.AI SPINCO, INC.

By: /s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

AMENDMENT NO. 4 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 4 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 11, 2026 (this “Amendment No. 4”), is entered into by and among flyExclusive, Inc., a Delaware corporation (“Parent”), FlyX Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Jet.AI Inc., a Delaware corporation (the “Company”), and Jet.AI SpinCo, Inc., a Delaware corporation and, as of the date of this Amendment No. 4, wholly owned Subsidiary of the Company (“SpinCo”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A.Parent, Merger Sub, the Company and SpinCo entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of May 6, 2025, as amended by that Amendment No. 1, dated July 30, 2025, that Amendment No. 2, dated October 10, 2025, and that Amendment No. 3, dated January 13, 2026 (collectively, the “Merger Agreement”).

B.The Parties now desire to amend the Merger Agreement on the terms and conditions set forth in this Amendment No. 4 in accordance with Section 11.5(b) of the Merger Agreement.

AMENDMENTS:

Therefore, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, receipt of which is acknowledged, the parties to this Amendment No. 4 hereby agree as follows:

1.Defined Terms:

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.Amendments to the Merger Agreement

(a) The following sentences are added to the end of Section 7.10(a):

“Notwithstanding the foregoing, the Parties acknowledge and agree that the solicitation, initiation, negotiation or execution of Subsequent Takeover Proposals or Company Acquisition Agreements related to a Subsequent Takeover Proposal shall not be deemed violations of this Section 7.10(a) or Section 7.2 hereunder. The Company shall not effect a Company Adverse Recommendation Change as a result of, arising from or in connection with any discussions, negotiations, or agreements with any party to a Subsequent Takeover Proposal or any Company Acquisition Agreement related to a Subsequent Takeover Proposal.”

(b) Section 7.10(c) is hereby deleted in its entirety and replaced with the following:

“The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal (including any Subsequent Takeover Proposal), any inquiry that could reasonably be expected to lead to a Takeover Proposal (including any Subsequent Takeover Proposal), any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party.

In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed of material developments affecting the status and material terms of any such Takeover Proposal, indication or request. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information. The Company shall not share non-public information about Parent with any counterparty to a Takeover Proposal without Parent’s express written consent, and will only share such non-public information subject to a binding confidentiality agreement with protections (1) at least as comparable to the confidentiality requirements to which the Company is subject under the terms of this Agreement, and (2) in respect of which Parent has enforcement rights, including equitable remedies, as a third-party beneficiary.”

(c) A new Section 7.10(f) is added to the Agreement as follows:

“(i) The Company shall not enter into any definitive agreement to effect a Subsequent Takeover Proposal until the earlier of the date (A) the Registration Statement has been declared effective by the SEC, or (B) this Agreement is terminated pursuant to Section 10.1 hereof (other than termination pursuant to Section 10.1(g)).

(ii) The Company shall not enter into any definitive agreement with a party relating to a Subsequent Takeover Proposal unless such agreement specifically contemplates as a condition precedent to the consummation of the transactions therein that the consummation of the transactions contemplated by this Agreement and the Separation and Distribution Agreement have occurred, or the earlier termination of this Agreement as permitted hereby (other than termination pursuant to Section 10.1(g) hereof) has occurred.

(iii) Any transaction relating to a Subsequent Takeover Proposal will not be consummated until after the consummation of the transactions contemplated by this Agreement, or the earlier termination of this Agreement as permitted hereby (other than termination pursuant to Section 10.1(g) hereof).

(iv) The Company shall not enter into any definitive agreement to effect a Subsequent Takeover Proposal without Parent’s prior written consent to such transaction, which consent shall not be unreasonably withheld. The Company shall provide any proposed final form definitive agreement relating to a Subsequent Takeover Proposal to Parent at least five (5) Business Days prior to the intended date of execution thereof. The requirements of this Section 7.10(f)(iv) shall cease to exist upon the earlier of (A) the closing of the transactions contemplated in this Agreement or (B) the termination of the Merger Agreement pursuant to Section 10.1 hereof (other than termination pursuant to Section 10.1(g) hereof).”

(d) Section 7.22 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“7.22 Company Financing. The Company will use good faith, commercially reasonable efforts to maximize the amount of Cash included in the SpinCo Assets.”

(e) Section 8.2(f) of the Merger Agreement is hereby deleted in its entirety.

(f) Section 8.3(k) of the Merger Agreement is hereby deleted in its entirety.

(g) The term “Interim Financing Agreement” is hereby deleted from the list of cross-references.

(h) The following definition is added to Annex A of the Merger Agreement:

“Subsequent Takeover Proposal” means a Takeover Proposal (i) in which the transactions contemplated in such Takeover Proposal will close after the earlier of (a) the closing of the transactions contemplated in this Agreement or (b) the Outside Date, (ii) in which the transactions contemplated in such Takeover Proposal do not involve SpinCo, SpinCo Business or SpinCo Assets or contemplate the ownership of the SpinCo Business or SpinCo Assets by the Company as of the closing of such Takeover Proposal, and (iii) that does not constitute a Superior Proposal.

(h) The following sentence is added to the end of the definition of “Superior Proposal” in Annex A of the Merger Agreement:

“’Superior Proposal’ shall exclude any Subsequent Takeover Proposal.”

3.No Other Changes.

The Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected and shall continue in full force and effect.

4.Counterparts, Signatures.

This Amendment No. 4 may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

5.Other Provisions.

Sections 11.1, 11.2, 11.7, and 11.8 of the Merger Agreement are incorporated by reference into and made a part of this Amendment No. 4, mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and SpinCo have caused this Amendment No. 4 to be signed by their respective officers or representatives thereunto duly authorized as of the date first written above.

PARENT:

FLYEXCLUSIVE, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

MERGER SUB:

FLYX MERGER SUB, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

COMPANY:

JET.AI INC.

By: /s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

SPINCO:

JET.AI SPINCO, INC.

By: /s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

ANNEX B

February 14th, 2025

PRIVATE & CONFIDENTIAL

For the Board of Directors of Jet.AI Inc. (NASDAQ:JTAI)

10845 Griffith Peak Drive Suite 200 | Las Vegas, NV | 89135 | United States

We understand that Jet.AI Inc. (NASDAQ:JTAI) (“JTAI”), a publicly traded company that is a Delaware corporation (“JTAI”), is entering into various acquisition agreements with flyExclusive, Inc. (NYSE American:FLYX), a publicly traded company that is a Delaware corporation (“FLYX”), (the “Transaction”).

▪
JTAI’s primary business is the operation of a jet charter business through various subsidiaries and third-party contracts (the “Business”). JTAI intends to assign and otherwise contribute the assets of the Business as well as cash to a newly-formed corporation (“SpinCo”) pursuant to a Separation and Distribution Agreement (the “SDA”), and subsequently spin out SpinCo to JTAI’s shareholders pursuant to the SDA (the “Spinout”). Immediately following the Spinout, SpinCo will merge, pursuant to a merger agreement (the “MA”), with a newly formed subsidiary corporation of FLYX, with SpinCo surviving the merger and becoming a wholly-owned subsidiary of FLYX.
▪
As consideration for the merger, FLYX is to issue the shareholders of SpinCo a number of fully paid and non-assessable shares of FLYX common stock equal to the quotient of (i) the Initial Purchase Price, divided by (ii) Parent Trading Price, (the “Share Exchange Consideration”).
▪
“Initial Purchase Price” means an amount equal to the product of (i) the Applicable Premium Percentage, multiplied by (ii) Estimated Net Cash. “Applicable Premium Percentage” means (i) 110%, if Net Cash (as adjusted by the Adjustment Amount, as applicable) is less than or equal to $11,999.999.99; (ii) 115%, if Net Cash is equal to or greater than $12,000,000.00, but less than or equal to $14,624,999.99; (iii) 117.5%, if Net Cash is equal to or greater than $14,625,000.00, but less than or equal to $17,249,999.99, and (iv) 120%, if Net Cash is equal to or greater than $17,250,000.00. “Parent Trading Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Common Stock as reported on NYSE American for a period of 30 consecutive trading Days ending on the trading Day three trading Days prior to the date of determination. “Net Cash” without double counting, (i) all assets of SpinCo, as of the Measurement Time, including Cash, accounts receivable, other current assets, right-of-use lease assets and deposits (including but not limited to the $3.5 million Textron Deposit, security deposits and collateral related to the SpinCo Assets), net of (ii) SpinCo liabilities, including SpinCo Payables, SpinCo Transaction Expenses, accrued liabilities, deferred revenue, current operating lease liability and lease liability, net of current portion.
▪
Among other standard closing conditions for a transaction of this nature, SpinCo’s Net Cash at closing must be greater than or equal to $12M.
▪
20% of the merger consideration will be restricted until a final post-closing purchase price is determined. If the final purchase price is less than the initial purchase price, the restricted shares will be clawed back until the difference is obtained. Shares up to 20% of the merger consideration will be available to be issued by FLYX if the final purchase price exceeds the initial purchase price.

1

▪
FLYX, JTAI and SpinCo are making representations and warranties and covenants typical for a transaction of this nature. JTAI has a one-year indemnification obligation for representations and warranties.
▪
The closing of the SDA and MA requires approval of JTAI shareholders and Nasdaq and is subject to other conditions.

The Board of Directors has retained Newbridge Securities Corporation to render an opinion as to whether, as of the date hereof, the Share Exchange Consideration to be received by the stockholders of JTAI in the Transaction is fair, from a financial point of view, to JTAI's stockholders, (the “Opinion”).

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of JTAI to enter into the SDA and MA. Our Opinion does not address the relative merits of entering into the SDA and MA as compared to any alternative business strategy that might exist for JTAI.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, JTAI has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the SDA or MA.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in JTAI and FLYX.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

▪
considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;
▪
reviewed various drafts of the MA;
▪
reviewed JTAI’s publicly available last seven fiscal quarters of historical financial results, (Q1-2023 -Q3-2024);
▪
reviewed publicly available financial information of JTAI filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 1st, 2023, through February 7th, 2025;
▪
conducted discussions with JTAI’s management team to better understand JTAI’s recent business history, overview of Business into SpinCo, overview of certain operating aviation assets remaining in JTAI, and review their corporate presentation and near-term financials;
▪
reviewed FLYX’s publicly available last seven fiscal quarters of historical financial results, (Q1-2023 -Q3-2024);

2

▪
reviewed publicly available financial information of FLYX filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 1st, 2023, through February 7th, 2025;
▪
performed a Public Company Comparable analysis of similar companies to FLYX, that included variables such as companies trading on a U.S., Stock Exchanges, and have businesses in the “Fractional Asset Ownership”” sector to attain Last Twelve Month (LTM) Enterprise Value / Revenue multiples.
▪
reviewed the transaction’s impact on the future use Net Operating Losses (NOLs) on remaining JTAI operations and concluded that they were not material.
▪
included into our analysis the dilutive impact to JTAI’s shareholders for issuance of the change of control bonuses and Performance Based Units (PSUs) to be paid to certain JTAI management team after consummation of the closing of the Transaction.

In forming our Opinion, we have had full access to, and full cooperation from, the management team of both JTAI and FLYX to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections relating to the business and prospects of JTAI provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management team of JTAI as to the future financial performance of the Company without and subsequent to entering into the SDA and MA.

This Opinion is solely for the use of the Board of Directors of Jet.AI Inc. (NASDAQ:JTAI), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with JTAI may be included in, filings made by JTAI with the U.S. Securities & Exchange Commission, as well as any proxy statement or similar disclosure document delivered to the stockholders of JTAI and FLYX.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation is necessarily based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, on the date hereof, the Share Exchange Consideration to be received by JTAI in the Transaction is fair, from a financial point of view, to JTAI's common stockholders.

Sincerely,

Newbridge Securities Corporation

/s/ Newbridge Securities Corporation
By: Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

3

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our

4

officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 21. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

EXHIBIT NO.	DESCRIPTION	FILED HEREWITH	FORM	EXHIBIT	FILING DATE

1.1	Underwriting Agreement, dated January 9, 2026, by and between the Company and Lucid Capital, LLC.		8-K	1.1	1/9/2026
2.1††	Amended and Restated Agreement and Plan of Merger and Reorganization, dated May 6, 2025, by and among flyExclusive, Inc., FlyX MergerSub, Inc., Jet.AI Inc. and Jet.AI SpinCo, Inc.		8-K	2.1	5/6/2025
2.2	Amendment No. 1 to Amended and Restated Agreement and Plan of Merger and Reorganization, dated July 30, 2025, by and among flyExclusive, Inc., FlyX MergerSub Inc., Jet.AI Inc. and Jet.AI SpinCo, Inc.		8-K	2.1	7/30/2025
2.3	Amendment No. 2 to Amended and Restated Agreement and Plan of Merger and Reorganization, dated October 10, 2025, by and among flyExclusive, Inc., FlyX Merger Sub Inc., Jet.AI Inc. and Jet.AI SpinCo, Inc		8-K	10.1	10/15/2025
2.4	Amendment No. 3 dated January 13, 2026, to Amended and Restated Agreement and Plan of Merger and Reorganization, dated May 6, 2025, by and among flyExclusive, Inc., FlyX MergerSub, Inc., Jet.AI Inc. and Jet.AI SpinCo, Inc.		8-K	10.1	1/14/2026
2.5	Amendment No. 4 dated February 11, 2026, to Amended and Restated Agreement and Plan of Merger and Reorganization, dated May 6, 2025, by and among flyExclusive, Inc., FlyX MergerSub, Inc., Jet.AI Inc. and Jet.AI SpinCo, Inc.		8-K	10.1	2/13/2025
2.6*	Equity Purchase Agreement, dated as of October 17, 2022, by and among LGM Enterprises LLC, EGA Acquisition Corp., EG Sponsor LLC, the Existing Equityholder Representative and the Existing Stockholders listed on Annex A thereto.		8-K	2.1	10/18/2022

5

EXHIBIT NO.	DESCRIPTION	FILED HEREWITH	FORM	EXHIBIT	FILING DATE

2.7	Amendment No. 1 to Equity Purchase Agreement, dated as of April 21, 2023, by and among LGM Enterprises, LLC, EG Acquisition Corp. and the LGM Existing Stockholders listed on Annex A of the Equity Purchase Agreement.		8-K	2.1	4/21/2023
3.1	Second Amended and Restated Certificate of Incorporation of EG Acquisition Corp.		8-K	3.1	1/3/2024
3.2	Bylaws of flyExclusive, Inc.		8-K	3.2	1/3/2024
3.3	Certificate of Designation of Series A Non- Convertible Redeemable Preferred Stock, filed with the Delaware Secretary of State on March 4, 2024.		8-K	3.1	3/7/2024
3.4	Certificate of Designation of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on August 8, 2024.		8-K	3.1	8/12/2024
3.5	Certificate of Amendment to Certificate of Designation of Series B Preferred Stock, filed with the Delaware Secretary of State on March 21, 2025.		10-K	3.5	3/24/2025
4.1	Warrant Agreement, dated May 25, 2021, between EG Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.		8-K	4.1	6/1/2021
4.2	Form of Warrant issued March 4, 2024.		8-K	4.1	3/7/2024
4.3	Description of Capital Stock.		10-K	4.3	5/1/2024
4.4	Form of Warrant issued in August 2024.		8-K	4.1	8/12/2024
4.5	Form of Warrant issued on March 21, 2025.		10-K	4.4	5/1/2024
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.	X
8.1	Tax opinion of Dykema Gossett PLLC		S-4	8.1	5/6/2025
10.1	Stockholders’ Agreement, dated as of December 27, 2023 by and among EG Acquisition Corp., Thomas James Segrave, Jr., the Existing Stockholders listed therein and EG Sponsor LLC.		8-K	10.1	1/3/2024
10.2	Amended and Restated Registration Rights Agreement, dated as of December 27, 2023, by and among EG Acquisition Corp., EG Sponsor LLC, EnTrust Emerald (Cayman) LP, ETG FE LLC, ETG Omni LLC, EnTrust Magnolia Partners LP, and other parties thereto.		8-K	10.2	1/3/2024
10.3	Tax Receivable Agreement, dated as of December 27, 2023, by and among EG Acquisition Corp., LGM Enterprises, LLC, Thomas James Segrave, Jr., as TRA Holder Representative, and the TRA Holders named therein.		8-K	10.3	1/3/2024

6

EXHIBIT NO.	DESCRIPTION	FILED HEREWITH	FORM	EXHIBIT	FILING DATE

10.4	Amended and Restated Operating Agreement of LGM Enterprises, LLC.		8-K	10.4	1/3/2024
10.5*	Senior Subordinated Convertible Note, dated as of October 17, 2022, by and among LGM Enterprises, LLC, as the Borrower, EnTrust Emerald (Cayman) LP, as the Initial Noteholder, any noteholders party thereto from time to time and EG Acquisition Corp.		8-K	10.1	10/18/2022
10.6*	Senior Secured Note, dated December 1, 2023, by and among LGM Enterprises LLC, FlyExclusive Jet Share, LLC, ETG FE LLC, Kroll Agency Services Limited, as administrative agent and Kroll Trustee Services Limited, as collateral agent.		8-K	10.6	1/3/2024
10.7†	Form of Director and Officer Indemnification Agreement.		8-K	10.7	1/3/2024
10.8†	Executive Employment Agreement by and between LGM Enterprises, LLC and Thomas James Segrave, Jr., effective April 1, 2023.		8-K	10.8	1/3/2024
10.10†	flyExclusive Inc. 2023 Equity Incentive Plan.		8-K	10.10	1/3/2024
10.11	Amendment to the flyExclusive Inc. 2023 Equity Incentive Plan.		8-K	10.2	9/15/2025
10.12	Amendment to the flyExclusive Inc. 2023 Equity Incentive Plan.		8-K	10.1	12/30/2025
10.13†	flyExclusive Inc. Employee Stock Purchase Plan.		8-K	10.11	1/3/2024
10.14	Amendment to the flyExclusive Inc. Employee Stock Purchase Plan.		8-K	10.1	9/15/2025
10.15	Amendment to the flyExclusive Inc. Employee Stock Purchase Plan.		8-K	10.2	12/30/2025
10.16	Master Note between Exclusive Jets, LLC as Borrower, and The Northern Trust Company as Lender, dated as of March 15, 2023.		8-K	10.12	1/3/2024
10.17	Sublease Agreement, dated January 1, 2021, by and between Kinston Jet Center, LLC and Exclusive Jets, LLC.		8-K	10.13	1/3/2024
10.18	Form of Letter Agreement among the Registrant, EG Sponsor LLC and each of the executive officers and directors of the Registrant (incorporated by reference to the Registrant’s amendment to its Registration Statement on Form S-1/A, filed with the SEC on May 11, 2021).		S-1/A	10.1	5/11/2021
10.19	Form of Non-Redemption Agreement, dated December 26, 2023, by and among the Company, LGM, Mr. Segrave and an unaffiliated third party investor.		8-K	10.1	12/27/2023
10.20*	Form of Warrant Exchange Agreement, dated December 26, 2023, by and between the Company and various Holders.		8-K	10.2	12/27/2023

7

EXHIBIT NO.	DESCRIPTION	FILED HEREWITH	FORM	EXHIBIT	FILING DATE

10.21	Senior Secured Note, dated January 26, 2024, by and among FlyExclusive Jet Share, LLC, flyExclusive, Inc., LGM Enterprises, LLC, ETG FE LLC, as initial noteholder, any noteholders party thereto from time to time, Kroll Agency Services, Limited, as administrative agent and Kroll Trustee Services, Limited, as collateral agent.		8-K	10.1	2/1/2024
10.22	First Amendment to Senior Secured Note, dated February 16, 2026, by and among flyExclusive, Inc., FlyExclusive Jet Share, LLC, LGM Enterprises, LLC, ETG FE LLC, Kroll Agency Services, Limited, and Kroll Trustee Services, Limited.		8-K	10.1	2/18/2026
10.23	Security Agreement, dated January 26, 2024, by FlyExclusive Jet Share, LLC in favor of Kroll Trustee Services, Limited, as collateral agent.		8-K	10.2	2/1/2024
10.24	Securities Purchase Agreement, dated March 4, 2024, by and between flyExclusive, Inc. and the Purchaser named therein.		8-K	10.1	3/7/2024
10.25	Securities Purchase Agreement, dated August 8, 2024, by and among flyExclusive, Inc. and the Purchasers named therein.		8-K	10.1	8/12/2024
10.26*	Aircraft Management Services Agreement, dated September 2, 2024.		8-K	10.1	9/3/2024
10.27†	Employment Agreement, dated September 26, 2024, by and between Exclusive Jets, LLC and Brad Garner.		8-K	10.1	9/27/2024
10.28†	Employment Agreement, dated September 26, 2024, by and between Exclusive Jets, LLC and Matthew Lesmeister.		8-K	10.2	9/27/2024
10.29†	Employment Agreement, dated September 26, 2024, by and between Exclusive Jets, LLC and Michael Guina.		8-K	10.3	9/27/2024
10.30	First Amendment to Senior Secured Note, effective as of December 1, 2024, by and among LGM Enterprises, LLC, FlyExclusive JetShare, LLC, ETG FE LLC, Kroll Agency Services Limited, as administrative agent, and Kroll Trustee Services Limited, as collateral agent.		8-K	10.1	12/6/2024
10.31	Securities Purchase Agreement, effective as of March 7, 2025, by and between flyExclusive, Inc. and the Purchaser signatory thereto.		8-K	10.1	3/11/2025
10.32	Second Amendment to Senior Secured Note, effective as of December 31, 2024, by and among LGM Enterprises LLX, Fly Exclusive JetShare, LLC, ETG FE LLC, and Kroll		10-K	10.26	3/24/2025

8

EXHIBIT NO.	DESCRIPTION	FILED HEREWITH	FORM	EXHIBIT	FILING DATE

	Agency Services Limited, as administrative agent.
10.33	Securities Purchase Agreement, dates as of March 21, 2025, between flyExclusive, Inc. and the Purchaser named therein.		10-K	10.27	3/24/2025
10.34	Separation and Distribution Agreement, dated February 13, 2025, by and among flyExclusive, Inc., Jet.AI Inc., and Jet.AI SpinCo, Inc.		8-K	10.1	2/19/2025
10.35	Form of Support Agreement.		8-K	10.2	2/19/2025
10.36	Waiver Letter, dated July 25, 2025.		8-K	10.1	7/28/2025
10.37	Joint Venture Agreement, dated as of June 26, 2025, between Jet.AI Inc., Consensus Core Technologies Inc., and Convergence Compute LLC.		8-K filed by Jet.AI Inc.	10.1	7/2/2025
10.38	Contribution Agreement, dated July 2, 2025, between Jet.AI Inc., Consensus Core Technologies Inc., and Convergence Compute LLC.		8-K filed by Jet.AI Inc	10.2	7/2/2025
10.39	Amendment to flyExclusive, Inc. Employee Stock Purchase Plan.		8-K	10.1	9/15/2025
10.40	Amendment to flyExclusive, Inc. 2023 Equity Incentive Plan.		8-K	10.2	9/15/2025
10.41	Fourth Amendment to Aircraft Management Services Agreement, effective as of October 1, 2025, by and between flyExclusive, Inc. and Volato Group, Inc.		8-K	10.1	10/7/2025
10.42	Asset Purchase Agreement, dated March 6, 2026, by and among flyExclusive, Inc., Volato Group, Inc., Volato, Inc. and Fly Vaunt, LLC.		8-K	10.1	3/12/2026
10.43	Fifth Amendment to Aircraft Management Services Agreement, dated as of March 6, 2026, by and between flyExclusive, Inc. and Volato Group, Inc.		8-K	10.2	3/12/2026
10.44	Amended and Restated Employment Agreement, dated December 31, 2025, between Jet.AI Inc. and Michael Winston.		8-K filed by Jet.AI Inc.	10.1	1/7/2026
10.45	Amended and Restated Employment Agreement, dated December 31, 2025, between Jet.AI Inc. and George Murnane.		8-K filed by Jet.AI Inc.	10.2	1/7/2026
21.1	List of Subsidiaries.		10-K	21.1	5/1/2024
23.1	Consent of Elliott Davis, PLLC.	X
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).	X
23.3	Consent of Dykema Gossett PLLC (included in Exhibit 8.1).		S-4	23.3	5/6/2025
24.1	Power of Attorney.		S-4	24.1	2/14/2025
24.2	Power of Attorney.		S-4	24.2	5/6/2025

9

EXHIBIT NO.	DESCRIPTION	FILED HEREWITH	FORM	EXHIBIT	FILING DATE

99.1	Form of Proxy Card for Jet.AI Special Meeting of Stockholders.	X
99.2	Consent of Newbridge Securities Corporation.		S-4	99.2	2/14/2025
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.	X
101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents.	X
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).	X
107*	Filing fee table.	X

__________________

*
Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

†
Indicates a management contract or compensatory plan.

†† Included in accompanying proxy statement/prospectus as Annex A

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)
[RESERVED]
(5)
that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or

10

prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(6)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

11

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kinston, North Carolina, on April 14, 2026.

flyExclusive, Inc.

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas James Segrave, Jr.	Chief Executive Officer and Chairman	April 14, 2026
Thomas James Segrave, Jr.	(Principal Executive Officer)

/s/ Bradley G. Garner	Chief Financial Officer	April 14, 2026
Bradley G. Garner	(Principal Financial Officer)

/s/ Zachary M. Nichols	Chief Accounting Officer	April 14, 2026
Zachary M. Nichols

*	Director	April 14, 2026
Gary Fegel

*	Director	April 14, 2026
Gregg S. Hymowitz

*	Director	April 14, 2026
Michael S. Fox

*	Director	April 14, 2026
Peter B. Hopper

*	Director	April 14, 2026
Frank B. Holding, Jr.

*	Director	April 14, 2026
Thomas J. Segrave, Sr.

*Thomas James Segrave, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

S-1